As filed with the Securities and Exchange Commission on October 15, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCVX Corp.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	98-1518469 (I.R.S. Employer Identification Number)
Attn: Strategic Cyber Ventures
1220 L St NW, Suite 100-397
Washington, DC 20005
(202) 681-8461
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael Doniger
Chief Executive Officer
Attn: Strategic Cyber Ventures
1220 L St NW, Suite 100-397
Washington, DC 20005
(202) 681-8461
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam M. Turteltaub, Esq. Danielle Scalzo, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Tad J. Freese, Esq. Ryan J. Maierson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	28,750,000	$9.95(4)	$286,062,500.00(4)	$26,517.99
Redeemable warrants(2)(5)	18,100,000	$0.70(6)	$12,670,000.00(6)	$1,174.51
Common stock(2)(7)	40,096,832	$0.000033(8)	$1,323.20(8)	$0.12
Total			$298,733,823.20	$27,692.63

(1)
Immediately prior to the consummation of the mergers described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), SCVX Corp., a Cayman Islands exempted company (“SCVX”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SCVX’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Redomicile”). All securities being registered will be issued by SCVX (after the Redomicile), the continuing entity following the Redomicile, which will be renamed Bright Machines, Inc. upon the consummation of the Redomicile (such entity, following the consummation of the Redomicile, referred to herein as “New Bright Machines”), as further described in the proxy statement/prospectus.

(2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of common stock of New Bright Machines being registered represents the 23,000,000 Class A ordinary shares of SCVX that were registered pursuant to the Registration Statement on Form S-1 (333-235694) (the “IPO registration statement”) and offered by SCVX in its initial public offering and the 5,750,000 Class B ordinary shares held by SCVX’s initial shareholders (collectively, the “Initial SCVX shares”). The Initial SCVX shares automatically will be converted by operation of law into shares of common stock of New Bright Machines upon the consummation of the Redomicile.

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of SCVX (the company to which New Bright Machines will succeed following the Redomicile) on the New York Stock Exchange (“NYSE”) on October 8, 2021 ($9.95 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)
The number of redeemable warrants to acquire shares of common stock of New Bright Machines being registered represents the 11,500,000 redeemable warrants to acquire Class A ordinary shares of SCVX that were registered pursuant to the IPO registration statement and offered by SCVX in its initial public offering (the “public warrants”) and the 6,600,000 warrants issued to SCVX’s sponsor in a private placement (the “private placement warrants”). The public warrants and the private placement warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of New Bright Machines upon the consummation of the Redomicile.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of SCVX (the company to which New Bright Machines will succeed following the Redomicile) on NYSE on October 8, 2021 ($0.70 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)
The number of shares of common stock of New Bright Machines being registered represents the sum of (a) 13,949,335 shares of New Bright Machines common stock to be issued in connection with the mergers described herein and (b) the product of (i) 22,491,387 shares of New Bright Machines common stock reserved for issuance upon the exercise of options to purchase common stock of Bright Machines outstanding as of October 1, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into options to purchase shares of New Bright Machines common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 1.1673 shares of New Bright Machines common stock for each share of Bright Machines common stock, as adjusted to reflect the application of the exchange ratio on a per certificate basis.

(8)
Estimated solely for purposes of calculating the registration fee, based upon one-third of the par value per share of the common stock of Bright Machines to be exchanged in the Business Combination as of immediately prior to the Business Combination because there is no market for Bright Machines common stock and Bright Machines has an accumulated capital deficit. This calculation is in accordance with Rule 457(f)(2) of the Securities Act.

*
Prior to the consummation of the mergers described herein, the Registrant intends to effect a deregistration under section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by SCVX (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Redomicile, which will be renamed “Bright Machines, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 15, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
SCVX CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
[           ] SHARES OF COMMON STOCK AND
[           ] REDEEMABLE WARRANTS
OF
SCVX CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN
THE STATE OF DELAWARE,
THE CONTINUING ENTITY
WILL BE RENAMED “BRIGHT MACHINES, INC.”
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of SCVX Corp., a Cayman Islands exempted company (“SCVX”), has unanimously approved (1) the domestication (the “Redomicile”) of SCVX as a Delaware corporation (SCVX, following the Redomicile and its name change to “Bright Machines, Inc.” is referred to herein as “New Bright Machines”); (2) the merger of Bloom Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of SCVX, with and into Bright Machines, Inc. (“Bright Machines”), a Delaware corporation (the “First Merger”), with Bright Machines surviving the First Merger as a wholly owned subsidiary of New Bright Machines, and, immediately following the First Merger, the merger of Bright Machines (as the surviving corporation of the First Merger) with and into New Bright Machines, with New Bright Machines surviving (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case pursuant to the terms of the Agreement and Plan of Merger, dated as of May 15, 2021, by and among SCVX, Merger Sub and Bright Machines, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto.
As a result of and upon the consummation of the Redomicile, among other things, (1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of SCVX (the “SCVX Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Bright Machines (the “New Bright Machines common stock”), (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of SCVX (the “SCVX Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock and (3) each then issued and outstanding warrant of SCVX (the “SCVX warrants”) will convert automatically into a warrant to acquire one share of New Bright Machines common stock (the “New Bright Machines warrants”) pursuant to the Warrant Agreement, dated as of January 23, 2020 (the “Warrant Agreement”), between SCVX and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent. In connection with clauses (1), (2) and (3) of this paragraph, each issued and outstanding unit of SCVX that has not been previously separated into the underlying SCVX Class A ordinary shares and the underlying SCVX warrants prior to the Redomicile will be cancelled and will entitle the holder thereof to one share of New Bright Machines common stock and one-half of one New Bright Machines warrant, on the terms and subject to the conditions set forth in the Warrant Agreement.
Immediately prior to the Effective Time, each then issued and outstanding share of Bright Machines preferred stock will be converted into shares of Bright Machines common stock at the then-effective conversion rate as calculated pursuant to the terms of the Bright Machines Amended and Restated Certificate of Incorporation. Subsequently, at the Effective Time, among other things, all outstanding shares of Bright Machines common stock as of immediately prior to the Effective Time, together with the shares of Bright Machines common stock reserved in respect of Bright Machines options outstanding as of immediately prior to the Effective Time that will be converted into options based on New Bright Machines common stock (“New Bright Machines options”), will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 110,000,000 shares of New Bright Machines common stock (at a deemed value of $10.00 per share), which, in the case of Bright Machines options, will be shares underlying New Bright Machines options, representing a pre-transaction equity value of Bright Machines of $1,100,000,000 (such total number of shares of New Bright Machines common stock, the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Bright Machines options is calculated assuming that all New Bright Machines options are net-settled (although New Bright Machines options may by their terms be cash-settled, resulting in additional dilution). In addition, provided that certain milestones are achieved by New Bright Machines during the period from the Closing to the fifth anniversary thereof, holders of Bright Machines common stock and/or Bright Machines options immediately prior to the Closing shall be entitled to additional consideration up to an aggregate of 23,000,000 shares of New Bright Machines common stock (the “Earnout Shares”) on a pro rata basis.
All Bright Machines options outstanding as of immediately prior to the Mergers will be converted into New Bright Machines options. Accordingly, this proxy statement/prospectus also relates to the resale of [     ] shares of New Bright Machines common stock acquired pursuant to the exercise of the New Bright Machines options following the Mergers (the “Resale Shares” ). The holders of the Resale Shares may from time to time sell, transfer or otherwise dispose of any or all of their Resale Shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions. See the section titled “Transaction Proposal — Consideration to Holders of Bright Machines Common Stock in the Business Combination.”
It is anticipated that, following the Business Combination, (1) existing stockholders of Bright Machines will own 52.6% of outstanding New Bright Machines common stock, (2) the PIPE Investors, other than XN LP, its affiliates and its designated affiliated investment funds, will own 8.2% of outstanding New Bright Machines common stock, (3) existing public shareholders of SCVX Class A ordinary shares will own 14.5% of outstanding New Bright Machines common stock, (4) the Sponsor and the current directors and officers of SCVX, as holders of the SCVX Class B ordinary shares, will collectively own 1.8% of outstanding New Bright Machines common stock and (5) XN LP, together with one or more of its affiliates or designated affiliated investment funds, will own 6.5% of outstanding New Bright Machines common stock. These percentages assume (i) that no public shareholders of SCVX exercise their redemption rights in connection with the Mergers, (ii) the vesting and exercise (on a net share basis) of all New Bright Machines options for shares of New Bright Machines common stock, (iii) that New Bright Machines issues 20,500,000 shares of New Bright Machines common stock to the PIPE Investors in connection with the PIPE Investment substantially concurrently with Closing and (iv) that no New Bright Machines warrants outstanding immediately following the Closing have been exercised. These percentages do not take into account any Earnout Shares issued after the Business Combination.
The PIPE Investors have agreed to purchase 20,500,000 shares of New Bright Machines common stock, at $10.00 per share, for approximately $205,000,000 of gross proceeds. If the facts are different from these assumptions, the percentage ownership retained by SCVX’s existing shareholders in the combined company will be different.
The SCVX units, SCVX Class A ordinary shares and SCVX warrants are currently listed on the New York Stock Exchange under the symbols “SCVX.U,” “SCVX” and “SCVX WS,” respectively. SCVX will apply for listing, to be effective at the time of the Business Combination, of New Bright Machines common stock and New Bright Machines warrants on The Nasdaq Global Select Market (“Nasdaq”) under the proposed symbols “BRTM” and “BRTM.WS,” respectively. It is a condition of the consummation of the Business Combination described above that SCVX receives confirmation from Nasdaq that the securities have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that SCVX will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.
This proxy statement/prospectus provides shareholders of SCVX with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of SCVX. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated         , 2021, and is first being mailed to SCVX’s shareholders on or about           , 2021.

SCVX CORP.
A Cayman Islands Exempted Company
(Company Number 357366)
1220 L St NW, Suite 100-397
Washington, DC 20005
Dear SCVX Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of SCVX Corp., a Cayman Islands exempted company (“SCVX” and, after the Redomicile, as described below, “New Bright Machines”), on [           ], at [           ], Eastern Time, at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 (only to the extent consistent with, or permitted by, applicable law and directives of public health authorities), or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus is dated [           ], and is first being mailed to shareholders of SCVX on or about [           ]. In the interest of public health, and due to the impact of the coronavirus, we are also planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our Amended and Restated Memorandum and Articles of Association.
At the extraordinary general meeting, SCVX shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Transaction Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of May 15, 2021 (the “Merger Agreement”), by and among SCVX, Bloom Merger Sub Inc. (“Merger Sub”) and Bright Machines, Inc., a Delaware corporation (“Bright Machines”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, following the Redomicile (as defined below) of SCVX to a Delaware corporation as described below, Merger Sub will merge with and into Bright Machines (the “First Merger”), with Bright Machines as the surviving company in the First Merger as a wholly owned subsidiary of New Bright Machines, and, immediately following the First Merger, the merger of Bright Machines (as the surviving corporation of the First Merger) with and into New Bright Machines, with New Bright Machines surviving (the “Second Merger” and together with the First Merger, the “Mergers”).
The board of directors of SCVX has unanimously approved a change of SCVX’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Redomicile” and, together with the Mergers, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Redomicile, which is referred to herein as the “Redomicile Proposal.” Upon the Redomicile, SCVX will change its name to “Bright Machines, Inc.”
In connection with the foregoing and concurrently with the execution of the Merger Agreement, SCVX entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including certain affiliates of SCVX and an affiliated investment fund of XN, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SCVX has agreed to issue and sell to the PIPE Investors, an aggregate of 20,500,000 shares of common stock of New Bright Machines, par value $0.0001 per share (the “New Bright Machines common stock”) at a price of $10.00 per share (the “PIPE Investment”), for aggregate gross proceeds of $205.0 million, on the terms and subject to the conditions set forth in the Subscription Agreements. The shares of New Bright Machines common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SCVX will grant the PIPE Investors certain registration rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In addition to the Transaction Proposal and the Redomicile Proposal, you will also be asked to consider and vote upon (a) four separate proposals to approve material differences between SCVX’s existing Amended and Restated Memorandum and Articles of Association (the “Cayman Constitutional

Documents”) and the proposed new certificate of incorporation of New Bright Machines and the proposed new bylaws of New Bright Machines upon the Redomicile, copies of which are attached to this proxy statement/prospectus as Annexes B and C, respectively, which are referred to herein collectively as the “Amendment Proposals,” (b) a proposal to approve, for purposes of complying with NYSE Listing Rule 312.03, the issuance of New Bright Machines common stock to (i) the PIPE Investors, pursuant to the Subscription Agreements and (ii) the holders of Bright Machines capital stock pursuant to the Merger Agreement, which is referred to herein as the “Exchange Proposal,” (c) a proposal to approve and adopt the Bright Machines, Inc. Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D, and the Bright Machines, Inc. Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex E, which is collectively referred to herein as the “Equity Plans Proposal,” and (d) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.” In addition, holders of the SCVX Class B ordinary shares will be asked to vote a proposal to elect [      ] directors who, upon consummation of the Business Combination, will be the directors of New Bright Machines, which is referred to herein as the “Director Election Proposal.”
The Business Combination will be consummated only if the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals, the Director Election Proposal, the Exchange Proposal and the Equity Plans Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates to the extent necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Sponsor Support Agreement, the Registration Rights Agreement and the Subscription Agreements. See the section titled “Transaction Proposal — Related Agreements” for more information.
Pursuant to the Cayman Constitutional Documents, a holder of SCVX’s public shares may request that SCVX redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCVX’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Transaction Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Bright Machines will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of SCVX’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Redomicile and, accordingly, it is shares of New Bright Machines common stock that will be redeemed immediately after consummation of the Business Combination. See the section titled “Extraordinary General Meeting of SCVX — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCVX redeem public shares in an amount that would cause New Bright Machines’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Investment.
Pursuant to the Sponsor Support Agreement, dated May 15, 2021 (the “Sponsor Support Agreement”), by and among SCVX, SCVX USA LLC (the “Sponsor”), XN LP, each officer and director of SCVX (the “SCVX Insiders”), and Bright Machines, as amended and modified from time to time, attached to this proxy statement/prospectus as Annex F, the Sponsor and the SCVX Insiders have agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders own 20% of the issued and outstanding ordinary shares. See the section titled “Transaction Proposal — Related Agreements — Sponsor Support Agreement” for more information related to the Sponsor Support Agreement.
The Merger Agreement is subject to the satisfaction or waiver of certain closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
SCVX is providing this proxy statement/prospectus and accompanying proxy card to SCVX’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SCVX’s shareholders at the extraordinary general meeting is included herein. Whether or not you plan to attend the extraordinary general meeting, all of SCVX’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27.
After careful consideration, the board of directors of SCVX has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to SCVX’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCVX, you should keep in mind that SCVX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The approval of the Redomicile Proposal and the Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Transaction Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Under the terms of the Cayman Constitutional Documents, only the holders of the SCVX Class B ordinary shares are entitled to vote on the Director Election Proposal.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SCVX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of SCVX’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Michael Doniger Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated           , and is first being mailed to shareholders on or about           .

SCVX CORP.
A Cayman Islands Exempted Company
(Company Number 357366)
1220 L St NW, Suite 100-397
Washington, DC 20005
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [           ]
TO THE SHAREHOLDERS OF SCVX:
NOTICE IS HEREBY GIVEN of an extraordinary general meeting of the shareholders of SCVX Corp., a Cayman Islands exempted company (“SCVX” and, after the Redomicile, as described below, “New Bright Machines”), on [           ], at [           ], Eastern Time, at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 (only to the extent consistent with, or permitted by, applicable law and directives of public health authorities), or at such other time, on such other date and at such other place to which the meeting may be adjourned. In the interest of public health, and due to the impact of the coronavirus, the extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the special meeting online, vote and submit your questions during the special meeting by visiting [           ]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Transaction Proposal — to consider and vote upon, as an ordinary resolution, SCVX’s entry into the Merger Agreement, dated as of May 15, 2021 (the “Merger Agreement”), by and among SCVX, Bloom Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SCVX, and Bright Machines, Inc., a Delaware corporation (“Bright Machines”) (a copy of which is attached to this proxy statement/prospectus as Annex A), and the transactions contemplated thereby.

•
Proposal No. 2 — The Redomicile Proposal — to consider and vote upon, as a special resolution, SCVX’s de-registration in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of the Company (as amended) (the “Cayman Constitutional Documents”) and registration by way of continuation as a corporation in the State of Delaware (the “Redomicile” and, together with the Mergers described in this proxy statement/prospectus, the “Business Combination”).

•
Proposal No. 3 — Amendment Proposals — to consider and vote upon, as a special resolution, the Cayman Constitutional Documents currently in effect being amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws” and together with the Proposed Certificate of Incorporation, the “Proposed Organization Documents”) (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), with such principal changes as described in Amendment Proposals A-D.

•
Amendment Proposal A — the change in the authorized capital stock of SCVX from 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share, to 750,000,000 shares of common stock of New Bright Machines, par value $0.0001 per share (the “New Bright Machines common stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share.

•
Amendment Proposal B — the authorization of the board of directors of New Bright Machines to issue any or all shares of preferred stock, par value $0.0001 per share, in one or more classes or series, with such terms and conditions as may be expressly determined by New Bright Machines’ board of directors and as may be permitted by the Delaware General Corporation Law (“DGCL”).

•
Amendment Proposal C — the division of the New Bright Machines board of directors into three classes with only one class of directors being elected in each year and each class serving a three-year term.

•
Amendment Proposal D — all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (1) changing the corporate name from “SCVX Corp.” to “Bright Machines, Inc.,” (2) making New Bright Machines’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, and (5) removing certain provisions related to SCVX’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCVX’s board of directors believes are necessary to adequately address the needs of New Bright Machines after the Business Combination.

•
Proposal No. 4 — The Director Election Proposal — for holders of the SCVX Class B ordinary shares to consider and vote upon, as an ordinary resolution, the election of the persons named below to serve on New Bright Machines’ board of directors upon the consummation of the Business Combination:

[           ]
•
Proposal No. 5 — The Exchange Proposal — to consider and vote upon, as an ordinary resolution, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of New Bright Machines common stock pursuant to the Merger Agreement and the Subscription Agreements, including to Bright Machines stockholders and the PIPE Investors, including Hudson Bay Master Fund Ltd.

•
Proposal No. 6 — Equity Plans Proposal — to consider and vote upon, as an ordinary resolution, the Company’s adoption of the Bright Machines, Inc. Equity Incentive Plan and the Bright Machines, Inc. Employee Stock Purchase Plan (copies of which are attached to this proxy statement/prospectus as Annex D and Annex E, respectively), and any form award agreements thereunder.

•
Proposal No. 7 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals, the Director Election Proposal, the Exchange Proposal and the Equity Plans Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on [           ] are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card are being provided to SCVX’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of SCVX’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of this proxy statement/prospectus.
After careful consideration, the board of directors of SCVX has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to SCVX’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCVX, you should keep in mind that SCVX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a public shareholder may request that SCVX redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)   (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(ii)   submit a written request to Continental, SCVX’s transfer agent, in which you (i) request that SCVX redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)   deliver your public shares to Continental, SCVX’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCVX’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Transaction Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Bright Machines will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of SCVX’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Redomicile and, accordingly, it is shares of New Bright Machines common stock that will be redeemed immediately after consummation of the Business Combination. See the section titled “Extraordinary General Meeting of SCVX — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCVX redeem public shares in an amount that would cause New Bright Machines’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
Pursuant to the Sponsor Support Agreement, dated May 15, 2021 (the “Sponsor Support Agreement”), by and among SCVX, SCVX USA LLC (the “Sponsor”), XN LP, each officer and director of SCVX (the “SCVX Insiders”), and Bright Machines, as amended and modified from time to time, attached to this proxy statement/prospectus as Annex F, the Sponsor and the SCVX Insiders have agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders own 20% of the issued and outstanding ordinary shares. See the section titled “Transaction Proposal — Related Agreements — Sponsor Support Agreement” for more information related to the Sponsor Support Agreement.
The Merger Agreement is subject to the satisfaction or waiver of certain closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of the Redomicile Proposal and the Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Transaction Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Under the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein), only the holders of the SCVX Class B ordinary shares are entitled to vote on the Director Election Proposal.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of this proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact [           ], our proxy solicitor, by calling [           ], or banks and brokers can call collect at [           ], or by emailing [           ].
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of SCVX Corp.,
Michael Doniger
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD

IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SCVX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
TRADEMARKS	iii
MARKET AND INDUSTRY DATA	iv
SELECTED DEFINITIONS	v
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ix
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCVX	xi
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL INFORMATION OF SCVX	17
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF BRIGHT MACHINES	19
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	21
COMPARATIVE PER SHARE DATA	25
MARKET PRICE AND DIVIDEND INFORMATION	26
RISK FACTORS	27
EXTRAORDINARY GENERAL MEETING OF SCVX	61
TRANSACTION PROPOSAL	68
REDOMICILE PROPOSAL	95
AMENDMENT PROPOSALS	98
AMENDMENT PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	101
AMENDMENT PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW BRIGHT MACHINES AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	103
AMENDMENT PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS	105
AMENDMENT PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	107
DIRECTOR ELECTION PROPOSAL	110
EXCHANGE PROPOSAL	112
EQUITY PLANS PROPOSAL	114
ADJOURNMENT PROPOSAL	133
U.S. FEDERAL INCOME TAX CONSIDERATIONS	134
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	145
INFORMATION ABOUT SCVX	161
SCVX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	177
INFORMATION ABOUT BRIGHT MACHINES	182
BRIGHT MACHINES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	202
MANAGEMENT OF NEW BRIGHT MACHINES FOLLOWING THE BUSINESS COMBINATION	226
EXECUTIVE COMPENSATION	231

i

ANNEXES

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. SCVX does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes industry and market data obtained from periodic industry publications, third-party studies and surveys, including from Deloitte, McKinsey & Company, and Statista, Inc., as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this proxy statement/prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“Aggregate Merger Consideration” are to 110,000,000 shares of New Bright Machines common stock;

•
“Bright Machines” are to Bright Machines, Inc. and its consolidated subsidiaries and businesses, prior to the Business Combination;

•
“Bright Machines capital stock” are to shares of Bright Machines common stock and Bright Machines preferred stock;

•
“Bright Machines common stock” are to shares of Bright Machines common stock, par value $0.0001 per share;

•
“Bright Machines options” are to options to purchase shares of Bright Machines common stock;

•
“Bright Machines Preferred Conversion” are to the automatic conversion of each share of Bright Machines preferred stock into a share of Bright Machines common stock immediately prior to the Effective Time;

•
“Bright Machines preferred stock” are to the Series Seed-1 preferred stock, Series Seed-2 preferred stock, Series Seed-3 preferred stock, and Series A preferred stock of Bright Machines;

•
“Business Combination” are to the Redomicile together with the Mergers;

•
“Cayman Constitutional Documents” are to SCVX’s Amended and Restated Memorandum and Articles of Association under the Cayman Islands Companies Law, as amended from time to time;

•
“Cayman Islands Companies Law” are to the Cayman Islands Companies Act (As Revised);

•
“Closing” are to the closing of the Business Combination;

•
“Closing Date” are to the date of the Closing;

•
“Code” are to the Internal Revenue Code of 1986, as amended;

•
“Company,” “we,” “us” and “our”, unless otherwise noted, are to SCVX prior to the Redomicile and to New Bright Machines following the Redomicile and the name change of SCVX to “Bright Machines, Inc.”;

•
“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the Transaction Proposal, the Redomicile Proposal, the Amendment Proposal, the Director Election Proposal, the Exchange Proposal, and the Equity Plans Proposal, collectively;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Dodd-Frank Act” are to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•
“Earnout Shares” are to an amount up to an aggregate of 23,000,000 shares of New Bright Machines common stock (which amount shall be equitably adjusted in the event there are any changes to SCVX’s ordinary shares or the New Bright Machines common stock prior to the Effective Time by way of stock split, stock dividend, combination or reclassification, whether through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, but excluding the Mergers and the Redomicile) issued on a pro rata basis, upon the satisfaction by New Bright Machines of certain milestones during the period from the Closing to the fifth anniversary thereof, to persons holding Bright Machines common stock or Bright Machines options immediately prior to the Closing;

v

•
“Effective Time” are to the effective time of the First Merger;

•
“ESPP” are to the Bright Machines, Inc. Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex E;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate fully diluted number of shares of Bright Machines common stock issued and outstanding immediately prior to the First Merger;

•
“First Merger” are to the merger of Merger Sub with and into Bright Machines, with Bright Machines surviving the merger as a wholly owned subsidiary of New Bright Machines;

•
“Founder Shares” are to the 5,750,000 SCVX Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering for an aggregate purchase price of $25,000 (or approximately $0.004 per share), a portion of which were transferred to SCVX’s directors and officers, and the SCVX Class A ordinary shares that are issuable upon the conversion thereof;

•
“GAAP” are to accounting principles generally accepted in the United States of America;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“Hudson Bay” are to Hudson Bay Master Fund Ltd., a company organized under the laws of the Cayman Islands;

•
“Equity Incentive Plan” are to the Bright Machines, Inc. Equity Incentive Plan attached to this proxy statement/prospectus as Annex D;

•
“initial public offering” are to SCVX’s initial public offering that was consummated on January 28, 2020;

•
“IPO registration statement” are to the Registration Statement on Form S-1 (333-235694) filed by SCVX in connection with its initial public offering, which became effective on January 23, 2020;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Merger Agreement” are to the Agreement and Plan of Merger, dated as of May 15, 2021, by and among SCVX, Merger Sub and Bright Machines, attached to this proxy statement/prospectus as Annex A;

•
“Mergers” are to the First Merger and the Second Merger;

•
“Merger Sub” means Bloom Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SCVX;

•
“Minimum Cash Condition” are to the Trust Amount and the PIPE Investment Amount, together with all other cash and cash equivalents of SCVX and amounts paid under the Merger Agreement in lieu of issuing fractional shares, in the aggregate, being equal to or greater than $375.0 million;

•
“Nasdaq” are to The Nasdaq Stock Market, LLC;

•
“New Bright Machines” or “Bright Machines, Inc.” are to SCVX after the Redomicile and its name change from SCVX Corp.;

•
“New Bright Machines common stock” are to shares of common stock of New Bright Machines, par value $0.0001 per share;

•
“New Bright Machines options” are to options to purchase shares of New Bright Machines common stock;

•
“New Bright Machines warrants” are to warrants to acquire shares of New Bright Machines common stock;

•
“NYSE” are to the New York Stock Exchange;

•
“ordinary shares” are to the SCVX Class A ordinary shares and the SCVX Class B ordinary shares, collectively;

•
“person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Investment” are to the purchase of shares of New Bright Machines common stock pursuant to the Subscription Agreements;

•
“PIPE Investment Amount” are to an aggregate amount equal to $205,000,000;

•
“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements, which include Hudson Bay, an affiliate of SCVX, and XN Exponent Master Fund LP, a Cayman Islands exempted limited partnership and an affiliated investment fund of XN;

•
“private placement warrants” are to the private placement warrants of SCVX outstanding as of the date of this proxy statement/prospectus and the warrants of New Bright Machines issued as a matter of law upon the conversion thereof at the time of the Redomicile;

•
“pro forma” are to giving pro forma effect to the Business Combination;

•
“Proposed Bylaws” are to the proposed bylaws of New Bright Machines upon the effective date of the Redomicile attached to this proxy statement/prospectus as Annex C;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Bright Machines upon the effective date of the Redomicile attached to this proxy statement/prospectus as Annex B;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in SCVX’s initial public offering or acquired in the secondary market;

•
“public shares” are to the SCVX Class A ordinary shares (including those that underlie the units) that were offered and sold by SCVX in its initial public offering and registered pursuant to the IPO registration statement or the shares of New Bright Machines common stock issued as a matter of law upon the conversion thereof at the time of the Redomicile;

•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by SCVX in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of New Bright Machines issued as a matter of law upon the conversion thereof at the time of the Redomicile;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•
“Redomicile” are to the domestication of SCVX Corp. as a corporation incorporated in the State of Delaware;

•
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among New Bright Machines, the Sponsor and the other former holders of SCVX Class B ordinary shares, and certain former stockholders of Bright Machines, attached to this proxy statement/prospectus as Annex G;

•
“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SCVX” are to SCVX Corp. prior to the consummation of the Mergers;

•
“SCVX Class A ordinary shares” are to the SCVX Class A ordinary shares, par value $0.0001 per share;

•
“SCVX Class B ordinary shares” are to the SCVX Class B ordinary shares, par value $0.0001 per share;

•
“SCVX Insiders” are to each officer and director of SCVX;

•
“SCVX units” and “units” are to the units of SCVX, each unit representing one SCVX Class A ordinary share and one-half of one redeemable warrant to acquire one SCVX Class A ordinary share, that were offered and sold by SCVX in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•
“SCVX warrants” or “warrants” are to the public warrants and the private placement warrants;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Second Merger” are to the merger of Bright Machines (as the surviving corporation of the First Merger) with and into New Bright Machines, with New Bright Machines surviving the merger;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Sponsor” are to SCVX USA LLC, a Delaware limited liability company;

•
“Sponsor Support Agreement” are to that certain Support Agreement, dated May 15, 2021, by and among SCVX, the Sponsor, XN, the SCVX Insiders, and Bright Machines, as amended and modified from time to time, attached to this proxy statement/prospectus as Annex F;

•
“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•
“trading day(s)” are to any day(s) on which shares of New Bright Machines common stock are actually traded on the principal securities exchange or securities market on which such shares are then traded;

•
“trust account” are to the trust account established at the consummation of SCVX’s initial public offering at JPMorgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting (i) the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their SCVX Class A ordinary shares pursuant to the Cayman Constitutional Documents, (ii) any deferred underwriting commissions being held in the trust account and (iii) any unpaid transaction expenses incurred or subject to reimbursement by SCVX or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the ancillary agreements;

•
“VWAP” are to, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m. New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by New Bright Machines;

•
“Warrant Agreement” are to the Warrant Agreement, dated as of January 23, 2020, by and between SCVX and Continental, as warrant agent; and

•
“XN” are to XN LP, a Delaware limited partnership.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to SCVX Class A ordinary shares or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements herein may be considered forward-looking statements. Forward-looking statements generally relate to future events or SCVX’s, Bright Machines’ or New Bright Machines’ future financial or operating performance. For example, statements about the expected timing of the completion of the Business Combination, the benefits of the Business Combination, the competitive environment, and the expected future performance and market opportunities of New Bright Machines are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.
These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by SCVX and its management, and Bright Machines and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against SCVX, Bright Machines, New Bright Machines or others following the announcement of the Business Combination;

•
the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of SCVX or to satisfy other conditions to closing;

•
changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•
the ability to meet stock exchange listing standards at or following the consummation of the Business Combination;

•
the risk that the Business Combination disrupts current plans and operations of Bright Machines as a result of the announcement and consummation of the Business Combination;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New Bright Machines to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•
costs related to the Business Combination;

•
changes in applicable laws or regulations;

•
the possibility that Bright Machines or New Bright Machines may be adversely affected by other economic, business and/or competitive factors;

•
the potential liquidity and trading of New Bright Machines common stock;

•
New Bright Machines’ ability to raise financing in the future;

•
New Bright Machines’ success in retaining or recruiting, or changes required in, New Bright Machines’ officers, key employees or directors following the completion of the Business Combination;

•
SCVX’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with SCVX’s business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to SCVX from interest income on the trust account balance;

•
the impact of the regulatory environment and complexities with compliance related to such environment; and

•
factors relating to the business, operations and financial performance of New Bright Machines and its subsidiaries, including:

•
New Bright Machines’ future results of operations and financial positions;

•
New Bright Machines’ ability to attract, retain, and expand its customer base;

•
New Bright Machines’ lack of operating history and ability to attain profitability;

•
New Bright Machines’ ability to retain or replace key employees and personnel, including such persons responsible for New Bright Machines’ engineering and technological expertise;

•
New Bright Machines’ ability to compete with numerous other industrial automation providers, manufacturing software providers, and others;

•
New Bright Machines’ reliance on a single solution to generate the majority of its revenues to date;

•
delays in the design, production and launch of New Bright Machines’ software for production quality, analytics and manufacturing execution systems, as well as New Bright Machines’ inability to successfully commercialize these products and services within New Bright Machines’ planned timelines, if at all;

•
New Bright Machines’ ability to protect its intellectual property;

•
New Bright Machines’ ability to renew or expand existing licenses, or obtain new licenses, to use intellectual rights of third parties that are incorporated to New Bright Machines’ services;

•
New legislative and regulatory actions that could adversely affect New Bright Machines’ business;

•
New Bright Machines’ inability to predict the lasting impacts of COVID-19 to its business in particular, and the global economy generally; and

•
other factors detailed under the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus.

Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Bright Machines. There can be no assurance that future developments affecting SCVX, Bright Machines or New Bright Machines will be those that SCVX or Bright Machines have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond SCVX’s control or the control of Bright Machines or New Bright Machines) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 27 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither SCVX, Bright Machines nor New Bright Machines undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any SCVX shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

x

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCVX
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SCVX’s shareholders. SCVX urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [           ], Eastern Time on [           ], at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via live webcast at [           ]. You will be permitted to attend the extraordinary general meeting in person at the offices of Willkie Farr & Gallagher LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually. To participate in the extraordinary general meeting, visit [           ] and enter the 12 digit control number included on your proxy card. You may register for the meetings as early as 5:00 p.m., Eastern Time, on [           ]. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q:
Why am I receiving this proxy statement/prospectus?

A:
SCVX shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, in connection with the Redomicile, at least one day prior to the Closing Date, (1) each then issued and outstanding SCVX Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock, (2) each then issued and outstanding SCVX Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock, (3) each then issued and outstanding SCVX warrant will convert automatically into a warrant to acquire one share of New Bright Machines common stock pursuant to the Warrant Agreement, and (4) each then issued and outstanding SCVX unit will separate automatically into one share of New Bright Machines common stock, on a one-for-one basis, and one-half of one New Bright Machines warrant, subject to the Warrant Agreement. For further details, see the section titled “Transaction Proposal.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.
The approval of each of the Transaction Proposal, the Director Election Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and the Redomicile Proposal and the Amendment Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The provisions of the Proposed Organizational Documents will differ in certain material respects from the Cayman Constitutional Documents. Please see the section titled “What amendments will be made to the Cayman Constitutional Documents of SCVX?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What proposals are shareholders of SCVX being asked to vote upon?

A:
At the extraordinary general meeting, SCVX is asking holders of its ordinary shares to consider and vote upon:

•
a proposal to approve by ordinary resolution and adopt the Merger Agreement and the transactions contemplated thereby;

•
a proposal to approve by special resolution the Redomicile;

•
four separate proposals to approve by special resolution that the Cayman Constitutional Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Organizational Documents including the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized capital stock of SCVX from (i) 200,000,000 SCVX Class A ordinary shares, 20,000,000 SCVX Class B ordinary shares and 1,000,000 preference shares, each par value $0.0001 per share, to (ii) 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share;

•
to authorize the board of directors of New Bright Machines to issue any or all shares of New Bright Machines preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Bright Machines’ board of directors and as may be permitted by the DGCL;

•
to provide that New Bright Machines’ board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Organizational Documents in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (1) changing the corporate name from “SCVX Corp.” to “Bright Machines, Inc.” (2) making New Bright Machines’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, to be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCVX’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCVX’s board of directors believes is necessary to adequately address the needs of New Bright Machines after the Business Combination;

•
for holders of SCVX Class B ordinary shares, a proposal to approve by ordinary resolution, to elect [     ] directors who, upon consummation of the Business Combination, will be the directors of New Bright Machines;

•
a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03 the issuance of New Bright Machines common stock to (a) the PIPE Investors, pursuant to the Subscription Agreements and (b) the holders of Bright Machines capital stock pursuant to the Merger Agreement;

•
a proposal to approve by ordinary resolution, the Equity Incentive Plan and ESPP; and

•
a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.
For more information, please see the sections titled “Transaction Proposal,” “Redomicile Proposal,” “Amendment Proposals,” “Director Election Proposal,” “Exchange Proposal,” “Equity Plans Proposal” and “Adjournment Proposal.”

SCVX will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of SCVX should read it carefully.
After careful consideration, the SCVX board of directors has determined that the Transaction Proposal, the Redomicile Proposal, each of the Amendment Proposals, the Director Election Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal are in the best interests of SCVX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Why is SCVX proposing the Business Combination?

A:
SCVX is a blank check company incorporated on November 15, 2019 as a Cayman Islands exempted entity for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on SCVX’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Based on its due diligence investigations of Bright Machines and the industry in which it operates, including the financial and other information provided by Bright Machines in the course of negotiations, the SCVX board of directors believes that the Business Combination with Bright Machines is in the best interests of SCVX and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See the section titled “Transaction Proposal — SCVX’s Reasons for the Merger.”
Although the SCVX board of directors believes that the Business Combination with Bright Machines presents a unique business combination opportunity and is in the best interests of SCVX and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Transaction Proposal — SCVX’s Reasons for the Merger” and “Risk Factors.”
Q:
Did the SCVX board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The SCVX board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, SCVX’s management, the members of the SCVX board of directors and other representatives of SCVX have substantial experience in evaluating the operating and financial merits of companies and reviewed certain financial information of Bright Machines and compared it to certain companies, selected based on the experience and the professional judgment of SCVX’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of SCVX’s management and the SCVX board of directors in valuing SCVX’s business and assuming the risk that SCVX’s management and the SCVX board of directors may not have properly valued such business.

Q:
What will Bright Machine’s equity holders receive in return for the Business Combination with SCVX?

A:
Immediately prior to the Effective Time, each then issued and outstanding share of Bright Machines preferred stock will be converted into shares of Bright Machines common stock at the then-effective conversion rate as calculated pursuant to the terms of the Bright Machines Amended and Restated Certificate of Incorporation. Subsequently, at the Effective Time, among other things, all outstanding shares of Bright Machines common stock as of immediately prior to the Effective Time, together with the shares of Bright Machines common stock reserved in respect of Bright Machines options outstanding as of immediately prior to the Effective Time will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 110,000,000 shares of New Bright Machines common stock (at a deemed value of $10.00 per share), which, in the case of Bright Machines options, will be shares underlying New Bright Machines options, representing a pre-transaction equity value of Bright Machines of $1,100,000,000. The portion of the Aggregate Merger Consideration reflecting the conversion of the Bright Machines options is calculated assuming that all New Bright Machines options are net-settled (although New Bright Machines options may by their terms be cash-settled, resulting in additional dilution). In addition, provided that certain milestones are achieved by New Bright Machines during the period from the Closing to the fifth anniversary thereof, holders of Bright Machines common stock and/or Bright Machines options immediately prior to the Closing shall be entitled to additional consideration up to an aggregate of 23,000,000 shares of New Bright Machines common stock on a pro rata basis. For further details, see the section titled “Transaction Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Q:
How will the combined company be managed following the Business Combination?

A:
Following the Closing, it is expected that the current management of Bright Machines will become the management of New Bright Machines, and the New Bright Machines board of directors will consist of [      ], each designated by Bright Machines, which will be divided into three classes (Class I, II and III), with Class I consisting of [      ] and Classes II and III each consisting of [      ]. Please see the section titled “Management of New Bright Machines Following the Business Combination” for further information.

Q:
What equity stake will current SCVX shareholders and current equity holders of Bright Machines hold in New Bright Machines immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are (i) 200,000,000 SCVX Class A ordinary shares authorized, of which 23,000,000 shares are issued and outstanding, (ii) 20,000,000 SCVX Class B ordinary shares authorized, of which 5,750,000 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001, authorized, of which no shares are issued and outstanding. As of the date of this proxy statement/prospectus, there are 11,500,000 public warrants and 6,600,000 private placement warrants issued and outstanding, which are not exercisable until the later of (x) January 28, 2021 and (y) thirty (30) days after the Closing. Each whole warrant entitles the holder thereof to purchase one SCVX Class A ordinary share and, following the Redomicile, will entitle the holder thereof to purchase one share of New Bright Machines common stock.

XN has agreed to purchase 2,875,000 SCVX Class B ordinary shares from the Sponsor and the SCVX Insiders and 3,300,000 private placement warrants from the Sponsor immediately prior to, and subject to, the Closing, for an aggregate purchase price of approximately $3.3 million.
It is anticipated that, following the Business Combination, (1) existing stockholders of Bright Machines will own 52.6% of outstanding New Bright Machines common stock, (2) the PIPE Investors, other than XN, its affiliates and its designated affiliated investment funds, will own 8.2% of outstanding New Bright Machines common stock, (3) existing public shareholders of SCVX Class A ordinary shares will own 14.5% of outstanding New Bright Machines common stock, (4) the Sponsor and the current directors and officers of SCVX, as holders of the SCVX Class B ordinary shares, will collectively own 1.8% of outstanding New Bright Machines common stock and (5) XN, its affiliates and its designated affiliated investment funds will own 6.5% of outstanding New Bright Machines common stock. These percentages assume (i) that no public shareholders of SCVX exercise their redemption rights in connection with the Mergers, (ii) the vesting and exercise (on a net share basis) of all New Bright Machines options for shares of New Bright Machines common stock, (iii) that, immediately prior to the consummation of the Mergers, SCVX issues 20,500,000 shares of New Bright Machines common stock to the PIPE Investors in connection with the PIPE Investment and (iv) that no New Bright Machines warrants outstanding immediately following the Closing have been exercised. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different. These percentages do not take into account any Earnout Shares issued following the Business Combination.
For illustrative purposes, the following table reflects varying ownership levels in New Bright Machines immediately following the consummation of the Business Combination if the Business Combination had occurred on October 1, 2021.
	Assuming No Redemptions		Assuming Maximum Redemptions with Minimum Cash Condition not Waived(1)		Assuming Maximum Redemptions with Minimum Cash Condition Waived(2)
Stockholder	Shares	Percentage Outstanding	Shares	Percentage Outstanding	Shares	Percentage Outstanding
Former Bright Machines equityholders(3)	109,892,430	69.0%	109,892,430	70.3%	109,892,430	80.7%
Sponsor(4)	2,616,250	1.6%	2,616,250	1.7%	2,616,250	1.9%
SCVX Insiders(5)	258,750	0.2%	258,750	0.2%	258,750	0.2%
XN LP(6)	10,375,000	6.5%	10,375,000	6.6%	10,375,000	7.6%
Other PIPE Investors(7)	13,000,000	8.2%	13,000,000	8.3%	13,000,000	9.6%
SCVX public shareholders(8)	23,000,000	14.5%	20,225,174	12.9%	—	—
Total shares of New Bright Machines common stock outstanding at Closing(3)(8)	159,142,430	100.0%	156,367,604	100.0%	136,142,430	100.0%

(1)
Assumes that 2,774,826 public shares (being our estimate of the maximum number of public shares that could be redeemed in order to satisfy the Minimum Cash Condition) are redeemed in connection with the Business Combination.

(2)
Assumes Bright Machines waives the Minimum Cash Condition and that all public shares are redeemed in connection with the Business Combination. Bright Machines has not yet decided to waive the Minimum Cash Condition if that condition is not met. There are a number of factors that could affect that decision, including the amount by which the Minimum Cash Condition is not met, market conditions and other factors. In addition, Bright Machines has no indication with respect to likely redemption levels. Accordingly, this scenario is for illustrative purposes only.

(3)
Amount represents shares on a fully diluted, net exercise basis. The actual number of outstanding shares of New Bright Machines common stock held by former Bright Machines equity holders at Closing will vary depending on the number of Bright Machines options that remain unexercised prior to Closing. Based on shares of Bright Machines capital stock outstanding as of October 1, 2021, an estimated 109,892,430 shares of New Bright Machines common stock would be issued to Bright Machines equity holders at Closing.

(4)
Includes 2,616,250 shares of New Bright Machines common stock after giving effect to the sale of 2,041,250 SCVX Class B ordinary shares to XN or one or more of its affiliates or designated affiliated investment funds immediately prior to Closing.

(5)
Includes 258,750 shares of New Bright Machines common stock after giving effect to the sale of 833,750 SCVX Class B ordinary shares to XN or one or more of its affiliates or designated affiliated investment funds immediately prior to Closing.

(6)
Includes 7,500,000 shares of New Bright Machines common stock purchased in the PIPE Investment and 2,875,000 SCVX Class B ordinary shares purchased from the Sponsor and the SCVX Insiders immediately prior to Closing. Figures refer to beneficial ownership by XN, its affiliates and/or its designated affiliated investment funds collectively.

(7)
Includes 20,500,000 shares of New Bright Machines common stock sold to the PIPE Investors less the 7,500,000 shares of New Bright Machines common stock purchased by XN Exponent Master Fund LP, an affiliated investment fund of XN, in connection with the PIPE Investment.

(8)
Stockholders will experience additional dilution to the extent New Bright Machines issues additional shares of New Bright Machines common stock after the Closing. The tables above do not include (i) up to 11,500,000 shares of New Bright Machines common stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 6,600,000 shares of New Bright Machines common stock that will be issuable upon exercise of the private placement warrants at an exercise price of $11.50 per share, (iii) shares of New Bright Machines common stock that will be available for issuance under the Equity Incentive Plan, (iv) shares of New Bright Machines common stock that will be available for issuance under the ESPP, which will initially be equal to 2% of the fully-diluted shares as of the Closing, or (v) the Earnout Shares. For illustrative purposes, the following table reflects the impact on relative ownership levels assuming the issuance of all such shares if the Business Combination had occurred on October 1, 2021.

	Assuming No Redemptions		Assuming with Minimum Cash Condition not Waived(a)		Assuming Maximum Redemptions with Minimum Cash Condition Waived(b)
	Shares	Percentage Outstanding	Shares	Percentage Outstanding	Shares	Percentage Outstanding
Total shares of New Bright Machines common stock outstanding at Closing	132,994,933	58.1%	130,220,107	57.7%	109,994,933	59.3%
Shares underlying public warrants	11,500,000	5.0%	11,500,000	5.1%	11,500,000	6.2%
Shares underlying private placement warrants	6,600,000	2.9%	6,600,000	2.9%	6,600,000	3.6%
Shares initially reserved for issuance under the Equity Incentive Plan(c)	52,221,123	22.8%	51,804,900	23.0%	32,271,884	17.4%
Shares initially reserved for issuance under the ESPP(c)	2,659,898	1.2%	2,604,402	1.1%	2,199,898	1.2%
Earnout Shares	23,000,000	10%	23,000,000	10.2%	23,000,000	12.4%
Total	228,975,954	100.0%	225,729,409	100.0%	185,566,715	100.0%

(a)
Assumes that 2,774,826 public shares (being our estimate of the maximum number of public shares that could be redeemed in order to satisfy the Minimum Cash Condition) are redeemed in connection with the Business Combination.

(b)
Assumes Bright Machines waives the Minimum Cash Condition and that all public shares are redeemed in connection with the Business Combination. Bright Machines has not yet decided to waive the Minimum Cash Condition if that condition is not met. There are a number of factors that could affect that decision, including the amount by which the Minimum Cash Condition is not met, market conditions and other factors. In addition, Bright Machines has no indication with respect to likely redemption levels. Accordingly, this scenario is for illustrative purposes only.

(c)
The number of shares of New Bright Machines common stock available for issuance under the Equity Incentive Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by amounts described in the section titled “Equity Plans Proposal.”

For further details, see the section titled “Transaction Proposal — The Merger Agreement —  Consideration — Aggregate Merger Consideration.”
Q:
Why is SCVX proposing the Redomicile?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why reincorporation in Delaware is in the best interests of SCVX and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section titled “Redomicile Proposal — Reasons for the Redomicile.”

To effect the Redomicile, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation. The approval of the Redomicile Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Redomicile Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
What is involved with the Redomicile?

A:
The Redomicile will require SCVX to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Redomicile, which will be no later than one day prior to the Closing Date, SCVX will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, SCVX will continue as a Delaware corporation. The Cayman Constitutional Documents will be replaced by the Proposed Certificate of Incorporation and Proposed Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:
What amendments will be made to the Cayman Constitutional Documents of SCVX?

A:
The consummation of the Business Combination is conditional, among other things, on the Redomicile. Accordingly, in addition to voting on the Business Combination, SCVX’s shareholders also are being asked to consider and vote upon a proposal to approve the Redomicile, and replace SCVX’s Cayman Constitutional Documents under Cayman Islands law with the Proposed Organizational Documents under the DGCL, which differ from the Cayman Constitutional Documents in the following material respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Amendment Proposal A)	The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
The Proposed Organizational Documents authorize 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of New Bright Machines preferred stock.
See Article IV of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
See paragraph 5 of the Amended and Restated Memorandum of Association.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Amendment Proposal B)
The Cayman Constitutional Documents authorize the directors to allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise, without stockholder consent.
See Article 3 of the Amended and Restated Memorandum of Association.

The Proposed Organizational Documents authorize the board of directors of New Bright Machines to issue preferred stock from time to time in one or more series, and, with respect to each series, to determine and fix the number of shares of such series and such voting powers and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof.
See Article V(B) of the Proposed Certificate of Incorporation.

Board Composition (Amendment Proposal C)	The Cayman Constitutional Documents provide for a standard board, consisting of not less than one person. See Article 27 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents provide for the division of the board of directors into three classes with only one class of directors being elected in each year and each class serving a three-year term.
See Article VII of the Proposed Certificate of Incorporation.

Corporate Name (Amendment Proposal D)	The Cayman Constitutional Documents provide the name of the company is “SCVX Corp.” See paragraph 1 of the Amended and Restated Memorandum of Association.	The Proposed Organizational Documents provide that the name of the corporation will be “Bright Machines, Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Amendment Proposal D)
The Cayman Constitutional Documents provide that if SCVX does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 28, 2022 (twenty-four months after the closing of SCVX’s initial public offering), or at such later time as the members may approve, SCVX will cease all operations except for the purposes of winding up and will redeem the shares issued in SCVX’s initial public offering and liquidate its trust account.
See Article 49 of the Amended and
The Proposed Organizational Documents do not include any provisions relating to New Bright Machines’ ongoing existence; the default under the DGCL will make New Bright Machines’ existence perpetual.

	Cayman Constitutional Documents	Proposed Organizational Documents
Restated Memorandum of Association.
Exclusive Forum (Amendment Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.
See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Amendment Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCVX by a related shareholder following a business combination.
The Proposed Organizational Documents elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but provide other similar restrictions regarding takeovers by interested stockholders.
See Article X of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Amendment Proposal D)
The Cayman Constitutional Documents set forth various provisions related to SCVX’s status as a blank check company prior to the consummation of a business combination.
See Article 49 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents do not include such provisions related to status as a blank check company, which no longer will apply upon consummation of the Business Combination, as SCVX will cease to be a blank check company at such time.

Q:
How will the Redomicile affect my ordinary shares, warrants and units?

A:
Upon the effective time of the Redomicile, (i) each of the then issued and outstanding SCVX Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock; (ii) each of the then issued and outstanding SCVX Class B common shares will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock; (iii) each then issued and outstanding SCVX warrant will convert automatically into a New Bright Machines warrant, pursuant to the Warrant Agreement; and (iv) each SCVX unit will separate automatically into a share of New Bright Machines common stock, on a one-for-one basis, and one-half of one New Bright Machines warrant. See the section titled “Redomicile Proposal.”

Q:
What are the U.S. federal income tax consequences of the Redomicile?

A:
As discussed more fully in the section titled “U.S. Federal Income Tax Considerations,” it is intended that the Redomicile will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Redomicile so qualifies, U.S. Holders (as defined in the section titled “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose SCVX Class A ordinary shares have a fair market value of less than $50,000 on the date of the Redomicile will not recognize any gain or loss and will not be required to include any part of SCVX’s earnings in income;

•
A U.S. Holder whose SCVX Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Redomicile, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SCVX stock entitled to vote and less than 10% of the total value of all classes of SCVX stock will generally recognize gain (but not loss) on the exchange of SCVX Class A ordinary shares for New Bright Machines common stock pursuant to the Redomicile. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its direct SCVX Class A ordinary shares provided certain other requirements are satisfied; and

•
A U.S. Holder who, on the date of the Redomicile, owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCVX stock entitled to vote or 10% or more of the total value of all classes of SCVX stock will generally be required to include in income as a deemed dividend “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its direct SCVX Class A ordinary shares.

SCVX does not expect to have significant cumulative earnings and profits, if any, on the date of the Redomicile. If SCVX’s cumulative net earnings and profits through the date of the Redomicile is less than or equal to zero, then a U.S. Holder should not be required to include in gross income any earnings and profits amount with respect to its SCVX Class A ordinary shares.
As discussed more fully in the section titled “U.S. Federal Income Tax Considerations,” SCVX believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Redomicile, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, may require a U.S. Holder to recognize gain on the exchange of SCVX Class A ordinary shares or warrants for New Bright Machines common stock or warrants pursuant to the Redomicile. Any such gain would be taxable income with no corresponding receipt of cash in the Redomicile. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further in the section titled “U.S. Federal Income Tax Considerations — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their SCVX Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. The application of the PFIC rules to SCVX warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Redomicile, see the section titled “U.S. Federal Income Tax Considerations.”
Each U.S. Holder of SCVX Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SCVX Class A ordinary shares and warrants for New Bright Machines common stock and warrants pursuant to the Redomicile.
Additionally, the Redomicile may cause non-U.S. Holders (as defined in the section titled “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s New Bright Machines common stock after the Redomicile.
The tax consequences of the Redomicile are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Redomicile, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Redomicile, see the section titled “U.S. Federal Income Tax Considerations.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Transaction Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor and the SCVX Insiders have each agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. The shares held by the Sponsor and the SCVX Insiders will be excluded from the pro rata calculation used to determine the per-share redemption price.
Holders of the warrants will not have redemption rights with respect to the warrants.
Q:
How do I exercise my redemption rights?

A:
In connection with the proposed Business Combination, pursuant to the Cayman Constitutional Documents, SCVX’s public shareholders may request that SCVX redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, SCVX’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [           ], Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, SCVX’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of [           ], this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Transaction Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Transaction Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Transaction Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Transaction Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Redomicile and, accordingly, it is shares of New Bright Machines common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by [           ], Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
A U.S. Holder (as defined in the section titled “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its New Bright Machines common stock may be treated as selling such New Bright Machines common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Bright Machines common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section titled “U.S. Federal Income Tax Considerations.”

Additionally, because the Redomicile will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of SCVX’s initial public offering, an amount equal to $230,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2021, funds in the trust account totaled $230,559,215.46, and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by January 28, 2022 (unless such date is extended in accordance with the Cayman Constitutional Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Bright Machines, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See the section titled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Transaction Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders, subject to the satisfaction or waiver of the Minimum Cash Condition.

In no event will SCVX redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Investment.
Additionally, as a result of redemptions, the trading market for the New Bright Machines common stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The obligations of SCVX and Bright Machines to consummate the Mergers are subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of Bright Machines (which has been received) and SCVX, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the completion of the Redomicile, (iv) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the shares of New Bright Machines common stock to be issued in connection with the Mergers and the expiration or early termination of the waiting period or periods under the HSR Act (which expired on June 28, 2021)), and (v) the absence of any injunctions.
In addition, the obligations of Bright Machines to consummate the Mergers are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. Conditions to SCVX’s obligations to consummate the Mergers include, among other things, that as of the Closing, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement.
Therefore, unless these conditions are waived by the applicable party to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.
For more information about conditions to the consummation of the Business Combination, see the section titled “Transaction Proposal — Conditions to Closing of the Business Combination.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated late in the fourth quarter of 2021 or early in the first quarter of 2022. This date depends, among other things, on the approval of the proposals to be put to SCVX shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to SCVX shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient SCVX ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from SCVX shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if SCVX shareholders redeem an amount of public shares such that the Minimum Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see the section titled “Transaction Proposal — Conditions to Closing of the Business Combination.”

Q:
What happens if the Business Combination is not consummated?

A:
SCVX will not complete the Redomicile to Delaware unless both SCVX and Bright Machines confirm that, as of the date of the Redomicile, all conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing). If SCVX is not able to consummate the Business Combination with Bright Machines nor able to complete another business combination by January 28, 2022, in each case, as such date may be extended pursuant to our Cayman Constitutional Documents, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Redomicile?

A:
SCVX shareholders do not have appraisal rights in connection with the Business Combination or the Redomicile under the Cayman Islands Companies Law or under the DGCL.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on the close of business on [         ], the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to SCVX shareholders that hold their shares in registered form and are registered as shareholders in SCVX’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held on [           ], at [           ], Eastern Time, at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019, only to the extent consistent with, or permitted by, applicable law and directives of public health authorities, unless the extraordinary general meeting is adjourned. As part of our precautions regarding COVID-19, we also intend to hold the extraordinary general meeting through a “virtual” or online method. We will post the details for such meeting on our website that will also be filed with the SEC as proxy material. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually. Only shareholders who held ordinary shares of SCVX at the close of business on the record date will be entitled to vote at the extraordinary general meeting. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at [           ], and we encourage you to check this website prior to the meeting if you plan to attend.

Q:
What impact will the COVID-19 Pandemic have on the Business Combination?

A:
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 outbreak on the business of SCVX and Bright Machines, and there is no guarantee that efforts by SCVX and Bright Machines to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the resurgence and/or severity of COVID-19 and any new variants thereof and actions taken to contain COVID-19 or its impact, among others. If SCVX or Bright Machines is unable to recover from a business disruption on a timely basis, the Business Combination and New Bright Machines’ business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. Each of SCVX and Bright Machines may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.
Q:
Who is entitled to vote at the extraordinary general meeting?

A:
We have fixed the close of business on [           ] as the record date for the extraordinary general meeting. If you were a shareholder of SCVX at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
SCVX shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of SCVX shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

•
Transaction Proposal:    The approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Redomicile Proposal:   The approval of the Redomicile Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Amendment Proposals:   The separate approval of each of the Amendment Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the SCVX Class B ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Exchange Proposal:   The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Equity Plans Proposal:   The approval of the Equity Plans Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
•
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

As of the record date, SCVX had 28,750,000 ordinary shares issued and outstanding. SCVX shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. Pursuant to the Sponsor Support Agreement, the Sponsor and the SCVX Insiders have agreed to vote all of their Founder Shares and any public shares they may hold in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares. For additional information regarding the Sponsor Support Agreement, see the section titled “Transaction Proposal — Related Agreements.”
Q:
What are the recommendations of the SCVX board of directors?

A:
The SCVX board of directors believes that the Transaction Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCVX and its shareholders and unanimously recommends that its shareholders vote “FOR” the Transaction Proposal, “FOR” the Redomicile Proposal, “FOR” each of the separate Amendment Proposals, “FOR” the Director Election Proposal “FOR” the Exchange Proposal, “FOR” the Equity Plans Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How do the Sponsor and the SCVX Insiders intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and SCVX’s directors and officers have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and SCVX’s independent directors collectively own 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Bright Machines or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCVX’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Bright Machines or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Redomicile Proposal and the Amendment Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCVX’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What interests do SCVX’s current officers and directors have in the Business Combination?

A:
The Sponsor and certain members of the SCVX board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the continued right of the Sponsor and the SCVX Insiders to hold the portion of their ordinary shares not sold in the XN Sale;

•
the sale of a portion of the SCVX Class B ordinary shares and private placement warrants to XN or one or more of its affiliates or designated affiliated investment funds to occur in the XN Sale immediately prior to the Closing;

•
the fact that the Sponsor and the SCVX Insiders have agreed not to redeem any of their Founder Shares or other ordinary shares held by them in connection with a shareholder vote to approve the Business Combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 SCVX Class B ordinary shares, all of which are currently owned by the Sponsor and the SCVX Insiders. The 2,875,000 shares of New Bright Machines common stock that the Sponsor and the SCVX Insiders will hold following the XN Sale and the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $[           ] based upon the closing price of $[           ] per public share on the NYSE on [           ], the most recent closing price;

•
the fact that the Sponsor and the SCVX Insiders have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if SCVX fails to complete an initial business combination by January 28, 2022;

•
the fact that the Sponsor paid $6,600,000 for 6,600,000 private placement warrants, and the fact that the private placement warrants will expire worthless if a business combination is not consummated by January 28, 2022 (unless such date is extended in accordance with the Cayman Constitutional Documents). The 3,300,000 New Bright Machines warrants that the Sponsor will hold following the XN Sale and the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $[           ] based upon the closing price of $[           ] per public warrant (although holders of the private placement warrants have certain rights that differ from the rights of holders of the public warrants) on NYSE on [           ], the most recent closing price;

•
the fact that Hudson Bay, an affiliate of SCVX and the Sponsor, has agreed to subscribe for and purchase 5,000,000 shares of New Bright Machines common stock at $10.00 per share in the PIPE Investment on the same terms and conditions as the other PIPE Investors, for aggregate gross proceeds of $50,000,000, which, if unrestricted and freely tradable, would have had an aggregate market value of $[           ] based upon the closing price of $[           ] per Class A ordinary share on NYSE on [           ], the most recent closing price;

•
the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of SCVX;

•
the fact that, at the option of the Sponsor, and with the consent of Bright Machines, any amounts outstanding under any working capital loan made by the Sponsor or any of its affiliates to SCVX in an aggregate amount of up to $1,500,000 may be converted into SCVX warrants in connection with the consummation of the Business Combination;

•
the continued indemnification of SCVX’s directors and officers and the continuation of SCVX’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that the Sponsor and the SCVX Insiders will lose their entire investment in SCVX and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•
the fact that if the trust account is liquidated, including in the event SCVX is unable to complete an initial business combination by January 28, 2022, the Sponsor has agreed to indemnify SCVX to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by claims by a third party (other than SCVX’s independent auditors) for services rendered or products sold to SCVX, or a prospective target business with which SCVX has discussed entering into a transaction agreement, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that SCVX may be entitled to distribute or pay over funds held by SCVX outside the trust account to the Sponsor or any of its affiliates prior to the Closing.

These interests may influence our board of directors in making their recommendation that you vote in favor of the approval of the Business Combination. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What happens if I sell my SCVX ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on [           ]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Bright Machines. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of SCVX. However, if you fail to vote within a timely manner with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.
Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, SCVX’s transfer agent, prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [           ] p.m., Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Redomicile and closing of the Business Combination, holders of SCVX units, SCVX Class A ordinary shares, SCVX Class B ordinary shares and SCVX warrants will receive shares of New Bright Machines common stock and New Bright Machines warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their SCVX units, SCVX Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), SCVX Class B ordinary shares or SCVX warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
SCVX will pay the cost of soliciting proxies for the extraordinary general meeting. SCVX has engaged [           ] as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. SCVX has agreed to pay [           ] a fee of $[           ], plus disbursements, and will reimburse [           ] for its reasonable out-of-pocket expenses and indemnify [           ] and its affiliates against certain claims, liabilities, losses, damages and expenses. SCVX will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. SCVX’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be announced at the extraordinary general meeting. SCVX will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

[           ]
[           ]
[           ]
Individuals call toll-free: [           ]
Banks and brokers call: [           ]
Email: [           ]
You also may obtain additional information about SCVX from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, SCVX’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [           ], Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Henry Farrell
E-mail: hfarrell@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/ prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “Transaction Proposal — The Merger Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination, (2) assume no shares are issued as earnout consideration and (3) do not include any shares issuable upon the exercise of the warrants.
The Parties to the Business Combination
SCVX
SCVX is a blank check company incorporated on November 15, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SCVX has neither engaged in any operations nor generated any revenue to date. Based on SCVX’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On January 28, 2020, SCVX consummated its initial public offering of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $230.0 million.
Simultaneously with the closing of the initial public offering, SCVX consummated the private placement of 6,600,000 private placement warrants to the Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds of $6.6 million. Each private placement warrant is exercisable for one SCVX Class A ordinary share at a price of $11.50 per share, subject to adjustment. The private placement warrants may be exercised only for a whole number of shares. If SCVX does not complete its initial business combination within 24 months from the closing of the initial public offering, or January 28, 2022, the private placement warrants will expire worthless.
A total of $230.0 million, comprising certain of the net proceeds of the initial public offering and the sale of the private placement warrants, was placed into the trust account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by SCVX meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by SCVX. As of June 30, 2021, SCVX held approximately $501,000 outside of the trust account available to SCVX for its activities in connection with identifying a suitable business combination and for general working capital purposes.
The SCVX units, SCVX Class A ordinary shares and the public warrants are currently listed on the NYSE under the symbols “SCVX.U,” “SCVX” and “SCVX WS,” respectively.
SCVX’s executive offices are located at Attn: Strategic Cyber Ventures, 1220 L Street NW, Suite 100‑397, Washington, D.C. 20005, and its telephone number is (202) 681-8461. SCVX’s corporate website address is https://www.scvx.com/. SCVX’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
Merger Sub is a Delaware corporation and a wholly owned subsidiary of SCVX. Merger Sub does not own any material assets or operate any business.

Bright Machines
Bright Machines is an innovator in intelligent, software-defined manufacturing. Bright Machines’ mission is to democratize and modernize manufacturing by fundamentally improving the flexibility, scalability, and economics of production. To accomplish this mission, Bright Machines leverages computer vision, machine learning, and robotics technology.
Bright Machines was founded in 2018 as a spin-off from Flex Ltd. (together with its subsidiaries and affiliates, “Flex”), a Singapore-based electronics manufacturer listed on Nasdaq, with the belief that software and data have the potential to transform a sector that had traditionally been defined by machinery and manual labor. Bright Machines worked closely with Flex, which became Bright Machines’ initial customer following the spin-off, to refine Bright Machines’ approach and thinking and brought its first product to market in 2019. Since then, Bright Machines has grown its installed base, software capabilities, manufacturing process expertise, and global operations to strategically align with the needs of its customers.
Bright Machines believes that the manufacturing sector is at a critical inflection point. Demand for manufactured goods continues to increase and product cycles are becoming more compressed. Factories need to produce new and more varied products at a pace faster than ever before. Companies are finding it increasingly difficult to find the right talent and available labor to build their products around the world. Global trade relationships and security concerns have resulted in many companies actively reshoring their manufacturing capacity back to the United States or Europe. Furthermore, companies are scrambling to improve the resiliency of their supply chain operations, in order to protect themselves from catastrophic events created by future pandemics, trade wars, climate change, or regional conflicts.
In an increasingly dynamic and competitive landscape, manufacturing companies are under pressure to be more responsive to market demand. Recent events, such as the COVID-19 pandemic, supply chain disruption, labor shortages, and trade disputes, have caused many companies to question everything from how and where products are made, to who, or what, makes them. As an industry traditionally averse to change, manufacturers are considering whether they must break from the past to meet present and future market demand.
In order to address market pressures and increase resiliency, Bright Machines believes that manufacturers must do two things: (1) produce a greater variety of products in smaller volumes, a practice known as “short run manufacturing”; and (2) shrink the design-to-production cycle while improving the feedback loop so that more rapid innovation can occur. Aligned with this more agile approach to manufacturing is the need to drive continuous improvement, whereby products and operations are improved upon in an ongoing manner, using data and analytics. Currently, traditional automation often requires programming in specialized and complex device- specific languages and real-time operating systems. In addition, such automation tends to be overly project-centric; meaning that the engineering effort required to design, procure, integrate, program, debug, and deploy the automation solution is highly specific, and as a result is complex, time-consuming, and ultimately inflexible.
Bright Machines believes that software and data, thoughtfully applied, will solve its manufacturing customers’ challenges. Through intelligent automation, Bright Machines provides factories the ability to address the challenges of today, while offering customers the flexibility to take advantage of what comes next. Bright Machines has developed an integrated offering called the “Bright Machines® Microfactory” — a complete, automated assembly line, leveraging modular building blocks that are configured with assembly skills for production lines and operated using a software interface to select and run “recipes” and view machine status. These microfactories typically augment or entirely replace traditional assembly lines. They are installed on the customer’s factory floor and integrated either within a line already in production, or used to set up an entirely new production line. These microfactories are driven by a proprietary and intelligent software platform called Brightware®, as described below. Bright Machines’ approach leverages a low-code, goal-oriented programming language that we refer to as “recipes.” These recipes manage the complexities of interfacing with specific automation hardware devices such as robotic arms, material handling systems, and machine vision systems. They are designed to allow task logic to be defined in a high-level language, abstracted from the hardware — enabling them to be reused on future projects, and programmed by non-automation experts.

In September of this year, Bright Machines introduced its new software Brightware Studio, which provides additional functionality to its microfactories and is expected to be sold solely via a subscription model. Brightware Studio is designed to allow a customer’s onsite operators and technicians to easily make changes or add steps to the assembly line, including reconfiguring assembly instructions or adjusting device settings. The intuitive user interface and self-serve nature of Bright Machines’ software allows customers to reduce dependencies on highly-skilled automation engineers, especially when seeking to make changes to product designs, production scale or capacity, suppliers, or even where and how their automation is being deployed. The combination of our software platform and our manufacturing process expertise allows Bright Machines to rapidly configure and deploy our solutions and accelerate our customers’ transformation timelines.
Bright Machines’ customers include blue-chip, global manufacturers that span a variety of fast-growing industries, including network infrastructure and data centers, consumer goods, industrial equipment and medical devices. Bright Machines continues to expand its footprint with existing customers, moving from early projects to more widespread implementation across multiple product lines and additional manufacturing facilities. In parallel, Bright Machines is actively selling its solutions to new customers and have taken significant steps to build out its sales organization in North America and Europe to accelerate this growth.
Bright Machines has assembled an exceptional leadership team that combines deep software expertise with domain- specific industrial automation and global manufacturing process expertise. Bright Machines’ CEO, Amar Hanspal, previously served as Co-CEO and Chief Product Officer at Autodesk, where he oversaw the company’s software portfolio and transition to the cloud. Bright Machines’ leadership team brings prior senior management experience from public companies such as Accenture, Adobe, Apple, Autodesk, Hewlett-Packard, Honeywell, Intel, Xerox, and other large multinationals. The executive team leads a highly technical workforce consisting of over 550 employees, including more than 450 software engineers, automation engineers, data scientists, and other technologists with specialized skill sets in CAD, simulation, computer graphics, 3D scanning, computer vision, machine learning, IoT, robotics, manufacturing control, mechanical engineering, electrical engineering, industrial engineering, cloud computing, product security, and more.
Proposals to be Put to the Shareholders of SCVX at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the shareholders of SCVX at the extraordinary general meeting and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
Transaction Proposal
As discussed in this proxy statement/prospectus, SCVX is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Redomicile of SCVX to Delaware as described below (including the change of SCVX’s name to “Bright Machines, Inc.”), (i) the merger of Merger Sub with and into Bright Machines, with Bright Machines surviving the merger as a wholly owned subsidiary of New Bright Machines, immediately followed by (ii) the merger of the surviving corporation of the First Merger with and into New Bright Machines, with New Bright Machines surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section titled “Transaction Proposal — SCVX’s Reasons for the Merger,” SCVX’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for SCVX’s initial public offering, including that the business of Bright Machines and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see the section titled “Transaction Proposal.”

Aggregate Merger Consideration
As a result of and upon the Closing, among other things, all outstanding shares of Bright Machines common stock (after giving effect to the Bright Machines Preferred Conversion, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Effective Time and, together with shares of Bright Machines common stock reserved in respect of Bright Machines options outstanding as of immediately prior to the Effective Time that will be converted into awards based on New Bright Machines common stock, as discussed in the following section, will be cancelled in exchange for the right to receive the Aggregate Merger Consideration. Specifically, each share of Bright Machines common stock and each share of Bright Machines preferred stock will be canceled and converted into the right to receive a number of shares of New Bright Machines common stock based on the Exchange Ratio. The portion of the Aggregate Merger Consideration reflecting the conversion of the Bright Machines options is calculated assuming that all New Bright Machines options are net-settled (although New Bright Machines options may by their terms be cash-settled, resulting in additional dilution). An additional 20,500,000 shares of New Bright Machines common stock will be purchased (at a price of $10.00 per share) substantially concurrently with the Closing by the PIPE Investors in connection with the PIPE Investment. For the purposes hereof, the Aggregate Merger Consideration does not include the Earnout Shares described below. For further details, see the section titled “Transaction Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Earnout Consideration
Pursuant to the Merger Agreement, persons holding Bright Machines common stock or Bright Machines options immediately prior to the Closing shall be issued the following number of Earnout Shares on a pro rata basis upon the occurrence of any of the following events during the period from the Closing to the fifth anniversary thereof:
(1)   33.3334% of the Earnout Shares if (x) over any twenty trading days within any thirty trading day period, the VWAP of the New Bright Machines common stock is greater than or equal to $13.75 or (y) any transaction is consummated resulting in a change in control with a valuation of New Bright Machines common stock that is greater than or equal to $13.75 per share;
(2)   In addition to the issuance of Earnout Shares contemplated in item (1) above, an additional 33.3333% of the Earnout Shares if (x) over any twenty trading days within any thirty day trading period, the VWAP of the New Bright Machines common stock is greater than or equal to $18.75 or (y) any transaction is consummated resulting in a change in control with a valuation of the New Bright Machines common stock that is greater than or equal to $18.75 per share; and
(3)   In addition to the issuance of Earnout Shares contemplated in items (1) and (2) above, an additional 33.3333% of the Earnout Shares if (x) over any twenty trading days within any thirty day trading period, the VWAP of the New Bright Machines common stock is greater than or equal to $23.75 or (y) any transaction is consummated resulting in a change in control with a valuation of the New Bright Machines common stock that is greater than or equal to $23.75 per share.
For the purposes hereof, “change in control” means any transaction, or series of transactions, resulting in any one person (other than the Sponsor or its affiliates), or more than one person that are affiliates or that are acting as a group, acquiring ownership of equity securities of New Bright Machines which, together with the equity securities held by such person, such person and its affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of New Bright Machines; provided, that to the extent such person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of New Bright Machines through a series of transactions, the “price per share” paid or payable to the stockholders of New Bright Machines shall be the highest price per share paid by such person(s) in connection with all such transactions.
Conditions to Closing of the Business Combination
The obligations of SCVX and Bright Machines to consummate the Mergers are subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the

Business Combination and related agreements and transactions by the respective shareholders of Bright Machines (which has been received) and SCVX, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the completion of the Redomicile, (iv) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the shares of New Bright Machines common stock to be issued in connection with the Mergers and the expiration or early termination of the waiting period or periods under the HSR Act (which expired on June 28, 2021)), and (v) the absence of any injunctions.
In addition, the obligations of Bright Machines to consummate the Mergers are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. Conditions to SCVX’s obligations to consummate the Mergers include, among other things, that as of the Closing, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement.
The Minimum Cash Condition is for the sole benefit of Bright Machines. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will SCVX redeem public shares in an amount that would cause New Bright Machines’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
For further details, see the section titled “Transaction Proposal — The Merger Agreement.”
Redomicile Proposal
As discussed in this proxy statement/prospectus, if the Transaction Proposal is approved, then SCVX will ask its shareholders to approve by special resolution the Redomicile Proposal. Under the Merger Agreement, the consummation of the Redomicile is a condition to the Closing of the Business Combination. The board of directors of SCVX has unanimously approved the Redomicile. The Redomicile Proposal, if approved, will authorize a change of SCVX’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCVX is currently governed by the Cayman Islands Companies Act, upon the Redomicile, New Bright Machines will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, SCVX encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Redomicile, (i) each then issued and outstanding SCVX Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock; (ii) each then issued and outstanding SCVX Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock; (iii) each then issued and outstanding SCVX warrant will convert automatically into a New Bright Machines warrant, pursuant to the Warrant Agreement; and (iv) each SCVX unit will separate automatically into a share of New Bright Machines common stock, on a one-for-one basis, and one-half of one New Bright Machines warrant.
For further details, see the section titled “Redomicile Proposal.”
Amendment Proposals
If the Transaction Proposal and the Redomicile Proposal are approved, SCVX will ask its shareholders to approve by special resolution the four separate Amendment Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. SCVX’s board has unanimously approved each of the Amendment Proposals and believes such proposals are necessary to adequately address the needs of New Bright Machines after the Business Combination. Approval of each of the Amendment Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Amendment Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(a)   Amendment Proposal A — to authorize the change in the authorized capital stock of SCVX from 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share, to 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share;
(b)   Amendment Proposal B — to authorize the board of directors of New Bright Machines to issue any or all shares of preferred stock, par value $0.0001 per share, in one or more classes or series, with such terms and conditions as may be expressly determined by New Bright Machines’ board of directors and as may be permitted by the DGCL;
(c)   Amendment Proposal C — to provide that the New Bright Machines board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and
(d)   Amendment Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Organizational Documents in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (1) changing the corporate name from “SCVX Corp.” to “Bright Machines, Inc.,” (2) making New Bright Machines’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, and (5) removing certain provisions related to SCVX’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCVX’s board of directors believes are necessary to adequately address the needs of New Bright Machines after the Business Combination.
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and SCVX encourages shareholders to carefully review the information set out in the section titled “Amendment Proposals” and the full text of the Proposed Organizational Documents of New Bright Machines.
Director Election Proposal
Assuming the Transaction Proposal, the Redomicile Proposal and each of the Amendment Proposals are approved, the SCVX Class B ordinary shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor and the other holders of 100% of the SCVX Class B ordinary shares agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and the holders of 100% of the SCVX Class B ordinary shares at the extraordinary general meeting. Upon the consummation of the Business Combination, the Board will consist of directors designated by Bright Machines, as listed in the section titled “Management of New Bright Machines Following the Business Combination,” subject to stock exchange requirements. For additional information on the proposed directors, see the section titled “Director Election Proposal.”
Exchange Proposal
Assuming the Transaction Proposal, the Redomicile Proposal, each of the Amendment Proposals and the Director Election Proposal are approved, SCVX’s shareholders are also being asked to approve by ordinary resolution the Exchange Proposal to comply with NYSE Listing Rule 312.03. For additional information, see the section titled “Exchange Proposal.”
Equity Plans Proposal
Assuming the Transaction Proposal, the Redomicile Proposal, each of the Amendment Proposals, the Director Election Proposal and the Exchange Proposal are approved, SCVX’s shareholders are also being asked to approve by ordinary resolution the Equity Incentive Plan and the ESPP. For additional information, see the section titled “Equity Plans Proposal.”

Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize SCVX to consummate the Business Combination because any of the Condition Precedent Proposals have not been approved, SCVX’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see the section titled “Adjournment Proposal.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section titled “Transaction Proposal — Related Agreements.”
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, SCVX entered into the Sponsor Support Agreement with the Sponsor, the SCVX Insiders, XN and Bright Machines, a copy of which is attached to this proxy statement/prospectus as Annex F.
Pursuant to the Sponsor Support Agreement, the Sponsor, XN and the SCVX Insiders agreed, among other things, (i) to vote at any meeting of the shareholders of SCVX all of their ordinary shares held of record or thereafter acquired in favor of the Proposals (as defined in the Merger Agreement), (ii) to be bound by certain other covenants and agreements related to the Business Combination, (iii) to be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, and (iv) subject to certain customary exceptions, not to, and to cause their respective affiliates and permitted transferees not to, transfer any New Bright Machines common stock (but excluding shares acquired in the PIPE Investment) until the earlier of (a) the date which is one year after the Closing Date and (b) (x) the first date which is at least 180 days after the Closing, if the last reported sale price of New Bright Machines common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing Date or (y) the date following the Closing Date on which New Bright Machines completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of New Bright Machines’ shareholders having the right to exchange their New Bright Machines common stock for cash, securities or other property, without New Bright Machines’ prior written consent, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The parties further agreed to discuss in good faith and make certain revisions to the terms of the private placement warrants subject to, and on the terms described in, the Sponsor Support Agreement. For additional information, see the section titled “Transaction Proposal — Related Agreements — Sponsor Support Agreement.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Bright Machines, the Sponsor and the other former holders of SCVX Class B ordinary shares, XN, and certain former stockholders of Bright Machines, including certain of Bright Machines’ directors and officers, will enter into the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G, pursuant to which New Bright Machines will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Bright Machines common stock and other equity securities of New Bright Machines that are held by the parties thereto from time to time. For additional information, see the section titled “Transaction Proposal — Related Agreements — Registration Rights Agreement.”
Subscription Agreements
In connection with the execution of the Merger Agreement, SCVX entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 20,500,000 shares of New Bright Machines common stock at $10.00 per share for an aggregate commitment amount of $205,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by each Subscription Agreement is conditioned upon, among other things, (a) there not being in force any judgment, order, law, rule or regulation enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (b) all conditions precedent to the closing of the transactions contemplated by the Merger Agreement having been satisfied or waived, (c) the representations and warranties set forth in the Subscription Agreements being true and correct as of the Closing, subject in certain cases to qualifiers based on materiality or material adverse effect, as set forth in the Subscription Agreements, (d) the performance and satisfaction of certain covenants, agreements and conditions set forth in the Subscription Agreements and (e) the Business Combination being consummated substantially concurrently with the closing of the PIPE Investment. For additional information, see the section titled “Transaction Proposal — Related Agreements — Subscription Agreements.”
Ownership of New Bright Machines following Business Combination
As of the date of this proxy statement/prospectus, there are (i) 200,000,000 SCVX Class A ordinary shares authorized, of which 23,000,000 shares are issued and outstanding, (ii) 20,000,000 SCVX Class B ordinary shares authorized, of which 5,750,000 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001, authorized, of which no shares are issued and outstanding. As of the date of this proxy statement/prospectus, there are 11,500,000 public warrants and 6,600,000 private placement warrants issued and outstanding, which are not exercisable until the later of (x) January 28, 2021 and (y) thirty (30) days after the Closing. Each whole warrant entitles the holder thereof to purchase one SCVX Class A ordinary share and, following the Redomicile, will entitle the holder thereof to purchase one share of New Bright Machines common stock.
XN has agreed to purchase 2,875,000 SCVX Class B ordinary shares from the Sponsor and the SCVX Insiders and 3,300,000 private placement warrants from the Sponsor immediately prior to, and subject to, the Closing, for an aggregate purchase price of approximately $3.3 million.
It is anticipated that, following the Business Combination, (1) existing stockholders of Bright Machines will own 52.6% of outstanding New Bright Machines common stock, (2) the PIPE Investors other than XN, its affiliates and its designated affiliated investment funds, will own 8.2% of outstanding New Bright Machines common stock, (3) existing public shareholders of SCVX Class A ordinary shares will own 14.5% of outstanding New Bright Machines common stock, (4) the Sponsor and the current directors and officers of SCVX, as holders of the SCVX Class B ordinary shares, will collectively own 1.8% of outstanding New Bright Machines common stock and (5) XN, its affiliates and its designated affiliated investment funds will own 6.5% of outstanding New Bright Machines common stock. These percentages assume (i) that no public shareholders of SCVX exercise their redemption rights in connection with the Mergers, (ii) the vesting and exercise (on a net share basis) of all New Bright Machines options for shares of New Bright Machines common stock, (iii) that, immediately prior to the consummation of the Mergers, SCVX issues 20,500,000 shares of New Bright Machines common stock to the PIPE Investors in connection with the PIPE Investment and (iv) that no New Bright Machines warrants outstanding immediately following the Closing have been exercised. If the facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different. These percentages do not take into account any Earnout Shares issued following the Business Combination.
For illustrative purposes, the following table reflects varying ownership levels in New Bright Machines immediately following the consummation of the Business Combination if the Business Combination had occurred on October 1, 2021.

	Assuming No Redemptions		Assuming Maximum Redemptions with Minimum Cash Condition not Waived(1)		Assuming Maximum Redemptions with Minimum Cash Condition Waived(2)
Stockholder	Shares	Percentage Outstanding	Shares	Percentage Outstanding	Shares	Percentage Outstanding
Former Bright Machines equityholders(3)	109,892,430	69.0%	109,892,430	70.3%	109,892,430	80.7%
Sponsor(4)	2,616,250	1.6%	2,616,250	1.7%	2,616,250	1.9%
SCVX Insiders(5)	258,750	0.2%	258,750	0.2%	258,750	0.2%
XN LP(6)	10,375,000	6.5%	10,375,000	6.6%	10,375,000	7.6%
Other PIPE Investors(7)	13,000,000	8.2%	13,000,000	8.3%	13,000,000	9.6%
SCVX public shareholders(8)	23,000,000	14.5%	20,225,174	12.9%	—	—
Total shares of New Bright Machines common stock outstanding at Closing(3)(8)	159,142,430	100.0%	156,367,604	100.0%	136,142,430	100.0%

(1)
Assumes that 2,774,826 public shares (being our estimate of the maximum number of public shares that could be redeemed in order to satisfy the Minimum Cash Condition) are redeemed in connection with the Business Combination.

(2)
Assumes Bright Machines waives the Minimum Cash Condition and that all public shares are redeemed in connection with the Business Combination. Bright Machines has not yet decided to waive the Minimum Cash Condition if that condition is not met. There are a number of factors that could affect that decision, including the amount by which the Minimum Cash Condition is not met, market conditions and other factors. In addition, Bright Machines has no indication with respect to likely redemption levels. Accordingly, this scenario is for illustrative purposes only.

(3)
Amount represents shares on a fully diluted, net exercise basis. The actual number of outstanding shares of New Bright Machines common stock held by former Bright Machines equity holders at Closing will vary depending on the number of Bright Machines options that remain unexercised prior to Closing. Based on shares of Bright Machines capital stock outstanding as of October 1, 2021, an estimated 109,892,430 shares of New Bright Machines common stock would be issued to Bright Machines equity holders at Closing.

(4)
Includes 2,616,250 shares of New Bright Machines common stock after giving effect to the sale of 2,041,250 SCVX Class B ordinary shares to XN or one or more of its affiliates or designated affiliated investment funds immediately prior to Closing.

(5)
Includes 258,750 shares of New Bright Machines common stock after giving effect to the sale of 833,750 SCVX Class B ordinary shares to XN or one or more of its affiliates or designated affiliated investment funds immediately prior to Closing.

(6)
Includes 7,500,000 shares of New Bright Machines common stock purchased in the PIPE Investment and 2,875,000 SCVX Class B ordinary shares purchased from the Sponsor and the SCVX Insiders immediately prior to Closing. Figures refer to beneficial ownership by XN, its affiliates and/or its designated affiliated investment funds collectively.

(7)
Includes 20,500,000 shares of New Bright Machines common stock sold to the PIPE Investors less the 7,500,000 shares of New Bright Machines common stock purchased by XN Exponent Master Fund LP, an affiliated investment fund of XN, in connection with the PIPE Investment.

(8)
Stockholders will experience additional dilution to the extent New Bright Machines issues additional shares of New Bright Machines common stock after the Closing. The tables above do not include (i) up to 11,500,000 shares of New Bright Machines common stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 6,600,000 shares of New Bright Machines common stock that will be issuable upon exercise of the private placement warrants at an exercise price of $11.50 per share, (iii) shares of New Bright Machines common stock that will be available for issuance under the Equity Incentive Plan, (iv) shares of New Bright Machines common stock that will be available for issuance under the ESPP, which will initially be equal to 2% of the fully-diluted shares as of the Closing or (v) the Earnout Shares. For illustrative purposes, the following table reflects the impact on relative ownership levels assuming the issuance of all such shares if the Business Combination had occurred on October 1, 2021.
	Assuming No Redemptions		Assuming Maximum Redemptions with Minimum Cash Condition not Waived(a)		Assuming Maximum Redemptions with Minimum Cash Condition Waived(b)
	Shares	Percentage Outstanding	Shares	Percentage Outstanding	Shares	Percentage Outstanding
Total shares of New Bright Machines common stock outstanding at Closing	132,994,933	58.1%	130,220,107	57.7%	109,994,933	59.3%
Shares underlying public warrants	11,500,000	5.0%	11,500,000	5.1%	11,500,000	6.2%
Shares underlying private placement warrants	6,600,000	2.9%	6,600,000	2.9%	6,600,000	3.6%
Shares initially reserved for issuance under the Equity Incentive Plan(c)	52,221,123	22.8%	51,804,900	23.0%	32,271,884	17.4%
Shares initially reserved for issuance under the ESPP(c)	2,659,898	1.2%	2,604,402	1.1%	2,199,898	1.2%
Earnout Shares	23,000,000	10%	23,000,000	10.2%	23,000,000	12.4%
Total	228,975,954	100.0%	225,729,409	100.0%	185,566,715	100.0%

(a)
Assumes that 2,774,826 public shares (being our estimate of the maximum number of public shares that could be redeemed in order to satisfy the Minimum Cash Condition) are redeemed in connection with the Business Combination.

(b)
Assumes Bright Machines waives the Minimum Cash Condition and that all public shares are redeemed in connection with the Business Combination. Bright Machines has not yet decided to waive the Minimum Cash Condition if that condition is not met. There are a number of factors that could affect that decision, including the amount by which the Minimum Cash Condition is not met, market conditions and other factors. In addition, Bright Machines has no indication with respect to likely redemption levels. Accordingly, this scenario is for illustrative purposes only.

(c)
The number of shares of New Bright Machines common stock available for issuance under the Equity Incentive Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in [      ] and ending in [      ] by amounts described in the section titled “Equity Plans Proposal.”

For further details, see the section titled “Transaction Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Date, Time and Place of Extraordinary General Meeting of SCVX’s Shareholders
The extraordinary general meeting of the shareholders of SCVX will be held at [           ], Eastern Time, on [           ], at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10009 and virtually via live webcast at [           ], to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
You will be permitted to attend the extraordinary general meeting in person at the offices of Willkie Farr & Gallagher LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually.
Voting Power; Record Date
SCVX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [           ], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.
Quorum and Vote of SCVX Shareholders
A quorum of SCVX shareholders is necessary to hold a valid meeting. A quorum will be present at the SCVX extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
The Sponsor and the SCVX Insiders have agreed to vote all of their Founder Shares and any public shares they may hold in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
•
Transaction Proposal:   The approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting.

•
Redomicile Proposal:   The approval of the Redomicile Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Amendment Proposals:   The separate approval of each of the Amendment Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the SCVX Class B ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Exchange Proposal:   The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Equity Plans Proposal:   The approval of the Equity Plans Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCVX that New Bright Machines redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, SCVX’s transfer agent, that New Bright Machines redeem all or a portion of your public shares for cash; and

•
deliver your certificates for public shares (if any) and any other required redemption forms to Continental, SCVX’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCVX’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Transaction Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its certificates for public shares (if any) and any other required redemption forms to Continental, SCVX’s transfer agent, New Bright Machines will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [           ], this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Redomicile and consummation of the Mergers and, accordingly, it is shares of New Bright Machines common stock that will be redeemed immediately after consummation of the Business Combination. See the section titled “Extraordinary General Meeting of SCVX — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and the SCVX Insiders have agreed to vote all of their Founder Shares and any public shares they may hold in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the SCVX Insiders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
SCVX shareholders do not have appraisal rights in connection with the Business Combination or the Redomicile under the Cayman Islands Companies Law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. SCVX has engaged [           ] to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote in person if it revokes its proxy before the extraordinary general meeting. A shareholder may change its vote by submitting a later-dated proxy as described in the section titled “Extraordinary General Meeting of SCVX — Revoking Your Proxy.”
Interests of SCVX’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCVX’s board of directors in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and SCVX’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of SCVX shareholders generally. The board of directors of SCVX was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to SCVX’s shareholders that they vote to approve the Business Combination. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Interests of Bright Machines’ Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCVX’s board of directors in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that Bright Machines’ directors and executive officers may have interests in the Business Combination that may be different from, or in addition to, those of SCVX shareholders generally. The board of directors of SCVX was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to SCVX’s shareholders that they vote to approve the Business Combination. See the section titled “Transaction Proposal — Interests of Bright Machines’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Recommendation to Shareholders of SCVX
SCVX’s board of directors believes that the Transaction Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCVX’s shareholders and unanimously recommends that its shareholders vote “FOR” the Transaction Proposal, “FOR” the Redomicile Proposal, “FOR” the Exchange Proposal, “FOR” each of the separate Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the Equity Plans Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that New Bright Machines issues or, as applicable, reserves for issuance in respect of Bright Machines options outstanding as of immediately prior to the Closing that will be converted into options based on New Bright Machines common stock, an aggregate of 109,892,430 shares of New

Bright Machines common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement (assuming that all New Bright Machines options are net-settled). If the facts are different from these assumptions, the below figures will be different.
(in millions)
Sources		Uses
Cash and investments held in Trust Account(1)	$230.6	Cash to balance sheet	$402.8
PIPE Investment(2)	$205.0	Transaction expenses	$32.8
Total Sources	$435.6	Total Uses	$435.6

(1)
Calculated as of September 30, 2021.

(2)
Shares issued in the PIPE Investment were priced at $10.00 per share.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Redomicile and exercise of redemption rights, please see the section titled “U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Redomicile
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of SCVX as a result of the Redomicile. The business, capitalization, assets and liabilities and financial statements of New Bright Machines immediately following the Redomicile will be the same as those of SCVX immediately prior to the Redomicile.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCVX is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Bright Machines issuing stock for the net assets of SCVX, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Bright Machines.
Regulatory Matters
Completion of the Business Combination is subject to approval under the HSR Act. On May 28, 2021, SCVX and Bright Machines filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”), in accordance with the Merger Agreement. The statutory HSR waiting period for the HSR Act expired on June 28, 2021. See the section titled “Transaction Proposal — Regulatory Matters” for additional detail.
Emerging Growth Company
SCVX is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SCVX’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SCVX has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCVX, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCVX’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
SCVX will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SCVX’s initial public offering, (b) in which SCVX has total annual gross revenue of at least $1.07 billion or (c) in which SCVX is deemed to be a large accelerated filer, which means the market value of SCVX’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which SCVX has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
In evaluating the proposals to be presented at the SCVX extraordinary general meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Such risks include, but are not limited to:
Risks related to Bright Machines’ maturity and financial position, including that:
•
Bright Machines is an early-stage company with a history of losses, has not been profitable historically and may not achieve or maintain profitability or positive cash flow in the future.

•
Bright Machines’ limited operating history makes evaluating their current business and future prospects difficult and may increase the risk of your investment.

•
Bright Machines’ operating results and financial condition may fluctuate from period to period.

Risk related to Bright Machines’ operations, business, industry and the economy, including that:
•
A significant percentage of Bright Machines' sales comes from products and services that they provide to a small number of customers and a decline in sales to any of these customers or Bright Machines' inability to expand their customer base could adversely affect Bright Machines' business.

•
Bright Machines may experience significant delays in the design, production and launch of their Brightware Insights and Brightware Inspection SaaS applications, and Bright Machines may be unable to successfully commercialize these service offerings within their planned timelines.

•
Bright Machines’ business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of subscription software and service contracts. If such recurring stream of revenues or the demand for Bright Machines’ solutions does not grow as expected, or if market adoption of software driven manufacturing does not continue to develop, or develops more slowly than expected, Bright Machines’ anticipated revenues and profits may be lower, and their business may be adversely affected.

•
Bright Machines may be adversely affected by supply chain issues, including shortages of required sub-products or components.

•
Bright Machines competes with a broad range of companies, including industrial automation suppliers and manufacturing software providers, and faces challenges from industrial automation solutions developed by their customers’ in-house automation engineers.

Risks related to the Business Combination, including that:
•
Directors of SCVX have potential conflicts of interest in recommending that SCVX’s stockholders vote in favor of approval of the Business Combination and the transactions contemplated thereby, including the Mergers, and approval of the other proposals described in this proxy statement/prospectus.

•
The Business Combination and the PIPE Investment are subject to conditions, which may not be satisfied on a timely basis, if at all.

•
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SCVX’s securities may decline.

•
The Sponsor and the PIPE Investors will beneficially own a significant equity interest in New Bright Machines and may take actions that conflict with your interests.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SCVX
SCVX is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. SCVX’s statement of operations data and cash flows data for the six months ended June 30, 2021 and balance sheet data as of June 30, 2021 is derived from SCVX’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. SCVX’s statement of operations data and cash flow data for the year ended December 31, 2020 (restated) and the period from November 15, 2019 (inception) through December 31, 2019, and balance sheet data as of December 31, 2020 (restated) and December 31, 2019, is derived from SCVX’s audited condensed financial statements included elsewhere in this proxy statement/prospectus.
The below information is only a summary and should be read in conjunction with SCVX’s financial statements and related notes and “SCVX Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. SCVX’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	Six months ended June 30, 2021	Year ended December 31, 2020	Period from November 15, 2019 (inception) through December 31, 2019
	(unaudited)	(audited)
Statement of Operations Data:
Loss from operations	$(1,487,814)	$(2,972,440)	$(21,214)
Change in fair value of warrant liabilities	$11,733,000	$(9,906,000)	$—
Net (loss) income	$10,252,073	$(13,120,103)	$(21,214)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,240,158	19,961,978	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.02	—
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted(1)	9,509,842	8,508,578	5,000,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$1.08	$(1.59)	$(0.00)
Condensed Balance Sheet Data (At Period End):
Total assets	$231,111,558	$231,527,508	$432,703
Total liabilities	29,807,476	40,475,499	428,917
Class A ordinary shares, $0.0001 par value; 19,630,408, 18,605,200 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2021, December 31, 2020 and December 31, 2019, respectively	196,304,080	186,052,000	—
Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,369,592, 4,394,800 and -0- shares issued and outstanding (excluding 19,630,408, 18,605,200 and -0- shares subject to possible redemption) at June 30, 2021, December 31, 2020 and 2019, respectively	337	439	—

	Six months ended June 30, 2021	Year ended December 31, 2020	Period from November 15, 2019 (inception) through December 31, 2019
	(unaudited)	(audited)
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2021, December 31, 2020 and December 31, 2019	575	575	575
Total shareholders’ equity	5,000,002	5,000,009	3,786
Cash Flow Data:
Net cash used in operating activities	(415,839)	(447,364)	—
Net cash used in investing activities	—	(230,000,000)	—
Net cash provided by financing activities	—	231,339,602	25,000

(1)
At December 31, 2019, this number excludes an aggregate of up to 750,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 28, 2020, the underwriters fully exercised the over-allotment option; thus, these shares were no longer subject to forfeiture.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF BRIGHT MACHINES
The following selected historical statements of operations data of Bright Machines for the years ended December 31, 2020 and 2019 and the historical balance sheet data as of December 31, 2020 and 2019 are derived from Bright Machines’ audited financial statements included elsewhere in this proxy statement/ prospectus. The selected historical condensed statements of operations data of Bright Machines for the six months ended June 30, 2021 and 2020 and the condensed balance sheet data as of June 30, 2021 are derived from Bright Machines’ unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. In Bright Machines management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly Bright Machines’ financial position as of June 30, 2021 and the results of operations for the six months ended June 30, 2021 and 2020.
Bright Machines’ historical results are not necessarily indicative of the results that may be expected in the future and Bright Machines’ results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical financial data together with “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Bright Machines’ financial statements and related notes included elsewhere in this proxy statement/prospectus.
	For the six months ended June 30, 2021 (unaudited)	For the six months ended June 30, 2020 (unaudited)	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
	(In thousands, except Share and per Share Amounts)
Selected Statement of Operations Data
Revenue	$24,311	$11,777	$27,502	$33,321
Cost of revenue	26,490	26,283	44,642	32,740
Gross profit (loss)	(2,179)	(14,506)	(17,140)	581
Operating expenses (income)
Research and development	11,594	10,001	19,015	20,142
Sales and marketing	7,104	4,548	9,436	8,927
General and administrative	12,172	9,518	17,971	18,010
Loss (gain) on sale of SMT equipment	(20,097)	—	1,447	—
Total operating expenses	10,773	24,067	47,869	47,079
Other income (expense), net
Interest income (expense), net	(8)	615	701	2,128
Other income (expense), net	(190)	(386)	216	(631)
Total other income (expense), net	(198)	229	917	1,497
Provision for (benefit from) income taxes	71	(217)	499	1,632
Net loss	(13,221)	(38,127)	(64,591)	(46,633)
Deemed dividend to redeemable convertible preferred stockholder	71,655	13,065	13,065	—
Net loss attributable to common stockholders	$(84,876)	$(51,192)	$(77,656)	$(46,633)
Net loss per share – basic and diluted	$(34.48)	$(153.79)	$(163.27)	$(1,179.66)
Shares used in per share calculation – basic and diluted	2,461,907	332,860	475,631	39,531
Selected Cash Flow Data
Net cash flows from operating activities	$(25,433)	$(27,535)	$(43,035)	$(36,334)
Net cash flows provided by (used in) investing activities	2,088	35,637	63,892	(72,594)
Net cash flows provided by (used in) financing activities	1,425	9,759	10,407	(249)

	June 30, 2021 (unaudited)	December 31, 2020	December 31, 2019
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$38,304	$60,667	$29,428
Current assets	86,422	101,394	124,960
Total assets	127,209	144,460	176,125
Current liabilities	61,865	24,469	17,245
Total liabilities	112,374	39,704	24,583
Redeemable convertible preferred stock	208,874	220,271	197,678
Accumulated deficit	(196,085)	(123,761)	(59,170)
Total stockholders’ deficit	(194,039)	(115,515)	(46,136)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “New Bright Machines” refers to SCVX and its wholly owned subsidiary after giving effect to the Business Combination.
The following selected unaudited pro forma condensed combined financial information of New Bright Machines presents the combination of the historical financial information of SCVX and Bright Machines adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement. Additional details related to the aforementioned transactions, their estimated pro forma impact, and the assumptions used to determine the estimated pro forma impact are described in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information,” which should be read together with this selected unaudited pro forma condensed combined financial information.
The selected unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 present the pro forma effects of the Business Combination and related events (as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”) as if they had been completed on January 1, 2020, the first day of the earliest period presented.
The selected unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Bright Machines’ financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Bright Machines. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.
The historical financial information of SCVX was derived from the unaudited interim financial statements of SCVX as of and for the six months ended June 30, 2021, and from the audited financial statements of SCVX for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Bright Machines was derived from the unaudited financial statements of Bright Machines as of and for the six months ended June 30, 2021, and from the audited financial statements of Bright Machines as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should also be read together with the sections titled “SCVX Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus.
The summary unaudited pro forma condensed combined financial information contained herein assumes that the SCVX shareholders approve the Business Combination. Pursuant to SCVX’s existing memorandum and articles of association, SCVX’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. SCVX cannot predict how many of its public shareholders will exercise their right to redeem their SCVX Class A ordinary shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:
•
Assuming No Redemption — this scenario assumes that no SCVX Class A ordinary shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 2,774,441 SCVX Class A ordinary shares are redeemed for an aggregate payment of $27.7 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of

June 30, 2021 and still satisfy the Minimum Cash Condition required under the Merger Agreement to consummate the Business Combination of at least $375.0 million, after giving effect to the PIPE Investment.
			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations — Six Months Ended June 30, 2021 (in thousands, except share and per share data)	Bright Machines (Historical)	SCVX (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Assembly automation	$9,462	$—	$—	$9,462	$—	$9,462
Professional services and other	13,891	—	—	13,891	—	13,891
Leasing	958	—	—	958	—	958
Total revenue	24,311	—	—	24,311	—	24,311
Cost of revenue
Assembly automation	16,957	—	—	16,957	—	16,957
Professional services and other	8,799	—	—	8,799	—	8,799
Leasing	734	—	—	734	—	734
Total cost of revenue	26,490	—	—	26,490	—	26,490
Gross loss	(2,179)	—	—	(2,179)	—	(2,179)
Operating expenses (income)
Research and development	11,594	—	—	11,594	—	11,594
Sales and marketing	7,104	—	—	7,104	—	7,104
General and administrative	12,172	1,428	293	13,893	—	13,893
Administrative fees – related party	—	60	—	60	—	60
Gain on sale of SMT equipment	(20,097)	—	—	(20,097)	—	(20,097)
Total operating expenses	10,773	1,488	293	12,554	—	12,554
Other income (expense), net
Net gain from investments held in Trust Account	—	7	(7)	—	—	—
Change in fair value of warrant liabilities	—	11,733	(7,245)	4,488	—	4,488
Interest expense, net	(8)	—	—	(8)	—	(8)
Other expense, net	(190)	—	—	(190)	—	(190)
Total other income (expense), net	(198)	11,740	(7,252)	4,290	—	4,290
Income (loss) before provision for income taxes	(13,150)	10,252	(7,545)	(10,443)	—	(10,443)
Provision for income taxes	71	—	—	71	—	71
Net income (loss)	(13,221)	10,252	(7,545)	(10,514)	—	(10,514)
Less: Deemed dividend to redeemable convertible preferred stockholders	71,655	—	—	71,655	—	71,655
Net income (loss) attributable to common stockholders	$(84,876)	$10,252	$(7,545)	$(82,169)	$—	$(82,169)
				Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Weighted average shares outstanding of New Bright Machines common stock – basic				132,789,860		130,015,419
Basic net loss per share – New Bright Machines				$(0.62)		$(0.63)
Weighted average shares outstanding of New Bright Machines common stock – diluted				132,789,860		130,015,419

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations — Six Months Ended June 30, 2021 (in thousands, except share and per share data)	Bright Machines (Historical)	SCVX (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Diluted net loss per share – New Bright Machines				$(0.62)		$(0.63)
Weighted average shares outstanding of Bright Machines common stock – basic and diluted	2,461,907
Basic and diluted net loss per share – Bright Machines	$(34.48)
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted		19,240,158
Basic and diluted net income per share – Class A common stock subject to possible redemption		$0.00
Weighted average shares outstanding of Class A and B common stock, non redeemable ordinary shares – basic and diluted		9,509,842
Basic and diluted net income per share – Class A and B common stock, non redeemable ordinary shares		$1.08
			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations — Year Ended December 31, 2020 (in thousands, except share and per share data)	Bright Machines (Historical)	SCVX (Historical) (As Restated)(1)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Assembly automation	$8,649	$—	$—	$8,649	$—	$8,649
Professional services and other	12,370	—	—	12,370	—	12,370
Leasing	6,483	—	—	6,483	—	6,483
Total revenue	27,502	—	—	27,502	—	27,502
Cost of revenue
Assembly automation	15,143	—	2,710	17,853	—	17,853
Professional services and other	18,917	—	392	19,309	—	19,309
Leasing	3,914	—	—	3,914	—	3,914
Impairment of long-lived assets	6,668	—	—	6,668	—	6,668
Total cost of revenue	44,642	—	3,102	47,744	—	47,744
Gross loss	(17,140)	—	(3,102)	(20,242)	—	(20,242)
Operating expenses
Research and development	19,015	—	5,662	24,677	—	24,677
Sales and marketing	9,436	—	2,310	11,746	—	11,746
General and administrative	17,971	2,852	26,960	47,783	—	47,783
Administrative fees – related party	—	120	—	120	—	120
Loss on sale of SMT equipment	1,447	—	—	1,447	—	1,447
Total operating expenses	47,869	2,972	34,932	85,773	—	85,773
Other income (expense), net
Net gain from investments held in Trust Account	—	549	(549)	—	—	—

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations — Year Ended December 31, 2020 (in thousands, except share and per share data)	Bright Machines (Historical)	SCVX (Historical) (As Restated)(1)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Change in fair value of warrant liabilities	—	(9,906)	6,210	(3,696)	—	(3,696)
Offering costs associated with issuance of public and private warrants	—	(791)	—	(791)	—	(791)
Interest income, net	701	—	—	701	—	701
Other income, net	216	—	—	216	—	216
Total other income (expense), net	917	(10,148)	5,661	(3,570)	—	(3,570)
Loss before provision for income taxes	(64,092)	(13,120)	32,373	(109,585)	—	(109,585)
Provision for income taxes	499	—	—	499	—	499
Net loss	(64,591)	(13,120)	32,373	(110,084)	—	(110,084)
Less: Deemed dividend to redeemable convertible preferred stockholder	13,065	—	—	13,065	—	13,065
Net loss attributable to common stockholders	$(77,656)	$(13,120)	$(32,373)	$(123,149)	$—	$(123,149)
				Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Weighted average shares outstanding of New Bright Machines common stock – basic				132,789,860		130,015,419
Basic net loss per share – New Bright Machines				$(0.93)		$(0.95)
Weighted average shares outstanding of New Bright Machines common stock – diluted				132,789,860		130,015,419
Diluted net loss per share – New Bright Machines				$(0.93)		$(0.95)
Weighted average shares outstanding of Bright Machines common stock – basic and diluted	475,631
Basic and diluted net loss per share – Bright Machines	$(163.27)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption – basic and diluted		19,961,978
Basic and diluted net income per share – Class A ordinary shares subject to possible redemption		$0.02
Weighted average shares outstanding of Class A and B non redeemable ordinary shares – basic and diluted		8,508,578
Basic and diluted net loss per share – Class A and B non redeemable ordinary shares		$(1.59)

(1)
SCVX’s previously issued financial statements as of and for the year ended December 31, 2020, as of and for the three and nine months ended September 30, 2020, as of and for the three and six months ended June 30, 2020, and as of and for the three months ended March 31, 2020 are restated in its Annual Report on Form 10-K to correct the misapplication of accounting guidance related to SCVX’s warrants in SCVX’s previously issued audited and condensed financial statements for such periods.

COMPARATIVE PER SHARE DATA
Comparative Per Share Data of SCVX
The following table sets forth the closing market prices per share of the public shares and public warrants as reported by NYSE on May 14, 2021, the last trading day before the Business Combination was publicly announced, and on October 14, 2021, the last practicable trading day before the date of this proxy statement/prospectus.
Trading Date	Public Shares	Public Warrants
May 14, 2021	$9.97	$1.24
October 14, 2021	$9.95	$0.69
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the public shares, the value of the consideration that Bright Machines stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of public shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which SCVX shareholders vote on the approval of the Merger Agreement. SCVX shareholders are urged to obtain current market quotations for SCVX securities before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Bright Machines
Historical market price information regarding Bright Machines is not provided because there is no public market for Bright Machines common stock.

MARKET PRICE AND DIVIDEND INFORMATION
SCVX units, SCVX Class A ordinary shares and the public warrants are currently listed on the NYSE under the symbols “SCVX.U,” “SCVX” and “SCVX WS,” respectively.
The most recent closing prices of the SCVX units, SCVX Class A ordinary shares and SCVX warrants as of May 14, 2021, the last trading day before announcement of the execution of the Merger Agreement, were $10.56, $9.97 and $1.24, respectively. As of [           ], the record date for the extraordinary general meeting, the most recent closing price for each SCVX unit, SCVX Class A ordinary share and SCVX warrant was $[           ], $[           ] and $[           ], respectively.
Holders of the SCVX units, SCVX Class A ordinary shares and the public warrants should obtain current market quotations for their securities. The market price of SCVX’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there were [           ] holders of record of SCVX Class A ordinary shares, [           ] holders of record of SCVX Class B ordinary shares, [           ] holders of record of SCVX units and [           ] holders of record of SCVX warrants. See the section titled “Beneficial Ownership of Securities.”
As of the date of this proxy statement/prospectus there were [           ] holders of record of Bright Machines common stock and [           ] holders of record of Bright Machines preferred stock.
Dividend Policy
SCVX has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Bright Machines subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Bright Machines’ board of directors. SCVX’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that New Bright Machines’ board of directors will declare any dividends in the foreseeable future. Further, the ability of New Bright Machines to declare dividends may be limited by the terms of financing or other agreements entered into by New Bright Machines or its subsidiaries from time to time.
Price Range of Bright Machines’ Securities
Historical market price information regarding Bright Machines is not provided because there is no public market for Bright Machines’ securities. For information regarding Bright Machines’ liquidity and capital resources, see the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
Unless the context requires otherwise, references in this section to “Bright Machines,” “we,” “us” and “our” generally refer to Bright Machines and its consolidated subsidiaries, prior to the Business Combination and New Bright Machines and its consolidated subsidiaries after giving effect to the Business Combination.
Risks Related to Our Maturity and Financial Position
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability or positive cash flow in the future.
We experienced net losses from operations in each year from our inception, including net losses of $63.7 million and $46.6 million for the years ended December 31, 2020 and 2019, respectively. We believe we will continue to incur negative cash flow and do not anticipate that we will generate a profit for the foreseeable future. Though we expect to continue to invest significantly in our business, including across our research and development efforts and sales and marketing programs, these investments may not result in increased revenue or growth in our business. In addition, as a public company, we will incur significant additional accounting, legal, and other expenses that we did not incur as a private company. These increased expenditures may make it harder for us to achieve and maintain future profitability.
Revenue growth and growth in our customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. In the near term, we expect the sale of our Bright Machines® Microfactories and related integration services to comprise the bulk of our revenue with new customers. We have also recently commenced standalone sales of our Brightware® Studio software, which we expect to generate a substantial portion of our revenue going forward, but it is difficult for us to predict our future operating results. We may incur losses in the future for a number of other reasons, including due to the risks described in these Risk Factors, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may be larger than anticipated, we may incur significantly negative cash flow for the foreseeable future, and we may not achieve profitability when expected, or at all, and, to the extent achieved, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor and/or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.
Our limited operating history makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Our limited operating history may make it difficult to evaluate our current business and our future prospects as we continue to focus on growing our business. It is also difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries.
If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer, and the trading price of our stock may decline.
Our growth forecasts include meaningful revenue and margin contributions from future solutions that are still under development, including cloud-enabled products on our Brightware® software platform, including Brightware Insights and Brightware Inspection, and other software. There are no assurances that we will be able to secure future business with customers for these SaaS applications or that any of our solutions will be delivered on our planned timelines.
In May 2021, we materially amended our contracts with an affiliate of Flex Ltd. (together with its subsidiaries and affiliates, “Flex”). Flex is our largest customer and accounted for approximately 95% and

99% of our consolidated revenue for the six months ended June 30, 2021 and for the fiscal year ended December 31, 2020, respectively. This amendment decreases the usefulness of our limited operating history as an indicator of our future performance. Furthermore, our commercial contracts with Flex, under which we generate revenue, expire by their terms on April 30, 2023 and we and/or Flex may not pursue a renewal or new contract. For additional information regarding Flex, please see the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations — Flex Spin-off and Transactions with Flex.”
Due to the foregoing factors and the other risks discussed in this proxy statement/prospectus, our limited operating history makes evaluating our current business and future prospects difficult, which may cause declines and increased volatility in the trading price of our stock.
Our operating results and financial condition may fluctuate from period to period.
Our operating results and financial condition fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. Both our business and the manufacturing industry are changing and evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our common stock will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including:
•
the degree of market acceptance of our services and solutions;

•
our ability to compete with competitors, many of whom are much larger, better funded and more well-known than we are, as well as new entrants into our markets;

•
the mix of services and solutions that we sell during any period;

•
the timing of sales, assembly, testing, delivery and customer acceptance of our solutions;

•
the geographic distribution of our sales;

•
changes in our pricing policies or those of our competitors, including our response to price competition;

•
changes in the amounts that we spend to develop and commercialize new solutions or technologies;

•
changes in the amounts that we spend to promote our services and solutions;

•
changes in the cost of satisfying our warranty obligations and servicing our installed customer base;

•
expenses, liabilities and potential delays and losses of business resulting from litigation, even if we prevail;

•
adverse litigation judgments, settlements, or other litigation-related costs, as well as costs and potential outcomes of any future regulatory investigation or examination;

•
delays between our expenditures to develop and market new or enhanced solutions and the generation of revenue from those solutions;

•
unforeseen liabilities or difficulties in integrating our acquisitions or newly acquired businesses;

•
disruptions and cyberattacks (such as ransomware and denial of service) to our information technology systems or those of our channel partners or customers;

•
general economic and industry conditions that affect customer demand;

•
the impact of the COVID-19 pandemic, supply chain disruption, labor shortages or trade disputes on our customers, suppliers, partners and operations;

•
instability in the financial markets;

•
changes in accounting standards, policies, guidance, interpretations, or principles; and

•
changes in the legislative or regulatory environment, including with respect to privacy or data protection, accounting rules and tax laws.

We recognize significant portions of the revenues for our microfactories only after they are successfully deployed. Successful deployment requires us to demonstrate that a microfactory can perform its functions within agreed upon specifications — first at our facility and then fully installed at our customer’s facility and integrated with the customer’s manufacturing processes. Deployment of microfactories may take several months or, in some cases, a year or longer, and acceptance testing can be delayed for several reasons, both within and outside of our control, including:
•
our inability to access a customer’s facility for any reason (e.g., pandemic, labor stoppage, unavailability of key personnel, production scheduling, maintenance shutdown);

•
customer-driven changes in requirements, product designs, system integrations or demand estimates after initial engagement;

•
customer delay in providing product and component samples and/or access to manufacturing facilities and related systems required for customization and testing of our solutions;

•
delays and inefficiencies due to order backlogs, difficulties in deploying at scale and deployment in first-time or unique manufacturing processes;

•
delays in other dependencies (e.g., late delivery of customer ordered equipment, completion of facility modifications);

•
difficulties in integrating our microfactories due to unexpected hardware or software incompatibility;

•
defects in our microfactories (e.g., shipping damage, component failure) or installation errors; and

•
variance of local conditions (e.g., vibration, temperature) from prior testing or design parameters.

Delays in acceptance testing result in delayed recognition of revenue and decreased cash flow. Delays that are protracted or that occur near the end of a fiscal period may also result in fluctuations in our operating results.
In addition, our revenues and operating results may fluctuate from quarter-to-quarter and year-to-year due to our sales cycle and seasonality among our customers. Generally, our manufacturing solutions are subject to the adoption and capital expenditure cycles of our customers. As a result, we expect to conduct a larger portion of our sales during the fourth quarter of our fiscal year relative to the other quarters. Due to the critical nature of our solutions, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause us to devote significant effort and capital resources in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on our operating results, cash flow and overall financial condition. Due to the foregoing factors, and the other risks discussed in this proxy statement/prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of our operating results as an indicator of our future performance.
We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including needs to develop or acquire new software applications, solutions and hardware, build out our customer delivery and support organization, improve our operating infrastructure, acquire increasing amounts of components as orders for our microfactories increase, fund our other working capital needs, and acquire complementary businesses and technologies.
We have historically relied on outside sources of funding in the form of debt or equity, and in the future we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. In the future, debt financing may be difficult to obtain under favorable terms, if at all, because of our limited assets and cash flows. Our ability to consummate a funding transaction will depend not only on our ability to achieve positive operating results, but also on conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available if needed, or on acceptable terms. In the event that we are unable to raise such funds, we may be required to delay, reduce or severely curtail or cease our operations or the implementation of our business strategies or otherwise impede our on-going business efforts and/or seek reorganization under the U.S. Bankruptcy Code, any of which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.
If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. In addition, any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Risks Related to Our Operations, Our Business, Our Industry, and the Economy
A significant percentage of our sales comes from products and services that we provide to a small number of customers and a decline in sales to any of these customers or our inability to expand our customer base could adversely affect our business.
In 2021, we have booked a number of large orders with several customers. Failure to successfully deploy our solutions against these orders, significant reductions in services to these customers, or the loss of any of these customers, would materially harm our business. If we are unable to replace expired, canceled or reduced contracts with new business in a timely manner, our revenues and profitability could be harmed, which would have a material adverse effect on our business, results of operations, financial condition and prospects. Additionally, mergers, acquisitions, consolidations or other significant transactions involving our key customers generally entail risks to our business. If a significant transaction involving any of our key customers results in the loss of or reduction in purchases by any of our largest customers, it could have a material adverse effect on our business, results of operations, financial condition and prospects.
Furthermore, automation engineering and testing services, equipment leasing services (which terminated as of May 2021) and microfactory sales to Flex, our largest customer, accounted for approximately 95% and 99% of our consolidated revenue for the six months ended June 30, 2021 and for the fiscal year ended December 31, 2020, respectively. Flex may experience dramatic declines in its market shares or competitive position during the remaining term in their contract with us, due to economic or other forces, that may cause it to reduce its purchases from us. For example, in May 2021, we amended certain agreements with Flex as a result of which, among other things, Flex has reduced its purchase commitments from us for the remainder of the term of the contract and terminated our equipment leasing services. Further, our agreement with Flex to provide automation engineering services and microfactory sales expires on April 30, 2023, and we and/or Flex may not pursue a renewal or new contract. For additional information regarding Flex, please see the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations — Flex Spin-off and Transactions with Flex.”
We expect microfactory sales to drive our revenue growth from non-Flex customers for the near and medium term.
The majority of our revenue generated to date with customers, other than Flex, is derived from sales of our Bright Machines® Microfactories. We have been selling our microfactories in a bundle with our operating system software, which includes support services for the first year of the contract, and deployment services for a sales price that is typically tied to several milestones. When these milestones are achieved, title to the hardware passes and license to the operating system software continues perpetually as un-supported software after the first year, unless the customer has purchased a support and maintenance plan for the software. The hardware warranty similarly lapses after one year, unless the customer purchases a support and maintenance plan for the hardware.

We have also sold our microfactories in a bundle with the operating system software and deployment services based on “as a service” pricing payable over three years whereby title to the hardware does not pass to the customer but the annual subscription payments include support and maintenance for both the hardware and software.
Though we continue to develop software (including our Brightware Studio software launched in September 2021), which we expect to offer on a subscription basis as recurring revenue-based offerings, we expect sales of our microfactories to continue to drive our revenues to customers other than Flex. Our historical commercialization of our microfactories is not an indicator of our ability to successfully commercialize software for production analytics and production quality on our planned timelines, or at all. To the extent our software offerings in process analytics and quality inspection incur delays in development or commercial acceptance, we would continue to require significant working capital and our revenue would continue to be non-recurring. Further, if competitive solutions emerge or if we are otherwise unable to continue to successfully commercialize our microfactories in the future, our operating results could be harmed.
We may experience significant delays in the design, production and launch of our Brightware Insights and Brightware Inspection SaaS applications, and we may be unable to successfully commercialize these service offerings within our planned timelines.
We have two software applications — one designed to improve manufacturing processes via analytics (Brightware Insights) and one designed for quality inspection (Brightware Inspection), in each case which are still under development. There are often delays in the design, testing, and commercial release of new software solutions and any delay in the launch of our solutions could materially damage our brand, business, growth prospects, financial condition and operating results. Even if we successfully complete the design and testing for one or all of our software solutions under development, we may fail to develop commercially successful solutions on the timeline we expect for a number of reasons, including:
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misalignment between the solutions and customer needs;

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lack of innovation of the solution;

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failure of the solution to perform in accordance with the customer’s industry standards;

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ineffective distribution and marketing;

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delay in obtaining any required regulatory approvals or third-party certifications;

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unexpected production costs;

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lack of customer acceptance;

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failure of our customers to provide adequate internet connectivity in their manufacturing facilities;

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failure of third parties to develop or maintain reliable and secure cloud and edge computing platforms;

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failure of third parties to provide us with products or services that we require to develop and maintain software solutions;

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misconceptions regarding security in connection with the adoption of cloud solutions in manufacturing; and

•
release of competitive solutions.

To the extent we delay introduction of our solutions, fail to introduce them at all, or do not successfully commercialize them, our operating results would be adversely affected.
Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of subscription software and service contracts. If such recurring stream of revenues or the demand for our solutions does not grow as expected, or if market adoption of software-defined manufacturing does not continue to develop, or develops more slowly than expected, our anticipated revenues and profits may be lower and our business may be adversely affected.
We believe that the global manufacturing sector, which today is dominated by labor intensive manufacturing processes that underutilize industrial automation, is undergoing a shift towards software- driven automation. Even if our belief in this shift is correct, demand for our solutions, including our recurring revenue-based software applications, may not grow as expected because, among other reasons:

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we may not be able to develop effective strategies to raise awareness among potential customers of the benefits of software-defined manufacturing;

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our solutions may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift;

•
potential customers may be discouraged to adopt our solutions by internal resistance to automation;

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customers’ perceptions and concerns regarding data security and access controls may deter them from leveraging the cloud to deploy our software applications;

•
our competitors may develop more competitive solutions or more effectively conduct customer outreach and acquisition; and

•
we may encounter resistance based in conventional procurement practices, which are often perpetual license based rather than subscription or consumption based, as we move toward a recurring- revenue model for our software.

If software-defined manufacturing does not continue to gain higher utilization and broader market acceptance as an alternative to conventional manufacturing processes, if the marketplace adopts automation technologies that differ from our technologies, or if our product and pricing strategies are not accepted by the market, we may not be able to increase or sustain the level of sales of our solutions, and our operating results would be adversely affected as a result. Additionally, existing and future customers of our solutions may not purchase our SaaS applications or related service contracts at the rate we anticipate. If our current and future customers purchase a lower volume of our SaaS applications than we anticipate, our expected recurring revenue stream relative to our total revenues would be reduced and our operating results would be adversely affected.
Our microfactory solutions and deployments to date have involved a significant amount of customization, making it difficult for us to achieve our projected scale. If we cannot standardize more portions of our microfactory solutions, our results of operations and financial condition could be adversely affected.
Our ability to achieve profitability and positive cash flows from operating activities will depend primarily on our ability to substantially scale our revenues with current and future customers. As a result, it is critical that we further standardize our microfactory solutions and deployments to achieve the benefits of scale. We intend to continually improve our current microfactory solutions and technologies based on the learnings from our installed base to reduce deployment time and costs and improve production quality and focusing on certain industries. While we have recently implemented new internally used software intended to reduce deployment time at customer sites, we do not yet have meaningful measures of its performance and cannot provide any assurance that it will result in our targeted improvements. If we cannot standardize more portions of our microfactory solutions, our results of operations and financial condition could be adversely affected.
We may be adversely affected by supply chain issues, including shortages of required sub-products or components.
We depend on third parties to manufacture and deliver sub-products for our microfactories and, from time to time, we may experience shortages of some of the sub-products that we use. These shortages could result from strong demand for those sub-products or their components or from problems experienced by suppliers, such as shortages of raw materials, force-majeure events such as pandemics, and trade restrictions. These unanticipated shortages could result in delays to customer deployments, which could cause us to experience a delay in recognizing revenue and/or reduction in sales of our microfactories, adversely affecting our relationships with existing and prospective customers. Component shortages may also increase our cost of revenue because we may be required to pay higher prices for sub-products that contain components in short supply and redesign or reconfigure products to accommodate substitute sub-products. Our performance depends, in part, on our ability to incorporate changes in sub-product costs into the selling prices for our solutions. Component shortages may adversely affect our ability to service our microfactories, whether under service contract or warranty, which could reduce our income and damage our reputation. Recently, shortages of microchips have impacted the availability and cost of industrial programmable logic controllers (“PLCs”) and industrial personal computers (“PCs”), which has negatively impacted our costs and solution deployments. Moreover, our customers also may experience component shortages which may adversely affect customer demand for our products and services. As a result, component shortages could adversely affect our operating results.
Because we generally purchase off-the-shelf sub-products, including PLCs, industrial PCs and robotic arms, we are particularly dependent on general supply chain conditions. Our supply chain may be impacted by events outside our control, including generally increasing demand and other macro-economic events, trade restrictions, political crises, other public health emergencies, or natural or environmental occurrences. For example, as a result of COVID-19, we have experienced and we may continue to experience delays in receipt of computer equipment for our microfactories. Any impacts to our supply chain and the availability or cost of sub-products may increase our costs and lead times to deploy our solutions, which could adversely affect our customer relations, sales, revenue recognition, cash flow and operating results.
Our customers face numerous competitive challenges, which may materially adversely affect their business and ours.
Adverse effects on our customers’ business may also adversely affect us. Reductions in demand for our customers’ products or adverse changes in their business condition may have material, adverse effects on their businesses, reducing the demand for our solutions, decreasing our revenues or delaying our development and commercialization cycles, each of which could adversely affect our gross profit margins and results of operations, as well as our ability to cover fixed costs.
We compete with a broad range of companies, including industrial automation suppliers and manufacturing software providers, and face challenges from industrial automation solutions developed by our customers’ internal automation engineers.
The general industrial automation industry is highly fragmented and competitive, with many new and established competitors striving to develop and deliver innovations in industrial automation. We compete against other automation companies and mature firms in the automation space that automate sub-tasks and provide components in the automation space, including domestic and foreign manufacturers, manufacturing service providers, manufacturing automation companies, manufacturing software companies, industrial engineering firms, systems integrators, and our customers’ engineering teams. Further, we believe that traditional equipment providers for manufacturing automation who have not been competitors are now looking to improve their margins by developing and commercializing their own software applications. The sizable capital structure and market power of our larger competitors affords them greater market access and could increase pricing and competitive pressures for us. Our smaller competitors could be nimbler or have proprietary technology. Manufacturing software companies may also have expertise in solutions that we are developing or provide more comprehensive solutions than we expect to offer in the medium term. Most of our competitors have international operations and significant financial resources and some have substantially greater research and development, software engineering and marketing resources. Any of these competitors may:
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respond more quickly to new or emerging technologies or changes in customer requirements;

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have technological expertise, engineering capabilities, software development resources, and delivery and support capabilities greater than ours;

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have greater name recognition, critical mass and geographic market presence;

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be better able to take advantage of acquisition opportunities;

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devote greater resources to the development, promotion and sale of their solutions and execution of their strategy;

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be better positioned to compete on price for their solutions;

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have lower cost structures as a result of their geographic location or the services they provide;

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be willing or able to make sales or provide services at lower margins than we do; and

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have increased vertical capabilities providing them greater cost savings.

In addition, many of our existing and potential customers have in-house automation engineers that develop industrial automation solutions in lieu of subscribing for our solutions.
The actions of current and potential competitors and customers could cause a decline in our sales, compression of our profits or both.
Industry consolidation could result in more powerful competitors and fewer customers.
Competitors in the industries in which we operate are acquiring smaller competitors, and the frequency and size of such acquisitions may accelerate. As our competitors consolidate, they likely will increase their market share, gain economies of scale that enhance their ability to compete with us and acquire additional technologies and solutions that could displace our solutions and service offerings.
Our customer base also is undergoing consolidation. Consolidation within our customers’ industries (such as electronics manufacturers and telecommunications manufacturers) could affect our customers and their relationships with us. If one of our competitors’ customers acquires any of our customers, we may lose that business. Additionally, as our customers become larger and more concentrated, they could exert pricing pressure on all suppliers, including us. If we were to lose market share or customers or face pricing pressure due to consolidation of our customers, our results of operations and financial condition could be adversely affected.
Our business success depends on attracting, developing, and retaining highly qualified personnel and maintaining and developing our engineering and technological expertise.
Our success depends to a large extent upon the continued services of our officers, engineers, managers, sales representatives, manufacturing process experts and other highly technical skilled personnel. Specifically, many of the markets for our manufacturing automation solutions and support services are characterized by rapidly changing technology and evolving process development. The success of our business depends significantly upon our ability to:
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hire, retain and expand our qualified engineering, software development and other technical personnel;

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maintain and continually improve our technological expertise;

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develop and market manufacturing automation solutions that meet evolving customer needs; and

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anticipate and respond to technological changes in manufacturing processes on a cost-effective and timely basis.

The acquisition and implementation of new technologies and equipment and the offering of new or additional services to our customers may require significant expense or capital investment, which could reduce our operating margins and our operating results. Our failure to anticipate and adapt to our customers’ changing technological needs and requirements or to hire sufficient personnel to maintain our engineering, technological and software development expertise could have a material adverse effect on our results of operations.
More broadly, in order to grow our business, we need to successfully attract and retain additional personnel, especially in the areas of sales and software development. Although we have employment and incentive compensation agreements with our executive officers and incentive and compensation plans for our other personnel providing them with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.
If we are unable to retain our existing customers or attract new customers, our business, financial condition or results of operations could suffer.
Our success depends, in part, on our ability to attract new customers, and retain and expand sales to existing customers, in a cost-effective manner. We rely on a variety of marketing methods to attract new customers to our services. Our ability to attract new customers also depends on the competitiveness of the pricing of our products and services. If our current marketing initiatives are not successful or become unavailable, if the cost of such initiatives were to significantly increase, or if our competitors offer similar products or services at lower prices, we may not be able to attract new customers on a cost-effective basis and, as a result, our revenue and results of operations would be adversely affected.
Success in retaining and attracting customers will also depend, in part, on our ability to innovate successfully and be responsive to technological developments, pricing pressures and changing business models. To remain competitive, we must continuously upgrade our existing solutions, and develop and introduce new solutions on a timely basis. Future advances in automation technology could lead to new technologies, products or services that are competitive with our existing offerings, resulting in pricing pressure or rendering such offerings obsolete or not competitive. We also may not be able to retain or attract customers if our solutions contain errors or otherwise fail to perform properly if our pricing structure is not competitive or if we are unable to renegotiate customer contracts upon expiration.
Our revenue depends upon maintaining and expanding sales with our existing customers and attracting new customers. If we are unable to maintain and expand our sales to our customers, or to attract new customers, our business, results of operations or financial condition could be adversely impacted.
Our margins and profitability and scalability may be adversely affected due to change orders and costs associated with deployment of our solutions.
As part of our strategy to enhance our end-to-end service offerings, we design and customize our microfactory offerings for our customers.
We may design and develop proposals for customers prior to receiving a firm commitment from them, which may require us to make substantial investments in these proposals, and no revenue may be generated from these efforts if our customers do not approve such proposals in a timely manner or at all. Even if our customers accept our proposals, if our customers do not then commit to anticipated levels of sales of our solutions, we may not realize anticipated profits.
To date, most customers that purchase microfactories from us have required specific, customized features relating to their intended use, and the deployment of our solutions in their facilities. Such customizations may be introduced at any time during the sales and delivery cycle — from initial specification through integration, testing, installation or just prior to the customer’s acceptance of the solution at its site. To the extent we customize our microfactories or accept customizations after entering into sales contracts, our ability to scale our deployments, preserve margins and sustain cash flow could be adversely affected.
Similarly, the installation of our microfactories may be conditioned on completion of our customers’ construction or modification of their facilities, or conditioned on availability of space in their facilities. Therefore, completion of such customer deployments can be unpredictable and dependent upon customer business processes outside of our control, which can impact the period in which we recognize the revenue relating to such sale. To the extent that recognition of revenue lags behind our incurrence of expenses for components and other costs, our cash flow, margins and profitability may be adversely affected.
A breach of confidentiality obligations may cause us to incur significant legal and financial exposure.
In order to make sales proposals and to design, configure, customize, test and deploy our microfactories, we often handle confidential information of our customers and potential customers, including prototype products, unreleased product designs and sample products that sometimes are also subject to trade restrictions and munition controls. Although we have established procedures intended to prevent the export of controlled customer information and intended to prevent any unauthorized disclosure of confidential information, we cannot ensure that unauthorized disclosures will not occur and result in a material liability to us. Further, any such unauthorized disclosure may damage our reputation and result in a material loss of customers.

As part of our growth strategy, we expect to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.
We have no experience acquiring businesses and third-party technologies or products, but expect to consider acquisitions in the future. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or consummate any such acquisitions if we cannot reach an agreement on commercially favorable terms or if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost.
If we complete future acquisitions, we cannot ensure that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:
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diversion of management’s attention from their day-to-day responsibilities;

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unanticipated or significant costs or liabilities associated with the acquisition;

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incurrence of acquisition-related costs;

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problems integrating the purchased business, products or technologies;

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challenges in achieving strategic objectives and other anticipated benefits;

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inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

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the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;

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difficulty in maintaining controls (financial or otherwise), procedures and policies during the transition and integration;

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challenges in integrating the new workforce and the potential loss of key employees; and

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use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.

If we proceed with a particular acquisition, we may need to use cash, issue new equity securities with dilutive effects on existing shareholders, incur indebtedness, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Aversion to any such acquisition from existing shareholders could adversely affect our stock price. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period.
Achieving the anticipated benefits from future acquisitions will depend, in part, upon our ability to integrate any acquired business in an efficient and effective manner. We cannot ensure that we will be able to do so. If we are unable to successfully integrate acquired businesses or technologies, our anticipated revenues and profits may be lower.
We may not meet regulatory quality standards applicable to our manufacturing and quality processes, and may not obtain required safety or other certifications for our hardware or software, which could have an adverse effect on our business, financial condition or results of operations.
In the European Union and certain other countries in which we do business, we are required to maintain certain standardized certifications in order to provide our microfactories and must undergo periodic inspections of our hardware to obtain and maintain these certifications. To market a product in the European Union, we must be entitled to affix a CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European directives. A CE Certification enables us to market a product in all of the countries of the European Union, as well as in other countries, such as Switzerland and Israel, that have mutual recognition agreements with the European Union or have adopted the European Union’s regulatory standards. There can be no assurance that we will receive CE Certifications for all of our products for any other indications for use or that we will receive CE Certifications for other products. Failure to obtain CE certification, or similar certifications in other countries, would have a significant impact on our revenues, as such certifications are required by most of our customers.
We expect to derive an increasing portion of our revenues from international customers and operations, which may be subject to a number of different risks and often require more management time and expense than domestic operations.
Our international operations are subject to a number of risks that could harm our results of operations, including:
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difficulties in staffing and managing foreign operations and attempting to ensure compliance with our policies, procedures, and applicable local laws;

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less flexible employee relationships that can be difficult and expensive to terminate due to, among other things, labor laws and regulations;

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burdens of complying with a wide variety of foreign laws, including those relating to export and import duties, domestic and foreign import and export controls, trade barriers (including tariffs and quotas), antibribery, environmental policies and privacy issues, and local statutory corporate governance rules;

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less favorable, less predictable, or relatively undefined, intellectual property laws resulting in inability protect our intellectual property;

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unexpected changes in regulatory requirements and laws or government or judicial interpretations of such regulatory requirements and laws;

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adverse changes in tax rates or accounting rules and the manner in which the U.S. and other countries tax multinational companies or interpret their tax laws or accounting rules or restrictions on the transfer of funds to us from our operations outside the U.S.;

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limitations on imports or exports of components or products, or other trade sanctions;

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political and economic instability and unsafe working conditions;

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risk of governmental expropriation of our intellectual property;

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legal or political constraints on our ability to maintain or increase prices;

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insufficient or high-cost internet connections that may reduce demand for our software;

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health concerns, epidemics and related government actions;

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longer customer payment cycles and difficulty collecting trade accounts receivable;

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fluctuations in currency exchange rates;

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economies that are emerging or developing or that may be subject to greater currency volatility, negative growth, high inflation, limited availability of foreign exchange and other risks;

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international trade disputes that could result in tariffs and other protectionist measures that could adversely affect our business;

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tariffs that could increase costs for importing and exporting finished and intermediate products; and

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other protectionist measures adopted by countries, which could limit our ability to provide products, solutions, and services.

Any measures that we may implement to reduce risks of our international operations may not be effective, may increase our expenses and may require significant management time and effort. Entry into new international markets could require significant start-up expenses related to market development, personnel and facilities before any significant revenue is generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable.
Our intended introduction of new business models or programs would require us to implement new competencies, such as development and marketing of new process technologies, solutions, products, software or services, which, if unsuccessful, could adversely affect our operations and financial results.
We intend to build a customer base that will generate a recurring stream of revenues through the sale of software under a SaaS model. The success of this or other new business models or programs depends on a number of factors including, but not limited to:
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a sufficient understanding of the new business or markets;

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timely and successful technology development by us;

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third parties’ timely development and adoption of technologies and improvements (e.g., optics, edge computing, rural access to high-speed internet) that would increase adoption and effectiveness of our technology;

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our customers’ successful application of our technology;

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market acceptance of our solutions;

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our ability to manage the risks associated with new solutions and service ramp-up;

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our development or acquisition of appropriate intellectual property; and

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the risk that new solutions may have errors, quality or design defects in the early stages of introduction.

Accordingly, we cannot determine in advance the ultimate result of new business models, programs, or solutions.
Due to this uncertainty, we must make long-term investments, develop or obtain appropriate intellectual property, and commit significant resources before knowing whether our assumptions will accurately reflect customer demand for our solutions. We will endeavor to accurately forecast demand for our solutions and features and configurations that meet customer requirements, but we may not succeed at doing so.
Our cloud strategy and SaaS offering may not be successful.
We plan to offer some of our software products under a SaaS model and we intend to offer more of our future software products in this manner. While we believe the demand for cloud-based SaaS products is increasing, there is no guarantee that we will be able to compete effectively, generate significant revenues or maintain profitability. Whether we are successful in developing and providing our software offerings as cloud-based SaaS offerings depends on our execution in a number of areas, including continuing to innovate and bring to market compelling SaaS offerings; availability of high speed internet connectivity at customers’ manufacturing facilities; meeting the reliability expectations of our customers; and maintaining the security of customer data. Our cloud systems providers may be attacked by third parties, and our customers may be attacked by third parties when our microfactories or other edge computing devices in our products are connected to the internet. If we are unable to effectively protect or defend our SaaS offerings from cyberattacks this could have a material adverse effect on our operations and business. The success of our SaaS offerings also depends upon potential customers’ perceptions and concerns regarding data security and access controls. The global manufacturing sector may deter customers from leveraging the cloud to access our software offerings. The global manufacturing sector has been slow to adopt cloud solutions because of a lack of internet connectivity in remote factory locations, and concerns regarding data security. These perceptions could be negatively reinforced if other companies offering cloud-based software solutions experience data loss, security breaches or service reliability issues that cause customers to become less willing to accept cloud-based software solutions in general.
Our failure to successfully manage the transition between our new products and our older products may adversely affect our financial results.
As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products that feature higher-performance, more functionality, and new technology options, we face numerous risks relating to product transitions, including the inability to accurately forecast demand, address new or higher product cost structures, lack of compatibility between older products and new products, and ability to manage different sales and support requirements due to the type or complexity of the new products. In addition, any customer uncertainty regarding the timeline for rolling out new products or our plans for future support of existing products may negatively impact customer purchase decisions.
We have entered into, and may enter into in the future, agreements with various parties for certain business operations. If our suppliers or other third-party vendors become unavailable or produce inadequate supplies or services, or if we otherwise experience any difficulties in these arrangements, we may be unable to obtain necessary hardware, software and operational support; we could incur additional expense, interruption of our services, a failure in the roll-out of new technology or a delay in installment of new solutions at customer facilities; and our customer relationships, results of operations and financial condition may be adversely effected.
We have entered into service agreements with third party software developers and license agreements with robotics manufacturers and other third parties to facilitate product development. Difficulties associated with these arrangements may slow our product development processes, which may adversely affect our operating results.
In addition, we rely on various technology providers for critical company information technology infrastructure and for our product cloud computing, storage, bandwidth and other services. Any disruption of or interference with our use of these third-party providers would negatively affect our operations and seriously harm our business.
Currently our sole contract manufacturer for our modular microfactory building blocks is Flex. While we believe there are other contract manufacturers who could build our modular microfactory building blocks, if our contract manufacturer terminates, we could experience delays in the transition of the work to other contract manufacturers, which could adversely affect our relationship with our customers as well as our results of operations and financial condition.
We also acquire certain of our supplies and services, which are critical to the ongoing operation and future growth of our business, from several third parties. Generally, we contract directly with key component suppliers that are part of our modular microfactory building blocks and our third-party contract manufacturer contracts directly with other component suppliers as part of their regular supply chain management. If we or our third-party contract manufacturer experiences a supply chain disruption, we could experience delays. We also source some materials directly from suppliers. While most manufacturing equipment and materials for our solutions are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our relationship with our customers as well as our results of operations and financial condition.
If we are unable to develop and maintain successful relationships with channel partners or other third parties to augment our sales efforts, our business, operating results, and financial condition could be adversely affected.
To date, we have been primarily dependent on our direct sales force to market our products and services. Although we have developed relationships with some channel partners, such as referral partners, and we plan to develop relationships with resellers and integration partners, these channels have resulted in limited revenue historically and may not result in any expected revenue increases in the future. We believe that continued growth in our business is dependent upon identifying, developing, and maintaining strategic relationships with additional channel partners that can drive substantial revenue and enhance our ability to scale. If we fail to identify additional channel partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently selling and deploying our solutions, our business, results of operations, and financial condition could be adversely affected.

Typically, agreements with channel partners are non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that may compete with our offerings. They may also cease marketing our offerings with limited or no notice and with little or no penalty.
Additionally, customer retention and expansion attributable to customers acquired through our channel partners may differ significantly from customers acquired through our direct sales efforts. If our channel partners do not effectively market, sell and deploy our solutions, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be adversely affected.
Sales by channel partners are more likely than direct sales to involve collectability concerns. In particular, sales by our channel partners into developing markets, and accordingly, variations in the mix between revenue attributable to sales by channel partners and revenue attributable to direct sales, may result in fluctuations in our operating results.
If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be severely affected.
In order to generate future sales growth, we will need to expand the size and geographic coverage of our field organization, including marketing, direct sales, customer support and technical services. Accordingly, our future success will depend largely on our ability to train, retain and motivate skilled regional sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms, if at all. If we are unable to grow our global sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.
Additionally, we currently rely on a network of independent sales representatives to help generate sales of our products. If a dispute arises with a sales representative, if we terminate our relationship with a sales representative, or if a sales representative goes out of business, it may take time to identify and train an alternative sales representative to market our products, which may adversely affect our ability to sell those products in a region formerly serviced by the former sales representative. In addition, our sales representatives may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. In addition, if an independent sales representative were to terminate their relationship with us and be retained by one of our competitors, we may be unable to prevent that sales representative from soliciting business from our existing customers, which could further adversely affect us.
Our growth strategy depends on our ability to identify and contract with reputable partners, including value added resellers, integrators and other channel partners. Our inability to engage such partners could negatively impact our business. Any reliance on third-party value-added resellers and channel partners in the future could subject us to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we could experience delays in meeting our customers’ demands and we could be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner could damage our reputation and cause us to lose potential customers.
If we do not manage our growth effectively or fail to grow our business as anticipated, our results of operations, cash flows and profitability, including our net sales, gross margin and operating margin, could be materially adversely affected. If we grow as anticipated but fail to manage our growth and expand our operations accordingly, our business may be harmed and our results of operation may suffer.
We are attempting to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our infrastructure, technology, marketing, and sales efforts. These investments include dedicated facilities expansion and increased staffing, both domestically and internationally. If our business does not generate the level of revenue required to support our investments, our net sales and profitability will be adversely affected.

Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no assurances we will be able to do so in an efficient or timely manner, or at all.
We forecast our business to experience periods of rapid growth which can place considerable demands upon our management and engineering teams and our operational, financial and management information systems. Our ability to manage growth effectively requires us to continue to implement and improve these systems; avoid cost overruns in solution development and administrative expenses; maintain customer, supplier and other favorable business relationships during transition periods; efficiently and effectively dedicate resources to existing customers as well as new projects; acquire equipment and develop software in anticipation of demand; continue to develop the skills of our engineers and managers; adapt quickly to new markets or technologies and continue to hire, train, motivate and manage our employees. Further, our ability to scale the delivery of our solutions without substantially increasing our headcount is predicated on the development of internal software facilitating the deployment of our solutions, the increased standardization of our solutions and improvements to our processes throughout our sales and delivery cycle. Our failure to effectively develop such software, implement process improvements, manage growth, or realize the anticipated benefits of the actions we take to try to manage our growth, could have a material adverse effect on our results of operations.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.
Our success depends on our ability to adapt and enhance our products and services. If we are unable to offer technologically advanced, cost effective, adaptable and reliable solutions and services that are differentiated from our competition and adapt those services as our customers’ requirements change, demand for our services will decline.
To attract new customers and increase revenue from existing customers, we need to continue to enhance and improve our products, services capabilities and enhancements to meet customer needs at prices that our customers are willing to pay. Such efforts will require adding new functionality and responding to technological advancements, which will increase our research and development costs. If we are unable to develop products and services that address customers’ needs or enhance and improve our offerings in a timely manner, we may not be able to maintain or increase market acceptance of our products and services. Further, many of our existing and potential future competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to maintain adequate research and development resources or compete effectively with the research and development programs of our competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver products and services similar to ours at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.
Interruptions with the delivery of our SaaS solutions, or third-party SaaS providers and cloud-based systems that we use in our operations, may adversely affect our business, operating results and financial condition.
Our continued growth depends on the ability of our customers to access and use our software, particularly our SaaS offerings, at any time and without interruptions. In addition, our ability to access and use certain third-party SaaS solutions is important to our internal operations, business growth and the continued performance of our software.
We have experienced, and may in the future experience, service disruptions, outages and other performance problems in our use of third-party SaaS solutions due to a variety of possible factors impacting these third parties, including infrastructure changes, errors and defects in the design or operation of data services from third-party service providers, malicious actors, human or software errors or capacity constraints.

In some instances, our third-party service providers may not be able to identify the cause or causes of these performance problems within an acceptable period of time and such problems or outages may have a negative impact on our business operations.
We also utilize providers of cloud infrastructure and data storage services to host our software products, including our SaaS offerings and customer data. Our customers will depend on us to manage their software deployments hosted in our third-party cloud infrastructure and data storage providers’ systems by maintaining their configurations, system architectures, features and interconnection specifications. However, we do not control critical aspects of these services or their operations. Although we perform regular backups and have disaster recovery plans, any incident affecting our service providers’ infrastructure that may be caused by fire, flood, severe storm, earthquake or other natural disasters, cyber-attacks, loss of power, terrorist or other attacks, and other similar events beyond our or the service providers’ control, could negatively affect our SaaS offerings. A prolonged service provider disruption that affects our SaaS offerings for any of the foregoing reasons would negatively impact our ability to serve our customers. For example, our customers may not be able to access their data for lengthy periods of time and it is possible that recently uploaded customer data or data from recent transactions may be permanently lost or otherwise compromised. If we, any third-party SaaS solutions that we use for internal business operations, or any third-party cloud infrastructure and data hosting service providers we use for SaaS product offerings, were to experience a security breach, our business could be adversely affected. Such interruptions in service or security breaches could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or otherwise harm our business.
We may also incur significant costs for using alternative providers to host our SaaS offerings, or incur significant costs to host our SaaS offerings in our own infrastructure and equipment, or take other actions in preparation for, or in reaction to, events that damage the third-party cloud infrastructure and data hosting services we use. In addition, our cloud infrastructure and data hosting providers have no obligation to renew their service agreements with us on commercially reasonable terms and may terminate the agreements by providing 30 days’ prior written notice and may, in some cases, terminate the agreement immediately for cause upon notice. In the event that our third-party cloud infrastructure and data hosting service agreements are terminated, or there is a lapse of service, our customers would experience interruptions in access to our SaaS offerings. We may also experience significant delays and additional expense in arranging new facilities and third-party services and/or adapting our software to utilize the services of different cloud infrastructure and data hosting service providers, which would adversely affect our business, operating results and financial condition.
Risks Related to Our Intellectual Property and Technology
Intellectual property infringement claims of others and the inability to protect our intellectual property rights could harm our business and our customers.
Others may assert intellectual property infringement claims against us or our customers. We own the rights to many patents, trademarks, trade secrets and brand names that are important to our business. The inability to enforce our intellectual property rights may have an adverse effect on our results of operations. Expenses related to enforcing our intellectual property rights could be significant.
We operate, or may operate, in countries where intellectual property rights are not well-respected or well- enforced. Although we attempt to protect our trade secrets through confidentiality and non-disclosure agreements and other processes, we may not be able to prevent theft or exfiltration of our trade secrets by employees, suppliers, government sponsored enterprises or other actors, whether by industrial espionage, misappropriation or other means.
We may not be able to obtain patent protection or otherwise adequately protect or enforce our intellectual property rights, which could impair our competitive position.
Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely primarily on patents, trademarks, and trade secrets, as well as non-disclosure agreements and other methods, to protect our proprietary technologies and processes globally. Despite our efforts to protect our proprietary technologies and processes, it is possible that competitors or other unauthorized third parties may obtain, copy, use, or disclose our technologies and processes. We cannot ensure that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated, or circumvented or will otherwise provide us with meaningful protection. We may not be able to obtain foreign patents corresponding to our United States or foreign patent applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If our patents and other intellectual property protections do not adequately protect our technology, our competitors may be able to offer products similar to ours. We may not be able to detect the unauthorized use of our proprietary technology and processes or take appropriate steps to prevent such use. Our competitors may also be able to develop similar technology independently or design around our patents. Any of the foregoing events would lead to increased competition and lower revenue or gross profits, which would adversely affect our results of operations.
We rely on licenses to use the intellectual property rights of third parties which are incorporated into our software offerings. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
We rely on software, technologies and intellectual property that we procure or license from third parties for use in our software offerings and solutions. We cannot ensure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, or procure licenses for substitute technologies, we may be required to discontinue or limit distribution of the solutions that include or incorporate the licensed intellectual property.
Brightware® and our other software offerings contain components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Certain open source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open source software is integrated with our proprietary software in certain ways. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. If we combine our proprietary software with open source software in a certain manner in the future, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. Open source licensors also generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, including security vulnerabilities. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of certain offerings if re-engineering could not be accomplished in a timely manner. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited or prohibited and our business could be significantly harmed. Additionally, if we are unable to obtain necessary technology from software developers and other vendors, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

Increased information technology (“IT”) security threats and more sophisticated cyberattacks could pose a risk to our systems, networks, products, solutions and services.
We are aware of the global increase in IT security threats and more sophisticated cyberattacks, which pose a risk to the security of systems and networks and the confidentiality, availability and integrity of data stored and transmitted on those systems and networks. In the ordinary course of our business, we and our third-party vendors collect and store personal information of our customers and employees, as well as our proprietary business information and intellectual property. We have incurred and will continue to incur substantial costs to reduce the cyber risks to our systems, networks, products, solutions and services. Additionally, we rely on third parties and their security procedures for the secure storage, processing, maintenance, and transmission of information that is critical to our business. Despite our efforts, we may experience cyberattacks against us. Distributed denial of service attacks or ransomware may also disrupt such information technology infrastructure, or our ability to utilize such information technology infrastructure. Any disruption of, or interference with, our use of these third-party providers would negatively affect our operations and have a material adverse effect on our business and operations.
While our current microfactory offering is not intended to be connected to the internet, we are currently developing a microfactory offering that must be connected to the internet in order to take advantage of our full SaaS cloud-based software functionality.
Future attacks could potentially lead to the loss of confidentiality, integrity, and availability of our own information systems, our SaaS offerings, our customers’ confidential information, disruption of our business, improper use or downtime of our systems and networks or those that we supplied to our customers, manipulation, corruption, inaccessibility and destruction of data, defective products or services, production downtimes and supply shortages. Due to the nature of these security threats, the nature and scope of the impact of any future incident cannot be predicted and could adversely affect our reputation, competitiveness and results of operations. The compromising of our customers’ confidential information could result in a breach of our obligations owed to our customers, which may result in litigation, contractual liability, or damage to our reputation. Further, any actual or alleged security breaches or alleged violations of federal or state laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations and/or significant fines. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim, or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, results of operations, and financial condition.
In addition, we do not know whether our current practices will be deemed sufficient under applicable laws or whether new regulatory requirements might make our current practices insufficient. If there is a breach of our computer systems and we know or suspect that certain personal or confidential information has been accessed or used inappropriately, we may need to inform the affected individual and may be subject to significant fines and penalties. Further, under certain regulatory schemes, we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual.
Our software is highly complex and may contain undetected errors. Any such errors could impair our systems and negatively impact our business and results of operations.
The software and code underlying our platform is highly interconnected and complex and may contain undetected errors, malicious code or vulnerabilities, some of which may only be discovered after the code has been released. We release or update software code regularly and this practice may result in the more frequent introduction of errors or vulnerabilities into the software underlying our platform, which can impact the customer experience on our platform. Additionally, due to the interconnected nature of the software underlying our platform, updates to certain parts of our code could have an unintended impact on other sections of our code, which may result in errors or vulnerabilities to our platform. Any errors or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of our customers, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.
Furthermore, our development and testing processes may not detect errors and vulnerabilities in our technology offerings prior to their implementation. Any inefficiencies, errors, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products or interfere with our customers’ access to and use of our technology and offerings.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of customers, suppliers and our employees’ former employers.
We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of one or more of an employee’s former employers. Litigation may be necessary to defend us against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against any such claims, litigation could result in substantial costs and demand on management resources.
Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Most members of our management team have limited experience directly implementing and managing the regulatory and investment attributes of a publicly-traded company, including interacting with public company investors and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we will be subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, and we will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act (as discussed in more detail below), the Dodd-Frank Act, the listing requirements of U.S.-based national stock exchanges and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and could also make it more difficult for us to attract and retain qualified members of our board. We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Furthermore, as a result of disclosure of information in this proxy statement/prospectus and in our future Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business or both. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our common stock would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.
Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.
As a public company, we will be subject to the Sarbanes-Oxley Act, which requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We will also be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting, and will require us to disclose material changes in internal control over financial reporting on an annual basis. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. As described below, we currently have identified a number of material weaknesses within our internal controls over financial reporting, for which we will be required to devote substantial management and other resources to remediate and to improve, which includes hiring additional accounting and financial personnel to implement such processes and controls. The process of maintaining and improving the effectiveness of our disclosure controls and procedures and internal control over financial reporting is costly and challenging and requires us to expend significant resources and incur accounting-related costs to document and evaluate our internal control over financial reporting. We will need to continue to dedicate internal resources, engage outside consultants and execute against detailed work plans to assess and document the adequacy of internal control over financial reporting. We will also need to continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.
In the course of preparing our financial statements for the fiscal year ended December 31, 2020, our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to the following:
(i)   We do not have appropriate accounting competence and capabilities to research and develop policies or position papers to properly record in our financial statements certain complex accounting issues, particularly related to revenue recognition, financial instruments, and equity. This resulted in incorrect accounting entries that were identified and corrected through the audit of our fiscal year ended December 31, 2020.
(ii)   We do not have sufficient accounting and finance personnel with the requisite knowledge and experience to provide reasonable assurance that financial statement misstatements that are material, either individually or in the aggregate, would be prevented or detected. This resulted in a pervasive lack of appropriate controls and processes, including those concerning segregation of duties, and management review controls that are important to financial reporting. This matter has also resulted in additional material weaknesses in our internal control over financial reporting, as follows: (1) we did not have appropriate internal control procedures designed to ensure that all journal entries were reviewed by someone other than the preparer, (2) we did not have appropriate internal control procedures designed to ensure that all account reconciliations were reviewed by someone other than the preparer, and (3) we did not design appropriate review procedures to assess the competency of their fixed asset valuation specialist and appropriateness of the valuation conclusions.
(iii)   Our information technology systems controls: (1) allowed for inappropriate privileged access within financially relevant application systems caused by insufficient segregation of duties between users with access to develop changes and access to implement those changes in production, (2) lacked system-enforced password requirements for system administrators and contractors, and (3) did not result in complete execution of user access reviews caused by insufficient segregation of duties within the review process and a lack of evidence to support corrective actions requested as a result of the reviews.
In order to remediate these material weaknesses, we plan to (a) continue to hire personnel with public company experience and provide additional training for our personnel on internal controls as our company continues to grow, (b) engage external consultants to assist in the development and improvement of methodologies, policies and procedures designed to ensure adequate internal control over financial reporting and (c) implement processes and controls to better identify and manage segregation of duties. Although we believe the hiring of additional accounting resources, implementation of additional reviews and processes requiring timely account reconciliations and analysis and implementation of processes and controls to better identify and manage segregation of duties will remediate these weaknesses, there can be no assurance that the material weaknesses will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future.
Our current controls and any new controls that we develop may also become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.
As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is then documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.
In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this proxy statement/prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
Changes in financial accounting standards or policies have affected, and in the future may affect, our reported financial condition or results of operations.
We prepare our financial statements in conformity with GAAP. These principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on our reported results and may affect our reporting of transactions that are completed before a change is announced. Changes to those rules or questions as to how we interpret or implement them may have a material adverse effect on our reported financial results or on the way we conduct business.
We may be subject to securities litigation, which is expensive and could divert management’s attention.
Our stock price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.
Risks Related to Laws and Regulations
New legislative and regulatory actions could adversely affect our business.
We are subject to general business regulations and laws, as well as regulations and laws specifically governing software, in the United States and in the international markets in which we do business. These regulations and laws may cover employment, taxation, privacy, data security, data protection, pricing, content, copyrights and other intellectual property, electronic contracts and other communications, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of software and services. Legislative and regulatory action, including those related to corporate income taxes, may be taken in the various countries and other jurisdictions where we operate that may affect our business activities in those countries and other jurisdictions or may otherwise increase our costs to do business. For example, compliance with state, federal and foreign privacy and cybersecurity regulations, such as the European Union’s General Data Protection Regulation (“GDPR”), could increase our operating costs as part of our efforts to protect and safeguard our sensitive data and personal information, and failure to maintain information confidentiality could result in legal liability or reputational harm. Further, we may be required to comply with various environmental and other material, product and certification laws and regulations. Our customers may also be required to comply with such legislative and regulatory requirements.
These requirements could increase our costs and could potentially have an adverse effect on our ability to do business in certain jurisdictions. It is also possible that changes to these regulations and laws, as well as compliance challenges related to the complexity of multiple, conflicting and changing sets of applicable regulations and laws, may impact the demand for our products solutions and services and adversely affect sales, operations, and future growth.
Claims from taxing authorities could have an adverse effect on our income tax expense and financial condition.
We conduct business in different countries, which requires us to interpret and comply with the income tax laws and rulings in each of those taxing jurisdictions. Due to the ambiguity of tax laws among those jurisdictions as well as the uncertainty of how underlying facts may be construed, our estimates of income tax liabilities may differ from actual payments or assessments. We must successfully defend any claims from taxing authorities to avoid an adverse effect on our operating results and financial condition.

We are subject to risks relating to litigation and regulatory investigations and proceedings, which may have a material adverse effect on our business.
From time to time, we may be involved in various claims, suits, investigations, legal or regulatory proceedings, and commercial or contractual disputes that may be significant. Additional legal claims or regulatory matters may arise in the future and could involve matters relating to commercial disputes with our independent representatives, suppliers and customers, government regulatory and compliance, intellectual property, antitrust, tax, employment or stockholder issues, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes, employment and tax disputes, product liability claims and other issues on a global basis. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, Employee Retirement Income Security Act of 1974 or disability claims. Often these cases raise complex factual and legal issues and create risks and uncertainties.
In such matters, government agencies or private parties may seek to recover from us large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. If we receive an adverse judgment in any such matter, we could be required to pay substantial damages and cease certain practices or activities. Regardless of the merit of the relative claims, these types of lawsuits could require significant management time and attention and may disrupt our business, or could involve substantial legal liability, adverse regulatory outcomes, or substantial expenses to defend. The defense and ultimate outcome of any lawsuits or other legal proceedings could also result in higher operating expenses and a decrease in operating margin, which could have a material adverse effect on our business, financial condition, or results of operations. No assurances can be given that any proceedings and claims will not have a material adverse impact on our operating results and consolidated financial position or that our available insurance will mitigate this impact.
Failure to comply with domestic or international employment and related laws could result in the payment of significant damages, which would reduce our net income.
We are subject to a variety of domestic and foreign employment laws, including those related to safety, wages and overtime, discrimination, whistle-blowing, classification of employees and severance payments. Enforcement activity relating to these laws, particularly outside of the United States, can increase as a result of increased media attention due to violations by other companies, changes in law, politics and other factors. There can be no assurance that we will not be found to have violated such laws in the future, either due to a more aggressive enforcement posture by governmental authorities or for any other reason. Any such violations could lead to the assessment of fines against us by federal, state or foreign regulatory authorities or damages payable to employees, which fines could be substantial and which would reduce our net income.
Labor shortages and labor disputes may have a material adverse effect on our operations and profitability.
We depend on skilled labor in our manufacturing and automation business. Due to the competitive nature of the labor markets in which we operate, we may not be able to retain, recruit and train the personnel we require, particularly when the economy expands, production rates are high or competition for such skilled labor increases.
We collectively bargain with labor unions at some of our operations throughout the world, including in Mexico and China. Failure to reach an agreement could result in strikes or other labor protests which could disrupt our operations. Furthermore, non-union employees in certain countries have the right to strike. If we were to experience a strike or work stoppage, it would be difficult for us to find a sufficient number of employees with the necessary skills to replace these employees. We cannot assure that we will reach any such agreement or that we will not encounter strikes or other types of conflicts with the labor unions of our personnel.
Any such labor shortages or labor disputes could have an adverse effect on our business, results of operations and financial condition, could cause us to lose revenues and customers and might have permanent effects on our business.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.
We are subject to the FCPA and other anti-corruption, anti-bribery and anti-money laundering laws in various jurisdictions both domestic and abroad, including the U.K. Bribery Act. Anti-corruption, anti- bribery, and anti-money laundering laws have been enforced aggressively in recent years and are interpreted broadly. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, many of these policies and procedures were recently enhanced and certain of these policies and procedures were only recently adopted. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, a significant diversion of management’s resources and attention or suspension or debarment from U.S. government contracts, all of which may have a material adverse effect on our reputation, business, operating results and prospects.
Our failure to comply with environmental laws could adversely affect our business.
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, the use, handling, disposal, and remediation of hazardous substances used in our assembly processes. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials; the presence of specified substances in electrical products and manufacturing processes while implementing and deploying our microfactories; and the health and safety of our employees. The export of our microfactories and of our software internationally from our facilities subjects us to environmental and safety laws and regulations concerning the import and export of electronics and other equipment. These laws and regulations require the testing and registration of some components that form a part of our microfactories. Additionally, we may be exposed to liability to our customers or to regulatory authorities relating to the materials that may be included in the components that we procure for our customers’ products. Any violation or alleged violation by us of environmental laws could subject us to significant costs, fines or other penalties.
We are also required to comply with an increasing number of global and local product environmental compliance and supply chain regulations. The environmental regulations focus on the restriction of certain hazardous substances, including the EU directives such as the Restriction of Hazardous Substances directive, the Waste from Electrical and Electronic Equipment directive, and the Registration, Evaluation, Authorisation and Restriction of Chemicals regulations. In addition, China’s Management Methods for Controlling Pollution Caused by EIPs regulation, commonly referred to as “China RoHS,” restricts the importation into and production within China of electrical equipment containing certain hazardous materials. The supply chain regulations focus on the sourcing of components containing minerals that have contributed to armed conflict and human rights abuses. These regulations include the EU Conflict Minerals Regulation and the Chinese Due Diligence Guidelines for Responsible Mineral Sourcing. We are dependent upon the timely truthful and thorough reporting of our supply chain vendors in our efforts to comply with these regulations. Similar legislation has been or may be enacted in other jurisdictions, and these laws and regulations could impact our business and subject us to significant costs.
In addition, we are responsible for any cleanup of contamination that may occur (or may have occurred) at our current and former integration centers and at some third-party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former integration centers indicate that we are responsible for the release of hazardous substances into the air, ground and/or water, we may be subject to additional liability. Additional environmental matters may arise in the future at other sites where no problem is currently known or at sites that we may acquire in the future. Additionally, we could be required to alter our operations and incur substantial expense in order to comply with environmental regulations. Our failure to comply with environmental laws and regulations or adequately address contaminated sites could limit our ability to expand our facilities or could require us to incur significant expenses, which would harm our business.
Social and environmental responsibility policies and provisions may be difficult to comply with and may impose costs on us.
There is an increasing focus on corporate social and environmental responsibility in our industry. A number of our customers have adopted, or may adopt, procurement policies that include social and environmental responsibility provisions that their suppliers should comply with, or they may seek to include such provisions in their procurement terms and conditions. These social and environmental responsibility practices, policies, provisions and initiatives are subject to change, can be unpredictable, and may be difficult and expensive for us to comply with. For these reasons, we do not know whether (or to what extent) we currently comply with the sustainability standards set forth by various voluntarily sustainability initiatives and organizations.
We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters.
We manufacture and sell products that contain components, which may contain materials that are subject to government regulation in the locations where we manufacture and assemble our products, as well as the locations where we sell our products. Since we operate on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition. If we are not currently in compliance with existing regulations, or we fail to adhere to new regulations or fail to continually monitor the updates, we may incur costs in remedying our non-compliance and it may disrupt our operations. In such circumstances, we may also be subject to litigation, lose customers, suffer negative publicity and our business, results of operations, and financial condition could be adversely affected.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.
Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the GDPR and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. Our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.
We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response to legal requirements, customer demand and potential unauthorized access to our software, systems and data. (See the Risk Factor titled “Increased information technology (“IT”) security threats and more sophisticated cyberattacks could pose a risk to our systems, networks, products, solutions and services.”) Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.
Financial Risks
Our amount of debt could significantly increase in the future.
Should we desire to consummate significant acquisition opportunities, undertake significant expansion activities, finance working capital, or make substantial investments in our infrastructure or in support of accelerated solution development and deployment, our capital needs would increase and could result in our need to access public or private debt and equity markets. There can be no assurance, however, that we would be successful in raising additional debt or equity on terms that we would consider acceptable. An increase in the level of our indebtedness, among other things, could:
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make it difficult for us to obtain any necessary financing in the future for other acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

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limit our flexibility in planning for, or reacting to changes in, our business;

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make us more vulnerable in the event of a downturn in our business; and

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impact certain financial covenants that we are subject to.

There can be no assurance that we will be able to meet future debt service obligations.
An adverse change in the interest rates for our borrowings could adversely affect our financial condition.
We would likely be required to make cash interest payments on outstanding borrowings under any future long term debt obligations, customarily at interest rates that fluctuate based upon changes in various base interest rates. An adverse change in the base rates upon which our interest rates are determined could have a material adverse effect on our financial position, results of operations and cash flows. If certain economic or fiscal issues occur, interest rates could rise, which would increase our interest costs and reduce our net income. Also, increased interest rates could make any future fixed interest rate debt obligations more expensive.
In addition, the U. K.’s Financial Conduct Authority, which regulates the London Interbank Offered Rate (“LIBOR”), announced that it intends to phase out LIBOR by the end of 2021 (or 2023 for certain tenors). The alternative reference rates for U.S. dollar LIBOR and other currencies have been announced. At this time, we cannot predict how markets will respond to these proposed alternative rates or the effect of any changes to LIBOR or the discontinuation of LIBOR. If LIBOR is no longer available or if our lenders have increased costs due to changes in LIBOR, we may experience potential increases in interest rates on our variable rate debt, which could adversely impact our interest expense, results of operations and cash flows.
We are subject to risks of currency fluctuations and may become subject to risks of related hedging operations.
Although we have significant facilities located outside the United States, the majority of our business is conducted in U.S. dollars. Changes in exchange rates will affect our net revenue, cost of sales, operating margins and net income. We cannot predict the impact of future exchange rate fluctuations and may experience significant unexpected expenses from fluctuations in exchange rates. In addition, certain countries in which we operate have adopted, or may adopt, currency controls requiring that local transactions be settled only in local currency. Cash repatriation restrictions and exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing restrictions or controls. While we currently have no need, and do not intend, to repatriate or convert cash held in countries that have significant restrictions or controls in place, should we need to do so to fund our operations, we may be unable to repatriate or convert such cash, or may be unable to do so without incurring substantial costs. Such controls could require us to hold larger amounts of local currency than we have in the past.
An impairment in the value of our assets would reduce the value of our assets and reduce our net income in the year in which the write-off occurs.
We perform a goodwill impairment analysis on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. A decline in general economic conditions or global equity valuations could impact the judgments and assumptions about the fair value of our businesses and we could be required to record impairment charges on our goodwill or other identifiable intangible assets in the future, which could impact our consolidated balance sheet, as well as our consolidated statement of operations.
Risks Related to the Business Combination
Unless the context otherwise requires, any reference in this section to “SCVX,” “we,” “us,” or “our” refers to SCVX prior to the Business Combination and to New Bright Machines and its subsidiaries following the Business Combination.
Directors of SCVX have potential conflicts of interest in recommending that SCVX’s stockholders vote in favor of approval of the Business Combination and the transactions contemplated thereby, including the Mergers, and approval of the other proposals described in this proxy statement/prospectus.
When considering the SCVX board of directors’ recommendation that stockholders vote in favor of the approval of the Transaction Proposal and the other proposals included herein, stockholders should be aware that certain members of the board have interests in the Business Combination that may be different from, or in addition to, the interests of the stockholders. These different interests are described in the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination.” The board was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that the stockholders vote in favor of approving the Merger Agreement.
The Business Combination and the PIPE Investment are subject to conditions, which may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions, is not assured and is subject to risks, including the risk that approval of the Business Combination by SCVX shareholders is not obtained, subject to certain terms specified in the Merger Agreement (see the section titled “Transaction Proposal — The Merger Agreement — Conditions to Closing of the Business Combination”), or that other closing conditions are not satisfied. In addition, certain conditions to the Business Combination may be waived by the parties to the Business Combination; for example, if significant redemptions of SCVX public shares occur in connection with the Business Combination, Bright Machines may waive the Minimum Cash Condition. Further, the Subscription Agreements will terminate, and the PIPE Investors will not be obligated to participate in the PIPE Investment, to the extent that the Closing does not occur on or before January 14, 2022. The waiver of the Minimum Cash Condition or the failure to consummate the PIPE Investment would result in less capital available to New Bright Machines following the Closing.
If SCVX does not complete the Business Combination, SCVX could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

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negative reactions from the financial markets, including declines in the price of SCVX’s public shares because current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SCVX’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors, stockholders or securities analysts, the market price of SCVX’s securities prior to the consummation of the Business Combination may decline and/or significant redemptions of SCVX public shares occur in connection with the Business Combination may occur. Immediately prior to the Business Combination, there has not been a public market for stock relating to Bright Machines. Accordingly, the valuation ascribed to New Bright Machines common stock issued in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Bright Machines’ securities develops prior to the Business Combination, the trading price of New Bright Machines common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, including those described in these Risk Factors, some of which are beyond Bright Machines’ and SCVX’s control. Any of the Risk Factors listed herein could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline. In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment.
The market values of SCVX’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/ prospectus, or the date on which SCVX’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New Bright Machines’ securities could contribute to the loss of all or part of your investment.
Factors affecting the trading price of our securities following the Business Combination may include:
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actual or anticipated fluctuations in New Bright Machines’ quarterly financial results or the quarterly financial results of companies perceived to be similar to New Bright Machines;

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changes in the market’s expectations about New Bright Machines’ operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the media or investment community;

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actual or anticipated developments following the Business Combination in New Bright Machines’ business, competitors’ businesses or the competitive landscape generally;

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New Bright Machines’ operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New Bright Machines or the market in general;

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operating and stock price performance of other companies that investors deem comparable to that of New Bright Machines;

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changes in laws and regulations affecting New Bright Machines;

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commencement of, or involvement in, litigation involving New Bright Machines;

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changes in the capital structure of New Bright Machines following the Business Combination, such as future issuances of securities or the incurrence of indebtedness;

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the volume of New Bright Machines’ common stock available for public sale;

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any major change in New Bright Machines’ board of directors or management;

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sales of substantial amounts of New Bright Machines’ securities by New Bright Machines’ directors, officers or significant stockholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

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other risk factors described herein.

Broad market and industry factors may materially harm the market price of New Bright Machines’ securities irrespective of New Bright Machines’ operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Bright Machines’ securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Bright Machines could depress New Bright Machines’ stock price regardless of New Bright Machines’ business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of New Bright Machines common stock, regardless of New Bright Machines’ actual operating performance. These fluctuations may be even more pronounced in the trading market for New Bright Machines common stock shortly following the Business Combination. A decline in the market price of New Bright Machines’ securities also could adversely affect New Bright Machines’ ability to issue additional securities and New Bright Machines’ ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against New Bright Machines, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
New Bright Machines’ quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond New Bright Machines’ control, resulting in a decline in New Bright Machines’ stock price.
New Bright Machines’ historical unaudited pro forma condensed combined financial information may not be representative of our results after the Business Combination.
The historical unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Mergers been completed as of the date indicated, nor is it indicative of future operating results or financial position.
The Sponsor and the PIPE Investors will beneficially own a significant equity interest in New Bright Machines and may take actions that conflict with your interests.
The interests of the Sponsor and the PIPE Investors may not align with the interests of New Bright Machines and its other stockholders. The Sponsor and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with New Bright Machines. The Sponsor and the PIPE Investors may also pursue acquisition opportunities that may be complementary to New Bright Machines’ business and, as a result, those acquisition opportunities may not be available to us.
SCVX and Bright Machines will incur significant transaction and transition costs in connection with the Business Combination.
SCVX and Bright Machines have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. SCVX and Bright Machines may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement

(including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Bright Machines following the closing of the Business Combination.
Uncertainty related to the proposed Business Combination could disrupt Bright Machines’ relationships with its existing customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Bright Machines’ business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect Bright Machines’ ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Bright Machines maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Bright Machines or fail to extend an existing relationship with Bright Machines; and

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Bright Machines may expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Bright Machines’ results of operations and cash available to fund its business.
Subsequent to the completion of the Business Combination, New Bright Machines may be required to take write- downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
SCVX cannot assure you that the due diligence SCVX has conducted on Bright Machines revealed all material issues that may be present with regard to Bright Machines, or that factors outside of SCVX’s or Bright Machines’ control will not later arise. As a result of unidentified issues or factors outside of SCVX’s or Bright Machines’ control, New Bright Machines may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if SCVX’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by SCVX. Even though these charges may be non-cash items that would not have an immediate impact on New Bright Machines’ liquidity, the fact that New Bright Machines reports charges of this nature could contribute to negative market perceptions about New Bright Machines or its securities. In addition, charges of this nature may cause New Bright Machines to violate leverage or other covenants to which it may be subject.
Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.
Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the market price of our common stock.
Provisions in the Proposed Organizational Documents that will be in effect immediately following the closing of the Business Combination may have the effect of delaying or preventing a change of control or changes in our management. The Proposed Organizational Documents include provisions that:
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provide that our board of directors will be classified into three classes of directors with staggered three- year terms;

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permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

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require super-majority voting to amend some provisions in the Proposed Organizational Documents;

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authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

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provide that only our board of directors, the chairperson of our board of directors or our chief executive officer will be authorized to call a special meeting of stockholders;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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provide that the board of directors is expressly authorized to adopt, amend or repeal the Proposed Bylaws; and

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, the Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware), to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Proposed Organizational Documents, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. The Proposed Certificate of Incorporation also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.
Future resales of common stock after the consummation of the Business Combination may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the Sponsor Support Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, XN and the SCVX Insiders will be contractually restricted from selling or transferring any of their shares of common stock (but excluding shares acquired in the PIPE Investment). Such restrictions begin at Closing and end on such dates as are described in the section titled “Transaction Proposal — Related Agreements — Sponsor Support Agreement.”
However, following the expiration of the applicable lock-up period, such equity holders will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Certain insiders may elect to purchase shares from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Bright Machines or our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, execute agreements to purchase such shares from such investors in the future, or enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCVX’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Bright Machines or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Redomicile Proposal and the Amendment Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCVX’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur.
Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
General Risk Factors
We face the potential harms of natural disasters, pandemics, including the COVID-19 pandemic, acts of war, terrorism, international conflicts or other disruptions to our operations, the duration and severity of which are highly uncertain and difficult to predict.
Our operations and those of our customers and suppliers may be subject to natural disasters, climate change-related events, pandemics (including the COVID-19 pandemic) or other business disruptions, which could seriously harm our results of operation and increase our costs and expenses. We are susceptible to losses and interruptions caused by earthquakes (including in San Francisco (our headquarters), and Yakum, Israel, where significant delivery, development and service operations are located ), hurricanes, power shortages, telecommunications failures, water or other natural resource shortages, tsunamis, floods, typhoons, drought, fire, extreme weather conditions, rising sea level, geopolitical events such as direct or indirect terrorist acts or acts of war (including in Yakum, Israel), other natural or manmade disasters, boycotts and sanctions or widespread criminal activities (including in Guadalajara where significant delivery and services operations are located). Such events could make it difficult or impossible to develop or deliver solutions to our customers, receive production materials from our suppliers, or perform critical functions, which could adversely affect our business globally or in certain regions. Disruptions to our IT infrastructure from system failures, shutdowns, power outages, telecommunication or utility failures, and other events, including disruptions at third party IT and other service providers, could also interfere with or disrupt our operations. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate or may not continue to be available at commercially reasonable rates and terms. Although it is not possible to predict such events or their consequences, these events could decrease demand for our products, solutions or services, increase our costs, make it difficult or impossible for us to deliver products, solutions or services, or delay or disrupt our software and product development efforts.
The COVID-19 pandemic has had, and continues to have, significant impacts on the global economy including on demand for products, operational predictability, the movement of people and products across borders, supply chains and the cost of capital. Given the global nature of our business and target markets, COVID-19 has adversely impacted our business, financial condition and results of operations in many ways, including, but not limited to, the following:
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We have experienced, and may continue to experience, shortages in computer equipment (such as PLC’s and industrial PCs) necessary for our business operations and software development.

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Our customers are, and continue to be, subject to significant risks and have had, and could continue to have, adverse impacts to their business operations and financial condition related to the COVID-19 pandemic, which could lead to a decrease in their liquidity or industrial spending. This

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has resulted in, and could continue to result in, a decrease in demand for our products, solutions and services, as well as impact our customers’ ability to pay for such products, solutions and services.

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Our workforce may be unable or unwilling to work on-site or travel as a result of event cancellations, facility closures, shelter-in-place, travel and other restrictions and changes in industry practice, or if they, their co-workers or their family members become ill or otherwise require care arrangements. These workforce disruptions have adversely affected and could continue to adversely affect our ability to operate, including to develop, manufacture, generate sales of, promote, market and deliver our products, solutions and services, and provide customer support.

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Our suppliers, their facilities and their workforces are also subject to natural disasters, climate change- related events, pandemics (including the COVID-19 pandemic) and other business disruptions, which could make it difficult or impossible to develop or deliver solutions to our customers, receive production materials from our suppliers, or perform critical functions, which could adversely affect our business globally or in certain regions.

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Uncertainty over the duration and severity of the economic impact of the COVID-19 pandemic and effectiveness of efforts to manage it have caused significant volatility in the capital and other financial markets, which has adversely impacted, and could continue to adversely impact, global liquidity and asset values (including the price of our stock and the fair value of our pension plans’ investments). This uncertainty and volatility could adversely affect our ability to, or the cost at which we may, access the capital and other financial markets, including the commercial paper market, or otherwise obtain debt or equity financing, which could adversely affect our financial condition or ability to satisfy our contractual obligations and fund our other business operations or future investment opportunities.

The ultimate extent to which the pandemic impacts our business, liquidity, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the availability and effectiveness of vaccines, future mutations of the COVID-19 virus and any resulting impact on the effectiveness of vaccines, the duration and extent of the pandemic and waves of infection, travel restrictions and social distancing, the duration and extent of business closures and business disruptions and the effectiveness of actions taken to contain, treat and prevent the disease. If we or our customers experience prolonged shutdowns or other business disruptions, our business, liquidity, results of operations and financial condition may be materially adversely affected and our ability to access the capital markets may be limited.
Weak global economic conditions, geopolitical uncertainty and instability in financial markets may adversely affect our business, results of operations, financial condition, and access to capital markets.
Our revenue and gross margin depend significantly on general economic conditions and the demand for products in the markets in which our customers compete. Adverse worldwide economic conditions and geopolitical uncertainty may create challenging conditions in the electronics industry, which has occurred and may continue to occur as a result of the COVID-19 pandemic.
We also derive a portion of our revenue from customers located in Mexico and Eastern Europe and general economic conditions in Mexico and Eastern Europe may also have an adverse effect on our operations and business. Our business is dependent to a certain extent upon the economic conditions prevalent in Mexico and Eastern Europe. Mexico has historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and economic instability. We have operations in Hungary and Poland, which are experiencing some political volatility and uncertainty, including in their relationship with E.U. leadership.
These conditions, and/or the perception that any related developments could occur, may result in reduced consumer and business confidence and spending in many countries, a tightening in the credit markets, a reduced level of liquidity in many financial markets, high volatility in credit, fixed income and equity markets, currency exchange rate fluctuations, and global economic uncertainty. In addition, longer term disruptions in the capital and credit markets could adversely affect our access to liquidity needed for our business. If financial institutions that have extended credit commitments to us are adversely affected by the conditions of the U.S. and international capital markets, they may become unable to fund borrowings under their credit commitments to us, which could have an adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.
Our business could be impacted as a result of actions by activist stockholders.
We may be subject, from time to time, to legal and business challenges in the operation of our company due to actions instituted by activist stockholders or others. Responding to such actions could be costly and time-consuming, may not align with our business strategies and could divert the attention of our Board of Directors and senior management from the pursuit of our business strategies. Perceived uncertainties as to our future direction as a result of stockholder activism may lead to the perception of a change in the direction of the business or other instability and may make it more difficult to attract and retain qualified personnel and business partners and may affect our relationships with vendors, customers and other third parties.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to determination of revenue recognition, stock-based compensation, inventory, warranties, and accounting for income taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

EXTRAORDINARY GENERAL MEETING OF SCVX
General
SCVX is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of SCVX, to be held on [         ], and at any adjournments thereof. This proxy statement/prospectus is first being furnished to SCVX’s shareholders on or about [           ] in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place of Extraordinary General Meeting
The extraordinary general meeting will be held at [           ], Eastern Time on [           ], at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via live webcast at [           ]. You will be permitted to attend the extraordinary general meeting in person at the offices of Willkie Farr & Gallagher LLP only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. Based on current guidance, we do not anticipate being able to accommodate shareholders who wish to attend in person, and we strongly urge you to attend the extraordinary general meeting virtually.
Purpose of the SCVX Extraordinary General Meeting
At the extraordinary general meeting, SCVX is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus statement as Annex A (the “Transaction Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the Transaction Proposal is approved and adopted, the change of SCVX’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Redomicile Proposal”);

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consider and vote upon the following four separate proposals (collectively, the “Amendment Proposals”) to approve by special resolution, assuming the Transaction Proposal and the Redomicile Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

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to authorize the change in the authorized capital stock of SCVX from (i) 200,000,000 SCVX Class A ordinary shares, 20,000,000 SCVX Class B ordinary shares and 1,000,000 preference shares, each par value $0.0001 per share, to (ii) 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Amendment Proposal A”);

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to authorize the board of directors of New Bright Machines to issue any or all shares of New Bright Machines preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Bright Machines’ board of directors and as may be permitted by the DGCL (“Amendment Proposal B”);

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to provide that New Bright Machines’ board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Amendment Proposal C”); and

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to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Organizational Documents in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (1) changing the corporate name from “SCVX Corp.” to “Bright Machines, Inc.” (2) making New Bright Machines’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation,

(4) electing not to be governed by Section 203 of the DGCL and, instead, to be governed by a provision substantially similar to Section 203 of the DGCL and (5) removing certain provisions related to SCVX’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCVX’s board of directors believes is necessary to adequately address the needs of New Bright Machines after the Business Combination (“Amendment Proposal D”);
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for holders of SCVX Class B ordinary shares, consider and vote upon a proposal to approve by ordinary resolution, to elect [      ] directors who, upon consummation of the Business Combination, will be the directors of New Bright Machines (the “Director Election Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03 the issuance of New Bright Machines common stock to (a) the PIPE Investors, pursuant to the Subscription Agreements and (b) the holders of Bright Machines capital stock pursuant to the Merger Agreement (the “Exchange Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the Equity Incentive Plan and ESPP (the “Equity Plans Proposal” and, collectively with the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals and the Share Issuance Proposal, the “Condition Precedent Proposals”); and

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consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of SCVX Board of Directors
SCVX’s board of directors believes that the Transaction Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCVX’s shareholders and unanimously recommends that its shareholders vote “FOR” the Transaction Proposal, “FOR” the Redomicile Proposal, “FOR” each of the separate Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the Exchange Proposal, “FOR” the Equity Plans Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
SCVX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [           ], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SCVX warrants do not have voting rights in the extraordinary general meeting. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.
The Sponsor and the SCVX Insiders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor and the SCVX Insiders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares.
Quorum
A quorum of SCVX shareholders is necessary to hold valid meetings. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SCVX but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal presented at the extraordinary general meeting.
Vote Required for Approval
The approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting.
The approval of the Redomicile Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. The Redomicile Proposal is conditioned on the approval of the Transaction Proposal. Therefore, if the Transaction Proposal is not approved, the Redomicile Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Amendment Proposals is being proposed as a special resolution under Cayman Islands law, requiring the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Each of the Amendment Proposals is conditioned on the approval of the Redomicile Proposal, and, therefore, also conditioned on approval of the Transaction Proposal. Therefore, if the Transaction Proposal and the Redomicile Proposal are not approved, the Amendment Proposals will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the SCVX Class B ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Pursuant to the Sponsor Support Agreement, the Sponsor and the SCVX Insiders, as holders of 100% of the SCVX Class B ordinary shares as of the date hereof, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and the SCVX Insiders at the extraordinary general meeting. However, the Director Election Proposal is conditioned on the approval of the Amendment Proposals, and, therefore, also conditioned on approval of the Transaction Proposal and the Redomicile Proposal. Therefore, if the Transaction Proposal, the Redomicile Proposal and the Amendment Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of the SCVX Class B ordinary shares.
The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote on such matter. The Exchange Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the Transaction Proposal, the Redomicile Proposal and the Amendment Proposals. Therefore, if the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals and the Director Election Proposal are not approved, the Exchange Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Equity Plans Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. The Equity Plans Proposal is conditioned on the approval of the Exchange Proposal, and, therefore, also conditioned on approval of the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals and the Director Election Proposal. Therefore, if the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals, the Director Election Proposal and the Exchange Proposal are not approved, the Equity Plans Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each SCVX ordinary share that you own in your name entitles you to one vote at the extraordinary general meeting. Each proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You can vote by signing and returning the enclosed proxy card(s). If you vote by proxy card(s), your “proxy,” whose name is listed on the proxy card(s), will vote your shares as you instruct on the proxy card(s). If you sign and return the proxy card(s) but do not give instructions on how to vote your shares, your shares will be voted as recommended by SCVX’s board “FOR” the Transaction Proposal, “FOR” the Redomicile Proposal, “FOR” each of the separate Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the Exchange Proposal, “FOR” the Equity Plans Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You can attend the extraordinary general meeting and vote in person (or virtually in accordance with public health guidelines). However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way SCVX can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a SCVX shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify SCVX’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

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you may attend the extraordinary general meeting, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call [           ], SCVX’s proxy solicitor, by calling [           ] or banks and brokers can call collect at [           ], or by emailing [           ].
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of SCVX that New Bright Machines redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares prior to exercising your redemption rights with respect to the public shares;

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submit a written request to Continental, SCVX’s transfer agent, that New Bright Machines redeem all or a portion of your public shares for cash; and

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deliver your certificates for public shares (if any) and any other required redemption forms to Continental, SCVX’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [           ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Redomicile and the redemption is with respect to the New Bright Machines common stock that an electing public shareholder holds after the Redomicile and consummation of the Business Combination. For the purposes of the Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Redomicile and the consummation of the Business Combination, New Bright Machines shall satisfy the exercise of redemption rights by redeeming the corresponding shares of New Bright Machines common stock issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCVX’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Transaction Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its certificates for public shares (if any) and any other required redemption forms to Continental, SCVX’s transfer agent, New Bright Machines will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [           ], this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Redomicile and, accordingly, it is shares of New Bright Machines common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Bright Machines common stock that have not been delivered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to SCVX unless the board of directors of SCVX determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your certificates for public shares (if any) and any other required redemption forms to Continental, SCVX’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that SCVX’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, SCVX’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, SCVX’s transfer agent, prior to the vote taken on the Transaction Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for public shares (if any) and any other required redemption forms have been delivered (either physically or electronically) to Continental, SCVX’s agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and the SCVX Insiders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor and the SCVX Insiders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on [           ], the most recent practicable date prior to the date of this proxy statement/prospectus, was $[           ]. As of September 30, 2021, funds in the trust account totaled $230,559,215.46 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SCVX cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
SCVX’s shareholders do not have appraisal rights in connection with the Business Combination or the Redomicile under the Cayman Islands Companies Law or under the DGCL.
Proxy Solicitation Costs
SCVX is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SCVX and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SCVX will bear the cost of the solicitation.

SCVX has hired [           ] to assist in the proxy solicitation process. SCVX will pay that firm a fee of $[           ] plus disbursements. Such fee will be paid with non-trust account funds.
SCVX will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SCVX will reimburse them for their reasonable expenses.
SCVX Initial Shareholders
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes the 5,750,000 SCVX Class B ordinary shares held by the Sponsor and the SCVX Insiders and 23,000,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,100,000 warrants, which includes the 6,600,000 private placement warrants held by the Sponsor and 11,500,000 public warrants.
The Sponsor and the SCVX Insiders have agreed to vote all of their SCVX Class B ordinary shares and any public shares they may hold in favor of the proposals being presented at the extraordinary general meeting.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Bright Machines or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCVX’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Bright Machines or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Redomicile Proposal and the Amendment Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCVX’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

TRANSACTION PROPOSAL
Overview
SCVX is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. SCVX shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection titled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because SCVX is holding a shareholder vote on the Mergers, SCVX may consummate the Mergers only if they are approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SCVX, Bright Machines or any other matter.
Overview
We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). SCVX shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see the section titled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Structure of the Business Combination
On May 15, 2021, SCVX, Merger Sub and Bright Machines entered into the Merger Agreement, which provides for, among other things, the following transactions:

(a)   at least one day prior to the Closing Date, SCVX will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; and
(b)   the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Bright Machines, with Bright Machines surviving the First Merger as a wholly owned subsidiary of SCVX and, immediately following the First Merger, the parties will cause a second certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Bright Machines (as the surviving corporation of the First Merger) will merge with and into New Bright Machines, with New Bright Machines surviving. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Bright Machines common stock outstanding as of immediately prior to the Effective Time will be exchanged for one share of New Bright Machines common stock and (ii) each Bright Machines option will convert into options to purchase one share of New Bright Machines common stock. For further details, see the section titled “— Consideration to Holders of Bright Machines Common Stock in the Business Combination.”
In connection with the foregoing and contemporaneously with the execution of the Merger Agreement, SCVX entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and SCVX has agreed to issue and sell to the PIPE Investors, an aggregate of 20,500,000 shares of New Bright Machines common stock at a price of $10.00 per share, for aggregate gross proceeds of $205,000,000, on the terms and subject to the conditions set forth in such Subscription Agreement and the Merger Agreement. The New Bright Machines common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. SCVX has granted the PIPE Investors certain registration rights in connection with the PIPE Investment. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreements is conditioned upon, among other things, the substantially concurrent closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Subscription Agreements, the Registration Rights Agreement and the Sponsor Support Agreement. See the section titled “— Related Agreements” for more information.
Effect of the Redomicile on Existing SCVX Equity in the Business Combination
The Redomicile will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:
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each issued and outstanding SCVX Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into a share of New Bright Machines common stock;

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each issued and outstanding SCVX Class B ordinary share will convert automatically by operation of law, on a one-for-one basis, into a share of New Bright Machines common stock;

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each issued and outstanding SCVX warrant will convert automatically into a New Bright Machines warrant;

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the governing documents of SCVX will be amended and restated and become the Proposed Organizational Documents as described in this proxy statement/prospectus; and

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in connection with the first three bullets above, each issued and outstanding SCVX unit that has not been previously separated into the underlying SCVX Class A ordinary shares and underlying SCVX warrants upon the request of the holder thereof prior to the Redomicile will be cancelled and will entitle the holder thereof to one share of New Bright Machines common stock and one-half of one New Bright Machines warrant on the terms and subject to the conditions set forth in the Warrant Agreement.

Consideration to Holders of Bright Machines Common Stock in the Business Combination
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, all outstanding shares of Bright Machines common stock outstanding as of immediately prior to the

Effective Time, together with the shares of Bright Machines common stock reserved in respect of Bright Machines options outstanding as of immediately prior to the Effective Time, will be exchanged for the right to receive, or the reservation of, an aggregate of 110,000,000 shares of New Bright Machines common stock (at a deemed value of $10.00 per share) which, in the case of Bright Machines options, will be shares underlying New Bright Machines options, representing a pre-transaction equity value of Bright Machines of $1.1 billion. The portion of the Aggregate Merger Consideration reflecting the conversion of the Bright Machines options is calculated assuming that all New Bright Machines options are net-settled (although New Bright Machines options may by their terms be cash-settled, resulting in additional dilution).
In addition, persons holding Bright Machines common stock immediately prior to the Closing and/or Bright Machines options shall be issued the following number of Earnout Shares on a pro rata basis upon the occurrence of any of the following events during the period from the Closing to the fifth anniversary thereof:
(1)   33.3334% of the Earnout Shares if (x) over any twenty trading days within any thirty trading day period, the VWAP of the New Bright Machines common stock is greater than or equal to $13.75 or (y) any transaction is consummated resulting in a change in control with a valuation of New Bright Machines common stock that is greater than or equal to $13.75 per share;
(2)   In addition to the issuance of Earnout Shares contemplated in item (1) above, an additional 33.3333% of the Earnout Shares if (x) over any twenty trading days within any thirty day trading period, the VWAP of the New Bright Machines common stock is greater than or equal to $18.75 or (y) any transaction is consummated resulting in a change in control with a valuation of the New Bright Machines common stock that is greater than or equal to $18.75 per share; and
(3)   In addition to the issuance of Earnout Shares contemplated in items (1) and (2) above, an additional 33.3333% of the Earnout Shares if (x) over any twenty trading days within any thirty day trading period, the VWAP of the New Bright Machines common stock is greater than or equal to $23.75 or (y) any transaction is consummated resulting in a change in control with a valuation of the New Bright Machines common stock that is greater than or equal to $23.75 per share.
For the purposes hereof, “change in control” means any transaction, or series of transactions, resulting in any one person (other than the Sponsor or its affiliates), or more than one person that are affiliates or that are acting as a group, acquiring ownership of equity securities of New Bright Machines which, together with the equity securities held by such person, such person and its affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of New Bright Machines; provided, that to the extent such person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of New Bright Machines through a series of transactions, the “price per share” paid or payable to the stockholders of New Bright Machines shall be the highest price per share paid by such person(s) in connection with all such transactions.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section titled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as SCVX and Bright Machines may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

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the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated (which expired on June 28, 2021);

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no governmental authority having enacted, issued, promulgated, enforced or entered any law, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions under the Merger Agreement, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the transactions under the Merger Agreement, including the Mergers;

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the Offer (as such term is defined in the Merger Agreement) having been completed in accordance with the terms of the Merger Agreement and this proxy statement;

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the registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part being issued and no proceeding seeking such a stop order being threatened or initiated by the SEC and not withdrawn;

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the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of SCVX being obtained in accordance with SCVX’s governing documents and applicable law; and

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the approval of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Mergers) being obtained by the requisite number of stockholders of Bright Machines in accordance with the DGCL, Bright Machines’ governing documents and agreements between Bright Machines and its stockholders (which approval has been received).

Other Conditions to the Obligations of SCVX
The obligations of SCVX to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by SCVX of the following further conditions:
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the representations and warranties of Bright Machines regarding organization and qualification of Bright Machines, and the representations and warranties of Bright Machines regarding the authority and approvals of Bright Machines to, among other things, execute and deliver the Merger Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

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the representations and warranties regarding the capitalization of Bright Machines being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of Bright Machines being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in Material Adverse Effect (as discussed below);

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Bright Machines having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement as of or prior to the Closing;

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SCVX must have received a certificate signed by an officer of Bright Machines confirming that the conditions set forth in the first four bullet points in this section have been satisfied;

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SCVX must have received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which Bright Machines, or any holder of capital stock of Bright Machines, is party; and

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since the date of the Merger Agreement, no Material Adverse Effect will have occurred that is continuing.

Other Conditions to the Obligations of Bright Machines
The obligations of Bright Machines to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Bright Machines of the following further conditions:
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the representations and warranties of SCVX and Merger Sub regarding organization and qualification, the authority to execute and deliver the Merger Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the representations and warranties regarding the capitalization of SCVX and Merger Sub being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties regarding SCVX and Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on SCVX;

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SCVX having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement as of or prior to the Closing;

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Bright Machines must have received a certificate signed by an officer of SCVX confirming that the conditions set forth in the first four bullet points of this section have been satisfied;

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the New Bright Machines common stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

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the Trust Amount and the PIPE Investment Amount, together with all other cash and cash equivalents of SCVX and amounts paid under the Merger Agreement in lieu of issuing fractional shares, in the aggregate, equaling no less than $375,000,000 and SCVX shall have made arrangements for such amounts held in the trust account to be released from the trust account at the Effective Time;

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Bright Machines must have received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which SCVX or the Sponsor is party;

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all of the directors and executive officers of SCVX shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time; and

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the Redomicile shall have occurred pursuant to the terms of the Merger Agreement, and a time-stamped copy of the certificate by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Bright Machines.

Representations and Warranties
Under the Merger Agreement, Bright Machines made customary representations and warranties to SCVX and Merger Sub relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; governmental approvals; capitalization; subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment matters; taxes; intellectual property; data protection; information technology; real property; corrupt practices; sanctions; insurance; competition and trade regulation; environmental matters; brokers; affiliate agreements; COVID-19; and no other representations or warranties.
Under the Merger Agreement, SCVX and Merger Sub made customary representations and warranties to Bright Machines relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; litigation; compliance with laws; employee benefit plans; financial ability; trust account; taxes; brokers; acquiror SEC reports; financial statements; Sarbanes-Oxley Act; business activities; absence of changes; registration statement; no outside reliance; capitalization; NYSE stock market quotation; contracts; no defaults; title to property; Investment Company Act; affiliate agreements; corrupt practices; takeover statutes and charter provisions; PIPE Investment Amount; Subscription Agreements; Committee on Foreign Investment in the United States; and no other representations or warranties.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Bright Machines, SCVX and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Bright Machines are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of Bright Machines and its subsidiaries, taken as a whole or (ii) the ability of Bright Machines to consummate the transactions contemplated by the Merger Agreement; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (as defined in the Merger Agreement) (including COVID-19 Measures (as defined in the Merger Agreement)) or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Bright Machines operates, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 9.02(a) of the Merger Agreement), (d) any change generally affecting any of the industries or markets in which Bright Machines or its subsidiaries operates or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action, or failure to take action, required or contemplated by the Merger Agreement or with the prior written consent of SCVX (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 9.02(a) of the Merger Agreement), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Bright Machines operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (h) any failure of Bright Machines and its subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on Bright Machines and its subsidiaries, taken as a whole, as compared to other industry participants.

Covenants of the Parties
Covenants of Bright Machines
Bright Machines made certain covenants under the Merger Agreement, including, among others, the following:
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Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19) or as consented to in writing by SCVX (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Bright Machines will, and shall cause its subsidiaries to, conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use commercially reasonable efforts to preserve intact Bright Machines’ and its subsidiaries’ current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

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Subject to certain exceptions, prior to the Closing, Bright Machines will not, and will not cause its subsidiaries to, do any of the following without SCVX’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

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change or amend the certificate of incorporation, bylaws or other organizational documents of Bright Machines or its subsidiaries, except in connection with amending and restating Bright Machines’ Certificate of Incorporation pursuant to the Merger Agreement;

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declare, make or pay any dividend or other distribution to Bright Machines stockholders;

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create, allot, issue, redeem or repurchase any shares or other securities convertible into shares of Bright Machines, except pursuant to the exercise of options, or agree to do any of the foregoing;

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enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any material contract or lease to which Bright Machines or its subsidiaries is a party or otherwise bound, other than in the ordinary course of business, consistent with past practice;

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enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any related-party contract, other than in the ordinary course of business consistent with past practice;

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sell, transfer, license or subject to any lien any assets, properties or businesses of Bright Machines or its subsidiaries (including its intellectual property), subject to certain exceptions;

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materially increase the compensation or benefits payable to any current or former executive officer, director or employee; adopt or materially amend any material benefit plan or any collective bargaining agreement; grant or provide any severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of Bright Machines or its subsidiaries; hire or fire any employee or independent contractor with annual base compensation in excess of specified thresholds implement or announce layoffs, plant closings or reductions-in-force; or waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant of current or former employees of Bright Machines or its subsidiaries;

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fail to maintain its existence or acquire any material portion of assets or equity of any business or adopt any plan of liquidation, dissolution, merger or other reorganization;

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make any capital expenditures outside of Bright Machines’ annual capital expenditure budget in excess of specified thresholds;

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make any loans, advances or capital contributions to, or investments in, any other person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business;

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make, revoke or change any material tax election or change any material tax accounting method or period, or take certain other material actions with respect to taxes;

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enter into any settlements in excess of a specified threshold, other than in the ordinary course of business consistent with past practice;

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incur, issue, assume, guarantee or otherwise become liable for any indebtedness, subject to certain exceptions;

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enter into any material new line of business;

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make any material change in financial accounting methods, principles or practices; and

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fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to Bright Machines or its subsidiaries and their assets and properties.

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Bright Machines acknowledged that SCVX is a blank check company, waived any past, present or future claim of any kind against the trust account and agreed not to seek recourse against the trust account for any reason.

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Bright Machines shall not, and shall cause its subsidiaries not to, and shall use its reasonable best efforts to cause its and their representatives not to: (i) initiate, solicit or knowingly encourage or facilitate any inquiry or request for information with respect to, or the making of, any inquiry regarding, an Acquisition Proposal (as such term is defined in the Merger Agreement); (ii) engage in, continue or otherwise participate in any negotiation or discussion concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing.

Covenants of SCVX
SCVX made certain covenants under the Merger Agreement, including, among others, the following:
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Subject to certain exceptions, prior to the Closing, SCVX will, and will cause Merger Sub to, not do any of the following without Bright Machines’ written consent (such consent not to be unreasonably conditioned, withheld or delayed):

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change, modify or amend the organizational documents of SCVX or Merger Sub;

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declare, make or pay any dividend or other distribution in respect of any of its outstanding capital stock or other equity interests or otherwise adjust its capital structure;

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make, revoke or change any material tax election or change any material tax accounting method or period or take certain other material actions with respect to taxes;

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enter into, renew or amend in any material respect any related-party contract;

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enter into, or amend or modify any material term of (in a manner adverse to itself), terminate, or waive or release any material right, claim or benefit under any material contract;

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enter into any settlements, other than in the ordinary course of business consistent with past practice;

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incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than in respect of fees and expenses incurred in connection with the Business Combination;

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offer, issue, grant or sell any of its capital stock, other equity interests or securities convertible into any such capital stock or equity interests, other than in connection with the exercise of outstanding warrants or the Business Combination or PIPE Investment;

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adopt or amend any benefit plan, hire any employee or any other individual to provide services following the Closing or enter into any agreement to compensate any of its officers or directors;

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fail to maintain its existence or acquire, merge or consolidate with, or purchase a material portion of the assets or equity of another person;

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make any capital expenditures;

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make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements;

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enter into any new line of business;

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make any change in financial accounting methods, principles or practices; and

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fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to it and its assets and properties.

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SCVX will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Cayman Islands Companies Act.

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Subject to certain exceptions, SCVX shall use its reasonable best efforts to ensure that SCVX remains listed as a public company on NYSE. Within ten business days prior to the initial filing of this proxy statement/registration statement with the SEC, SCVX must delist the SCVX Class A ordinary shares from NYSE, effective as of the Effective Time, and must prepare and submit to Nasdaq a listing application, in accordance with Nasdaq rules, covering the New Bright Machines common stock issuable in the Mergers and Redomicile, and shall obtain approval for the listing of such securities on Nasdaq from and after the Effective Time.

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Prior to the Closing, SCVX will purchase a “tail” policy providing liability insurance coverage for SCVX’s directors and officers with respect to matters occurring on or prior to the Closing.

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SCVX’s board of directors will adopt the Equity Incentive Plan and the ESPP, each in a form reasonably acceptable to SCVX and Bright Machines.

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Prior to the Closing or termination of the Merger Agreement, SCVX shall, and shall use its reasonable best efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any person conducted prior to entry into the Merger Agreement in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination. SCVX will also provide prompt written notice to Bright Machines of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any business combination and will keep Bright Machines reasonably informed of any material developments with respect to any such proposal.

Mutual Covenants of the Parties
The parties made certain covenants under the Merger Agreement, including, among others, the following:
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using commercially reasonable efforts to consummate the Business Combination;

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keeping certain information confidential in accordance with the existing non-disclosure agreements;

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intending that the Mergers will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Mergers to fail to qualify for such treatment;

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cooperating in connection with certain tax matters and filings; and

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discussing in good faith revisions to the terms of the private placement warrants of SCVX such that such private placement warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing, including using commercially reasonable efforts to obtain any shareholder or warrant holder approvals if necessary to accomplish the foregoing, subject to certain conditions specified in the Merger Agreement.

In addition, SCVX and Bright Machines agreed that SCVX and Bright Machines will prepare and mutually agree upon and SCVX will file with the SEC, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part relating to the Business Combination.
Board of Directors
Following the Closing, the current management of Bright Machines will become the management of New Bright Machines, and the board of directors of New Bright Machines will consist of eight (8) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of two (2) directors and Classes II and III each consisting of three (3) directors. All the directors of the board of directors of New Bright Machines will be designated by Bright Machines.
Survival of Representations, Warranties and Covenants
The representations, warranties, covenants, obligations or other agreements in the Merger Agreement terminate at the Effective Time, except (i) for those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (ii) those contained in Article XI of the Merger Agreement and (iii) with respect to any claim based upon actual fraud.
Termination
The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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by the mutual written consent of SCVX and Bright Machines;

•
by SCVX, subject to certain exceptions, if any of the representations or warranties made by Bright Machines are not true and correct or if Bright Machines fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of SCVX, as described in the section titled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) January 15, 2022 (the “Termination Date”);

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by Bright Machines, subject to certain exceptions, if any of the representations or warranties made by SCVX are not true and correct or if SCVX fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Bright Machines, as described in the section titled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

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by Bright Machines if the requisite SCVX shareholder approval as described herein is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting); and

•
by SCVX if Bright Machines has not delivered the PCAOB Audited Financial Statements and the First Quarter Financial Statements (each term as defined in the Merger Agreement) to SCVX for inclusion in the registration statement of which this proxy statement/prospectus forms a part on or before August 15, 2021.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Merger Agreement) of any covenant or agreement under the Merger Agreement.
Expenses
The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, following the Closing, SCVX shall pay or cause to be paid (i) the Outstanding Company Expenses (as defined in the Merger Agreement) and (ii) the Outstanding Acquiror Expenses (as defined in the Merger Agreement).
Additionally, SCVX and Bright Machines shall each bear half (50%) of all HSR filing fees, registration fees and all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Redomicile).
Amendments
The Merger Agreement may be amended or modified only by a written agreement executed and delivered by SCVX and Bright Machines.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Sponsor Support Agreement, the Registration Rights Agreement and the Subscription Agreements, (the “Related Agreements”), or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, SCVX, the SCVX Insiders, XN, the Sponsor, and Bright Machines entered into the Sponsor Support Agreement, dated as of May 15, 2021, a copy of which is attached to this proxy statement/prospectus as Annex F. Pursuant to the Sponsor Support Agreement, the Sponsor and the SCVX Insiders agreed, among other things, to vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement. As of the record date for the extraordinary general meeting, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares and XN owns none of the issued and outstanding ordinary shares.
Under the Sponsor Support Agreement, the Sponsor and the SCVX Insiders agreed, subject to certain exceptions, not to, directly or indirectly, transfer any SCVX ordinary shares or SCVX warrants (prior to the Redomicile) and New Bright Machines common stock or New Bright Machines warrants (on or after the Redomicile but prior to the consummation of the Mergers). The Sponsor, XN and the SCVX Insiders further agreed, subject to certain exceptions, not to, and to cause their respective permitted transferees not to, transfer any shares of New Bright Machines common stock held by such persons immediately following the Closing (on or after the consummation of the Mergers) (but excluding shares acquired in the PIPE Investment) until the earlier of (a) the date which is one year after the Closing Date and (b) (x) the first date which is at least 180 days after the Closing, if the last reported sale price of New Bright Machines common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing Date or (y) the date following the Closing Date on which New Bright Machines completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of New Bright Machines’ shareholders having the right to exchange their New Bright Machines common stock for cash, securities or other property without New Bright Machines’ prior written consent, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the written agreement of SCVX, the SCVX Insiders, the Sponsor, XN and Bright Machines, (ii) termination of the Merger Agreement in accordance with its terms and (iii) the Effective Time. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.
Immediately prior to the Closing, the Sponsor and the SCVX Insiders have agreed to transfer an aggregate of 2,875,000 of their SCVX Class B ordinary shares (representing 50% of their SCVX Class B ordinary shares as of the date of the Merger Agreement), and the Sponsor has agreed to transfer 3,300,000 of its private placement warrants (representing 50% of its private placement warrants as of the date of the Merger Agreement), to XN or one or more of its affiliates or designated affiliated investment funds, for an aggregate purchase price of approximately $3.3 million (the “XN Sale”).
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Bright Machines, the Sponsor and certain other former holders of SCVX Class B ordinary shares, XN and certain former stockholders of Bright Machines, including certain of Bright Machines’ directors and officers, will enter into the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G, pursuant to which New Bright Machines will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Bright Machines common stock and other equity securities of New Bright Machines that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, New Bright Machines will agree to file a shelf registration statement registering the resale of, among other things, the New Bright Machines common stock (including the New Bright Machines common stock issued or issuable upon the exercise of any other equity security) held by a party immediately following the Closing (including any shares of New Bright Machines common stock acquired by a party pursuant to a Subscription Agreement) within 30 days of the Closing. The parties may each request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the relevant requesting stockholder (i) reasonably expects the total aggregate gross proceeds to exceed $35 million or (ii) reasonably expects to sell all of its New Bright Machines common stock and/or other equity securities of New Bright Machines, but in no event less than $10 million in gross proceeds. New Bright Machines will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement will also provide that New Bright Machines will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Subscription Agreements
In connection with the execution of the Merger Agreement, SCVX entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 20,500,000 shares of New Bright Machines common stock at $10.00 per share for an aggregate commitment amount of $205.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by each Subscription Agreement is conditioned upon, among other things, (a) there not being in force any judgment, order, law, rule or regulation enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (b) all conditions precedent to the closing of the transactions contemplated by the Merger Agreement having been satisfied or waived, (c) the representations and warranties set forth in the Subscription Agreements being true and correct as of the Closing, subject in certain cases to qualifiers based on materiality or material adverse effect, as set forth in the Subscription

Agreements, (d) the performance and satisfaction of certain covenants, agreements and conditions set forth in the Subscription Agreements and (e) the Business Combination being consummated substantially concurrently with the closing of the Subscription Agreements.
The Subscription Agreements provide that New Bright Machines is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of New Bright Machines common stock to be issued to any such subscriber under the Subscription Agreements and to use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof but no later than the earlier of (i) the 30th calendar day (or the 90th calendar day, if the SEC notifies New Bright Machines that it will “review” the registration statement) following the filing date thereof and (ii) the 5th business day after the date New Bright Machines is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they have or may have in the future as a result of, or arising out of, the Subscription Agreements against SCVX, with respect to monies held in the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of SCVX, Bright Machines, and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or waived on or prior to the Subscription Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein are not consummated at the Subscription Closing, and (iv) January 14, 2022, if the Closing has not occurred by such date, provided that no termination shall relieve any party to the Subscription Agreements from liability for any willful breach of the terms of the Subscription Agreements prior to such termination.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of SCVX and Bright Machines. The following is a brief description of the background of these negotiations and the resulting Business Combination.
Prior to the consummation of its initial public offering, neither SCVX, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with SCVX.
Following the completion of its initial public offering, SCVX, along with representatives of SCVX’s financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), initiated contact, or were contacted by, numerous individuals and entities or their financial advisors with respect to numerous business combination opportunities in the cybersecurity and enterprise software industries. SCVX considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and were led by an experienced management team with a proven track record and complementary capabilities. Additional criteria that SCVX considered for potential target companies are described in its prospectus related to its initial public offering. As part of this process, SCVX identified and evaluated more than 200 potential acquisition targets and conducted initial diligence in connection with 12 of such potential acquisition targets. SCVX submitted non-binding letters of intent to seven potential acquisition targets following evaluation of, and discussions with, each such potential acquisition target. SCVX did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including the ability to reach a valuation that was acceptable to both sides and mutual decisions to pursue potential alternative transactions.
On September 25, 2020, SCVX signed a non-binding letter of intent with a company operating in the cybersecurity risk assessment space (“Company A”). From that time through November 2020, representatives of SCVX engaged with members of the management of Company A relating to a potential business combination with SCVX, reviewed Company A’s financials, revenue projections and business plan, and discussed various business diligence topics with Company A’s management. Representatives of Willkie Farr & Gallagher LLP (“Willkie”), counsel to SCVX, were provided with access to the virtual data room of

Company A and began conducting legal due diligence review and negotiating a draft merger agreement and related agreements with counsel to Company A. On October 26, 2020, Credit Suisse commenced wall crossing potential PIPE investors, and over the next several weeks, representatives from SCVX, Company A and Credit Suisse met with potential investors. The PIPE was not able to be raised as a result of the market environment at that time. There were some efforts between SCVX and Company A to renegotiate deal valuation, but ultimately, on November 17, 2020, a mutual determination was made by SCVX and Company A to end discussions regarding a potential business combination.
Negotiations with Bright Machines
The following is a brief description of the background of the negotiations between SCVX and Bright Machines and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement or their representatives.
Amar Hanspal, Bright Machines’ CEO, initially met Gaurav Kapadia, the founder and CEO of XN, in 2014 in Mr. Kapadia’s capacity as an investor of Autodesk, where Mr. Hanspal served as Chief Product Officer and Senior Vice President, Products at the time and later as co-Chief Executive Officer. Mr. Hanspal and Mr. Kapadia remained in touch through Mr. Hanspal’s founding of Bright Machines in July 2018.
In October 2020, the board of directors of Bright Machines (the “Bright Machines Board”) discussed various fundraising options, including private investments and a transaction with a special purpose acquisition company (“SPAC”). Following the board meeting, Mr. Hanspal contacted Mr. Kapadia in Mr. Kapadia’s capacity as an experienced investor to discuss Mr. Kapadia’s perception of Bright Machines. During this conversation, Mr. Kapadia expressed interest in a potential investment in Bright Machines.
In November 2020, Carl Bass, Chairman of the Bright Machines Board, facilitated introductions among representatives of XN, including Mr. Kapadia, and representatives of Bright Machines, including Mr. Hanspal, regarding potential investment opportunities by XN in Bright Machines. Mr. Bass facilitated those introductions in his capacity both as Chairman of the Bright Machines Board and as a non-employee “Executive Partner” to XN. For more details regarding Mr. Bass’s Executive Partner relationship with XN, see the section titled “— Interests of Bright Machines’ Directors and Executive Officers in the Business Combination.” Mr. Bass disclosed his relationship with XN at the time of these introductions and thereafter recused himself from participating in deliberations as a Bright Machines director regarding prospective business relations between XN and Bright Machines.
Following these introductions, on November 20, 2020, Bright Machines and XN entered into a non-disclosure agreement regarding the exchange of Bright Machines’ confidential information in connection with XN’s consideration of potential investment opportunities in Bright Machines. Thereafter, through January 2021, representatives of XN engaged in ordinary course due diligence with representatives of Bright Machines in connection with potential investment opportunities in Bright Machines, including the possibility of pursuing a business combination in partnership with a SPAC.
On January 21, 2021, Mr. Hanspal organized a meeting between Mr. Kapadia and Lior Susan, the founder of Eclipse Ventures and a director of Bright Machines, where Mr. Hanspal, Mr. Kapadia and Mr. Susan discussed the possibility of a SPAC transaction in which XN would participate as a PIPE investor.
On January 22, 2021, representatives of XN discussed with representatives of Bright Machines the potential of XN’s pursuing a business combination with Bright Machines in partnership with an as yet unidentified SPAC.
On January 24, 2021, XN, Eclipse Ventures and Bright Machines agreed in principle to pursue a SPAC transaction on terms, including the proposed valuation of Bright Machines, to be set forth in a written letter of intent. As discussed below, that letter of intent ultimately was executed on February 24, 2021.
On January 27, 2021, the Bright Machines Board held a meeting by videoconference in which Mr. Hanspal updated the Bright Machines Board on the status of the potential SPAC transaction, including the engagement of an investment bank, auditing firms, and a law firm to lead the SPAC transaction.

On January 28, 2021, Credit Suisse introduced Mike Doniger of SCVX to David Bronstein of XN.
On February 9, 2021, XN Exponent Advisors LLC, an affiliate of XN, and SCVX entered into a confidentiality and non-disclosure agreement regarding XN’s sharing of Bright Machines’ information with SCVX.
On February 10, 2021, Bright Machines engaged Credit Suisse as its equity capital markets advisor with respect to a potential transaction between Bright Machines and a SPAC.
Also on February 10, 2021, XN sent Bright Machines a first draft of a non-binding indication of interest (the “XN/BM preliminary indication”), pursuant to which XN would pursue a partnership with an as yet unidentified SPAC to effectuate a business combination transaction with Bright Machines. Over the following two weeks, XN and their counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), and Bright Machines and their counsel, Latham & Watkins LLP (“Latham”), exchanged several drafts of the XN/BM preliminary indication, which was ultimately signed by the parties on February 24, 2021, as described further below. On February 11, 2021, a meeting was held between Mr. Doniger, Hank Thomas and Chris Ahern from SCVX and Mr. Bronstein and Tim Brown from XN to discuss a potential transaction with Bright Machines. On February 22, 2021, another meeting was held between Mr. Doniger, Mr. Thomas and Mr. Ahern from SCVX, Mr. Bronstein and Kristen Masino from XN and Niron Stabinsky from Credit Suisse to discuss a potential transaction with Bright Machines.
On February 23, 2021, Willkie sent Paul, Weiss a first draft of an agreement pursuant to which XN would partner with the Sponsor in connection with a business combination between SCVX and Bright Machines. Over the following days, Willkie and Paul, Weiss exchanged several drafts of such agreement, ultimately resulting in the XN/Sponsor letter of intent executed on February 26, 2021, as described further below.
On February 24, 2021, XN and Bright Machines executed the XN/BM preliminary indication. It provided that XN would pursue a partnership with a still as yet unspecified SPAC to engage in a business combination with Bright Machines at an indicative equity valuation of $1.4 billion to $1.7 billion, that XN would participate in a PIPE investment in connection with that business combination for an amount of $50 million to $75 million, and other indicative, non-binding terms for such a business combination. In addition, the XN/BM preliminary indication included a 15-day mutual exclusivity period, subject to one additional 15-day extension upon notice by either party. Other than terms related to the mutual exclusivity period, XN’s access to and confidentiality obligations regarding Bright Machines’ personnel and information, and miscellaneous provisions, none of the provisions of the XN/BM preliminary indication, including the indicative valuation and other terms of the potential business combination contemplated by the XN/BM preliminary indication, was binding on either of the parties.
On February 25, 2021, SCVX and XN exchanged emails regarding Bright Machines’ long-term forecasts and the proposed transaction structure and valuation for Bright Machines. Also on this date, XN provided the XN/BM preliminary indication between XN and Bright Machines to SCVX for SCVX’s review.
On February 26, 2021, an introductory meeting was held between Mr. Doniger, Mr. Thomas and Mr. Ahern of SCVX, Gaurav Kapadia and Mr. Brown of XN and Amar Hanspal and Pat O’Malley of Bright Machines. The purpose of this meeting was for SCVX to meet certain members of Bright Machines’ management team, to learn more about the company and to discuss a potential transaction.
Also on February 26, 2021, the Sponsor and XN entered into a non-binding letter of intent (the “XN/Sponsor letter of intent”) pursuant to which, among other things, (i) the Sponsor and other specified individuals agreed to sell to XN an aggregate of 4,025,000 Founder Shares and 4,620,000 private placement warrants at the closing of the Business Combination, (ii) XN committed to participate in the PIPE Investment as an anchor investor in an investment amount of not less than $50 million and up to $75 million, and (iii) the Sponsor agreed to, and to cause SCVX to, consult with XN in good faith with respect to certain actions relating to SCVX’s due diligence review, negotiation of definitive agreements and investor communications in connection with the Business Combination and to not take certain actions without XN’s consent, including not consummating the Business Combination unless the XN Sale closed substantially concurrently therewith and the terms of the Business Combination conformed to the terms set forth in the XN/Sponsor letter of intent (except as approved by XN), and the Sponsor also afforded XN its consultation rights. On the same day, following the execution of the XN/Sponsor letter of intent, SCVX and Bright Machines entered into a confidentiality agreement to facilitate SCVX’s review of Bright Machines’ confidential information.
On February 27, 2021, Willkie sent a draft non-binding letter of intent (the “BM letter of intent”) to Latham, relating to the proposed business combination.
After exchanging comments and negotiating the terms, SCVX and Bright Machines executed the BM letter of intent on March 3, 2021. The BM letter of intent attributed a pre-transaction valuation range to Bright Machines of approximately $1.4 billion to $1.7 billion of equity value, with a post money enterprise valuation to be determined based on Bright Machines’ net cash position pro forma for the application of $230 million of proceeds from SCVX’s trust account and PIPE commitments of $270 million to $370 million (including non-binding commitments from XN and Hudson Bay of $50 million to $75 million each). Additionally, the BM letter of intent contemplated, among other things (i) a share earnout for Bright Machines shareholders vesting in three tranches upon the common stock trading above $13.75, $18.75 and $23.75 per share for 20 trading days of any consecutive 30 trading day period prior to the fifth anniversary of closing, (ii) a minimum cash condition of $425 million (including funds from the SCVX trust account after giving effect to any redemption of shares, the payment of any unpaid transaction fees and expenses owed by SCVX and proceeds of the PIPE transaction), subject to agreement on the final PIPE amount, (iii) that the Sponsor and its affiliates would enter into a customary support agreement for the transaction, (iv) that all of the Founder Shares held by the Sponsor, XN and all other insiders in SCVX would be subject to a lockup until the earlier of one year after the Closing and the first date following the six-month anniversary of the Closing where the per share price of the combined company exceeds $12.00 share for any 20 trading days within any 30-day trading period commencing at least 150 days following the Closing and (v) a share earnout for 30% of the Founder Shares, whereby 20% would vest upon the common stock trading above $12.50 for 20 trading days of any consecutive 30 trading day period prior to the fifth anniversary of Closing and an additional 10% would vest upon the common stock trading above $15.00 for 20 trading days of any consecutive 30 trading day period prior to the fifth anniversary of Closing. The BM letter of intent also included a 30-day mutual exclusivity period.
Also on March 3, 2021, the Sponsor and XN entered into an addendum to the XN/Sponsor letter of intent to provide that the foregoing Founder Share earnout would only apply to the Founder Shares to be purchased by XN or one or more of its affiliates or designated affiliated investment funds pursuant to the XN Sale. On the same day, Willkie and Latham held a call to discuss the timeline to execution of the definitive documents, allocation of drafting responsibilities, legal due diligence and certain other topics. At this meeting, the parties agreed that Latham would commence drafting the Merger Agreement and Willkie would commence drafting various other agreements.
On March 4, 2021, representatives of Bright Machines, SCVX, Credit Suisse, XN, Eclipse, Latham, Willkie and Paul, Weiss held a call to discuss certain organizational matters with respect to the transaction. Willkie then sent an initial draft of the form of Subscription Agreement for the PIPE Investment to Latham. Between March 4, 2021 and April 9, 2021, Willkie and Latham refined the terms of the form of subscription agreement, including negotiating terms with Paul, Weiss on behalf of XN (together with its affiliates and affiliated investment funds) as one of the PIPE Investors.
On March 7, 2021, Willkie sent an initial draft of the Sponsor Support Agreement to Latham.
On March 10, 2021, SCVX and its advisors received access to a virtual data room containing certain due diligence materials relating to Bright Machines, including financial information. SCVX’s management team and its advisors reviewed these materials and engaged in due diligence, including due diligence meetings and telephone calls between the parties to discuss various topics. To assist with technical due diligence, SCVX engaged Tech DNA, a consulting firm that specializes in analyzing software, hardware and machine learning / artificial intelligence. Tech DNA held several calls with the Bright Machines technical team and reviewed their software architecture/software development lifecycle processes, machine learning/computer vision approach and their hardware, supply chain and manufacturing. Tech DNA also reviewed all documents and materials on these topics provided by Bright Machines. Additionally, SCVX engaged CohnReznick to assist with its financial due diligence review of Bright Machines. CohnReznick also held several calls with members of Bright Machines’ financial team and reviewed company accounting policies and procedures, recent financial statements, significant historical trends, key transactions, and finance and accounting organizational charts, among other items. Willkie also conducted, on behalf of SCVX, an in-depth legal review of Bright Machines’ governance documents, debt instruments, material contracts, intellectual property, employment practices, real property, and regulatory and litigation matters, among other things. Additionally, Mr. Doniger, Mr. Thomas and Mr. Ahern from SCVX conducted due diligence calls with three of Bright Machines’ customers. In June 2021, Mr. Thomas also conducted a site visit to Bright Machines’ Austin, Texas office and facility.
On March 11, 2021, XN gave notice to Bright Machines that it was exercising the 15-day exclusivity period extension under the XN/BM preliminary indication.
On March 12, 2021, the corporate and tax teams from Willkie, Latham and Paul, Weiss held a call to discuss the tax structure of the proposed transaction, including with respect to the Mergers and the Redomicile. Latham then delivered an initial draft of the Merger Agreement to Willkie.
On March 17, 2021, SCVX entered into a formal engagement letter with Credit Suisse to act as placement agent for the PIPE Investment. SCVX’s board of directors considered and discussed the role that Credit Suisse had played as a financial advisor to Bright Machines, and after carefully considering the potential conflict and the perceived benefits of engaging Credit Suisse as a placement agent for the PIPE Investment, decided to engage Credit Suisse notwithstanding Credit Suisse’s conflict.
On March 19, 2021, Willkie sent a revised draft of the Merger Agreement to Latham. The revised draft generally addressed, among other things, representations and warranties, covenants, termination provisions and closing conditions.
Also on March 19, 2021, Credit Suisse commenced wall crossing potential PIPE Investors. From March 23, 2021 to May 10, 2021, representatives of SCVX, Bright Machines and Credit Suisse met with 34 investors for the PIPE.
Throughout March, April and May of 2021, the parties negotiated various terms of the potential business combination, the Merger Agreement and the ancillary transaction documents, including the Sponsor Support Agreement, the purchase agreement for the XN Sale, the Registration Rights Agreement, the Proposed Organizational Documents, the Bright Machines shareholder consent and the Stockholders Agreement, among others. Representatives of Willkie, Maples and Calder (Cayman) LLP, Cayman Islands counsel to SCVX, Latham and Paul, Weiss held numerous calls and discussions during this period to discuss open issues relating to the transaction documents.
On March 22, 2021, SCVX held a telephonic meeting of its board of directors to discuss, among other things, the proposed transaction with Bright Machines, including the valuation, diligence conducted to date and the economics of the transaction. During the meeting, Willkie provided the directors with a detailed overview of the main transaction documents and the anticipated timeline for the transaction, and the directors asked questions of SCVX management and Willkie.
On March 22, 2021, the investor presentation was uploaded to the virtual data room for PIPE Investors.
On April 2, 2021, SCVX and Bright Machines extended the exclusivity period in the BM letter of intent for an additional two weeks.
On April 8, 2021, the Bright Machines Board held a special meeting by videoconference, with representatives from Bright Machines’ senior management and Credit Suisse present, to discuss timing of the potential SPAC transaction and the current state of capital markets with respect to the PIPE component of the SPAC transaction.
On April 9, 2021, the draft form of Subscription Agreement was uploaded to the virtual data room for PIPE Investors. Between April 9, 2021 and May 14, 2021, Willkie and Latham collectively negotiated the terms of the Subscription Agreements with prospective investors in the PIPE Investment and responded to follow-up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the Business Combination. During this period, Willkie and Latham also continued to negotiate the terms of the Subscription Agreements with the affiliated PIPE investors, including with Paul, Weiss, on behalf of XN and its affiliates and affiliated investment funds, and Schulte Roth & Zabel, LLP, on behalf of Hudson Bay.
On April 16, 2021, SCVX and Bright Machines extended the exclusivity period in the BM letter of intent for an additional week.
On April 19, 2021 and April 20, 2021, Willkie, Latham and Paul, Weiss held calls to discuss the accounting treatment of the SCVX warrants pursuant to the Warrant Agreement following the release by the staff of the SEC of the “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Following these discussions, Latham, Willkie and Paul, Weiss held numerous further calls and exchanged multiple emails to discuss proposed revisions to the private placement warrants in light of the SEC Staff Statement and to negotiate the obligations of the parties relating thereto.
On April 21, 2021, Willkie held a diligence call with Bright Machines and its representatives, including Latham, Orrick, Herrington & Sutcliffe LLP, benefits counsel to Bright Machines, and Nicholson De Vos Webster & Elliott LLP, intellectual property counsel to Bright Machines, to further discuss the documents and materials provided by Bright Machines to SCVX in the virtual data room. Topics discussed on the call included intellectual property, employment, privacy and data security, Bright Machines’ relationship with Flex, Bright Machines’ material agreements, financing matters and the impact of COVID-19 on Bright Machines’ business.
On April 30, 2021, representatives of Credit Suisse, Bright Machines, SCVX, XN, Latham, Willkie and Shearman & Sterling LLP (“Shearman”), counsel to Credit Suisse, held a call during which Credit Suisse advised the parties on the status of the order book and sizing objectives for the PIPE Investment and the parties discussed the steps toward announcement of the transaction.
On May 3, 2021, Mr. Doniger, Mr. Hanspal, Mr. Susan, Mr. Kapadia and Mr. Bronstein held a call to discuss potential revisions to the minimum cash condition in the Merger Agreement based on current market conditions for the PIPE Investment. The parties agreed to revise the minimum cash condition from $425 million (as contemplated by the BM letter of intent) to $400 million, based on a $1.1 billion valuation of Bright Machines and a minimum PIPE Investment of $200 million, including non-binding commitments of $75 million from XN and $50 million from Hudson Bay and to forego the earnout structure for the Founder Shares included in the BM letter of intent. The parties also discussed the ability to seek additional PIPE financing following the execution of the Merger Agreement and Subscription Agreements. On May 6, 2021, an updated version of the investor presentation was uploaded to the virtual data room for the PIPE Investors reflecting these revised terms, and on May 8, 2021, Willkie sent Latham a revised draft of the Merger Agreement reflecting these revised terms.
On May 4, 2021, the Bright Machines Board held a special meeting by videoconference, with representatives from Bright Machines’ senior management, Latham and Credit Suisse present. Latham reviewed with the Bright Machines Board its fiduciary duties and also provided an overview of the material terms, mechanics and timing of the proposed SPAC transaction.
On May 7, 2021 and May 13, 2021, representatives of Bright Machines, SCVX, Credit Suisse, XN, Eclipse, Latham, Willkie, Shearman and Paul, Weiss held calls to discuss the deal status including with respect to, among other things, the PIPE Investment, the Merger Agreement and the other transaction documents.
On May 12, 2021, SCVX held a telephonic board meeting to discuss the status of the transaction. Board members were provided copies of the investor presentation, diligence reports provided by SCVX’s advisors and drafts of the transaction documents. SCVX management provided an overview of the diligence conducted, and representatives of Willkie described the key terms of the transaction and the transaction documents. The SCVX board members asked questions and discussed the terms and rationale for the transaction. Following such discussion, the board authorized SCVX management to proceed to definitive agreements.
Also on May 12, 2021, representatives of SCVX, XN, Bright Machines and Eclipse agreed to further revise the minimum cash condition from $400 million to $375 million based on current market conditions for the PIPE Investment. Latham then sent Willkie a revised draft of the Merger Agreement and illustrative spreadsheet reflecting an exchange ratio equal to the Aggregate Merger Consideration of 110,000,000 shares of New Bright Machines common stock dividend by the aggregate fully diluted number of shares of Bright Machines common stock issued and outstanding immediately prior to the First Merger.
Later on May 12, 2021, after deliberation and discussion, the Bright Machines Board unanimously approved the Merger Agreement and the Business Combination and determined that it is in the best interests of Bright Machines to enter into the Merger Agreement and effect the Business Combination and the transactions contemplated thereby.
On May 13, 2021, the SCVX board of directors unanimously adopted written resolutions approving the proposed transaction, including the Redomicile, the Merger Agreement and the transactions contemplated thereby and recommending the shareholders of SCVX approve the same, including the proposals described in this proxy statement/prospectus.
On May 14, 2021, a draft of the Merger Agreement was provided to the PIPE Investors.
On May 15, 2021, the parties executed the Merger Agreement and related ancillary agreements, and the PIPE Investors delivered executed Subscription Agreements for an aggregate amount of gross proceeds of $205 million from the sale of 20,500,000 shares of New Bright Machines common stock, including $75 million from XN Exponent Master Fund LP, an affiliated investment fund of XN, and $50 million from Hudson Bay. Bright Machines and SCVX issued a joint press release announcing the Business Combination before the opening of trading on May 17, 2021.
Also on May 15, 2021, following the execution of the Merger Agreement, the requisite stockholders of Bright Machines adopted resolutions approving the Merger Agreement and all documents, agreements and transactions related thereto, including the Business Combination and the Proposed Amended and Restated Charter. On the same day, the Sponsor and XN amended the XN/Sponsor letter of intent to acknowledge XN’s approval of the terms set forth in the Merger Agreement and related ancillary agreements, including the definitive purchase agreement in respect of the XN Sale, for purposes of XN’s consent rights under the XN/Sponsor letter of intent.
SCVX’s Reasons for the Business Combination; Recommendation of SCVX’s Board of Directors
On May 13, 2021, SCVX’s board of directors adopted unanimous written resolutions (i) determining that the Merger Agreement, ancillary agreements and the transactions contemplated thereby are fair to, advisable and in the best interests of SCVX, (ii) recommending the shareholders of SCVX approve the Merger Agreement, ancillary agreements and the transactions contemplated thereby and the proposals described in this proxy statement/prospectus, (iii) approving and adopting the Merger Agreement and (iv) approving the Redomicile.
Before reaching its decision, SCVX’s board of directors reviewed the results of its management’s due diligence, which included:
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research on comparable companies and precedent transactions from the past two years, ranging in transaction size from approximately $700 million to $3.0 billion in enterprise value. SCVX’s board of directors compared the revenue multiple derived from the purchase price for Bright Machines (including the dilution resulting from the conversion of the Founder Shares) to the average revenue multiple of the aforementioned publicly traded comparable companies, as well as to the average revenue multiple of the aforementioned precedent transactions, and found that Bright Machines’ transaction multiple was in-line with public comparable companies and at a significant discount to precedent transactions;

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extensive meetings and calls with Bright Machines’ management team and representatives regarding operations, customers, projections and other financial diligence;

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consultation with SCVX’s legal, technical and financial third-party advisors;

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research on the automated industrial manufacturing industries, including historical growth trends, market share information and market size projections;

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review of Bright Machines’ material contracts, intellectual property, employment arrangements and other legal, financial and accounting diligence; and

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financial and valuation analysis including financial projections provided by Bright Machines, which are included in this proxy statement/prospectus.

SCVX’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, SCVX’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.
In particular, SCVX’s board of directors considered the following positive factors, although not weighted or in any order of significance:
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Market Opportunity.   Manufacturing is experiencing a significant shift, as a result of national security concerns over weaknesses in global supply chains and critical infrastructure, heightened by the COVID-19 pandemic. SCVX’s board of directors believes that Bright Machines is well-positioned to benefit from these trends.

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Growth Prospects.   SCVX’s board of directors believes that Bright Machines has significant growth opportunities in a large and expanding market, based on Bright Machines’ differentiated technology, extensive proven customer traction, and highly experienced leadership team. SCVX’s board of directors considered Bright Machines’ growth prospects for new customer acquisitions as well as Bright Machines’ strategy to expand engagements with existing customers.

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Proven Customer Traction.   Bright Machines’ solutions have received validation from large blue-chip customers, including leading companies spanning essential industries, including network infrastructure, data centers, automotive, consumer products, medical devices, and industrial equipment.

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Expansive Intellectual Property Portfolio.   Bright Machines possesses a portfolio of 36 issued U.S. patents in areas including components, tooling and processes for improved automation and quality; automation; material feeding; test and inspection; electronic components design and manufacturing; and robotics. SCVX’s board of directors believes these provide Bright Machines with a competitive advantage.

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Experienced and Proven Management Team and Workforce.   Bright Machines has a strong management team with deep technology and industrial automation expertise. Nearly all of the senior management of Bright Machines intend to remain with New Bright Machines in the capacity of officers and/or directors, which will provide helpful continuity in advancing New Bright Machines’ strategic and growth goals. In addition, Bright Machines has a highly technical workforce of over 550 employees, including more than 450 software engineers, automation engineers, data scientists, and other technologists with specialized skill sets.

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Valuation.   SCVX’s board of directors believes that the Business Combination presents an attractive investment opportunity at the agreed valuation based on extensive due diligence performed by SCVX’s management team and advisors.

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Financial Condition.   SCVX’s board of directors also considered Bright Machines’ historical financial results, outlook and expansion opportunities, and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors. In considering those factors, SCVX’s board of directors reviewed Bright Machines’ historical growth and its current prospects for growth if Bright Machines achieves its business plan, and various historical and current balance sheet items of Bright Machines. SCVX’s board of directors believes that Bright Machines’ financial outlook compares favorably to other public companies in the industrial technology and industrial automation software space.

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Investor Participation in the PIPE Investment.   Third-party investor participation in the PIPE Investment, which is contingent on consummation of the Business Combination, serves as validation of the valuation and the opportunity represented by the Business Combination.

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Continued Ownership by Sellers.   Bright Machines’ existing equity holders would be receiving a significant amount of the combined company’s common stock as its consideration under the terms of the Merger Agreement.

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Results of Due Diligence.   SCVX’s board of directors reviewed and discussed with SCVX’s management and third-party advisors their due diligence examination of the operations, financial condition and prospects of Bright Machines.

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Alternatives.   SCVX’s board of directors determined that the proposed Business Combination represents the best possible business combination for SCVX and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets.

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Negotiated Transaction.   SCVX’s board of directors determined that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between SCVX and Bright Machines.

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Terms of the Merger Agreement.   SCVX’s board of directors reviewed the financial and other terms of the Merger Agreement together with its advisors, including the representations, covenants and termination provisions.

SCVX’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Macroeconomic Risk.   Macroeconomic uncertainty, including uncertainty related to the COVID-19 pandemic, and its effect on Bright Machines’ revenues and cash flows.

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Limited Operating History and Historical Net Losses.   The fact that Bright Machines has a relatively limited operating history, and has historically incurred net losses.

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Historical Customer Concentration.   Bright Machines’ historical reliance on a single customer, Flex, for the majority of its revenue and recent changes to Bright Machines’ agreements with Flex.

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Shareholder Vote; Redemptions.   The risk that SCVX’s shareholders may fail to provide the respective votes necessary to effect the Business Combination or that a significant number of shareholders may elect to redeem their shares, which may lead to SCVX having insufficient cash to close the Business Combination.

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Forward Estimates.   The fact that SCVX’s board of directors considered transaction economics and valuation based on projected results and cash flows, instead of historical results, and the possibility that Bright Machines’ actual results will be materially and adversely different from such projections.

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Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Diversion of Bright Machines’ Resources.   The diversion of Bright Machines’ focus and resources from other strategic opportunities and operational matters while working to consummate and implement the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SCVX’s control.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

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SCVX Shareholders Receiving a Minority Position.   The fact that SCVX shareholders will hold a minority position in New Bright Machines.

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Other Risks.   Various other risks associated with the Business Combination, the business of SCVX and the business of Bright Machines described in the section titled “Risk Factors” in this proxy statement/prospectus.

In addition to considering the factors described above, SCVX’s board of directors also considered that some officers and directors of SCVX may have interests in the Business Combination that are different from, or in addition to, the interests of SCVX’s shareholders generally. See the section titled “— Interests of SCVX’s Directors and Executive Officers in the Business Combination.”

SCVX’s board of directors concluded that the potential benefits that it expected SCVX and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, SCVX’s board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, the Company and its shareholders.
Certain Projected Financial Information
Bright Machines does not as a matter of course make public projections as to future sales, earnings, or other results. However, Bright Machines’ management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to SCVX. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants (AICPA) with respect to prospective financial information, but, in the view of Bright Machines’ management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Bright Machines’ management’s knowledge and belief, Bright Machines’ expected course of action and expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Bright Machines’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by Bright Machines’ management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Bright Machines or that actual results will not differ materially from those presented in the prospective financial information.
Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. Bright Machines does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Bright Machines does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Bright Machines does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.
See the section titled “Risk Factors” for a discussion of various factors that could materially affect Bright Machines’ financial condition, results of operations, business, prospects and securities.

The key elements of the projections provided by management of Bright Machines to SCVX are summarized in the table below:
	Forecast Year Ended, December 31(1)
($ in millions)	2021E	2022E	2023E	2024E	2025E
Projected Revenue	$54	$85	$164	$317	$727
Projected Gross Profit(2)	(4)	10	47	126	366
Projected EBITDA(3)	(63)	(73)	(57)	(19)	137

(1)
This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the AICPA for preparation or presentation of prospective financial information.

(2)
Includes direct and indirect costs of goods sold.

(3)
EBITDA is a non-GAAP measure defined as earnings before interest income and expense, income tax expense or benefit, and depreciation and amortization. For a historical reconciliation of EBITDA to the most directly comparable GAAP measure of net loss, please see the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results Of Operations.”

Projected revenue is based on a variety of market-based and operational assumptions, including the overall size and addressable market of the industry, assumptions relating to the realizability of the Bright Machines’ existing and future pipeline of opportunities, its relationships with existing customers, the microfactory solutions and software subscriptions sold, and the growth of its global sales and marketing efforts.
Projected gross profit and EBITDA are driven by estimated direct and indirect costs to manufacture, install and develop microfactory solutions and related software functionalities over time and assumptions made regarding the growth of operating expenses to support the growth of the company.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR BRIGHT MACHINES, SCVX UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Satisfaction of 80% Test
It is a requirement under the Cayman Constitutional Documents and the NYSE listing requirements that any business acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Bright Machines generally used to approve the transaction, the SCVX board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of SCVX and its shareholders and appropriately reflected Bright Machines’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. SCVX’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Bright Machines met this requirement.

Interests of SCVX’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of SCVX’s board of directors in favor of approval of the Transaction Proposal, you should keep in mind that the Sponsor and SCVX’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, or which may conflict with, your interests as a shareholder. These interests include, among other things:
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the continued right of the Sponsor and the SCVX Insiders to hold the portion of their ordinary shares not sold in the XN Sale;

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the sale of a portion of the SCVX Class B ordinary shares and private placement warrants to XN or one or more of its affiliates or designated affiliated investment funds to occur in the XN Sale immediately prior to the Closing;

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the fact that the Sponsor and the SCVX Insiders have agreed not to redeem any of their Founder Shares or other ordinary shares held by them in connection with a shareholder vote to approve the Business Combination;

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the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 SCVX Class B ordinary shares, all of which are currently owned by the Sponsor and the SCVX Insiders. The 2,875,000 shares of New Bright Machines common stock that the Sponsor and the SCVX Insiders will hold following the XN Sale and the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $[           ] based upon the closing price of $[           ] per public share on the NYSE on [           ], the most recent closing price; however, given that the shares of New Bright Machines common stock held by the Sponsor and the SCVX Insiders will be subject to certain restrictions, including those described above, SCVX believes such shares have less value;

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the fact that the Sponsor and the SCVX Insiders have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if SCVX fails to complete an initial business combination by January 28, 2022;

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the fact that the Sponsor paid $6,600,000 for 6,600,000 private placement warrants, and the fact that the private placement warrants will expire worthless if a business combination is not consummated by January 28, 2022 (unless such date is extended in accordance with the Cayman Constitutional Documents). The 3,300,000 New Bright Machines warrants that the Sponsor will hold following the XN Sale and the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $[           ] based upon the closing price of $[           ] per public warrant (although holders of the private placement warrants have certain rights that differ from the rights of holders of the public warrants) on NYSE on [           ], the most recent closing price;

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the fact that Hudson Bay, an affiliate of SCVX and the Sponsor, has agreed to subscribe for and purchase 5,000,000 shares of New Bright Machines common stock at $10.00 per share in the PIPE Investment on the same terms and conditions as the other PIPE Investors, for aggregate gross proceeds of $50,000,000, which, if unrestricted and freely tradable, would have had an aggregate market value of $[           ] based upon the closing price of $[           ] per Class A ordinary share on NYSE on [           ], the most recent closing price;

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the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of SCVX, which will provide such parties certain registration rights as discussed above;

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the fact that, at the option of the Sponsor, and with the consent of Bright Machines, any amounts outstanding under any working capital loan made by the Sponsor or any of its affiliates to SCVX in an aggregate amount of up to $1,500,000 may be converted into SCVX warrants in connection with the consummation of the Business Combination;

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the continued indemnification of SCVX’s directors and officers and the continuation of SCVX’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and the SCVX Insiders will lose their entire investment in SCVX and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

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the fact that if the trust account is liquidated, including in the event SCVX is unable to complete an initial business combination by January 28, 2022, the Sponsor has agreed to indemnify SCVX to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by claims by a third party (other than SCVX’s independent auditors) for services rendered or products sold to SCVX, or a prospective target business with which SCVX has discussed entering into a transaction agreement, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that SCVX may be entitled to distribute or pay over funds held by SCVX outside the trust account to the Sponsor or any of its affiliates prior to the Closing.

The Sponsor and the SCVX Insiders have agreed to vote all of their Founder Shares and any public shares they may hold in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the SCVX Insiders have agreed, among other things, to vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the SCVX Insiders collectively own 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Bright Machines or the respective directors, officers, advisors or affiliates of SCVX, the Sponsor or Bright Machines may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of SCVX’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Bright Machines or the respective directors, officers, advisors, or affiliates of SCVX, the Sponsor or Bright Machines purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Transaction Proposal, the Exchange Proposal, the Equity Plans Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, who represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote at such extraordinary general meeting in favor of the Redomicile Proposal and the Amendment Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) SCVX’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. SCVX will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Interests of Bright Machines’ Directors and Executive Officers in the Business Combination
When you consider the recommendation of Bright Machines’ board of directors in favor of approval of the Transaction Proposal, you should keep in mind that Bright Machines’ directors and executive officers have interests in the Business Combination that may be different from, or in addition to, or which may conflict with, your interests as a shareholder. These interests include, among other things:
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the fact that Mr. Bass has a pre-existing relationship with XN as one of its non-employee Executive Partners. In general, the scope of services provided by XN’s Executive Partners includes assisting XN in identifying opportunities, conducting due diligence on investments and interacting with management teams and other industry executives on behalf of XN. XN compensates its Executive Partners, including Mr. Bass, in the ordinary course in the form of an annual discretionary bonus determined at the discretion of XN’s investment manager. XN has informed SCVX and Bright Machines that the annual discretionary bonus will be based on Mr. Bass’ overall contributions to XN and will not be tied specifically to Bright Machines or any other individual transaction. Some portion of Mr. Bass’s ordinary course bonus in coming years may be attributed to his work in identifying the Bright Machines investment opportunity to XN, but XN has made no decision regarding what compensation, if any, might be attributable to the Bright Machines investment opportunity.

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The fact that certain of Bright Machines’ directors and executive officers will serve as directors and officers of New Bright Machines following the consummation of the Business Combination. As such, in the future they will receive any cash or equity-based compensation that the New Bright Machines board determines to pay to such directors and officers. For additional information, see the section entitled “Management of New Bright Machines Following the Business Combination.”

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Under the terms of the Merger Agreement, from and after the consummation of the Business Combination, New Bright Machines will indemnify certain persons, including New Bright Machines’ directors and executive officers. In addition, New Bright Machines will purchase a six-year “tail” insurance policy for the benefit of certain persons, including New Bright Machines’ directors and executive officers.

Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SCVX is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Bright Machines issuing stock for the net assets of SCVX, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Bright Machines.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. On May 28, 2021, SCVX and Bright Machines filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC in accordance with the Merger Agreement. The statutory HSR waiting period for the HSR Act expired on June 28, 2021.
At any time before or after consummation of the Business Combination, notwithstanding the termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCVX cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCVX cannot assure you as to its result.
Neither SCVX nor Bright Machines is aware of any other material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Transaction Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Transaction Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be put to the meeting is as follows:
“RESOLVED, as an ordinary resolution, that SCVX’s entry into the Merger Agreement, dated as of May 15, 2021, by and among SCVX, Bloom Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SCVX, and Bright Machines, Inc., a Delaware corporation (a copy of which is attached to the proxy statement/prospectus as Annex A), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”
Recommendation of SCVX’s Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTION PROPOSAL.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

REDOMICILE PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Transaction Proposal is approved, then SCVX is asking its shareholders to approve by special resolution the Redomicile Proposal. If, however, the Redomicile Proposal is approved, but the Transaction Proposal is not approved, then neither the Redomicile nor the Mergers will be consummated.
Under the Merger Agreement, the consummation of the Redomicile is a condition to the Closing of the Business Combination. The board of directors of SCVX has unanimously approved a change of SCVX’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Redomicile, SCVX will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which New Bright Machines will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Redomicile, (1) each then issued and outstanding SCVX Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock, (2) each then issued and outstanding SCVX Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Bright Machines common stock, (3) each then issued and outstanding SCVX warrant will convert automatically into a New Bright Machines warrant, pursuant to the Warrant Agreement and (4) each SCVX unit will separate automatically into a share of New Bright Machines common stock, on a one-for-one basis, and one-half of one New Bright Machines warrant.
The Redomicile Proposal, if approved, will approve a change of SCVX’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCVX is currently governed by the Cayman Islands Companies Law, upon the Redomicile, New Bright Machines will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Redomicile Proposal is approved, then SCVX will also ask its shareholders to approve the Amendment Proposals (discussed below), which, if approved, will replace SCVX’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of New Bright Machines under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Amendment Proposals,” the Cayman Constitutional Documents of SCVX, and the Proposed Organizational Documents of New Bright Machines, attached to this proxy statement/prospectus as Annex B and Annex C.
Reasons for the Redomicile
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of SCVX believes that there are several reasons why a reincorporation in Delaware is in the best interests of SCVX and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Bright Machines, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Bright Machines’ stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Bright Machines’ incorporation in Delaware may make New Bright Machines more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Bright Machines to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Redomicile
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of SCVX as a result of the Redomicile. The business, capitalization, assets and liabilities and financial statements of New Bright Machines immediately following the Redomicile will be the same as those of SCVX immediately prior to the Redomicile.
Vote Required for Approval
The approval of the Redomicile Proposal requires a special resolution under Cayman law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Redomicile Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Redomicile Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that SCVX be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of SCVX (as amended) and be registered by way of continuation as a corporation in the State of Delaware and, conditioned upon, and with effect from, the registration of SCVX as a corporation in the State of Delaware, the name of SCVX be changed from “SCVX Corp.” to “Bright Machines, Inc.” and the registered office of SCVX be changed to [           ].”
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REDOMICILE PROPOSAL.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

AMENDMENT PROPOSALS
OVERVIEW
If the Redomicile Proposal is approved and the Business Combination is to be consummated, SCVX will replace the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, under the DGCL.
SCVX’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Amendment Proposals are conditioned on the approval of Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Amendment Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Bright Machines. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCVX, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Amendment Proposal A)
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
See paragraph 5 of the Amended and Restated Memorandum of Association.

The Proposed Organizational Documents authorize 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of New Bright Machines preferred stock.
See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Amendment Proposal B)
The Cayman Constitutional Documents authorize the directors to allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise, without stockholder consent.
See Article 3 of the Amended and Restated Memorandum of Association.

The Proposed Organizational Documents authorize the board of directors of New Bright Machines to issue preferred stock from time to time in one or more series, and, with respect to each series, to determine and fix the number of shares of such series and such voting powers and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof.
See Article V(B) of the Proposed

	Cayman Constitutional Documents	Proposed Organizational Documents
Certificate of Incorporation.
Board Composition (Amendment Proposal C)	The Cayman Constitutional Documents provide for a standard board, consisting of not less than one person. See Article 27 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents provide for the division of the board of directors into three classes with only one class of directors being elected in each year and each class serving a three-year term.
See Article VII of the Proposed Certificate of Incorporation.

Corporate Name (Amendment Proposal D)	The Cayman Constitutional Documents provide the name of the company is “SCVX Corp.” See paragraph 1 of the Amended and Restated Memorandum of Association.	The Proposed Organizational Documents provide that the name of the corporation will be “Bright Machines, Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Amendment Proposal D)
The Cayman Constitutional Documents provide that if SCVX does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 28, 2022 (twenty-four months after the closing of SCVX’s initial public offering), or at such later time as the members may approve, SCVX will cease all operations except for the purposes of winding up and will redeem the shares issued in SCVX’s initial public offering and liquidate its trust account.
See Article 49 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents do not include any provisions relating to New Bright Machines’ ongoing existence; the default under the DGCL will make New Bright Machines’ existence perpetual.
Exclusive Forum (Amendment Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.
See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Amendment Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCVX by a related shareholder following a business combination.	The Proposed Organizational Documents elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but

	Cayman Constitutional Documents	Proposed Organizational Documents
provide other similar restrictions regarding takeovers by interested stockholders. See Article X of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Amendment Proposal D)
The Cayman Constitutional Documents set forth various provisions related to SCVX’s status as a blank check company prior to the consummation of a business combination.
See Article 49 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents do not include such provisions related to status as a blank check company, which no longer will apply upon consummation of the Business Combination, as SCVX will cease to be a blank check company at such time.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), with such principal changes as described in Amendment Proposals A-D.”

AMENDMENT PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
SCVX is asking its shareholders to authorize the change in the authorized capital stock of SCVX from (i) 200,000,000 SCVX Class A ordinary shares, 20,000,000 SCVX Class B ordinary shares and 1,000,000 SCVX preference shares to (ii) 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share.
As of the date of this proxy statement/prospectus, there are (i) 23,000,000 SCVX Class A ordinary shares issued and outstanding, (ii) 5,750,000 SCVX Class B ordinary shares issued and outstanding and (iii) no SCVX preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are 11,500,000 SCVX public warrants and 6,600,000 private placement warrants of SCVX, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each SCVX warrant will automatically be converted into one New Bright Machines warrant upon the consummation of the Redomicile, which will be exercisable for one share of New Bright Machines common stock at an exercise price of $11.50 per share. Pursuant to the Warrant Agreement, the New Bright Machines warrants are exercisable commencing on the date that is 30 days after the Closing.
Pursuant to the Merger Agreement, SCVX will reserve for issuance in respect of Bright Machines options outstanding as of immediately prior to the Closing that will be converted into options based on New Bright Machines common stock, an aggregate of 26,147,497 shares of New Bright Machines common stock, and pursuant to the Subscription Agreements, SCVX will issue 20,500,000 shares of New Bright Machines common stock to the PIPE Investors.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of SCVX, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of SCVX and, following the consummation of the Redomicile, New Bright Machines, that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Amendment Proposal A requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Amendment Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Amendment Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENT PROPOSAL A.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

AMENDMENT PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW BRIGHT MACHINES AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
SCVX is asking its shareholders to authorize the board of directors of New Bright Machines to issue any or all shares of New Bright Machines preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Bright Machines’ board of directors and as may be permitted by the DGCL.
Assuming the Transaction Proposal and the Redomicile Proposal are approved, our shareholders are also being asked to approve Amendment Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Bright Machines after the Business Combination.
If Amendment Proposal A is approved, the number of authorized shares of preferred stock of New Bright Machines will be 760,000,000 shares. Approval of this Amendment Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Bright Machines, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Bright Machines and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Bright Machines and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Bright Machines, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing New Bright Machines’ board of directors to issue the authorized preferred stock on its own volition will enable New Bright Machines to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Bright Machines currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Amendment Proposal B requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Amendment Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Amendment Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENT PROPOSAL B.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

AMENDMENT PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS
Overview
SCVX is asking its shareholders to provide that New Bright Machines’ board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
Assuming the Transaction Proposal and the Redomicile Proposal are approved, our shareholders are also being asked to approve Amendment Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Bright Machines after the Business Combination.
If Amendment Proposal C is approved, New Bright Machines’ board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Bright Machines for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
Concurrently with the Closing, Bright Machines intends to enter into a stockholders agreement (the “Stockholders Agreement”) with Eclipse Fund II, L.P. (“Eclipse Fund II”), Eclipse Partners Fund I, L.P. (“Eclipse Partners Fund I”), Eclipse SPV I, L.P. (“Eclipse SPV I”) and Eclipse SPV III, L.P. (“Eclipse SPV III”) (collectively with their respective affiliates, “Eclipse”). Pursuant to the Stockholders Agreement, Eclipse will have the right, subject to the rules of Nasdaq, from and after the Closing and until such time as Eclipse beneficially owns less than 10.0% of the outstanding New Bright Machines common stock, to nominate one individual for election as a Class III director, and Bright Machines has agreed to include such person as a nominee for election as a director at the applicable stockholders meeting in its proxy solicitation materials, to recommend to New Bright Machines’ stockholders that such person be elected as a director at such stockholders meeting, and to take all necessary action to cause such person to be elected and/or maintained in office as a member of the board. The Eclipse director nominee for the board of New Bright Machines at the Closing is [           ]. It is anticipated that, following the Business Combination, Eclipse will own 43.0% of outstanding New Bright Machines common stock. This percentage assumes (i) that no public shareholders of SCVX exercise their redemption rights in connection with the Mergers, (ii) the vesting and exercise (on a net share basis) of all New Bright Machines options for shares of New Bright Machines common stock, (iii) that, immediately prior to the consummation of the Mergers, SCVX issues 20,500,000 shares of New Bright Machines common stock to the PIPE Investors in connection with the PIPE Investment and (iv) that no New Bright Machines warrants outstanding immediately following the Closing have been exercised. If the facts are different from these assumptions, this percentage will be different. This percentage does not take into account any Earnout Shares issued following the Business Combination.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Bright Machines, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that a classified board of directors in the best interest of New Bright Machines because it is designed to assure the continuity and stability of New Bright Machines’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Bright Machines and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist New Bright Machines in protecting the interests of our stockholders in the event of an unsolicited offer for New Bright Machines by encouraging any potential acquirer to negotiate directly with New Bright Machines’ board of directors.
This proposal may increase the amount of time required for a takeover bidder to obtain control of New Bright Machines without the cooperation of New Bright Machines’ board of directors, even if the takeover bidder were to acquire a majority of the voting power of New Bright Machines’ outstanding voting stock. Without the ability to obtain immediate control of New Bright Machines’ board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of New Bright Machines. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of New Bright Machines’ board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of New Bright Machines’ board of directors, this amendment could be viewed as tending to perpetuate present management.
Although this proposal could make it more difficult for a hostile bidder to acquire control over New Bright Machines, our board of directors believes that by forcing potential bidders to negotiate with New Bright Machines’ board of directors for a change of control transaction, New Bright Machines’ board of directors will be better able to maximize stockholder value in any change of control transaction.
Our board of directors is not aware of any present or threatened third-party plans to gain control of New Bright Machines, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of New Bright Machines’ key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of New Bright Machines’ stockholders in hostile takeover situations. The SCVX board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of New Bright Machines.
Vote Required for Approval
The approval of Amendment Proposal C requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Amendment Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Amendment Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENT PROPOSAL C.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

AMENDMENT PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
SCVX is asking its shareholders to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (1) changing the corporate name from “SCVX Corp.” to “Bright Machines, Inc.,” (2) making New Bright Machines’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, to be governed by a provision substantially similar to Section 203 of the DGCL, and (5) removing certain provisions related to SCVX’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCVX’s board of directors believes is necessary to adequately address the needs of New Bright Machines after the Business Combination.
Assuming the Transaction Proposal and the Redomicile Proposal are approved, our shareholders are also being asked to approve Amendment Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Bright Machines after the Business Combination.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on New Bright Machines’ behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of New Bright Machines to New Bright Machines or New Bright Machines’ stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty (iii) any action asserting a claim against New Bright Machines or any current or former director, officer, employee, agent or stockholder of New Bright Machines arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving New Bright Machines that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The Proposed Organizational Documents will cause New Bright Machines to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of SCVX’s operations should SCVX not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Mergers, New Bright Machines will not be a blank check company.
Approval of each of the Amendment Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Redomicile, in the wholesale replacement of the Cayman Constitutional Documents with New Bright Machines’ Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Amendment Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Amendment Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New Bright Machines, attached hereto as Annex B and Annex C as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “SCVX Corp.” to “Bright Machines, Inc.” is desirable to reflect the Business Combination with Bright Machines and to clearly identify New Bright Machines as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New Bright Machines’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Bright Machines following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Bright Machines in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Redomicile and the consummation of the Mergers, New Bright Machines will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the federal district court located in Delaware would be the most appropriate forum because this court has more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Bright Machines’ defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
DGCL 203 Opt Out and Replacement
Our board of directors intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.
New Bright Machines will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.
Our board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of New Bright Machines. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving New Bright Machines that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Bright Machines without paying a fair premium to all stockholders.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to SCVX’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Bright Machines and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and SCVX’s board of directors believes it is the most appropriate period for New Bright Machines following the Business Combination. In addition, certain other provisions in the Cayman Constitutional Documents require that proceeds from SCVX’s initial public offering be held in the trust account until a business combination or liquidation of SCVX has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Amendment Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Amendment Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Amendment Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENT PROPOSAL D.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
SCVX is asking its Class B ordinary shareholders to consider and vote upon a proposal, assuming the Transaction Proposal, the Redomicile Proposal and the Amendment Proposals are approved, to elect [   ] directors who, upon consummation of the Business Combination, will be the directors of New Bright Machines.
Nominees
As contemplated by the Merger Agreement, the Board of New Bright Machines following consummation of the Business Combination will consist of individuals to be designated by Bright Machines, who will initially be [           ] and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.
Accordingly, our board of directors has nominated each of [           ] to serve as directors of New Bright Machines upon the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of New Bright Machines Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the SCVX Class B ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the SCVX Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Pursuant to the Sponsor Support Agreement, the Sponsor and the SCVX Insiders, as holders of 100% of the SCVX Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and the SCVX Insiders at the extraordinary general meeting. However, the Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even though it has been approved by the holders of the SCVX Class B ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on New Bright Machines’ board of directors upon the consummation of the Business Combination.”
Name of Director
[ ]
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX CLASS B ORDINARY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EXCHANGE PROPOSAL
Overview
SCVX is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution, assuming the Transaction Proposal, the Redomicile Proposal, the Amendment Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of New Bright Machines common stock to (a) the PIPE Investors, including Hudson Bay, pursuant to the Subscription Agreements and (b) the Bright Machines stockholders pursuant to the Merger Agreement.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. SCVX expects to issue an estimated 132,994,933 shares of New Bright Machines common stock in connection with the Business Combination and the PIPE Investment. For further details, see the section titled “Transaction Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Accordingly, the aggregate number of shares of New Bright Machines common stock that SCVX will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of New Bright Machines common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, SCVX is seeking the approval of SCVX shareholders for the issuance of shares of New Bright Machines common stock in connection with the Business Combination and the PIPE Investment.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Investment, Hudson Bay, which holds substantially all of the voting interests of the managing member of the Sponsor, is expected to be issued 5,000,000 shares of New Bright Machines common stock.
Accordingly, the aggregate number of shares of New Bright Machines common stock that SCVX will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of New Bright Machines common stock outstanding before such issuance, and for this reason, SCVX is seeking the approval of SCVX shareholders for the issuance of shares of New Bright Machines common stock in connection with the PIPE Investment.
If this proposal is not approved by SCVX shareholders, the Business Combination cannot be consummated. If this proposal is approved by SCVX shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Bright Machines common stock pursuant to the Merger Agreement or the Subscription Agreements, such shares of New Bright Machines common stock will not be issued.

Vote Required for Approval
The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands Companies Law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Exchange Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Transaction Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of New Bright Machines common stock pursuant to the Merger Agreement and the Subscription Agreements, including to Bright Machines stockholders and the PIPE Investors, including Hudson Bay Master Fund Ltd., be approved in all respects.”
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXCHANGE PROPOSAL.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY PLANS PROPOSAL
SCVX is asking its shareholders to approve by ordinary resolution the Bright Machines, Inc. Equity Incentive Plan (the “Equity Incentive Plan”) and the Bright Machines, Inc. Employee Stock Purchase Plan (the “ESPP”), and the material terms thereunder. The SCVX board of directors approved the Equity Incentive Plan and the ESPP prior to the SCVX extraordinary general meeting, subject to shareholder approval at the SCVX extraordinary general meeting. The Equity Incentive Plan and the ESPP will become effective as of the date immediately prior to the Closing, subject to approval from the SCVX shareholders.
The Equity Incentive Plan and the ESPP are described in more detail below. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.
Overview of Equity Incentive Plan
SCVX is asking its shareholders to approve by ordinary resolution the Equity Incentive Plan. A number of shares of New Bright Machines common stock will initially be reserved for issuance under the Equity Incentive Plan equal to the sum of (x) the number of shares subject to Exchanged Company Options (as defined in the Merger Agreement), (y) the number of shares equal to the Maximum Contingent RSUs (as defined in the Merger Agreement) and (z) the number of shares equal to 15% of the aggregate number of shares of New Bright Machines common stock issued and outstanding immediately after the Closing Date. The SCVX board of directors approved the Equity Incentive Plan prior to the SCVX extraordinary general meeting, subject to shareholder approval at the SCVX extraordinary general meeting. The Equity Incentive Plan will become effective as of the date immediately prior to the Closing, subject to approval from the SCVX shareholders. If the Equity Incentive Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D.
The Equity Incentive Plan is intended to be a continuation of the Bright Machines 2018 Equity Incentive Plan, which will be assumed in the Mergers and amended, restated and re-named into the form of the Equity Incentive Plan effective as of the date immediately prior to the Closing Date. If the Equity Incentive Plan becomes effective, then no additional stock awards will be granted under the Bright Machines 2018 Equity Incentive Plan as in effect immediately prior to the consummation of the Mergers, although all outstanding stock awards granted under the Bright Machines 2018 Equity Incentive Plan as in effect immediately prior to the consummation of the Mergers will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable plan.
The material terms of the Equity Incentive Plan are summarized below. The key differences between the terms of the Equity Incentive Plan and the terms of the Bright Machines 2018 Equity Incentive Plan are as follows:
•
Subject to capitalization adjustments and the share counting provisions described below, a number of New Bright Machines common stock as described above will initially be authorized for stock awards granted under the Equity Incentive Plan (which amount will be equal to the sum of (x) the number of shares subject to Exchanged Company Options (as defined in the Merger Agreement), (y) the number of shares equal to the Maximum Contingent RSUs (as defined in the Merger Agreement) and (z) the number of shares equal to 15% of the aggregate number of shares of New Bright Machines common stock issued and outstanding immediately after the Closing Date).

•
The Equity Incentive Plan provides for an automatic share reserve increase on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year in an amount equal to the lesser of (i) five percent of the outstanding New Bright Machines shares on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by the New Bright Machines board of directors.

•
Under the Equity Incentive Plan, no outside director may receive awards under the Equity Incentive Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value.
•
The Equity Incentive Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any New Bright Machines policy or as necessary or appropriate to comply with applicable laws.

Reasons to Approve the Equity Incentive Plan
As of October 1, 2021, a total of 917,549 shares of Bright Machines common stock remained available for future grants under the Bright Machines 2018 Equity Incentive Plan (1,071,088 shares of New Bright Machines common stock on a post-exchange basis). We believe that the current share reserve of the Bright Machines 2018 Equity Incentive Plan is insufficient to meet New Bright Machines’ future needs with respect to attracting, motivating and retaining key executives and employees and non-employee directors in a competitive market for talent. The share discussion below is presented on a pre-exchange ratio basis, which is assumed to be 1.1673 New Bright Machines shares for every Bright Machines share. In connection with the Mergers, Bright Machines common stock will be exchanged for New Bright Machines common stock based on the exchange ratio in the prior sentence.
The table below shows the stock awards that were outstanding under the Bright Machines 2018 Equity Incentive Plan as of October 1, 2021, each of which was granted in the form of stock options.
Equity Grant History
Shares underlying outstanding stock options (#)	Weighted avg. exercise price per share	Weighted avg. remaining term
25,418,310	$1.618	7.584
The table below shows net annual dilution and other metrics relating to equity grants under the Bright Machines 2018 Equity Incentive Plan for the last three fiscal years.
Metric	2020	2019	2018	Average
Annual Dilution(1)	0%	4.8%	21.9%	7.9%
Annual Burn Rate(2)	4.6%	6.4%	22.1%	11.1%
Year-End Overhang(3)	37.0%	37.9%	35.1%	36.7%

(1)
Calculated by dividing (i) the number of shares underlying awards granted to all recipients during the year, minus award cancellations and forfeitures during the year, by (ii) the number of shares of our capital stock outstanding at year-end.

(2)
Calculated by dividing (i) the number of shares underlying awards granted to all recipients during the year by (ii) the number of shares of our capital stock outstanding at year-end.

(3)
Calculated by dividing the sum of (i) the number of shares underlying outstanding awards and (ii) shares available for future awards, by the number of shares of our capital stock outstanding, in each case at year-end.

Forward-Looking Statements
We do not as a matter of course make public forecasts as to our total shares of our capital stock outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Equity Incentive Plan Proposal include embedded assumptions that are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding New Bright Machines’ future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

The Equity Incentive Plan Combines Compensation and Corporate Governance Best Practices
The Equity Incentive Plan includes provisions that are designed to protect stockholders’ interests and reflect corporate governance best practices.
•
No Discounted Stock Options or Stock Appreciation Rights (SARs).   All stock options and SARs granted under the Equity Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of New Bright Machines common stock on the date the stock option or SAR is granted, except in connection with certain exchange programs or corporate transactions, as discussed below.

•
No Reload Stock Options or SARs or Tax Gross-ups.   The Equity Incentive Plan does not provide for reload stock options or SARs or tax gross-ups in any circumstance.

•
Limit on Non-Employee Director Awards.   As described above and below, no outside director may receive awards under the Equity Incentive Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value.

•
Awards Subject to Claw-back.   As described above and below, the Equity Incentive Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any New Bright Machines policy or as necessary or appropriate to comply with applicable laws.

Summary of the Equity Incentive Plan
This section summarizes certain principal features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan.
Purpose
The Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure New Bright Machines success and accomplish its goals, (ii) incentivize employees, directors and independent contractors of New Bright Machines with long-term equity-based compensation to align their interests with those of the stockholders, and (iii) promote the success of New Bright Machines’ business. The Equity Incentive Plan is a continuation of the Bright Machines 2018 Equity Incentive Plan, which will be assumed and amended, restated and re-named into the form of the Equity Incentive Plan effective as of the date immediately prior to the Closing Date.
Eligibility and Administration
Employees, directors and independent contractors of New Bright Machines or its affiliates are generally eligible to participate in the Equity Incentive Plan. Incentive Stock Options may only be granted to employees. As of October 1, 2021, for equity plan purposes, New Bright Machines had a total of approximately 586 employees, approximately 76 contractors and [ ] non-employee directors who would be eligible to be granted stock awards under the Equity Incentive Plan.
The Equity Incentive Plan will be administered by the New Bright Machines board of directors or a committee thereof (the “Administrator”), which committee will be constituted to satisfy applicable laws. To the extent desirable to qualify transactions under the Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.
Subject to the terms of the Equity Incentive Plan, the Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Equity Incentive Plan; (ii) select the service providers to whom equity awards may be granted under the Equity Incentive Plan; (iii) determine the number of shares to be covered by each equity award granted under the Equity Incentive Plan; (iv) approve forms of equity award agreements for use under the Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Equity Incentive Plan, of any equity award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the Equity

Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the Equity Incentive Plan and equity awards granted pursuant to the Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Equity Incentive Plan, any equity award or any equity award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the Equity Incentive Plan; (x) modify or amend each equity award (subject to the terms of the Equity Incentive Plan); (xi) adjust performance goals applicable to a participant with respect to an equity award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Equity Incentive Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of an equity award previously granted by the Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an equity award; and (xv) make all other determinations deemed necessary or advisable for administering the Equity Incentive Plan.
To the extent permitted by applicable law and listing requirements, the New Bright Machines board of directors or a committee thereof may delegate all or any part of its authority and powers under the Equity Incentive Plan to one or more of our officers.
Shares Available for Awards
Number of Shares
Subject to adjustments as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of New Bright Machines common stock that may be issued under the Equity Incentive Plan will be equal to the sum of (x) the number of shares subject to Exchanged Company Options (as defined in the Merger Agreement), (y) the number of shares equal to the Maximum Contingent RSUs (as defined in the Merger Agreement) and (z) the number of shares equal to 15% of the aggregate number of shares of New Bright Machines common stock issued and outstanding immediately after the Closing Date. The shares may be authorized, but unissued, or reacquired shares. Furthermore, subject to adjustments as set forth in the Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to Incentive Stock Options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the Equity Incentive Plan.
The number of shares available for issuance under the Equity Incentive Plan will be automatically increased on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year, in an amount equal to the lesser of (i) five percent of the outstanding shares of New Bright Machines capital stock on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares determined by the New Bright Machines board of directors.
Lapsed Awards
To the extent a stock award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as set forth in the Equity Incentive Plan), the unissued shares that were subject thereto shall continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares that New Bright Machines retains upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the Equity Incentive Plan and later forfeited to us due to the failure to vest, or repurchased by New Bright Machines at the original purchase price paid to it for the shares (including without limitation upon forfeiture to or repurchase by New Bright Machines in connection with a participant ceasing to be a service provider), shall again be available for future grant under the Equity Incentive Plan. To the extent a stock award under the Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Equity Incentive Plan.

Assumption or Substitution of Awards by New Bright Machines.
The Administrator may, from time to time, determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (i) assuming such award under the Equity Incentive Plan or (ii) granting an award under the Equity Incentive Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the Equity Incentive Plan will not reduce the number of shares authorized for grant under the Equity Incentive Plan or authorized for grant to a participant in any fiscal year.
Types of Awards
The Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, SARs and stock bonus awards (all such types of awards, collectively, “stock awards”).
Incentive Stock Options and Nonstatutory Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to New Bright Machines or the employees of its parent or subsidiary corporations.
The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be ten years from the date of grant, or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than ten percent of the total combined voting power of New Bright Machines stock or the stock of any of its parent or subsidiary corporations, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to an exercise of a stock option will be determined by the Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than ten percent of the voting power of New Bright Machines stock or the stock of any of its parent or subsidiary corporations, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, or other transaction described in Section 424(a) of the Code.
At the time a stock option is granted, the Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.
If a participant ceases to be a service provider other than for “Cause” (as defined in the Equity Incentive Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for twelve months following a termination for death or disability, and three months following a termination for any other reason other than Cause. In addition, in the absence of a specified time (if any) in the stock award agreement, any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)
The Administrator will determine the terms and conditions of each SAR, except that the exercise price for each SAR cannot be less than 100% of the fair market value per share on the date of grant. Upon exercise of a SAR, a participant will receive payment from New Bright Machines in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, shares of New Bright Machines common stock or a combination thereof, as determined by the Administrator. SARs are exercisable at the times and on the terms established by the Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of New Bright Machines common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of New Bright Machines common stock upon settlement of such RSU.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Administrator.
During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same terms, including without limitation vesting and restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.
Stock Bonus Awards
A stock bonus award is an award of shares without a purchase price that is not subject to any restrictions. The Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Administrator.
Performance Awards
The Administrator may grant options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.
The Administrator in its discretion may make performance goals applicable to a participant with respect to an equity award. In the Administrator’s discretion, one or more of the following performance goals may apply: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (vii) pre-tax income or after-tax income; (iv) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets, return on investment, return on capital, or return on stockholder equity; (xvi) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xiv) stock price or total stockholder return; (xx) earnings or book value per share; (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (xxvi) objective goals relating to projects; and (xxvii) enterprise resource planning. Equity awards issued to participants may take into account other criteria (including subjective criteria).
Performance goals may differ from participant to participant, performance period to performance period and from equity award to equity award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of us as a whole or against any of our affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of us or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.
Outside Director Limitations
Equity awards granted during a single fiscal year under the Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the New Bright Machines board of directors, will not exceed $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such equity awards, in each case, based on the grant date fair value of such equity awards for financial reporting purposes). Such applicable limit will include the value of any equity awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Equity awards granted to an individual while he or she was serving in their capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.
Leaves of Absence/Transfer Between Locations
The Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of stock awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between New Bright Machines’ locations or between New Bright Machines and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three-month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.
Adjustment
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, rights offering, reorganization, merger, spin-off, split-up, repurchase, or exchange of the New Bright Machines common stock or other New Bright Machines securities, other significant corporate transaction, or other change affecting the New Bright Machines common stock, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding equity award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Code (“Section 409A”).
Certain Transactions
In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (iv) a “Change in Control” (as defined in the Equity Incentive Plan), each outstanding equity award (vested or unvested) will be treated as the Administrator determines, which determination may provide for one or more of the following and need not treat all outstanding equity awards (or portions thereof) in an identical manner: (a) the continuation of such outstanding equity awards (if we are the surviving corporation); (b) the assumption of such equity awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such equity awards; (d) the cancellation of such equity awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such equity awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the equity awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, settlement, payment and/or expiration of such equity awards; (f) the full or partial lapse of forfeiture, repurchase or re-acquisition rights with respect to shares previously acquired under such equity awards; (g) the opportunity for participants to exercise their outstanding stock options and/or stock appreciation rights prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or stock appreciation rights prior to the consummation of such corporate transaction for no consideration; or (h) the cancellation of outstanding equity awards in exchange for no consideration.
Change in Control
An equity award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the equity award agreement for such equity award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.
Dissolution or Liquidation
In the event of the proposed winding up, dissolution or liquidation of us, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an equity award will terminate immediately prior to the consummation of such proposed action.
Amendment and Termination
If approved by our stockholders, the Equity Incentive Plan will continue in effect for a term of ten years measured from the date of approval by the board of directors, unless terminated earlier under the terms of the Equity Incentive Plan. The Administrator may at any time amend, alter, suspend or terminate the Equity Incentive Plan pursuant to the listing standards of any national securities exchange or association on which New Bright Machines securities are listed or as otherwise required by applicable law.

Claw-back Provisions, Transferability and Participant Payments
Claw-back/Recovery
The Administrator may specify in an equity award agreement that the participant’s rights, payments, and/or benefits with respect to an equity award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an equity award. Notwithstanding any provisions to the contrary under the Equity Incentive Plan, an equity award granted under the Equity Incentive Plan will be subject to any claw-back policy as may be established and/or amended from time to time by us. The Administrator may require a participant to forfeit, return to and/or reimburse us for all or a portion of the equity award and/or shares issued under the equity award, any amounts paid under, or benefits provided pursuant to the equity award, and any payments or proceeds paid or provided upon disposition of the shares issued under the equity award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.
Non-transferability of Stock Awards
Unless determined otherwise by the Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any award be transferred for consideration to a third-party financial institution.
Participant Payments
The Administrator will determine the acceptable form of consideration for stock awards, including the method of payment. Such consideration may consist of: (i) cash; (ii) check; (iii) promissory note, to the extent permitted by applicable laws, (iv) other shares of New Bright Machines common stock, provided that such shares meet the conditions set forth in the Equity Incentive Plan; (v) consideration received by us under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by us in connection with the Equity Incentive Plan; (vi) net exercise payments; (vii) such other consideration and method of payment to the extent permitted by applicable laws; or (viii) any combination of the foregoing methods of payment.
United States Federal Income Tax Consequences
The following generally summarizes the U.S. federal income tax consequences that will arise with respect to awards under the Equity Incentive Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Equity Incentive Plan should consult their own professional tax advisors concerning tax aspects of awards under the Equity Incentive Plan. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For stock options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the stock option price.
A participant who receives restricted stock will not have taxable income upon grant but will generally be taxed upon vesting unless the participant elects to be taxed at the time of grant of restricted stock. Absent such election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.
A participant who receives RSUs, performance units, performance shares, other stock-based awards or other cash-based awards will not have taxable income upon grant of the award; instead the participant will generally be taxed upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.
Prior to the delivery of any shares or cash pursuant to a stock award (or exercise or settlement thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related item, we or a participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that we or any of our affiliates are required to withhold or deduct or that is otherwise applicable with respect to such stock award. The Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have New Bright Machines withhold otherwise deliverable shares or cash (including, without limitation, withholding cash from the proceeds of a sale of shares subject to an Award), or delivering to New Bright Machines already-owned shares, or such other method as may be set forth in an award agreement; provided that, unless the Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined as based on such methodology that we deem to be reasonable and in accordance with applicable laws.
Limitation on the Employer’s Compensation Deduction
New Bright Machines will be entitled to a tax deduction in connection with a stock award under the Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) places a limit of $1 million on the amount of compensation that New Bright Machines may deduct as a business expense in any year with respect to certain of New Bright Machines’ most highly paid executive officers. While the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of stockholders to maintain flexibility in New Bright Machines’ approach to executive compensation and to structure a program that New Bright Machines consider to be the most effective in attracting, motivating and retaining key employees.
Application of Section 409A
Stock awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. The Equity Incentive Plan and each stock award agreement under the Equity Incentive Plan is intended to meet the requirements of Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that a stock award or payment, or the settlement or deferral thereof, is subject to Section 409A such stock award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will we be responsible for or reimburse a participant for any taxes or other penalties incurred as a result of the application of Section 409A.
New Plan Benefits
The Equity Incentive Plan does not provide for set benefits or amounts of awards and we have not approved any equity awards that are conditioned on stockholder approval of the Equity Incentive Plan. However, as discussed in further detail in the section titled “Director Compensation” above, [each][certain] of our non-employee directors is entitled to a restricted stock unit award under the Equity Incentive Plan in connection with the closing of the Business Combination and following the effectiveness of the registration of the shares reserved under the Equity Incentive Plan on a Registration Statement on Form S-8, as described below. The following table includes a summary of the restricted stock unit grants that our current non-employee directors as a group will receive in connection with the Business Combination. All other future awards to directors, executive officers, employees and consultants under the Equity Incentive Plan are discretionary and cannot be determined at this time.
Name and Position	Dollar Value	Number of Shares/Units
Amar Hanspal Chief Executive Officer	—	—
William Griffin Chief Revenue Officer	—	—
Yizhak Rodrig Chief Operating Officer	—	—
All current executive officers as a group(1)	—	—
All current directors who are not executive officers as a group	[ ](2)	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)
Bright Machines’ current executive officers are Amar Hanspal, William Griffin, Yizhak Rodrig, Michael Keogh Jr., Victoria Libin and Brian Mathews.

(2)
Represents the maximum potential value of RSU grants to [     ] current non-employee directors who will become members of the New Bright Machine board of directors as described in the section titled “Director Compensation” above. The number of shares covered by the RSU grants is not determinable and therefore, not included because such number is based on the dollar amount of the award divided by the closing price on the grant date.

Equity Compensation Plan Information
The following table provides information as of October 1, 2021 with respect to the shares of Bright Machines common stock that may be issued under Bright Machines’ existing equity compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	25,418,310(1)	$1.618	7.584

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans not approved by security holders ..	91,662	$1.36	—
Total	25,509,972	—	—

(1)
Consists of stock options granted under the Bright Machines 2018 Equity Incentive Plan.

Registration with the SEC
If the Equity Incentive Plan is approved by SCVX’s shareholders, New Bright Machines intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Equity Incentive Plan prior to any shares being issued under the ESPP.
Overview of ESPP
SCVX is asking its shareholders to approve by ordinary resolution and adopt the ESPP. A number of shares of New Bright Machines common stock will initially be reserved for issuance under the ESPP equal to 2% of the aggregate number of shares of New Bright Machines common stock issued and outstanding immediately after the Closing Date. The SCVX board of directors approved the ESPP prior to the SCVX extraordinary general meeting, subject to shareholder approval at the SCVX extraordinary general meeting. The ESPP will become effective as of the date immediately prior to the Closing, subject to approval from the SCVX shareholders.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.
Summary of the ESPP
This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.
Purpose
The ESPP provides a means by which eligible employees and/or eligible service providers of either New Bright Machines or one of its affiliates may be given an opportunity to purchase shares of New Bright Machines common stock. The ESPP will permit New Bright Machines to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the ESPP, New Bright Machines will seek to retain and assist New Bright Machines affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for New Bright Machines’ success and that of its affiliates. As of October 1, 2021, approximately 586 New Bright Machines employees are eligible to participate in the ESPP.
The ESPP includes two components: a “423 Component” and a “Non 423 Component.” The 423 Component is intended to qualify as an Employee Stock Purchase Plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the New Bright

Machines board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who are not eligible employees) will only be able to participate in the Non-423 Component of the ESPP.
Administration
The New Bright Machines board of directors will administer the ESPP. Subject to the provisions of the ESPP, the New Bright Machines board of directors has the authority, in its discretion, to (i) determine when and how rights to purchase New Bright Machines common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP, (ii) designate which related corporations and/or affiliates will be eligible to participate in the ESPP and each offering, (iii) designate which persons will be eligible to participate in the Non-423 Component of the ESPP and each offering, (iv) construe and interpret the terms of the ESPP and purchase rights granted pursuant to the ESPP, (v) establish, amend and revoke rules and regulations relating to the ESPP, (vi) correct any defect, omission or inconsistency in the ESPP, (vii) settle all controversies regarding the ESPP and any purchase rights granted pursuant to the ESPP, (viii) amend, suspend or terminate the ESPP in accordance with the terms of the ESPP, (ix) exercise such powers and to perform such acts as it deems necessary or expedient to promote the interests of New Bright Machines, its related corporations and affiliates, and (x) adopt such rules, procedures and sub-plans relating to the operation and administration of the ESPP as are necessary or appropriate under applicable laws to permit or facilitate participation in the ESPP by eligible service providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside of the United States.
The New Bright Machines board of directors has the power to delegate administration of the ESPP to a committee composed of not fewer than one member of the New Bright Machines board of directors. As used herein with respect to the ESPP, references to the “New Bright Machines board of directors” refers to any committee the New Bright Machines board of directors appoints, and to the New Bright Machines board of directors. Whether or not the New Bright Machines board of directors has delegated administration of the ESPP to a committee, the New Bright Machines board of directors will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.
Shares Available for Awards
Subject to adjustments as provided in the ESPP, the maximum number of shares of New Bright Machines common stock that may be issued under the ESPP will not exceed the initial number of shares of New Bright Machines common stock reserved under the ESPP, plus the number of shares of New Bright Machines common stock that are automatically added on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year in an amount equal to the lesser of (i) one percent of the total number of shares of New Bright Machines common stock outstanding on the last day of the calendar month prior to the date of such automatic increase, and (ii) such number of shares of New Bright Machines common stock determined by the Board, unless the New Bright Machines board of directors determines prior to the first day of any fiscal year that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of New Bright Machines common stock. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of New Bright Machines common stock not purchased under such purchase right will again become available for issuance under the ESPP.
Eligibility
Purchase rights may be granted only to New Bright Machines employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of a New Bright Machines affiliate (other than a qualifying related corporation) or eligible service providers. The New Bright Machines board of directors may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (i) has not completed at least two years of service since the employee’s last hire date (or such lesser period as the New Bright Machines board of directors may determine), (ii) customarily works not more than twenty hours per week (or such lesser period as the

New Bright Machines board of directors may determine), (iii) customarily works not more than five months per calendar year (or such lesser period as the New Bright Machines board of directors may determine), (iv) is an officer of New Bright Machines, (v) is a highly compensated employee within the meaning of the Code, or (vi) has not satisfied such other criteria as the New Bright Machines board of directors may determine consistent with Section 423 of the Code. Unless otherwise determined by the New Bright Machines board of directors for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee has completed at least three months of service since the employee’s last hire date and customarily works more than twenty hours per week and more than five months per calendar year.
No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing five percent or more of the total combined voting power or value of all of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.
Participation
On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of New Bright Machines common stock purchasable either with a percentage of such employee’s earnings or with a maximum dollar amount, as designated by the New Bright Machines board of directors; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed fifteen percent of such employee’s earnings during the period that begins on the offering date (or such later date as the New Bright Machines board of directors determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.
Exercise of Purchase Rights
On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of New Bright Machines common stock, up to the maximum number of shares of New Bright Machines common stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of New Bright Machines common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of New Bright Machines common stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of New Bright Machines common stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Purchase Price
The purchase price of shares of New Bright Machines common stock acquired pursuant to purchase rights will be not less than the lesser of (i) eighty-five percent of the fair market value of the shares of New Bright Machines common stock on the offering date; or (ii) eighty-five percent of the fair market value of the shares of New Bright Machines common stock on the applicable purchase date (i.e., the last day of the applicable purchase period).
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with New Bright Machines general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner New Bright Machines directs.
Purchase of Stock
The New Bright Machines board of directors will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of New Bright Machines common stock will be purchased in accordance with such offering. In connection with each offering, the New Bright Machines board of directors may specify a maximum number of shares of New Bright Machines common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of New Bright Machines common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any New Bright Machines board of directors action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of New Bright Machines common stock available will be made in as nearly a uniform manner as will be practicable and equitable.
Withdrawal
During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. New Bright Machines may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and New Bright Machines will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Termination of Employment
Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. New Bright Machines will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, New Bright Machines will distribute to such individual all of his or her accumulated but unused contributions without interest.
Leave of Absence
A participant will not be deemed to have terminated employment or failed to remain continuously employed by New Bright Machines or a Designated Company (as defined in the ESPP) in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than three months, or reemployment upon the expiration of such leave is guaranteed by contract or statute. The New Bright Machines board of directors will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law.
Employment Transfers
Unless otherwise determined by the New Bright Machines board of directors, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between New Bright Machines and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the ESPP or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the

Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the ESPP, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions without interest.
Restrictions on Transfer
During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution or, if so permitted by the New Bright Machines board of directors, by a beneficiary designation.
ESPP Offering
The ESPP is implemented by offerings of rights to purchase shares of common stock to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is twenty-seven months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of New Bright Machines common stock, subject to certain limitations.
ESPP Adjustments
In the event of a capitalization adjustment, the New Bright Machines board of directors will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the ESPP, (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the ESPP, (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing offering.
Effect of Certain Corporate Transactions on ESPP
In the event of:
(i)
a transfer of all or substantially all of New Bright Machines’ assets,

(ii)
a merger, consolidation or other capital reorganization or business combination transaction of New Bright Machines with or into another corporation, entity or person, or

(iii)
the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than fifty percent of New Bright Machines’ then outstanding capital stock, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of New Bright Machines common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The New Bright Machines board of directors will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.
In the event of a spin-off or similar transaction involving New Bright Machines, the New Bright Machines board of directors may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the New Bright Machines board of directors, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.
Dissolution or Liquidation
In the event of New Bright Machines’ dissolution or liquidation, the New Bright Machines board of directors will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The New Bright Machines board of directors will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.
Amendment and Termination of ESPP
The New Bright Machines board of directors may amend the ESPP at any time in any respect that it deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of New Bright Machines common stock available for issuance under the ESPP, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of New Bright Machines common stock may be purchased under the ESPP, (iv) extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP; provided, however, that in each case such stockholder approval will be required only to the extent required by applicable laws, regulations, or listing requirements.
The New Bright Machines board of directors may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.
Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.
Material United States Federal Income Tax Consequences
The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of New Bright Machines common stock acquired under the ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and it does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of rights under the ESPP. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that New Bright Machines will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.
As described above, the ESPP has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.

423 Component
Rights granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. Under this component, a participant will be taxed on amounts withheld for the purchase of New Bright Machines common stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:
•
If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the New Bright Machines common stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Non-423 Component
Rights granted under the Non-423 Component are not intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of the New Bright Machines common stock on the day he or she purchases the New Bright Machines common stock, less the purchase price. When a participant sells the New Bright Machines common stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Any compensation income that a participant receives upon sale of the common stock that he or she purchased under the Non-423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.
Tax Consequences to New Bright Machines
There are no federal income tax consequences to New Bright Machines by reason of the grant or exercise of rights under the ESPP. New Bright Machines is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

Registration with the SEC
If the ESPP is approved by the SCVX shareholders, New Bright Machines intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after New Bright Machines becomes eligible to use such form.
Vote Required for Approval
The approval of the Equity Plans Proposal requires an ordinary resolution under Cayman Islands Companies Law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Equity Plans Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Redomicile Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Redomicile Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Share Issuance Proposal are not approved, the Equity Plans Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Bright Machines, Inc. Equity Incentive Plan and any form aware agreements thereunder, and the Bright Machines, Inc. Employee Stock Purchase Plan, be approved, ratified and confirmed in all respects.”
Recommendation of SCVX’s Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY PLANS PROPOSAL.

ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal allows SCVX’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and SCVX and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, SCVX’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the SCVX Board of Directors
THE SCVX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCVX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of SCVX’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCVX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCVX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Transaction Proposal — Interests of SCVX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary discussion of U.S. federal income tax considerations of the Redomicile and exercise of redemption rights generally applicable to holders of SCVX Class A ordinary shares and SCVX warrants. This section applies only to holders that hold their SCVX Class A ordinary shares or SCVX warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment).
This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the Redomicile or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds SCVX Class A ordinary shares or SCVX warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any SCVX Class A ordinary shares or SCVX warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Redomicile and an exercise of redemption rights to them.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMICILE AND AN

EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of SCVX Class A ordinary shares or SCVX warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Redomicile to U.S. Holders
The U.S. federal income tax consequences of the Redomicile will depend primarily upon whether the Redomicile qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Redomicile, SCVX will change its jurisdiction of incorporation from the Cayman Islands to Delaware.
It is intended that the Redomicile will qualify as an F Reorganization. Assuming the Redomicile qualifies as an F Reorganization, U.S. Holders of SCVX Class A ordinary shares or SCVX warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Redomicile, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Redomicile should be treated for U.S. federal income tax purposes as if SCVX (i) transferred all of its assets and liabilities to New Bright Machines in exchange for all of the outstanding common stock and warrants of New Bright Machines; and (ii) then distributed the common stock and warrants of New Bright Machines to the holders of securities of SCVX in liquidation of SCVX. The taxable year of SCVX will be deemed to end on the date of the Redomicile.
Because the Redomicile will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their SCVX Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Redomicile. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Redomicile and exercise of redemption rights.
Basis and Holding Period Considerations
Assuming the Redomicile qualifies as an F Reorganization: (i) the tax basis of a share of any New Bright Machines common stock or New Bright Machines warrant received by a U.S. Holder in the Redomicile will equal the U.S. Holder’s tax basis in the SCVX Class A ordinary share or SCVX warrant surrendered in exchange therefor, increased by any amount included in the income of or the gain recognized by such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Bright Machines common stock or New Bright Machines warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the SCVX Class A ordinary share or SCVX warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a Redomicile of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Redomicile. Because the Redomicile will occur prior to the redemption of holders that exercise redemption rights with respect to their SCVX Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Redomicile.
“U.S. Shareholders” of SCVX
A U.S. Holder who, on the date of the Redomicile beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SCVX stock entitled to vote or 10% or more of the total value of all classes of SCVX stock (a “U.S. Shareholder”) must include in income as a deemed dividend the “all earnings and profits amount” attributable to the SCVX Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of SCVX warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its SCVX Class A ordinary shares is the net positive earnings and profits of SCVX (as determined under Treasury Regulations under Section 367) attributable to such SCVX Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such SCVX Class A ordinary shares.
Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is generally determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. SCVX does not expect to have significant, if any, cumulative net earnings and profits on the date of the Redomicile. If SCVX’s cumulative net earnings and profits through the date of the Redomicile is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its SCVX Class A ordinary shares. It is possible, however, that the amount of SCVX’s cumulative net earnings and profits may be greater than expected through the date of the Redomicile in which case a U.S. Shareholder would generally be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Redomicile.
U.S. Holders that Own Less Than 10 Percent of SCVX
A U.S. Holder who, on the date of the Redomicile, beneficially owns (actually or constructively) SCVX Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its SCVX Class A ordinary shares in the Redomicile or, in the alternative, may elect to include in income as deemed dividend the “all earnings and profits” amount attributable to such holder’s SCVX Class A ordinary shares as described below.
Unless a U.S. Holder described in the preceding paragraph makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Bright Machines common stock received in the Redomicile in an amount equal to the excess of the fair market value of such New Bright Machines common stock over the U.S. Holder’s adjusted tax basis in the SCVX Class A ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its SCVX Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Redomicile is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Redomicile;

(iii)
a description of any stock, securities or other consideration transferred or received in the Redomicile;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SCVX establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s SCVX Class A ordinary shares and (B) a representation that the U.S. Holder has notified SCVX (or New Bright Machines) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Redomicile, and the U.S. Holder must send notice of making the election to SCVX (or New Bright Machines) no later than the date such tax return is filed. In connection with this election, SCVX intends to provide each U.S. Holder eligible to make such an election with information regarding SCVX’s earnings and profits upon request.
SCVX does not expect to have significant, if any, cumulative earnings and profits through the date of the Redomicile and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SCVX had positive earnings and profits through the date of the Redomicile, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its SCVX Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Redomicile.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION TO INCLUDE IN INCOME THE ALL EARNING AND PROFITS AMOUNT AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
U.S. Holders that Own SCVX Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Redomicile, beneficially owns (actually or constructively) SCVX Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Redomicile, and generally should not be required to include any part of the all earnings and profits amount in income.
Tax Consequences for U.S. Holders of SCVX Corp. Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of SCVX warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of SCVX warrants should not be subject to U.S. federal income tax with respect to the exchange of SCVX warrants for newly issued New Bright Machines warrants in the Redomicile.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Redomicile could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income, or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Various look-through rules apply for purposes of this test. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by SCVX would be considered to be passive income and cash held by SCVX would be considered to be a passive asset.
PFIC Status of SCVX
Based upon the composition of its income and assets, and upon a review of its financial statements, SCVX believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Redomicile.
Effects of PFIC Rules on the Redomicile
As discussed above, SCVX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (possibly including, for this purpose, exchanging SCVX warrants for newly issued New Bright Machines warrants in the Redomicile) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of SCVX Class A ordinary shares and SCVX warrants upon the Redomicile if:
(i)
SCVX were classified as a PFIC at any time during such U.S. Holder’s holding period in such SCVX Class A ordinary shares or SCVX Corp. warrants; and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SCVX Class A ordinary shares or in which SCVX was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such SCVX Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SCVX.

Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SCVX Class A ordinary shares or SCVX warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SCVX was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any gain realized by a U.S. Holder as a result of the Redomicile (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) would generally be taxable as an excess distribution under the PFIC rules under the proposed Treasury Regulations under Section 1291(f) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of SCVX Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Redomicile with respect to their SCVX Class A ordinary shares and SCVX warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their SCVX Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SCVX, whether or not such amounts are actually distributed.
The application of the PFIC rules to SCVX warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an SCVX warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of SCVX warrants for New Bright Machines warrants pursuant to the Redomicile.
Any gain recognized by a U.S. Holder of SCVX Class A ordinary shares or SCVX warrants as a result of the Redomicile pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDOMICILE, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of SCVX Class A ordinary shares (but not SCVX warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat SCVX as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SCVX Class A ordinary shares during which SCVX qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s SCVX Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its SCVX Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to SCVX is contingent upon, among other things, the provision by SCVX of a “PFIC Annual Information Statement” to such U.S. Holder. Because SCVX believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Redomicile, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of SCVX Class A ordinary shares, upon request. There is no assurance, however, that SCVX will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to SCVX warrants.
The impact of the PFIC rules on a U.S. Holder of SCVX Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the SCVX Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to SCVX Class A ordinary shares. A mark-to-market election is currently not available with respect to warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of SCVX Class A ordinary shares (which will be exchanged for New Bright Machines common stock in the Redomicile) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Bright Machines common stock received in the Redomicile will depend on whether the redemption qualifies as a sale of New Bright Machines common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New Bright Machines common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New Bright Machines’ common stock redeemed.
The redemption of New Bright Machines common stock will generally qualify as a sale of New Bright Machines common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only New Bright Machines common stock actually owned by such U.S. Holder, but also shares of New Bright Machines common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New Bright Machines common stock owned directly, New Bright Machines common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New Bright Machines common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include New Bright Machines common stock which could be acquired pursuant to the exercise of the New Bright Machines warrants.
The redemption of New Bright Machines common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Bright Machines outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Bright Machines outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption.
There will be a complete termination of such U.S. Holder’s interest if either (i) all of New Bright Machines’ common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of New Bright Machines’ common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of New Bright Machines common stock owned by certain family members and such U.S. Holder does not constructively own any other New Bright Machines shares.

The redemption of New Bright Machines common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Bright Machines. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to New Bright Machines common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Bright Machines-current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be first applied against and reduce the U.S. Holder’s basis in its other New Bright Machines common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in New Bright Machines common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Bright Machines common stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Bright Machines warrants or possibly in other New Bright Machines common stock constructively owned by such U.S. Holder.
Because the Redomicile will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and of the PFIC Rules as a result of the Redomicile (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SCVX CLASS A ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of SCVX Class A ordinary shares or SCVX warrants that is not a U.S. Holder.
Effects of the Redomicile to Non-U.S. Holders
We do not expect the Redomicile to result in any U.S. federal income tax consequences to non-U.S. Holders of New Bright Machines common stock and New Bright Machines warrants.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Bright Machines common stock and New Bright Machines warrants by a non-U.S. Holder after the Redomicile.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to New Bright Machines common stock, to the extent paid out of New Bright Machines current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New Bright Machines common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Bright Machines common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of New Bright Machines Common Stock and Warrants” below.
Dividends paid by New Bright Machines to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of New Bright Machines Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New Bright Machines common stock or New Bright Machines warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)
New Bright Machines is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) New Bright Machines common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding New Bright Machines common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of New Bright Machines common stock or New Bright Machines warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Bright Machines common stock or New Bright Machines warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Bright Machines does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Bright Machines will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of SCVX Class A ordinary shares (which will be exchanged for New Bright Machines common stock in the Redomicile) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Bright Machines common stock will depend on whether the redemption qualifies as a sale of New Bright Machines common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Bright Machines common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of New Bright Machines Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Bright Machines common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).
Possible Constructive Distributions
The terms of each SCVX warrant provide for an adjustment to the number of SCVX Class A ordinary shares for which the SCVX warrant may be exercised or to the exercise price of the SCVX warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. Holders of the SCVX warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of SCVX Class A ordinary shares that would be obtained upon exercise or through a decrease in the exercise price of the SCVX warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our SCVX Class A ordinary shares, or as a result of the issuance of a stock dividend to holders of shares of our SCVX Class A ordinary shares, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to withholding tax as if the holders of the SCVX warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. This withholding tax will be imposed even though there is no corresponding cash distribution, and a withholding agent may fund the withholding taxes from other assets of the applicable holder that are in its custody. The U.S. federal income tax consequences of a distribution from us are described above under “Non-U.S. Holders — Distributions.” For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New Bright Machines common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including New Bright Machines common stock or New Bright Machines warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Bright Machines common stock or New Bright Machines warrants are held will affect the determination of whether such withholding is required.
Similarly, dividends in respect of New Bright Machines common stock or New Bright Machines warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Bright Machines common stock or New Bright Machines warrants.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “New Bright Machines” refers to SCVX and its wholly owned subsidiary after giving effect to the Business Combination.
The following unaudited pro forma condensed combined financial information of New Bright Machines presents the combination of the historical financial information of SCVX and Bright Machines adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021, assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, and for the year ended December 31, 2020, present the pro forma effects of the Business Combination as if it had been completed on January 1, 2020, the first day of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Bright Machines’ financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Bright Machines. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.
The historical financial information of SCVX was derived from the unaudited interim financial statements of SCVX as of and for the six months ended June 30, 2021, and from the audited financial statements of SCVX for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Bright Machines was derived from the unaudited financial statements of Bright Machines as of and for the six months ended June 30, 2021, and from the audited financial statements of Bright Machines as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should also be read together with the sections titled “SCVX Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
Pursuant to the Merger Agreement, Merger Sub, a subsidiary of SCVX, will merge with and into Bright Machines, with Bright Machines surviving the First Merger as a wholly owned subsidiary of SCVX (the “First Merger”), and, immediately following the First Merger, Bright Machines (as the surviving corporation of the First Merger) will merge with and into SCVX, with New Bright Machines surviving as “Bright Machines, Inc.”. Upon the consummation of the Business Combination, all holders of Bright Machines common stock will receive shares of New Bright Machines common stock at a deemed value of $10.00 per share. After giving effect to an estimated exchange ratio of approximately 1.172, an estimated 83,539,860 shares of New Bright Machines common stock will be issued to existing Bright Machines stockholders, all holders of Bright Machines options (the “Exchanged Options”) will have the right to receive an estimated 26,460,140 shares to be reserved for the potential future issuance of New Bright Machines common stock upon the exercise of New Bright Machines options, and assuming (i) no issuance of Earnout Shares (as defined in the Merger Agreement), (ii) the issuance of 20,500,000 shares in connection with the PIPE Investment, (iii) the issuance of 5,750,000 Founder Shares and (iv) the issuance of 23,000,000 SCVX Class A ordinary shares, based on the following events contemplated by the Merger Agreement:
•
The conversion of all outstanding shares of Bright Machines redeemable convertible preferred stock into shares of Bright Machines common stock at the then-effective conversion rate as calculated pursuant to the Bright Machines Amended and Restated Certificate of Incorporation;

•
The cancellation of each issued and outstanding share of Bright Machines common stock (including shares of Bright Machines common stock resulting from the conversion of Bright Machines’ redeemable convertible preferred stock) and the conversion into the right to receive a number of shares of New Bright Machines common stock equal to an estimated exchange ratio of approximately 1.172; and

•
The conversion of all outstanding vested and unvested Bright Machines options into New Bright Machines options exercisable for shares of New Bright Machines common stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using an estimated per exchange ratio of approximately 1.172.

Other Related Events in Connection with the Business Combination
Other related events that are contemplated to take place in connection with the Business Combination are summarized below:
•
The issuance and sale of 20,500,000 shares of New Bright Machines common stock at a purchase price of $10.00 per share for an aggregate purchase price of $205.0 million pursuant to the PIPE Investment.

•
During the Earnout Period (as defined in the Merger Agreement), New Bright Machines may issue to eligible Bright Machines stockholders up to 23,000,000 shares of additional New Bright Machines common stock, consisting of three separate tranches of 7,666,666 shares per tranche, upon the occurrence of the respective Contingent Milestone (as defined in the Merger Agreement). As the Contingent Milestones have not yet been achieved, the Earnout Shares are contingently issuable and not reflected in the unaudited pro forma condensed combined financial information. The issuance of the Earnout Shares would dilute all New Bright Machines common stock outstanding at that time. Assuming the expected capital structure as of the Closing, the 7,666,666 shares issued in connection with each Contingent Milestone would represent approximately 6.0% each of shares outstanding for the no redemption scenario and 5.6% each for the maximum redemption scenario, respectively.

•
To the extent that any portion of the Earnout Shares would otherwise be issued to a holder of an Exchange Option that remains unvested as of the applicable Contingent Milestone, Bright Machines employees holding any Unvested Exchanged Options (as defined in the Merger Agreement) shall be granted an equal number of New Bright Machines Restricted Stock Units (the “Contingent RSUs”), which will be issued prior to Closing subject to meeting certain future Contingent Milestones and continued service. Such Contingent RSUs shall vest in equal amounts over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. Shares forfeited, if any, are re-allocated to the Bright Machines, Inc. Equity Incentive Plan.

Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SCVX is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Bright Machines will represent a continuation of the financial statements of Bright Machines with the Business Combination treated as the equivalent of Bright Machines issuing stock for the net assets of SCVX, accompanied by a recapitalization. The net assets of Bright Machines will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Bright Machines in future financial statements of New Bright Machines.
Bright Machines has been determined to be the accounting acquiror based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:
•
Bright Machines stockholders will have a relative majority of the voting power of New Bright Machines;

•
The board of directors of New Bright Machines will have [           ] members;

•
Bright Machines’ senior management will comprise the senior management roles of New Bright Machines and be responsible for the day-to-day operations;

•
New Bright Machines will assume the Bright Machines name;

•
The intended strategy and operations of New Bright Machines will continue Bright Machines’ current strategy and operations; and

•
Bright Machines is the combining entity whose relative size (measured in, for example, assets, revenue, or earnings) is significantly larger than that of the SCVX.

The Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the Contingent Milestone, which include events that are not indexed to the common stock of New Bright Machines.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Bright Machines upon consummation of the Business Combination in accordance with U.S. GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Bright Machines following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. SCVX and Bright Machines have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the SCVX shareholders approve the Business Combination. Pursuant to the SCVX’s existing Amended and Restated Memorandum and Articles of Association, SCVX’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. SCVX cannot predict how many of its public stockholders will exercise their right to redeem their Class A ordinary shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:
•
Assuming No Redemption — this scenario assumes that no SCVX Class A ordinary shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 2,774,441 SCVX Class A ordinary shares are redeemed for an aggregate payment of $27.7 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of June 30, 2021 and still satisfy the minimum available cash amount required to consummate the Business Combination of at least $375.0 million, after giving effect to the PIPE Investment and before giving effect to the payment to settle the estimated transaction costs of $32.8 million incurred in connection with the Business Combination.

The following summarizes the pro forma New Bright Machines common stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios, and totals may not add up to 100% due to rounding:
	Share Ownership in New Bright Machines
	Pro Forma Combined (Assuming No Redemption Scenario)		Pro Forma Combined (Assuming Maximum Redemption Scenario)(1)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Bright Machines Stockholders(2)(3)(4)(5)	83,539,860	62.9%	83,539,860	64.3%
SCVX Public Shareholders	23,000,000	17.3%	20,225,559	15.6%
SCVX Initial Shareholders(6)	5,750,000	4.3%	5,750,000	4.4%
PIPE Investors	20,500,000	15.4%	20,500,000	15.8%
Total	132,789,860	100.0%	130,015,419	4.4%

(1)
Assumes that 2,774,441 Class A ordinary shares (being our estimate of the maximum number of Class A ordinary shares that could be redeemed in order to satisfy the Minimum Cash Condition) of SCVX are redeemed in connection with the Business Combination.

(2)
Excludes up to 23,000,000 Earnout Shares issuable to eligible Bright Machines stockholders, including holders of vested and unvested New Bright Machines options, following the Closing in three equal tranches upon the occurrence of the Contingent Milestones during the Earnout Period. To the extent that any portion of the Earnout Shares would otherwise be issued to a holder of an Exchanged Option that remains unvested as of the applicable Contingent Milestone, holders of any Unvested Exchanged Options will receive an award of Contingent RSUs of New Bright Machines for a number of shares of New Bright Machines common stock equal to such portion of the Earnout Shares issuable with respect to the Unvested Exchanged Options. A holder of an Unvested Exchanged Options shall only be granted Contingent RSUs if such holder remains in continuous service to New Bright Machines as of the applicable Contingent Milestone and the applicable grant date of the Contingent RSUs. Such Contingent RSUs shall vest in equal amounts over the remaining vesting schedule of the applicable Unvested Exchanged Options and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Options. We have excluded the Earnout Shares because they are contingently issuable based upon the share price of New Bright Machines meeting certain thresholds that have not yet been achieved.

(3)
Excludes 26,460,140 shares of New Bright Machines common stock to be reserved as part of the Aggregate Merger Consideration (as defined in the Merger Agreement), for potential future issuance upon the exercise of 25,354,392 vested and unvested options, at an estimated exchange ratio of approximately 1.172.

(4)
Includes the expected issuance of 78,832,206 of New Bright Machines common stock, resulting from expected conversion of 67,276,060 shares of Bright Machines Series A, Series Seed-1, Series Seed-2 and Series Seed-3 redeemable convertible preferred stock, which will be issued prior to the Closing Date, at an estimated exchange ratio of approximately 1.172.

(5)
Includes an estimated 4,707,654 shares of New Bright Machines common stock that will be issued to holders of Bright Machines common stock in exchange for 4,017,551 shares of New Bright Machines common stock at an estimated exchange ratio of approximately $1.172.

(6)
Represents 5,750,000 shares subscribed for by the Sponsor in return of Class B ordinary shares of SCVX. Prior to Closing the Sponsor sold 50% of its owned Class B ordinary shares and private placement warrants to XN at the same initial purchase price.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding public warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands)
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	Bright Machines (Historical)	SCVX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$38,304	$501	$230,556	A	$442,402	$(27,744)	M	$414,658
	—	—	205,000	B	—	—	—	—
	—	—	(11,863)	I	—	—	—	—
	—	—	(20,096)	H	—	—	—	—
Accounts receivable	12,117	—	—	—	12,117	—	—	12,117
Inventories, net	23,109	—	—	—	23,109	—	-	23,109
Operating lease incentive receivable	4,677	—	—	—	4,677	—	—	4,677
Prepaid expenses and other current assets	8,215	55	(3,547)	H	4,723	—	—	4,723
Total current assets	86,422	556	400,050		487,028	(27,744)		459,284
Non-current assets:
Property and equipment, net	19,865	—	—	—	19,865	—	—	19,865
Operating lease right-of-use assets	19,791	—	—	—	19,791	—	—	19,791
Investments held in Trust Account	—	230,556	(230,556)	A	—	—	—	—
Other non-current assets	1,131	—	—	—	1,131	—	—	1,131
Total non-current assets	40,787	230,556	(230,556)		40,787	—		40,787
TOTAL ASSETS	$127,209	$231,112	$169,494		$527,815	$(27,744)		$500,071
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	9,937	1,113	(1,088)	I	7,985	—	—	7,985
	—	—	(1,977)	H	—	—	—	—
Accrued wages and benefits	7,657	—	—	—	7,657	—	—	7,657
Accrued expenses	—	900	(900)	I	—	—	—	—
Accrued expenses – related party	—	180	—	—	180	—	—	180
Deferred revenue, current	33,705	—	—	—	33,705	—	—	33,705
Operating lease liabilities, current	1,373	—	—	—	1,373	—	—	1,373
Other current liabilities	9,193	—	(718)	H	8,475	—	—	8,475
Total current liabilities	61,865	2,193	(4,683)		59,375	—		59,375
Non-current liabilities:
Earnout liability	—	—	119,774	J	119,774	—	—	119,774
	—	—	—	—	—	—	—	—
Warrant liabilities	—	19,565	(12,305)	L	7,260	—	—	7,260
Deferred underwriting commissions	—	8,050	(8,050)	I	—	—	—	—
Deferred revenue, non-current	25,033	—	—	—	25,033	—	—	25,033
Operating lease liabilities, non-current	23,877	—	—	—	23,877	—	—	23,877
Deferred tax liability	681	—	—	—	681	—	—	681
Other non-current liabilities	918	—	—	—	918	—	—	918
Total non-current liabilities	50,509	27,615	99,419		177,543	—		177,543

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	Bright Machines (Historical)	SCVX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Total liabilities	112,374	29,808	94,736		236,918	—		236,918
Commitments and contingencies
Redeemable convertible preferred stock	208,874	—	(208,874)	E	—	—	—	—
Class A ordinary shares subject to possible redemption	—	196,304	(196,304)	C	—	—	—	—
Stockholders’ equity (deficit)
Class A ordinary shares	—	—	—	D	—	—	—	—
Class B ordinary shares	—	1	(1)	D	—	—	—	—
Bright Machines common stock	—	—	—	F	—	—	—	—
New Bright Machines common stock	—	—	2	B	13	—	M	13
	—	—	2	C	—	—	—	—
	—	—	1	D	—	—	—	—
	—	—	8	E	—	—	—	—
	—	—	—	F	—	—	—	—
Additional paid-in capital	2,469	7,888	204,998	B	525,719	(27,744)	M	497,975
	—	—	196,302	C	—	—	—	—
	—	—	208,866	E	—	—	—	—
	—	—	(2,889)	G	—	—	—	—
	—	—	(1,532)	I	—	—	—	—
	—	—	(119,774)	J	—	—	—	—
	—	—	30,306	K	—	—	—	—
	—	—	12,305	L	—	—	—	—
	—	—	(13,220)	H	—	—	—	—
Accumulated other comprehensive loss	(423)	—	—	—	(423)	—	—	(423)
Accumulated deficit	(196,085)	(2,889)	2,889	G	(234,412)	—	—	(234,412)
			(7,728)	H
	—	—	(30,306)	K	—	—	—	—
	—	—	(293)	I	—	—	—	—
Total stockholders’ equity (deficit)	(194,039)	5,000	479,936		290,897	(27,744)		263,153
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$127,209	$231,112	$169,494		$527,815	$(27,744)		$500,071

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share data)
	Bright Machines (Historical)	SCVX (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Assembly automation	$9,462	$—	$—		$9,462	$—	$9,462
Professional services and other	13,891	—	—		13,891	—	13,891
Leasing	958	—	—		958	—	958
Total revenue	24,311	—	—		24,311	—	24,311
Cost of revenue
Assembly automation	16,957	—	—		16,957	—	16,957
Professional services and other	8,799	—	—		8,799	—	8,799
Leasing	734	—	—		734	—	734
Total cost of revenue	26,490	—	—		26,490	—	26,490
Gross loss	(2,179)	—	—		(2,179)	—	(2,179)
Operating expenses (income)
Research and development	11,594	—	—		11,594	—	11,594
Sales and marketing	7,104	—	—		7,104	—	7,104
General and administrative	12,172	1,428	293	CC	13,893	—	13,893
Administrative fees – related party	—	60	—		60	—	60
Gain on sale of SMT equipment	(20,097)	—	—		(20,097)	—	(20,097)
Total operating expenses	10,773	1,488	293		12,554	—	12,554
Loss from operations	(12,952)	(1,488)	(293)		(14,733)	—	(14,733)
Other income (expense), net
Net gain from investments held in Trust Account	—	7	(7)	AA	—	—	—
Change in fair value of warrant liabilities	—	11,733	(7,245)	BB	4,488	—	4,488
Interest expense, net	(8)	—	—		(8)	—	(8)
Other expense, net	(190)	—	—		(190)	—	(190)
Total other income (expense), net	(198)	11,740	(7,252)		4,290	—	4,290
Income (loss) before provision for income taxes	(13,150)	10,252	(7,545)		(10,443)	—	(10,443)
Provision for income taxes	71	—	—		71	—	71
Net income (loss)	(13,221)	10,252	(7,545)		(10,514)	—	(10,514)
Less: Deemed dividend to redeemable convertible preferred stockholders	71,655	—	—		71,655	—	71,655
Net income (loss) attributable to common stockholders	$(84,876)	$10,252	$(7,545)		$(82,169)	$—	$(82,169)
					Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Weighted average shares outstanding of New Bright Machines common stock – basic					132,789,860		130,015,419

	Bright Machines (Historical)	SCVX (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Basic net loss per share – New Bright Machines				$(0.62)	—	$(0.63)
Weighted average shares outstanding of New Bright Machines common stock – diluted				132,789,860	—	130,015,419
Diluted net loss per share – New Bright Machines				$(0.62)	—	$(0.63)
Weighted average shares outstanding of Bright Machines common stock – basic and diluted	2,461,907
Basic and diluted net loss per share – Bright Machines	$(34.48)
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted		19,240,158
Basic and diluted net income per share – Class A common stock subject to possible redemption		$0.00
Weighted average shares outstanding of Class A and B common stock, non redeemable ordinary shares – basic and diluted		9,509,842
Basic and diluted net income per share – Class A and B common stock, non redeemable ordinary shares		$1.08

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share data)
			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	Bright Machines (Historical)	SCVX (Historical) (As Restated) (1)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Assembly automation	$8,649	$—	$—		$8,649	$—	$8,649
Professional services and other	12,370	—	—		12,370	—	12,370
Leasing	6,483	—	—		6,483	—	6,483
Total revenue	27,502	—	—		27,502	—	27,502
Cost of revenue
Assembly automation	15,143	—	2,710	DD	17,853	—	17,853
Professional services and other	18,917	—	392	DD	19,309	—	19,309
Leasing	3,914	—	—		3,914	—	3,914
Impairment of long-lived assets	6,668	—	—		6,668	—	6,668
Total cost of revenue	44,642	—	3,102		47,744	—	47,744
Gross loss	(17,140)	—	(3,102)		(20,242)	—	(20,242)
Operating expenses
Research and development	19,015	—	5,662	DD	24,677	—	24,677
Sales and marketing	9,436	—	2,310	DD	11,746	—	11,746
General and administrative	17,971	2,852	19,232	DD	47,783	—	47,783
	—	—	7,728	EE	—	—	—
Administrative fees — related party	—	120	—		120	—	120
Loss on sale of SMT equipment	1,447	—	—		1,447	—	1,447
Total operating expenses	47,869	2,972	34,932		85,773	—	85,773
Other income (expense), net
Net gain from investments held in Trust Account	—	549	(549)	AA	—	—	—
Change in fair value of warrant liabilities	—	(9,906)	6,210	BB	(3,696)	—	(3,696)
Offering costs associated with issuance of public and private warrants	—	(791)	—		(791)	—	(791)
Interest income, net	701	—	—		701	—	701
Other income, net	216	—	—		216	—	216
Total other income (expense), net	917	(10,148)	5,661		(3,570)	—	(3,570)
Loss before provision for income taxes	(64,092)	(13,120)	(32,373)		(109,585)	—	(109,585)
Provision for income taxes	499	—	—		499	—	499
Net loss	(64,591)	(13,120)	(32,373)		(110,084)	—	(110,084)
Less: Deemed dividend to redeemable convertible preferred stockholder	13,065	—	—		13,065	—	13,065
Net loss attributable to common stockholders	$(77,656)	$(13,120)	$(32,373)		$(123,149)	$—	$(123,149)
					Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Weighted average shares outstanding of New Bright Machines common stock – basic					132,789,860		130,015,419
Basic net loss per share – New Bright Machines					$(0.93)	$—	$(0.95)

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
	Bright Machines (Historical)	SCVX (Historical) (As Restated) (1)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Weighted average shares outstanding of New Bright Machines common stock – diluted				132,789,860		130,015,419
Diluted net loss per share – New Bright Machines				$(0.93)		$(0.95)
Weighted average shares outstanding of Bright Machines common stock – basic and diluted	475,631
Basic and diluted net loss per share – Bright Machines	$(163.27)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption – basic and diluted		19,961,978
Basic and diluted net income per share – Class A ordinary shares subject to possible redemption		$0.02
Weighted average shares outstanding of Class A and B non redeemable ordinary shares – basic and diluted		8,508,578
Basic and diluted net loss per share – Class A and B non redeemable ordinary shares		$(1.59)

(1)
SCVX’s previously issued financial statements as of and for the year ended December 31, 2020, as of and for the three and nine months ended September 30, 2020, as of and for the three and six months ended June 30, 2020, and as of and for the three months ended March 31, 2020 are restated in its Annual Report on Form 10-K to correct the misapplication of accounting guidance related to SCVX’s warrants in SCVX’s previously issued audited and condensed financial statements for such periods.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANICAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse capitalization in accordance with U. S. GAAP as Bright Machines has been determined to be the accounting acquiror, primarily due to the fact that Bright Machines’ current stockholders will continue to control New Bright Machines. Under this method of accounting, while SCVX is the legal acquiror, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Bright Machines issuing stock for the net assets of SCVX, accompanied by a recapitalization. The net assets of Bright Machines will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Bright Machines.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Bright Machines believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Bright Machines believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Bright Machines. They should be read in conjunction with the historical financial statements and notes thereto of SCVX and Bright Machines.
2.
Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Bright Machines. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments to reflect only the application of required accounting to the transaction. SCVX and Bright Machines have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Bright Machines shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, are as follows:
(A)
Reflects the liquidation and reclassification of $230.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New Bright Machines.

(B)
Reflects the proceeds of $205.0 million from the issuance and sale of 20,500,000 shares of New Bright Machines common stock at $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Investment.

(C)
Reflects the reclassification of SCVX’s 19,630,408 ordinary shares of Class A ordinary shares subject to possible redemption into permanent equity assuming no redemptions and immediate conversion of all 19,630,408 ordinary shares of Class A ordinary shares into shares of New Bright Machines common stock on a one-to-one basis upon the Redomicile.

(D)
Reflects the conversion of SCVX’s 5,750,000 ordinary shares of Class B ordinary shares and 3,369,592 ordinary shares of SCVX’s Class A ordinary shares into shares of New Bright Machines common stock on a one-to-one basis upon the Redomicile.

(E)
Reflects the conversion of Bright Machines Series A, Seed-1, Seed-2 and Seed-3 redeemable convertible preferred stock into shares of New Bright Machines common stock pursuant to an estimated exchange ratio of approximately 1.172.

(F)
Represents the issuance of new shares of New Bright Machines common stock to holders of Bright Machines common stock at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization at the Closing, at an estimated exchange ratio of approximately 1.172.

(G)
Reflects the elimination of SCVX’s historical accumulated deficit with a corresponding adjustment to additional paid-in capital for New Bright Machines in connection with the reverse recapitalization at the Closing.

(H)
Represents the reclassification of $3.6 million capitalized as deferred offering costs in prepaid expenses and other current assets on the balance sheet as of June 30, 2021, and additional cash disbursements for the preliminary estimated direct and incremental transaction costs of $20.0 million to be incurred by Bright Machines prior to, or concurrent with, the Closing Date. The total estimated direct and incremental transaction costs consist of $20.9 million (of which $0.9 million has already been paid, $2.0 million included in accounts payable and $0.7 million included in other current liabilities) which represents advisory, legal, accounting, PIPE Investment cost, and other fees of which $13.2 million qualifies as equity issuance costs to be offset against additional paid-in capital, and the remaining $7.7 million transaction costs have been reflected as an adjustment to the accumulated deficit.

(I)
Represents preliminary estimated transaction costs of $12.0 million (of which $10.2 million has already been included in the historical financial statements, including $0.2 million already paid in cash) as part of the Business Combination. Of the $11.8 million to be paid in cash, $8.05 million represents deferred underwriting costs related to SCVX’s IPO, $2.0 million represents unpaid transaction costs accrued in the historical financial statements, $1.5 million represents advisory, legal, accounting and other fees that qualify as equity issuance costs to be offset against additional paid in capital and $0.3 million represents transaction costs that are not eligible to be capitalized which are expensed to accumulated deficit.

(J)
Reflects the preliminary estimated fair value of the 23,000,000 Earnout Shares contingently issuable to the eligible Bright Machines stockholders as of the Closing. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing.
(K)
Reflects the preliminary estimated fair value of the incremental compensation provided to holders of 18,038,928 vested and unexercised Bright Machines options which under the terms of the Merger Agreement have been allowed to participate as eligible Bright Machines stockholders for the rights to contingently receive a pro rata portion of the Earnout Shares upon achievement of the Contingent Milestones. There are no future service requirements related to the Contingent Milestones. The preliminary estimated fair values were determined using the Monte Carlo simulation valuation model with the most reliable information available. The actual fair values of the incremental compensation costs are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

(L)
Reflects the reclassification of SCVX’s warrant liability related to the public warrants as the public warrants are expected to qualify for equity classification upon the consummation of the Business Combination.

(M)
Represents the cash disbursed under the maximum redemptions scenario to redeem 2,774,441 Class A ordinary shares (being our estimate of the maximum number of Class A ordinary shares that could be redeemed in order to satisfy the Minimum Cash Condition) in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of June 30, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, and year ended December 31, 2020, are as follows:
(AA)
Reflects the elimination of interest income of the Trust Account.

(BB)
Reflects the elimination of the impact of change in fair value of the public warrants as these securities are expected to become equity classified upon the consummation of the Business Combination, and therefore will not be marked to market at each reporting period.

(CC)
Reflects the portion of SCVX’s estimated transaction costs not eligible for capitalization of $1.4 million. Of this amount, $1.1 million is already incurred and expensed in the historical statement of operations for the six months ended June 30, 2021. This is a non-recurring item.

(DD)
Reflects the preliminary estimated fair value of the incremental compensation provided to holders of 18,038,928 vested and unexercised exchanged options which under the terms of the Merger Agreement have been allowed to participate as eligible Bright Machines stockholders for the rights to contingently receive a pro rata portion of the Earnout Shares upon achievement of the Contingent Milestone Events. Refer to Tickmark I for further details.

(EE)
Reflects the portion of Bright Machine’s estimated transaction costs not eligible for capitalization. Refer to Tickmark H for further details.

4.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.
Under the maximum redemption scenario, 2,774,441 ordinary shares of Class A ordinary shares assumed to be redeemed by SCVX public shareholders are eliminated as of January 1, 2020.

Basic and diluted net loss per share attributable to common shareholders is presented in conformity with the two-class method required for participating securities.
The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:
	Six Months Ended June 30, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Numerator:
Net loss	$(82,169)	$(82,169)	$(123,149)	$(123,149)
Net loss attributable to common stockholders – basic and diluted	$(82,169)	$(82,169)	$(123,149)	$(123,149)
Denominator:
Bright Machines Stockholders	83,539,860	83,539,860	83,539,860	83,539,860
SCVX Public Shareholders	23,000,000	20,225,559	23,000,000	20,225,559
SCVX Initial Shareholders	5,750,000	5,750,000	5,750,000	5,750,000
PIPE Investors	20,500,000	20,500,000	20,500,000	20,500,000
Weighted average shares outstanding – basic	132,789,860	130,015,419	132,789,860	130,015,419
SCVX’s warrants	—	—	—	—
Bright Machines options	—	—	—	—
Weighted average shares outstanding – diluted	132,789,860	130,015,419	132,789,860	130,015,419
Net loss attributable to common stockholders – basic and diluted	$(0.62)	$(0.63)	$(0.93)	$(0.95)
Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:
	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
SCVX warrants(1)	18,100,000	18,100,000	18,100,000	18,100,000
Bright Machines options(2)	26,460,140	26,460,140	26,460,140	26,460,140
	18,100,000	18,100,000	18,100,000	18,100,000

(1)
Represents SCVX 11,500,000 public warrants and 6,600,000 private placement warrants exercisable on the later of (a) 30 days after the completion of the Business Combination or (b) 12 months from the closing of the SCVX’s IPO, which are all anti-dilutive, as their exercise price is $11.50.

(2)
Represents 25,354,392 Bright Machines employee vested and unvested options, exchanged at an estimated exchange ratio of approximately 1.172.

4.
Bright Machines Earnout Shares

Earnout Shares is expected to be accounted for as liability classified equity instruments that are earned upon achieving the Contingent Milestones, which include events that are not indexed to the New Bright Machines common stock. In the event that the closing sale price of New Bright Machines common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the closing of the Business Combination, up to an additional 23,000,000 shares of New Bright Machines common stock may be issued to the parties that were holders of Bright Machines common stock immediately prior to the Effective Time of the Business Combination, including holders of any vested and unvested Bright Machines options, in three tranches each upon the occurrence of the respective Contingent Milestone with service condition required for the unvested portion as follows:
(i)
33.3334% of the Earnout Shares if (y) over any twenty (20) Trading Days (as defined in the Merger Agreement) within any thirty (30) Trading Day period the VWAP of New Bright Machines common stock is greater than or equal to $13.75 or (z) there occurs during the Earnout Period any transaction resulting in a Change in Control (as defined in the Merger Agreement) with a valuation of New Bright Machines common stock that is greater than or equal to $13.75 per New Bright Machines common stock;

(ii)
an additional 33.3333% of the Earnout Shares if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of New Bright Machines common stock is greater than or equal to $18.75 or (z) there occurs during the Earnout Period any transaction resulting in a Change in Control with a valuation of New Bright Machines common stock that is greater than or equal to $18.75 per New Bright Machines common stock; and

(iii)
an additional 33.3333% of the Earnout Shares if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of New Bright Machines common stock is greater than or equal to $23.75 or (z) there occurs during the Earnout Period any transaction resulting in a Change in Control with a valuation of New Bright Machines common stock that is greater than or equal to $23.75 per New Bright Machines common stock.

The preliminary estimated fair value of the Earnout Shares is $162.4 million, as of June 30, 2021.
The estimated fair value of the Bright Machines Earnout Shares was determined by using a Monte Carlo simulation valuation model. The preliminary estimated fair value of Earnout Shares was determined using the most reliable information available on the date of the valuation.
Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price:   the current stock price was set at the deemed value of $10.00 per share for New Bright Machines common stock.
Expected volatility:   the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected 5 years term of the Earnout Period.
Expected term:   The expected term is the 5 years term of the Earnout Period.
Expected dividend yield:   The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so during the expected term.
The actual fair value of Bright Machines Earnout Shares is subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

INFORMATION ABOUT SCVX
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to SCVX prior to the consummation of the Business Combination.
We are a blank check company incorporated on November 15, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on May 15, 2021. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
On January 28, 2020, we consummated our initial public offering of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $230.0 million.
Simultaneously with the closing of the initial public offering, we consummated the private placement of 6,600,000 private placement warrants to the Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds of $6.6 million. Each private placement warrant is exercisable for one SCVX Class A ordinary share at a price of $11.50 per share, subject to adjustment. The private placement warrants may be exercised only for a whole number of shares. If we do not complete our initial business combination within 24 months from the closing of the initial public offering, or January 28, 2022, the private placement warrants will expire worthless.
A total of $230.0 million, comprising certain of the net proceeds of the initial public offering and the sale of the private placement warrants, was placed into the trust account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us. As of June 30, 2021, we held approximately $501,000 outside of the trust account available to us for our activities in connection with identifying a suitable business combination and for general working capital purposes.
The SCVX units, SCVX Class A ordinary shares and SCVX warrants are currently listed on the NYSE under the symbols “SCVX.U,” “SCVX” and “SCVX WS,” respectively.
Our Founders
We are led by Hank Thomas of Strategic Cyber Ventures (“SCV”) and Michael Doniger in partnership with Hudson Bay Capital Management LP and its affiliates. See the sections titled “— Directors and Officers” and “Certain Relationships and Related Person Transactions” below.
Effecting Our Business Combination
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•
cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team
Although we closely scrutinized the management of Bright Machines when evaluating the desirability of effecting our business combination with Bright Machines, our assessment of Bright Machines’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company.
Permitted Purchases of Our Securities
Our Sponsor, directors, officers, advisors or any of their affiliates may purchase public shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of securities such persons may purchase. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsor, directors, officers, advisors or any of their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination or not redeem their public shares. In the event our initial shareholders, directors, officers, advisors or any of their affiliates determine to any such transactions, such transactions could have the effect of influencing the vote necessary to approve such transaction. None of the funds held in the trust account will be used to purchase public shares or warrants in such transactions. They will be restricted from making any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We adopted an insider trading policy which requires insiders to (1) refrain from purchasing securities during certain blackout periods and when they are in possession of any material nonpublic information and (2) to clear certain trades prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.
In the event that our Sponsor, directors, officers, advisors or any of their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.
The purpose of such purchases could be to (1) vote in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, (2) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination or (3) satisfy the Minimum Cash Condition, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, directors, officers, advisors and/or any of their affiliates anticipate that they may identify the shareholders with whom our Sponsor, directors, officers, advisors or any of their affiliates may pursue privately negotiated transactions by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of public shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, directors, officers, advisors or any of their affiliates enter into a private transactions, they would identify and contact only potential selling or redeeming shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination. Such persons would select the shareholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the Business Combination. Our Sponsor, directors, officers, advisors or any of their affiliates are restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by our Sponsor, directors, officers and/or any of their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act are restricted unless such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, directors, officers and/or any of their affiliates are restricted from making purchases of ordinary shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Redemption Rights for Public Shareholders Upon Completion of the Business Combination
We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. At the completion of the Business Combination, we will be required to purchase any ordinary shares properly delivered for redemption and not withdrawn. The amount in the trust account was initially $10.00 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters in our initial public offering. Our initial shareholders, directors and officers have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the completion of our initial business combination.
Manner of Conducting Redemptions
We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination. We will, pursuant to our Cayman Constitutional Documents:
•
conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•
file proxy materials with the SEC, including this proxy statement/prospectus.

We expect that a final proxy statement will be mailed to public shareholders at least 10 days prior to the shareholder vote.
We will complete the Business Combination only if the Condition Precedent Proposals are approved. In such case, pursuant to the terms of a letter agreement entered into with us, our initial shareholders have agreed (and their permitted transferees will agree) to vote their Founder Shares and any public shares held by them in favor of the Business Combination. Our directors and officers also have agreed to vote in favor of the Business Combination with respect to public shares acquired by them, if any. We expect that at the time of the shareholder vote relating to the Business Combination, our initial shareholders and their permitted transferees will own at least 20% of our issued and outstanding ordinary shares entitled to vote thereon. Each public shareholder may elect to redeem their public shares without voting and, if they do vote, irrespective of whether they vote for or against the Business Combination. In addition, our initial shareholders, directors and officers have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the completion of the Business Combination.

Our Cayman Constitutional Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions. In the event the aggregate cash consideration we would be required to pay for all public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, and all ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
Limitation on Redemption Upon Completion of the Business Combination
Our Cayman Constitutional Documents provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our initial public offering (“Excess Shares”), without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our Sponsor or its affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the shares sold in our initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our Sponsor or its affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in our initial public offering, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete the Business Combination, particularly in connection with the Minimum Cash Condition. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.
Redemption of Public Shares and Liquidation if No Business Combination
Our Sponsor, directors and officers have agreed that we will have only 24 months from the closing of our initial public offering to complete our initial business combination. If we have not completed our initial business combination within such 24-month period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the 24-month time period.
Our initial shareholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination within the 24-month period. However, if our initial shareholders acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted 24-month time period.
Our Sponsor, directors and officers have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the 24-month period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their SCVX

Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.
We seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,000,000 from the proceeds of our initial public offering and the sale of the private placement warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors. Because our offering expenses were less than our estimate of $1,000,000, the amount of funds held outside the trust account increased by $400,000 and were approximately $501,000 as of June 30, 2021.
If we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) our completion of an initial business combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the 24-month period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of our public shares if we have not completed an initial business combination within the 24-month period, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants do not have any right to the proceeds held in the trust account with respect to the warrants.

Competition
If we succeed in effecting the Business Combination with Bright Machines, there will be, in all likelihood, significant competition from Bright Machines’ competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.
Periodic Reporting and Audited Financial Statements
We have registered our SCVX units, SCVX Class A ordinary shares and SCVX warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public auditors.
We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
We filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of the Business Combination.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter.
Employees
We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on the current stage of the Business Combination process.
Directors and Officers
Name	Age	Title
Michael Doniger	45	Chief Executive Officer and Chairman of the Board of Directors
Hank Thomas	45	Chief Technology Officer and Director
Chris Ahern	34	Chief Financial Officer
Sounil Yu	50	Director
David J. Lunglhofer	46	Director
Daniel Coats	78	Director
Vivian C. Schneck-Last	60	Director
Our directors and officers are as follows:
Michael Doniger has been our Chief Executive Officer and Chairman of our board of directors since November 2019. Mr. Doniger most recently served as the Director of Research for Citadel Fundamentals Strategies from 2017 to 2019. Prior to Citadel, Mr. Doniger was a Senior Partner at Green Owl Capital Management from 2014 to 2016 where he utilized his quantitative background to take a probabilistic approach to investing in complex situations across sectors and asset classes. His extensive experience also extends to training and managing analyst and trader teams. Prior to Green Owl, Mr. Doniger served as a partner at Corvex Management from 2010 to 2012 where he played a pivotal role in the development of the firm. He worked closely with the firm’s founder, Keith Meister to develop an event-driven investing strategy. Prior to Corvex, Mr. Doniger served as portfolio manager at CR Intrinsic Investors, a subsidiary of SAC Capital, from 2005 to 2009 and senior analyst at Milton Arbitrage Partners from 2001 to 2005. Mr. Doniger began his career working in research and development project for Kraft Foods in the U.S. and U.K. We believe Mr. Doniger is well qualified to serve on our board of directors because of his extensive management history and experience in developing and executing on investment strategies.
Hank Thomas has been our Chief Technology Officer and director since November 2019. Mr. Thomas is the Chief Executive Officer and co-founder of SCV, a Washington, D.C.-based venture capital firm, which invests in cyber, security, privacy, and resiliency focused technology companies at various stages of growth. Mr. Thomas also serves on SCV’s board of directors and compensation committee. Prior to SCV, Mr. Thomas served eight years as a U.S. Army Intelligence Officer and 11 years as a cybersecurity consultant and executive at Booz Allen Hamilton. He leverages 24 years of experience in identifying and investing in mature differentiated cybersecurity technology teams. Mr. Thomas currently serves on the board of directors for TrapX Security and Polarity. He is also a member of the Consumer Electronics Show (CES) advisory board. Mr. Thomas holds a BA in Political Science from Northwestern State University and a master’s degree in Technology Management from Georgetown University. We believe Mr. Thomas is well qualified to serve on our board of directors because of his extensive management consulting and investment experience when it comes to companies in the technology sector.
Chris Ahern has been our Chief Financial Officer and Secretary since November 2019. Chris Ahern is a Principal at SCV, driving the investment process, from deal sourcing and due diligence to funding, and takes an active approach towards advising, tracking, managing, and supporting SCV’s portfolio companies. Mr. Ahern has worked for SCV since October 2017. Prior to joining SCV, in 2017, Mr. Ahern spent less than one year at Blu Venture Investors, a Virginia-based angel investor group, and approximately one year working with Lavrock Ventures from Feb 2016 to May 2017, an early stage investor in enterprise software and cybersecurity. Prior to that, Mr. Ahern was at Ernst & Young from May 2009 to July 2015. As a Manager in Ernst & Young’s audit practice, Mr. Ahern managed several audit projects for a variety of clients in the Washington, D.C. area including several large government contractors and biotechnology companies. Mr. Ahern graduated from the University of Virginia with a Bachelor’s degree in Commerce with concentrations in Finance and International Business and earned his Master’s degree in Accounting, also from the University of Virginia. He also holds a Master’s in Business Administration from Georgetown’s McDonough School of Business.
Sounil Yu has served as a director since the completion of our initial public offering. Mr. Yu has over 30 years of experience in the security industry. Mr. Yu currently serves as the Chief Information Security Officer (CISO) and Head of Research for JupiterOne. Mr. Yu served as the CISO-in-Residence at YL Ventures, a venture capital firm, from March 2020 to April 2021. From 2012 to 2019, Mr. Yu served as the Chief Security Scientist at Bank of America, leading a cross-functional team focused on examining a wide array of security technologies and driving security innovation to address emerging cybersecurity needs. Prior to that, Mr. Yu helped improve information security at several commercial institutions and government agencies. Mr. Yu serves on the Board of Advisors of the FAIR Institute and Strategic Cyber Ventures and is an adjunct professor at George Mason University’s School of Business teaching the fundamentals of Cybersecurity Technologies. In addition to CISSP and GSEC certifications, Mr. Yu holds a Master’s degree in Electrical Engineering from Virginia Tech and Bachelor’s degrees in Electrical Engineering and Economics from Duke University. We believe that Mr. Yu’s deep cybersecurity technology experience and significant professional experience in varied roles within the cybersecurity industry qualify him to serve on our board of directors.
David J. Lunglhofer has served as a director since the completion of our initial public offering. Mr. Lunglhofer is currently a Managing Director and Chief Information Security Officer at BNY Mellon, where he is responsible for defining, building and operating an enterprise-level cyber-security organization that securely enables BNY Mellon’s core businesses, protects the assets of the company and its clients, and preserves shareholder value. Mr. Lunglhofer is also a member of the senior leadership team for BNY Mellon’s Client Technology Solutions group. Mr. Lunglhofer has worked for BNY Mellon since 2014. From 2008 to 2014, Mr. Lunglhofer led the Cyber Financial Services practice at the consulting firm Booz Allen Hamilton, where he provided cyber security services and expertise to a wide range of financial institutions, as well as other commercial and government clients. Mr. Lunglhofer has held a variety of technical cyber security certifications over the course of his career including Certified Ethical Hacker and OSSTMM Professional Security Tester (neither still active), and received his Bachelor’s degree in foreign affairs from the University of Virginia. We believe Mr. Lunglhofer is well-qualified to serve as a member of our board of directors given his deep cybersecurity experience and significant professional experience in varied roles within the industry.
Daniel Coats has served as a director since the completion of our initial public offering. Sen. Coats is the former Director of National Intelligence, serving from 2017 to 2019. Prior to that, Sen. Coats served as a United States Senator from Indiana, first from 1989 to 1999 and again from 2011 to 2017. Sen. Coats was a member of the United States House of Representatives from 1981 to 1989 and served as the Ambassador to Germany from 2001 to 2005. Sen. Coats is a graduate of Wheaton College and the Robert McKinney Indiana University School of Law, and is a veteran of the U.S. Army. We believe Sen. Coats is well qualified to serve on our board of directors given his extensive public service and foreign relations experience.
Vivian C. Schneck-Last has served as a director since the completion of our initial public offering. Ms. Schneck-Last served at Goldman Sachs & Company as Managing Director, Global Head of Technology Governance from 2009 to 2014, Managing Director, Global Head of Technology Business Development from 2000 to 2014, and Managing Director, Global Head of Technology Vendor Management from 2003 to 2014. During her tenure at Goldman Sachs & Company, as head of Technology Business Development, Ms. Schneck-Last led due diligence efforts for numerous investment opportunities. As head of Technology Governance, she designed the Technology Risk Management program for the firm which included cyber and technology operational risk. She currently serves on the board of directors, audit committee, risk committee and the strategic planning committee of SLM Corporation and Sallie Mae Bank, where she has focused on cyber and technology risk as well as digital transformation effects. In addition, Ms. Schneck-Last serves on the board of Coronet Cyber Security Ltd. and Bikur Cholim of Manhattan, Inc., and is an active advisor to emerging growth technology companies. Ms. Schneck-Last received her Master of Business Administration from Columbia University Business School. We believe Ms. Schneck-Last is well qualified to serve on our board of directors because of her strategic technology experience and background in technology governance and risk management in the financial sector.

Number, Terms of Office and Election of Directors and Officers
Our board of directors consists of six members. Prior to our initial business combination, holders of our Founder Shares have the right to elect all of our directors and remove members of the board of directors for any reason, and holders of our public shares do not have the right to vote on the election of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of our directors will hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our ordinary shares (or, prior to our initial business combination, holders of our Founder Shares).
Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Cayman Constitutional Documents as it deems appropriate. Our Cayman Constitutional Documents provide that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have four “independent directors” as defined in the NYSE rules and applicable SEC rules. Our board has determined that each of Sounil Yu, David J. Lunglhofer, Daniel Coats and Vivian C. Schneck-Last is an independent director under applicable SEC and NYSE rules.
Our independent directors may have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
None of our directors or officers have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we pay an affiliate of our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, directors and officers, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their affiliates. In December 2019, our Sponsor transferred an aggregate of 1,092,500 Founder Shares to members of our management team. Please see the section titled “Certain Relationships and Related Person Transactions.”
We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee
The members of our audit committee are Vivian C. Schneck-Last, David J. Lunglhofer and Sounil Yu. Vivian C. Schneck-Last serves as chairman of the audit committee.
Each member of the audit committee is financially literate and our board of directors has determined that Vivian C. Schneck-Last qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “SCVX Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of our Compensation Committee are Sounil Yu, David J. Lunglhofer and Vivian C. Schneck-Last. Sounil Yu serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance are David J. Lunglhofer, Daniel Coats and Vivian C. Schneck-Last. David J. Lunglhofer serves as chair of the nominating and corporate governance committee. We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Code of Ethics
We have adopted a code of ethics (our “Code of Ethics”) applicable to our directors, officers and employees. We filed a copy of our form of our Code of Ethics as an exhibit to the registration statement in connection with our initial public offering. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of our Code of Ethics will be provided without charge upon request from us in writing to our executive office. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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duty to not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the Cayman Constitutional Documents or alternatively by shareholder approval at general meetings.
All of our officers and certain of our directors have fiduciary and contractual duties to either SCV or Hudson Bay Capital Management LP and its affiliates and to certain companies in which either of them has invested. These entities may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. Subject to his or her fiduciary duties under Cayman Islands law, none of the members of our management team who are also employed by our Sponsor or its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware. Our management team, in their capacities as directors, officers or employees of our Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by our sponsor, or third parties, before they present such opportunities to us, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.
Many of our directors and officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. Our Cayman Constitutional Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis. Our directors and officers are also not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence.

We do not believe, however, that the fiduciary duties or contractual obligations of our directors or officers materially affected our ability to identify and pursue business combination opportunities or complete the Business Combination.
Potential investors should also be aware of the following potential conflicts of interest:
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None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the section titled “— Directors and Officers.”

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Our initial shareholders, directors and officers have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the consummation of our initial business combination or certain amendments to our Cayman Constitutional Documents. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares if we fail to consummate our initial business combination within the 24-month period. However, if our initial shareholders (or any of our directors, officers or affiliates) acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate our initial business combination within the prescribed time frame. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by our initial shareholders until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, share exchange, reorganization, or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the SCVX Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lock-up. With certain limited exceptions, the private placement warrants and the SCVX Class A ordinary shares underlying such warrants, will not be transferable, assignable or salable by our Sponsor until 30 days after the completion of our initial business combination. Since our Sponsor and directors and officers directly or indirectly own ordinary shares and warrants, our directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination. No such arrangements are currently contemplated in connection with the Business Combination.

The conflicts described above may not be resolved in our favor.
As a result of multiple business affiliations, our directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our directors, officers and director nominees currently have fiduciary duties or contractual obligations:

Name	Entity	Entity’s Business	Affiliation
Michael Doniger	N/A	N/A	N/A
Hank Thomas	Strategic Cyber Ventures	Venture Growth Firm	CEO and Director
	TrapX Security	Cyber Deception Technology	Director
	Polarity	Data Awareness	Director
	ID Dataweb	Identity Security	Director
Chris Ahern	Strategic Cyber Ventures	Venture Growth Firm	Principal
Sounil Yu	YL Ventures	Venture Growth Firm	CISO-in-Residence and advisory
	Scythe	Cybersecurity Technology Company	Advisor
	Permiso Security	Cybersecurity Technology Company	Advisor
	TrackerIQ	Cybersecurity Technology Company	Advisor
	RealCISO	Cybersecurity Technology Company	Advisor
David J. Lunglhofer	BNY Mellon	Financial Services	MD and CISO
Daniel Coats	Evolv Technologies	Physical Access Technology	Advisory Committee Member
Vivian C. Schneck-Last	SLM Corporation	Consumer Banking	Director
	Sallie Mae Bank	Financial Services	Director
	Coronet Cyber Security, Ltd.	Cyber Security	Director
Accordingly, if any of the above directors or officers become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. Our Cayman Constitutional Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations materially affected our ability to identify and pursue business combination opportunities or complete the Business Combination.
In addition, our Sponsor or any of its affiliates may make additional investments in the company in connection with the initial business combination, although our Sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete an initial business combination.
Our initial shareholders, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any Founder Shares and public shares held by them in favor of the Business Combination.
Limitation on Liability and Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Cayman Constitutional Documents provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Cayman Constitutional Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Legal Proceedings
In connection with the announcement of the Business Combination, certain firms have announced investigations for possible breaches of fiduciary duty and other violations of federal and state law. SCVX believes that these investigations are without merit. No claims have been filed to date.
Properties
We currently maintain our offices at Attn: Strategic Cyber Ventures, 1220 L Street NW, Suite 100-397, Washington, D.C. 20005. The cost for this space is included in the $10,000 per month fee that we pay an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

SCVX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” the “Company” or “SCVX” refer to SCVX prior to the consummation of the Business Combination. The following discussion and analysis of SCVX’s financial condition and results of operations should be read in conjunction with SCVX’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SCVX’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the section titled “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on November 15, 2019. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. Our Sponsor is SCVX USA LLC, a Delaware limited liability company.
The registration statement for our initial public offering was declared effective on January 23, 2020. On January 28, 2020, we consummated the initial public offering of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.3 million, inclusive of $8.1 million in deferred underwriting commissions.
Simultaneously with the closing of the initial public offering, we consummated the private placement of 6,600,000 private placement warrants to our Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds to us of $6.6 million, and incurring offering costs of approximately $21,000.
Upon the closing of the initial public offering and the private placement, $230.0 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in the trust account, located in the United States, with Continental acting as trustee, and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account as described below. Our management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
If we are unable to complete a business combination by January 28, 2022, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Results of Operations
Our entire activity since inception up to June 30, 2021 relates to our formation, initial public offering and, since the initial public offering, our activity has been limited to the search for a prospective initial business combination, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2021, we had net loss of approximately $2.3 million, which consisted of approximately $839,000 general and administrative expenses, $30,000 of related party administrative fees and approximately $1.4 million loss from change in fair value of warrant liabilities, partially offset by approximately $4,000 in interest earned from investments held in the trust account.
For the six months ended June 30, 2021, we had net income of approximately $10.3 million, which consisted of approximately $7,000 in interest earned from investments held in the trust account and approximately $11.7 million gain from change in fair value of warrant liabilities, partially offset by approximately $1.4 million in general and administrative expenses and $60,000 of related party administrative fees.
For the year ended December 31, 2020, we had a net loss of approximately $13.1 million, which consisted of approximately $2.9 million in general and administrative expenses, approximately $0.1 million of administrative fees — related party, approximately $9.9 million of change in fair value, and approximately $0.8 million of offering costs associated with issuance of the warrants, offset by approximately $0.5 million in interest income from investments held in the trust account. For the period from November 15, 2019 (inception) to December 31, 2019, we had a net loss of approximately $21,000, which was solely general and administrative expenses.
We classify the warrants as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
Liquidity and Capital Resources
As of June 30, 2021, we had approximately $501,000 in our operating bank accounts, and working capital deficit of approximately $1.6 million. As of December 31, 2020, we had approximately $917,000 in cash and working capital of approximately $149,000.
Prior to the completion of the initial public offering, our liquidity needs were satisfied through a capital contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, and a borrowing of approximately $139,000 pursuant to a promissory note from the Sponsor. Subsequent to the consummation of the initial public offering on January 28, 2020, the liquidity needs have been satisfied through the net proceeds from the consummation of the private placement not held in the trust account. We fully repaid the promissory note to our Sponsor on January 28, 2020. In addition, in order to finance transaction costs in connection with a business combination, our officers, directors and initial shareholders may, but are not obligated to, provide us working capital loans. To date, there are no amounts outstanding under any working capital loans.
Based on the foregoing, management has determined that the working capital deficit raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the business combination or the date the Company is required to liquidate, January 28, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Related Party Transactions
See the section titled “Certain Relationships and Related Person Transactions — SCVX.”

Contractual Obligations
Registration Rights
The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements. This registration rights agreement described above is being amended and restated in connection with the Business Combination. See the section titled “Transaction Proposal — Related Agreements — Registration Rights Agreement” for more information.
Underwriting Agreement
We granted the underwriters a 45-day option from the final prospectus relating to the initial public offering to purchase up to 3,000,000 additional units to cover over-allotments at the initial public offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on January 28, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, which was paid upon the closing of the initial public offering. In addition, $0.35 per unit, or $8.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Administrative Support Agreement
Commencing on the date that our securities were first listed on the NYSE, we agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the initial business combination or the liquidation, we will cease paying these monthly fees. We incurred $60,000 and $120,000 in expenses in connection with such services during the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, as reflected in the accompanying statements of operations. As of June 30, 2021 and December 31, 2020, an aggregate of $180,000 and $120,000 in accrued expenses with a related party was outstanding, respectively, as reflected in the accompanying balance sheets.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
SCVX Class A Ordinary Shares Subject to Possible Redemption
SCVX Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable SCVX Class A ordinary shares (including SCVX Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, SCVX Class A ordinary shares are classified as shareholders’ equity. Our SCVX Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, SCVX Class A ordinary shares subject to possible redemption at the redemption amount are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 18,100,000 SCVX Class A ordinary shares in the calculation of diluted loss per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The Company’s statements of operations include a presentation of income (loss) per share for ordinary share subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted, for SCVX Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of net gain from investments held in trust account, by the weighted average number of SCVX Class A ordinary shares subject to possible redemption outstanding for the period.
Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Non-redeemable ordinary shares include Class B ordinary shares and non-redeemable shares of Class A ordinary shares. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the FASB Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” and FASB ASC Topic 815, “Derivatives and Hedging.” The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
We issued 18,100,000 warrants, including 11,500,000 public warrants and 6,600,000 private placement warrants, which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the private placement warrants has been estimated using Monte-Carlo simulations at each balance sheet date. The fair value of the public warrants was initially measured using a Monte-Carlo simulation at each measurement date and has subsequently been measured based on the market price when separately listed and traded.
Off-Balance Sheet Arrangements and Contractual Obligations
As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.
Recent Accounting Pronouncements
In August 2020, FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of ASU 2020-06 did not impact our financial position, results of operations or cash flows.
Our management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.
Quantitative and Qualitative Disclosures About Market Risk
As of June 30, 2021, we were not subject to any market or interest rate risk. On January 28, 2020, the net proceeds of the initial public offering, including amounts in the trust account, were invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INFORMATION ABOUT BRIGHT MACHINES
Unless the context requires otherwise, references in this section to “Bright Machines,” “we,” “us,” “our” and “the company” generally refer to Bright Machines and its consolidated subsidiaries, prior to the Business Combination and New Bright Machines and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Bright Machines is an innovator in intelligent, software-defined manufacturing. Our mission is to democratize and modernize manufacturing by fundamentally improving the flexibility, scalability, and economics of production. To accomplish our mission, we leverage computer vision, machine learning, and robotics technology.
Bright Machines was founded in 2018 with the belief that software and data have the potential to transform a sector that had traditionally been defined by machinery and manual labor. We worked closely with our initial customer and the company from which we were spun-off, Flex, to refine our approach and thinking and brought our first product to market in 2019. Since then, we have grown our installed base, our software capabilities, our manufacturing process expertise, and our global operations to strategically align with the needs of our customers.
We believe the manufacturing sector is at a critical inflection point. Demand for manufactured goods continues to increase and product cycles are becoming more compressed. Factories need to produce new and more varied products at a pace faster than ever before. Companies are finding it increasingly difficult to find the right talent and available labor to build their products around the world. Global trade relationships and security concerns have resulted in many companies actively reshoring their manufacturing capacity back to the United States or Europe. Furthermore, companies are scrambling to improve the resiliency of their supply chain operations, in order to protect themselves from catastrophic events created by future pandemics, trade wars, climate change, or regional conflicts.
In an increasingly dynamic and competitive landscape, manufacturing companies are under pressure to be more responsive to market demand. Recent events, such as the COVID-19 pandemic, supply chain disruption, labor shortages, and trade disputes, have caused many companies to question everything from how and where products are made, to who, or what, makes them. As an industry traditionally averse to change, manufacturers are considering whether they must break from the past to meet present and future market demand.
In order to address market pressures and increase resiliency, we believe manufacturers must do two things: 1) produce a greater variety of products in smaller volumes, a practice known as “short run manufacturing”; and 2) shrink the design-to-production cycle while improving the feedback loop so that more rapid innovation can occur. Aligned with this more agile approach to manufacturing is the need to drive continuous improvement, whereby products and operations are improved upon in an ongoing manner, using data and analytics. Currently, traditional automation often requires programming in specialized and complex device- specific languages and real-time operating systems. In addition, such automation tends to be overly project-centric; meaning that the engineering effort required to design, procure, integrate, program, debug, and deploy the automation solution is highly specific, and as a result is complex, time-consuming, and ultimately inflexible.
We believe software and data are the answer, thoughtfully applied, will solve our manufacturing customers’ challenges. Through intelligent automation, we provide factories the ability to address the challenges of today, while offering customers the flexibility to take advantage of what comes next. We have developed an integrated offering that we call the “Bright Machines® Microfactory” — a complete, automated assembly line, leveraging modular building blocks that are configured with assembly skills for production lines and operated using a software interface to select and run “recipes” and view machine status. These microfactories typically augment or entirely replace traditional assembly lines. They are installed on the customer’s factory floor and integrated either within a line already in production, or used to set up an entirely new production line.

Our microfactories are driven by a proprietary and intelligent software platform we call Brightware®, as described below. Our approach leverages a low-code, goal-oriented programming language that we refer to as “recipes.” These recipes manage the complexities of interfacing with specific automation hardware devices such as robotic arms, material handling systems, and machine vision systems. They are designed to allow task logic to be defined in a high-level language, abstracted from the hardware — enabling them to be reused on future projects, and programmed by non-automation experts.
In September of this year, we introduced our new software Brightware Studio, which provides additional functionality to our microfactories and is expected to be sold solely via a subscription model. Brightware Studio is designed to allow a customer’s onsite operators and technicians to easily make changes or add steps to the assembly line, including reconfiguring assembly instructions or adjusting device settings. The intuitive user interface and self-serve nature of our software allows customers to reduce dependencies on highly-skilled automation engineers, especially when seeking to make changes to product designs, production scale or capacity, suppliers, or even where and how their automation is being deployed. The combination of our software platform and our manufacturing process expertise allows us to rapidly configure and deploy our solutions and accelerate our customers’ transformation timelines.
Our customers include blue-chip, global manufacturers that span a variety of fast-growing industries, including network infrastructure and data centers, consumer goods, industrial equipment and medical devices. We continue to expand our footprint with existing customers, moving from early projects to more widespread implementation across multiple product lines and additional manufacturing facilities. In parallel, we are actively selling our solutions to new customers and have taken significant steps to build out our sales organization in North America and Europe to accelerate this growth.
We have assembled an exceptional leadership team that combines deep software expertise with domain-specific industrial automation and global manufacturing process expertise. Our CEO, Amar Hanspal, previously served as Co-CEO and Chief Product Officer at Autodesk, where he oversaw the company’s software portfolio and transition to the cloud. Our leadership team brings prior senior management experience from public companies such as Accenture, Adobe, Apple, Autodesk, Hewlett-Packard, Honeywell, Intel, Xerox, and other large multinationals. The executive team leads a highly technical workforce consisting of over 550 employees, including more than 450 software engineers, automation engineers, data scientists, and other technologists with specialized skill sets in CAD, simulation, computer graphics, 3D scanning, computer vision, machine learning, IoT, robotics, manufacturing control, mechanical engineering, electrical engineering, industrial engineering, cloud computing, product security, and more.
Industry Background
Key Challenges Facing the Global Manufacturing Sector
The manufacturing industry is one of the largest sectors of the economy in many countries, accounting for approximately 14.5% of worldwide GDP in 2019. While manufacturing’s contribution to GDP varies by country (e.g. China at 27% and the United States at 11%), many countries have a substantial portion of their labor pool involved in manufacturing activities.
Over the last three decades, many large multinationals followed a strategy of optimizing production costs by moving production offshore to countries with low labor costs and a high availability of skilled labor for manufacturing and assembly jobs. However, recent political, trade, and public health dynamics have demonstrated the significant supply chain risk that can occur when manufacturers are dependent on a single country to source and/or produce their goods. These risks manifest themselves in different forms, including an inability to meet customer demand, uncertainties around raw materials and shipping costs, and a lack of responsiveness to changing customer appetites. In addition, offshoring production to countries without strong environmental and human rights laws and intellectual property enforcement regimes can result in reputational harm and intellectual property theft.
In response to the increasing risk of outsourcing production, many companies have sought to shift more production back to domestic manufacturing. However, companies looking to reshore their manufacturing activities are also encountering a growing shortfall in the availability of this type of skilled labor. For example, more than 50% of the available United States manufacturing jobs are expected to go unfilled this decade. This trend has also been observed in other countries, in some cases resulting in sweeping government initiatives such as “Made in China 2025” to drive increased adoption of intelligent industrial automation solutions and the use of enabling technologies, such as artificial intelligence, machine learning, robotics, internet-of-things, and 5G communications.
Given the convergence of these macro industry trends, we believe that global manufacturing is primed for widespread adoption of intelligent automation solutions.
Limitations of Traditional Automation
Although manufacturing automation has existed for decades, its adoption has been slow. Traditional approaches have not adequately met the growing demand for intelligent, flexible, easy, reusable, and cost-effective solutions. We believe that the limitations of traditional automation solutions include:
High Degree of Customization
Traditional automation solutions are often highly customized to specific customer requirements, requiring significant cost, time, and expertise to deploy. Customers who have traditionally employed automation often manufacture high volumes of relatively standardized products. For customers with lower volumes or a more diverse mix of products, automation has been seen as less applicable, or less likely to generate a return on investment. Further, these customized solutions require integration of many disparate systems and programming interfaces which makes them difficult to deploy, maintain, support, and optimize (e.g., adjust based on root cause analysis).
Difficulty to Adapt Quickly to Market Changes
Existing automation solutions can be challenging to change once in place. Scaling production up or down, or changing a product’s design in response to demand shifts, often requires significant modification to automated systems, which can take months to implement. Therefore, manufacturers in industries with demand fluctuations or short product cycles have historically been less able to utilize automation.
Limited Software Development Frameworks and Tools
Many traditional automation solutions are heavily dependent on manufacturing-specific development environments based on real-time operating systems, programmable logic controllers, and manufacturing-specific, real-time programming languages (such as Ladder-Diagrams and Structured Text). Such complex, industry-specific solutions require specialized training, as well as significant time and effort to connect to the wide array of modern software development frameworks and tools that have been built on more popular operating systems and languages.
Uncertainty of Outcomes
The lack of digitization of the end-to-end automation process limits a manufacturer’s ability to simulate what-if scenario analysis to account for real world constraints. Hence, automation outcome risks are generally pushed later in the automation cycle to the time of integration, which can result in high costs to rectify incorrect assumptions or account for supply chain changes which may have occurred since the project was conceived. This increased risk can result in a lower expected return on investment of traditional manufacturing automation.
The demand for intelligent automation solutions is increasing, and traditional automation solution providers face significant limitations in their ability to effectively address this market shift.
Our Competitive Strengths
At Bright Machines, we offer a scalable, digital manufacturing platform and are beginning to offer intelligent software applications that we believe can overcome the limitations outlined above and enable our customers to accelerate their transformation journey. We believe that the following strengths will provide us with competitive advantages that will help us achieve this goal:

Our Intelligent Platform for Software-Defined Manufacturing
Our software developer platform is designed to support the entire design, integration, programming, operations, and support workflow process. We provide a robust set of modular technology components, application programming interfaces (“APIs”), and software development kits that span computer vision, machine learning, robotics control, and more. We have developed technology that we believe bridges between the complex, specialized software development environments found in traditional manufacturing (e.g., programmable-logic-controllers, real-time-operating-systems, Structured Text) with more mainstream, highly productive software development environments (e.g., common languages like JavaScript, common software tooling, and common operating systems like Linux and Windows). Currently our software developer platform is solely used internally, including by our professional services teams who utilize the platform for the design, planning, programming, deployment and post-deployment support process of our microfactories. In the future, we expect to offer many of the platform’s functionalities to our customers and third-party partners to increase self-service and scalability.
Flexible, Reusable, Process-as-Code Recipes
Our modular, software-enabled microfactories can be flexibly reconfigured to adapt to revisions in product specifications and component changes, or to scale up or down production as needed. Traditional automation solutions would require significant reprogramming in custom, complex, device-specific languages and development environments to address such changes.
Our automation programming environment is designed to encapsulate and hide the complexity of device/vendor specifics and manufacturing control systems behind a “low-code/no-code” visual “recipe” programming interface. This ability to easily coordinate many devices and encode manufacturing “process-tasks as code” into task-oriented recipes improves code-reuse across projects, quality, and development speed, while reducing dependence on specific vendors or devices and their related skill requirements.

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Figure 1 — Traditional industrial control languages are often complex, device/vendor-specific, hard to reuse on future projects, and require specialized operating systems and control hardware.	Figure 2 — Bright Machines’ recipe editor is designed to provide easy, low-code/no-code, device/vendor-abstracted programming in reusable modules that can coordinate the activities of many devices to perform a manufacturing task.
Our Workforce’s Deep Domain Knowledge in Manufacturing and Broad Technical Expertise
We have attracted a leadership team and employee base with a deep and diverse set of experiences across both advanced technology and manufacturing. Bright Machines has a team of professionals with a wide array of expertise in areas such as computer vision, computer graphics, 3D scanning, machine learning, IoT robotics, simulation, cloud computing, product security, manufacturing control, process and systems engineering, CAD, mechanical engineering, industrial engineering and electrical engineering. We have employees who have previously worked at manufacturing companies on a wide variety of automation projects and processes. This deep domain and broad technical expertise enables our team to provide significant value to our customers in everything from solution and process design recommendations to improve manufacturability, the speed at which we can develop manufacturing process proposals, and our ability to optimize time versus cost constraints.
“One-Stop” Solution Provider
Customers value Bright Machines for our ability to simplify their adoption of automation spanning the entire workflow. We aim to provide a one-stop, full-stack solution combining software, hardware, and services. This includes design-for-manufacturing consulting, process and system engineering, hardware and software solution integration, programming, deployment, testing, production operations analysis, maintenance, and support.
Global Presence
Bright Machines has software, solution and solutions development centers in the United States, Israel and Mexico. In addition, we offer customers a range of advisory and professional services, with capabilities available in North America, Europe, and Asia. Our larger customers tend to be global enterprises who seek support both prior to and following the deployment of our solutions. They benefit from our flexibility to engage on projects wherever it is most beneficial, including with customer product design departments, factories, and centers of demand.
Time to Value
We believe our strengths discussed above, including our full-stack, one-stop solution, high-level “recipe”-based programming, reusable software and drivers, intelligent developer platform, experienced technical and operations team, and global presence, combine to support significant time-to-value benefits for our customers. Companies that successfully reduce deployment times can gain a strategic competitive advantage, as the byproduct of reducing the cycle time between end-customer feedback and product iteration is greater innovation. Reducing deployment time also reduces costs, which enables companies to leverage automation at smaller production volumes, further reducing risks and improving market responsiveness.
Strong Installed Base of Blue-Chip Customers
Though most of our revenue through June 30, 2021 has been generated from our contracts with Flex, we have established relationships with a small but strong base of large, blue-chip customers, many of whom have extensive global manufacturing footprints. We believe that our customers and our previous deployments demonstrate the credibility of our value proposition, and we intend to continue expanding our relationships with these customers. With our increasing number of proven references, some customers have engaged us on larger deployments from the start, at times foregoing the need for a proof-of-concept or trial engagement.
Our Growth Strategy
We believe that industry trends such as reshoring, supply chain resiliency, and overall labor shortages are creating increasing demand for intelligent automation solutions from companies such as Bright Machines, and we intend to capitalize on this demand. The key elements of our strategy for growth include the following:
Expanding to New Customers and More Regions
To date, we have mainly focused our efforts on U.S.-based companies. We continue to expand our sales and marketing infrastructure for North America by adding more direct sales and inside sales resources across a variety of locations in the United States, Canada, and Mexico. In addition, we intend to continue to add sales headcount in Europe where we believe we are well positioned to serve a broad and growing set of customers. We also intend to increase our service and deployment capacity and capabilities by partnering with third parties to serve a larger, more diverse customer base.
Increasing Penetration into Existing Customers
We believe we are well-positioned to expand our relationships with existing customers. Many of our customers have multiple manufacturing facilities around the world, and multiple product lines within those factories that remain largely un-automated. Our experience reflects that once our initial deployment proves valuable to our customers, many customers increase their investment in our solutions and apply our solutions to more of their products and assembly lines in different locations to automate.
Leveraging Partnerships for Greater Reach
We intend to expand the number of relationships we have with manufacturers’ third-party representatives in the United States and Europe, which we expect will extend our ability to reach a greater number of customers who already purchase large capital equipment. Under agreements with these representatives, we pay them a commission for sales that they facilitate. In addition, we intend to establish and leverage both distribution channel partnerships and value-added resellers to further expand our universe of potential customers.
Expanding our Offerings
To date, we have focused on automating assembly operations with our internal software platform. We are actively investing in strengthening our unique technology platform that combines computer vision, device orchestration, cloud computing, 3D data handling, simulation, and machine learning capabilities, as well as making our microfactories easier to program and deploy.
We expect to introduce Brightware Insights, a SaaS application that will deliver production analytics and actionable insights to our customers, in the near future. We also plan to selectively offer Brightware Inspection, a SaaS application that incorporates advanced machine vision inspection capabilities designed to drive lower defect rates and increase overall production yield, to certain customers as a proof-of concept. We expect to begin to productize these two offerings during the next twelve months by offering them as recurring revenue-based software applications. Through these offerings, we expect to deliver more value to our customers and consequently grow our revenue opportunity on a per customer basis. While the entire design-to-production workflow is also a recurring cycle, the opportunities we see around delivering analytics and inspection applications are particularly compelling in that they provide customers with continuous value throughout the lifetime of the products being produced.
Parts of our platform are still under development to support as-yet unreleased functionality in our current software and solutions and future, planned software and solutions. While our platform is currently used only by our own internal development and system integration teams on customer projects, our intention is to further develop the platform over time, so that it can be used by strategic partners, and enable improved self-service by customers.
Focusing on Key Industry Verticals
Our technology is designed to modernize manufacturing capabilities for product categories that are experiencing rapid growth, including networking infrastructure, electric vehicle sub-assemblies and consumer products. As economies around the world rebound, these fast-growing industries are seeing increased demand — leading to the need for more and more manufacturing capacity. We believe that these market verticals provide the largest immediate opportunity for us due to the growth and challenges these businesses face.
With the focus on key verticals also comes the ability to gain deep domain expertise and drive credibility with other potential customers in the same segment. We intend to develop further process expertise in these verticals and in other specialized industries, such as medical products, to support our customer acquisition efforts.
Delivering on our Full Vision for Modern Manufacturing
Partnering closely with our customers has accelerated our ability to realize our differentiated vision for fully automated, software-defined manufacturing. Our customers imagine a future where manufacturing facilities are managed in a modern way, analogous to the way modern cloud data centers are often managed — through remote access and via software interfaces — and not through the labor-intensive methods that exist today. This vision includes applying technology patterns that have proven successful in developing the cloud computing industry (e.g. DevOps, continuous integration/continuous deployment, configuration management, etc.) to modernize the world of manufacturing. We frequently refer to this vision of using software to manage the human and machine workflows needed to design, realize, deploy, and improve automation solutions as automating automation.
We see the success of the software-defined infrastructure approach in the cloud computing industry as an indicator of the software-defined manufacturing opportunity. By partnering with customers to automate automation and provide software-defined infrastructure for building physical products, we intend to create strategic value and grow our revenue opportunity on a per customer basis.
The Opportunity for Intelligent Industrial Automation
According to Statista, the size of the global industrial automation market reached $169 billion in 2019, and is expected to continue growing at a compound annual growth rate of around 8% through 2026. We believe this may translate to an addressable market potential at $250 billion by 2024 and $300 billion by 2026.
A sub-segment of the larger industrial automation opportunity is what we call “assembly automation.” Typically, the most manual, least automated part of most factories is the final assembly line. This is because the final assembly steps for many products require a level of flexibility, adaptability, and dexterity that have traditionally been out of reach for machines.
Our bottoms-up forecast projects assembly automation itself to be a $30 billion opportunity. This was calculated by analyzing the level of automation potential and labor rates/scrap costs across Fortune 1000 discrete manufacturing companies in our target industry verticals (e.g., automotive, consumer electronics, light industrials, networking, etc.). Our assumptions included that the Fortune 1000 companies would account for an estimated 75% of the global total addressable market, with the United States, Europe, and Asia headquartered companies each representing approximately one-third.
We believe that, coupled with the key challenges described above, there are a number of strong tailwinds that should accelerate manufacturers’ shift to intelligent, software-based automation:
Reshoring and Onshoring Manufacturing
Starting with the trade disputes over the last five years, coupled with recent disruptions in supply chains due to COVID-19, companies are increasingly looking at options to either reshore and/or onshore production to mitigate risks. A recent survey of North American manufacturers indicated that 64% of companies are likely to bring production and sourcing closer to home. One notable example is Stanley Black & Decker, which publicly announced their desire to reduce manufacturing in China by 60%. Over the next several years, they have committed to relocate product lines back to the U.S. and other countries as a core pillar of their “Make Where We Sell” strategy. Unlike with manual, labor-based production and assembly, the cost of implementing automation varies little across geographies, and thus the need for automation has become increasingly important when moving production from low to higher labor cost regions.
Supply Chain Resiliency
In a 2020 global study of 60 senior supply chain executives, McKinsey found that 93% of respondents plan to invest in a variety of mechanisms to significantly increase the level of resilience across their supply chains. The COVID-19 pandemic revealed critical weaknesses in their supply chains, with 73% of respondents stating they encountered problems in their supplier base, and 75% of respondents experiencing issues with production and distribution.
We believe that the shift towards regionalizing supply chains and creating a more distributed, multi-location factory network — not concentrated in any single geography — will enable manufacturers to quickly and more easily relocate and rebalance capacity in response to market changes. Similar to reshoring, this requires factories that are located closer to the end consumers and managing a greater number of facilities overall.
In addition to driving demand for greater automation (to maintain or even reduce labor costs), we anticipate that this transition will require a scalable and potentially software-based approach to replicate production operations across locations — a method often referred to as “Copy Exact.” This ability to deploy the same manufacturing equipment and process from line to line and factory to factory helps minimize downtime and start-up costs and allows companies to become nimbler when evaluating new capital investments.
Rising Labor Costs and Shortage of Available Labor
The desire from many manufacturers to reshore production back to the United States and Europe cannot be addressed without considering the availability and cost of labor in those higher-cost regions.
Manufacturing labor is growing increasingly scarce and expensive to hire, while labor efficiency has remained flat for more than a decade. According to the U.S. Department of Labor, Bureau of Labor Statistics, unit labor costs across the U.S. manufacturing sector increased 10.7% in the first quarter of 2021, reflecting an 8.9% increase in hourly compensation and a 1.7% decrease in productivity. Manufacturing unit labor costs are also up 5.1% from the same quarter a year ago.
In a 2021 Manufacturing Talent Study — their fifth over the past decade — Deloitte and The Manufacturing Institute estimate that as many as 2.1 million U.S. manufacturing jobs will be unfilled by 2030. The report warns that this worker shortage will negatively impact revenue and production, ultimately costing the U.S. economy up to $1 trillion by 2030.
Not only does automation help address the constraints created by a tight labor market, it also reduces the need for staffing the assembly floor with a high-density of workers (typically seen in factories with highly manual operations). This makes it possible to operate lines even during times such as the ongoing COVID-19 pandemic, when the fear of person-to-person transmission prevented many workers from returning to their jobs.
Changing Customer Needs and Shifting Market Demand
Rapidly changing consumer preferences and global competitive pressures are resulting in shorter product lifecycles. Manufacturers who can quickly scale production to address shifts in demand and adjust to frequent changes in product specifications have a distinct competitive advantage. We believe that effective software-driven manufacturing automation allows for more flexible scaling and adaptation to product design changes. Manufacturers across the globe are focused on delivering their products as quickly as possible. Software-driven machines can be reconfigured and deployed globally to assemble new products and existing product variants with higher yields, shorter time-to-volume production, and higher production predictability.
Workforce Reskilling
Despite the fear that robotics and automation will eliminate jobs, researchers and academics agree that there will in fact be a net increase of jobs as a result of technology adoption. The World Economic Forum has predicted up to 58 million net new roles emerging as companies embrace automation and uncover new opportunities for humans to design, build, program, and work alongside machines.
In Deloitte’s 10th annual, 2020 Global Human Capital Trends Study, 74% of industrial organizations identified reskilling the workforce as important or very important for their success over the next year, but only 10% said they were very ready to address this trend.
As the labor relationship between humans and machines evolves, so does the set of skills required. Workers cannot be retrained with a flip of a switch; as a result consistent, proactive reskilling efforts over time are necessary in order to both safeguard workers and support the future needs of advanced manufacturing companies. In addition, we believe that simple, easy-to-use technology — designed and delivered in a way that is intuitive to understand and operate — will be critical to retain and empower this generation’s workforce and the next.
Sustainability
One unfortunate result of the decades-ago shift to global, outsourced manufacturing was the negative impact it had on the environment. The carbon footprint required to support the shipment of goods around the world is immense, with international transport alone responsible for 33% of world trade-related emissions. Because of their high-staffing requirements, factories can also consume a large amount of physical space and energy, along with placing demands on the transportation infrastructure for moving goods and people. Smaller footprint, automation-based factories can be located closer to end-customer markets. As a result, they can be designed to be more energy efficient and transportation light — reducing pollution and minimizing excess production and waste.
Our Solutions
Since our spin-off from Flex in 2018, Flex has been our largest customer, accounting for approximately 95% and 99% of our consolidated revenue for the six months ended June 30, 2021 and for the fiscal year ended December 31, 2020, respectively. The revenue we have generated from Flex has included sales of our microfactories, leased assets, and testing automation and automation engineering services. Other than the microfactories, we have not generated, nor do we intend to generate, revenue from leasing assets or testing automation and automation engineering services from our non-Flex customers. For additional information regarding Flex, please see the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations — Flex Spin-off and Transactions with Flex.”
Over the last two years we have been transitioning away from some of the solutions and services we sell to Flex to focus on our microfactories and software. We offer the following solutions to our customers:
Bright Machines® Microfactory
The Bright Machines® Microfactory is a complete, automated assembly line, leveraging modular building blocks that are configured with assembly skills for production lines and operated using a software interface to select and run “recipes” and view machine status. These microfactories typically augment or entirely replace traditional assembly lines. They are installed on the customer’s factory floor and integrated either within a line already in production, or used to set up an entirely new production line.
Our microfactories are driven by a proprietary and intelligent software platform we call Brightware®, as described below. Our approach leverages a low-code, goal-oriented programming language that we refer to as “recipes.” These recipes manage the complexities of interfacing with specific automation hardware devices such as robotic arms, material handling systems, and machine vision systems. They are designed to allow task logic to be defined in a high-level language, abstracted from the hardware — enabling them to be reused on future projects, and programmed by non-automation personnel.
Brightware® Studio
In September 2021, we introduced our new software Brightware Studio, which provides additional functionality to our microfactories and is expected to be sold solely via a subscription model. Brightware Studio is designed to allow a customer’s onsite operators and technicians to easily make changes or add steps to the assembly line, including reconfiguring assembly instructions or adjusting device settings. The intuitive user interface and self-serve nature of our software allows customers to reduce dependencies on highly-skilled automation engineers, especially when seeking to make changes to product designs, production scale or capacity, suppliers, or even where and how their automation is being deployed. The combination of our software platform and our manufacturing process expertise allows us to rapidly configure and deploy our solutions and accelerate our customers’ transformation timelines.
For information about other solutions we expect to commercialize in the next 12 months, please see the section titled “Information about Bright Machines — Growth Strategy — Expanding our Offerings.”
Brightware® Platform
Successful implementation of an end-to-end manufacturing assembly automation system requires the combination of manufacturing process expertise, hardware systems-integration skills, and the ability to use various software applications to help with the planning, configuration, simulation, programming, debugging, deployment, integration, control, and operations of the entire system.

Our goal is to simplify this complicated, time consuming, and error prone engineering activity by building a unified product that serves as a platform for automation planning, integration, and measurement. We aim to offer manufacturers a combination of platform, software applications, tools, technology, and professional services to address the entire assembly automation workflow for a wide range of end products that span segments such as network and cloud infrastructure, medical, automotive, communication, consumer electronics, light industrials, aerospace, and defense.
Our vision is to build an integrated ecosystem that can democratize and empower system-integration automation teams as well as manufacturing operations organizations. We aim to enable our customers to digitize their entire assembly process, collect extensive metrics for each step in the process, and drive process and product improvements by leveraging accumulated data insights with tools that are easy to use, integrate with broader hardware ecosystems, have business logic abstracted into software, and are driven by data and machine learning.
Parts of our platform are still under development to support as-yet unreleased functionality in our current software and solutions and future, planned software and solutions. While parts of our platform are currently used only by our own internal customer delivery teams on customer projects, our intention, commencing with the recent release of Brightware® Studio, is to further develop the platform over time, so that it can support more functionality and can be used by strategic partners, as well as enable improved self-service by customers. Our Brightware platform currently consists of the following components:
“Device Wizard”
A “Device Wizard” software application (and supporting platform) allows for the abstraction and integration of third-party hardware devices as software components, which can then be used in programming specific automation tasks. The visual interface of this utility is designed to allow engineers with limited programming skills to easily integrate third-party devices via a guided wizard workflow.
Semantic Data Model
This is a pre-built and extensible mapping of equipment and sensor data to a semantic data model specific to the manufacturing domain. This data model and data mapping supports integration into other factory software systems and workflows and is designed to drive standardization of data, insights, and analysis across the enterprise.
Logging Infrastructure
Data collection pipelines and logging infrastructure collect equipment, process, and product data for analytics, insights, and traceability for faster root-cause analysis, debugging, and process improvement.
Application Programming Interfaces
APIs and plug-ins provide programmatic integration with off-the-shelf as well as custom factory software systems such as manufacturing execution systems, quality management systems, and statistical process control systems. Availability of these APIs can dramatically shorten the time for integrating our assembly automation system into the broader factory software ecosystem.
Low-Code/No-Code Development Environment
We also provide a low-code/no-code software application for assembly process specification and development. This is a unified user interface for robotic cell device configuration, creation of sub-stations, editing automation recipes, development of recovery and reject rules, robot and coordinate lists, administration of assets, and operation (control panel) of a cell or line.
Real-time data and logs are exposed to the operator and services, empowered with data insights. This application is currently available on-premise (i.e., accessible on the robotic cell’s touch screen or through a web browser via a local area network connection), and is expected to be extended to include cloud-based access in the near future. We believe this application can provide multiple benefits including:

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Democratization of process specification to people with limited programming skills;

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Simplified training of the team on a single integrated application interface;

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Isolation of those who need to control devices from the vendor-specific complexity of how control is accomplished; and

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Easy access to debugging tools as part of the same interface, thereby improving efficiency and ability to access the interface in a distributed setting.

Router Assembly > Pick and Place DIMM
Search
MACHINE IS IDLE
Setup
Recipe Editor
Recipe Runner
Admin
Predefine
Log Viewer
Setting
Pick and Place 64GB Stick
+ RECIPE
01 Embedded Conveyor Load Pallet 00:04 Load
02 6 Axis Arm Go to Pick 00:05 Go to Position
00 DIMM EOAT 00:02 Open A
00 Vision Scan Product 00:01 Barcode Scan
05 If
Vision Read 00:00 Barcode Read
05-01 6 Axis Arm Position Gripper 00:01 Go to Position
End If
00 DIMM EOAT Pick 00:03 Close A R
00 6 Axis Arm Retract 00:03 Select Task
+ Add Device
Add Nested Recipe
Add Condition
Add Loop
Add Parallel Nodes
Wait For
Trigger Event
Add Label
Add Jump To Label
System Devices
6 Axis Arm
Robot Arm
4 Axis Arm
Robot Arm
Embedded Conveyor
Conveyor
Return Conveyor
Conveyor
Slipping Conveyor
Conveyor
Stopper
Convetor
DIMM EOA
End-of-Arm Tool
MES
Virtual
RFID
Scanner
Tray Feeder
Feeder
Vision
Camera
LIGHT
REJECT
INITIALIZE
TEST
SAVE
BM
Number of Cycles
0 out of 3 cycles
Alerts & Warnings
11:30:58 Info REJECT Reject Succeeded
11:30:58 Warning REJECT Reject Succeeded or longer...
10:09:01 AM
12/29/2020

Figure 3 — “Low Code/No Code” Interface for recipe editing and adding devices
Edge-Compute and Line Control
Edge-compute infrastructure and software modules monitor the production operations of the assembly line, control of an assembly line consisting of multiple stations, and definition and control of multiple product variations made with a single assembly automation system.

[Microfactory Name] > All Cell
PRODUCT INFO
PRODUCT NUMBER
PNW-710-000119
REVISION
RVN012345678910
WORK ORDER
PAS001136
FPY (%) 24HR
91%
0
100
OEE (%) 24HR
64%
0
100
UPH
Takt Time
180/200
Estimated UPH
Target UPH
QUALITY TIME MAP
1 HR | 8 HR | 12HR | 24HR
08:15
09:15
01: Lift
Loading Recipe ...
04: Pick and Place
[Recipe Name]
BOTTLENECK
03: Conveyor
Loading Recipe ...
CYCLE TIME 00:15
AVG 00:16
RUN TIME 4D 04:36
4D 04:36
2D 02:13
CYCLE TIME 00:15
AVG 00:16
RUN TIME 4D 04:36
4D 04:36
2D 02:13
CYCLE TIME 00:15
AVG 00:16
RUN TIME
Low Yield
Warning! Yield dropped to 91%
POSTPONE
CONFIRM
Material Missing
Material replenishment required. No material for Station 4 - BRC
ACKNOWLEDGE
LINE IDLE
LOAD PRODUCT
CLEAR LINE
INITIALIZE LINE
10:09:01 AM
1/28/2020

Figure 4 — Real-time production monitoring and KPI insights
Figure 5 — Data collection and dynamic visualization
Computer Vision Functionality
Our current platform supports computer vision driven pipelines for material handling, robot navigation, robot calibration, material inspection, and in-line assembly inspection. The computer vision pipelines are integrated into the common workflows and have a guided, workflow-based experience designed to simplify the process of leveraging computer vision for various assembly automation tasks.
Visual UI Builder
Our visual user-interface builder is designed to allow for easy creation of custom, process-specific operator screens and device-specific technician screens that are needed for most automation initiatives.
Reusable Content Repository
We offer a content repository for capture, discovery, and reuse of device drivers, device abstractions, process recipes, and versions.
Browser-Centric Front-End Architecture
Our front-end architecture and applications enable the same interactive user interfaces to run in a responsive manner across multiple environments. This includes the HMI (human-machine interface) on the robotic cell stations (leveraging touch-based user interface), as well as on laptops on the factory network. This technology is designed to be deployed in a cloud environment in the future.
Real-Time and Near-Real-Time Driver Architectures
We provide support for real-time, non-real-time, and hybrid devices that allow for deployment to compute environments on and beyond programmable-logic-controllers. This will simplify process development and reduce both development and integration time. We feel there is significant future value in our approach that bridges software development techniques found in manufacturing (complex real-time-operating-systems, real-time languages like Structured Text, and programmable-logic-controllers), with more widespread development techniques found in the broader software and cloud-computing industries (non-real-time operating systems like Linux, non-real-time languages such as JavaScript/Python/C#, and popular integrated development environments).

Standardized Hardware Modules
Our standardized, pre-tested, pre-configured, third party and Bright Machines designed hardware modules for robot tasks, material handling, material feeding, computer vision and end-of arm-tooling are used for a variety of common assembly needs (e.g., pick-and-place, screwing, heat-sink assembly, dual in-line memory module card insertion, barcode scanning, labeling, dispensing, soldering, manufacturing execution system integration, and product traceability).
At Bright Machines, we leverage our internal platform, applications, technologies, and solutions described above to develop a fully integrated offering that we call the “Bright Machines® Microfactory.”
The entire design, planning, programming, deployment, and post-deployment support process of our microfactory for our customers is currently managed by our professional services team. We have invested in the design of our user experience since we plan to offer many of the functionalities described above to our end-customers and third-party partners in the future to increase self-service and scalability.
Our Competition
Our customers evaluate us against:
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Current manufacturing processes and difficulty of changing approaches;

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Industrial technology vendors, that integrate and augment various third-party components, robotic systems, and off-the-shelf point solutions into bespoke assembly automation solutions; and

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On occasion, internal automation teams, when present. This could include internal organizations within contract manufacturers as well as at larger original equipment manufacturers that own their own manufacturing operations, both of which frequently follow an approach similar to system integrators.

Labor-driven assembly operations continue to be affected by a shrinking labor pool, high employee turnover, high cost of training, increasing salaries, difficulty in moving resources across geographical boundaries, inflexibility to large changes in demand, health and safety issues, a mismatch between where products are consumed versus where labor is available, and human-error driven quality issues. These issues have been exacerbated in the last few years and we see automation technology (and technology to augment human capacity) as the best option to address these challenges.
“Fixed automation solutions” developed by system integrators, industrial technology companies, and internal automation teams, tend to be highly customized for a given project, require complex engineering efforts to integrate several disparate systems, and are specific to the product model or SKU that is being assembled. The decision to automate is generally less concerned with the technical requirements to automate a manufacturing task and more concerned with the time and cost required to engineer and deploy a highly customized solution.
These solutions typically cannot handle significant variations in the incoming materials to be assembled, or be used to address design changes and evolution of the products over time, since doing so frequently increases engineering time and costs dramatically. As such, these custom solutions are difficult to maintain or change once deployed, incurring additional costs and downtime that ultimately reduce return on investment.
We are not aware of any other end-to-end manufacturing assembly automation platform that directly competes with Bright Machines. There are automation companies who offer single station solutions that can automate sub-tasks such as driving screws, gluing, soldering, dispensing, etc. There are mature firms in the automation space who provide components such as material feeders, conveying systems, robotic arms, end-of-arm tools and machine vision systems. Finally, there are companies that are focused on novel grippers and collaborative robots. Given our aim to automate entire assembly processes, we do not currently compete directly with such equipment or component providers.
In fact, our flexible software platform approach allows third-party point solutions to be integrated into the Bright Machines offering and exposed with our high-level “low-code/no-code” recipe editor. We provide value by bringing together a product-centric and software-defined approach to manufacturing automation including process engineering services, hardware and software integration, programming, installation, maintenance, and support of our automation product for our customers.
See the section titled “Risk Factors — Risks Related to Our Operations, Our Business, Our Industry, and the Economy — We compete with numerous other industrial automation suppliers, manufacturing software providers and others.”
Our Customers
Our customers span a range of global, blue-chip companies, including both original equipment manufacturers and original design manufacturers that design and manufacture their own products. These customers are looking to modernize their manufacturing operations to improve speed to market, product quality, and flexibility by better connecting their engineering and manufacturing operations.
Some of our customers are also electronic manufacturing services or contract manufacturing companies that build products for other customers, particularly electronic-centric products. These customers are looking to scale manufacturing capacity around the world and provide better customer service using digital technology.
Our technology enables us to sell to a diverse range of end markets and cover a wide range of products. To date, our technology has been used to build a range of products from coffee makers to power tools to home smoke alarms and network security appliances — servicing dozens of brands across multiple locations around the world.
Figure 6 — Examples of customer products built using Bright Machines Microfactories
We are highly focused on building out our sales and services organizations to match the pace of growth in our customer base. We often begin our customer relationship with one microfactory deployment at a single manufacturing site. Our goal is to demonstrate the success of our deployment and use that proof point as the basis for increasing our global presence with that customer. For example, we have seen that a successful initial deployment has the potential to lead to follow-on deployments to multiple lines and factories within a single company.
Research and Development
We believe that the breadth and depth of our technical team provides us with a competitive advantage. While several automation companies develop point-solutions and have technical experts in a few related fields, we have grown our team to encompass a wide range of technology expertise that addresses our customers’ automation journey from design-for-manufacturing to process engineering, solution integration, operations, analytics, and continuous improvement.
Our research and development (R&D) team has technical expertise in computer vision, machine learning, robotics, simulation, cloud computing, process and systems engineering, controls engineering, human-machine interface design, product security, CAD, computer graphics, mechanical engineering, electrical engineering, and more. We have R&D centers in San Francisco, Austin, Seattle, and Yakum, Israel, and our R&D expenses over 2019 and 2020 totaled $39 million, which we expect to grow in the future.
Underpinning our current efforts (the “what” we do) is a guiding philosophy (the “how” we do it) that the advances which led to the success of the cloud computing industry are directly applicable to manufacturing automation. We see the factories of today resembling the data centers of 20 years ago: filled with manual controls, keyboards, screens, and mice. Contrast this with the modern data centers found today: where “software-defined infrastructure” is directed by humans, but controlled by software rules, toolchains, scripts, and adaptive real-time analytics.
Our R&D efforts fall into several categories:
Software Development Platform
Because the manufacturing sector spans a vast set of required tasks across many vertical industries and product types, we anticipate that full realization of our software-defined manufacturing vision may be beyond the ability of any single company. To address this, we are proactively developing our software development platform to enable partners and customers to extend the value and reach of our solutions across a wide variety of market needs.
We feel strongly about the benefits of a cloud-centric approach to support data aggregation, analytics machine learning, collaboration, content reuse (including task-recipes and device drivers), and for optimized management of customers’ global operations. As customer factories are often in low-cost regions, where internet infrastructure may be limited or unreliable, we have invested significantly in modular “containerization” of our technology platform that allows us to deploy platform modules either directly on a robotic-cell, locally in the factory on an “edge-compute” device, or in the cloud. We are building resiliency and caching between our system layers such that a temporary internet outage will not stop factory production, which should allow customers and governments with high-security requirements to run key portions of our offering on-premises without any cloud connectivity.
We continue to develop our platform NRT (near-real-time) technology to enable developers to write an increasing amount of automation logic and device drivers in common popular languages (e.g., JavaScript, Python, C#), on common computer hardware, with common operating systems (e.g., Linux), and with popular development tools. Our platform is designed to bridge this NRT approach to the specialized and complex development environments found in traditional manufacturing automation (such as real-time operating systems, running on programmable-logic-controller hardware, with languages like Structured-Text). Over time, we believe this approach will amplify many of our other technology investments by improving developer adoption and velocity of adoption over time; however, we have yet to define, implement and operationalize substantive plans to market the platform externally.
Microfactory Development
We intend to continually improve our current microfactory products, technologies, and software platform based on the learnings from our installed base to reduce project deployment time, reduce costs, and improve production quality.
We are developing technology to enable the importation of CAD product data to semi-automate the programming of robotic tasks, a browser-based automation development environment (a development studio), a browser-based 3D process simulation environment, automated robotics path planning and simulation, browser-based workstation and cell configuration, cloud-to-physical software and configuration deployment, operations data capture, remote debugging, and remote management.
In a customer pre-sale phase, we expect our cloud/browser-centric approach to support the exploration of automation options and improve process engineering. In a post-sale phase, we expect our cloud/browser approach to reduce deployment time, as recipe development and simulation can proceed in parallel with equipment procurement and integration.

Monitoring and Control Applications
We have been developing and testing new offerings concerning production analytics with specific customers and expect to productize these offerings as recurring revenue-based software applications over the coming months. Our production analytics offering is intended to provide customers with tools for continuous improvement, including real-time visibility into production issues, bottleneck discovery, downtime root-cause analysis, performance metrics, quality insights, alerts, and reports. We plan to leverage machine learning, edge, and cloud technologies to turn voluminous quantities of data into actionable insights.
Automated Inspection
We have been developing and testing new offerings concerning product inspection with specific customers and expect to productize these offerings as recurring revenue-based software applications over the coming months. These developments leverage our significant investments in 2D and 3D computer vision and machine learning technology to support automated inspection at multiple points during production, such as component inspection, tooling inspection, tooling calibration, assembly inspection, and final product inspection.
Customers can benefit significantly by discovering issues and defects earlier in the production line, where issues can be addressed more cheaply than having to scrap an entire product at final inspection, or worse, with a post-sale product recall. The same computer vision hardware not only supports the directing of robot motion-targets, but also the inspection of task execution (process) and component/assembly/product quality (geometry).
Key Technology Research
Prior customer deployment data indicates component feeding systems (such as those that separate and orient components for robots to grasp) are a key pain point that can drive up project costs and lead to long project deployment times. We are leveraging our 3D computer vision and machine learning teams to research cost-effective solutions to this problem.
Traditional machine learning approaches can solve some of these “visual search” issues, but often require large sets of human-labeled example training images which are often unavailable when introducing a new product to market. We are leveraging our team’s expertise in CAD, computer graphics, and simulation to create automatically labelled synthetic images to pre-train our machine learning platform so that it can be applied on the first day of production with real-world parts.
Some customer projects require robot and tool motion precision of around 50 to 200 microns. Our data from prior customer deployments indicates that calibration of cameras, lenses, robots, tools, fixtures, components, feeding systems, task target features, conveyance, and assemblies in a real-world 3D environment is challenging, time consuming, and sensitive to environmental changes such as human activity, vibration, impacts, temperature, machine wear, and humidity. Our computer vision and machine learning teams have been improving our technology to automate the rapid calibration of, and reporting on, these multi-dimensional multi-variable systems at high precision and in a unique way.
Sales and Marketing
We sell our solutions primarily through direct sales to original equipment manufacturers, original design manufacturers and electronic manufacturing services and contract manufacturer providers. We have sales managers leading regional markets who have teams in place to build our sales pipelines and expand our customer base. We also have dedicated resources for certain key anchor customers, due to their size and potential expansion opportunity.
We intend to continue investing in our sales and marketing efforts to build our customer base and expand geographically, which could include strategic agreements with channel partners, system integrators and value-added resellers.

Manufacturing and Suppliers
The modular components of our microfactories are currently manufactured by Flex, as a third-party contract manufacturer with international quality certifications. We develop and design our own modules and processes, and often build engineering prototypes in our R&D facilities. Our engineers and supply chain teams work collaboratively with our third-party contract manufacturer to develop processes that enable commercialization at scale. Our third-party contract manufacturer provides a variety of services, including manufacturing custom components, integration of off-the-shelf components, end-of-line testing, and quality assurance per our specifications. See the section titled “Risk Factors — Risks Related to Our Operations, Our Business, Our Industry, and the Economy — We have entered into, and may enter into in the future, agreements with various parties for certain business operations. If our suppliers or other third-party vendors become unavailable or produce inadequate supplies or services, or if we otherwise experience any difficulties in these arrangements, we may be unable to obtain necessary hardware, software and operational support, we could incur additional expense, interruption of our services, a failure in the roll-out of new technology or a delay in installment of new solutions at customer facilities, and our customer relationships, results of operations and financial condition may be adversely effected.”
We initially manage the supply chain for key components, and then set up supply agreements to ensure stable supply and redundancy where applicable. Depending on the criticality of the component, our internal supply chain group may continue to manage the supplier relationship throughout the life of the solution. Commodity components are qualified and purchased directly from known industry leaders. Occasionally, we will work directly with hardware suppliers to customize certain offerings for our microfactories.
We contractually protect ownership of our intellectual property and ensure that production meets our specifications and quality requirements. Although we have chosen to source certain key components (e.g., robotic arms, programmable logic controllers) from one or two primary suppliers, we believe that suitable alternative suppliers are readily available.
Intellectual Property
Our ability to drive innovation in intelligent, software-driven manufacturing depends in part upon our ability to protect our intellectual property. We seek to protect our intellectual property rights, both in the United States and abroad, through a combination of patents, trademarks, copyrights, and trade secrets. Unpatented research, development, know-how, platform architecture and design, algorithms, programming/coding, and engineering skills make an important contribution to our business, and we protect these aspects of our intellectual property through a trade secret program, and pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property. We use nondisclosure and invention assignment agreements with our contractors and employees, and non-disclosure agreements with our customers, vendors and business partners.
Our portfolio of proprietary intellectual property is built around software systems (including machine vision, machine learning, cloud technology, CAD data handling, path planning, configuration management, machine control, human-machine interfaces, and 3D simulation), solution-centric capabilities and platform architectures. We also have a portfolio of hardware patents designed to support our software-driven manufacturing systems, and some intellectual property applicable to general manufacturing and assembly processes.
We pursue patent protection at times when we believe we have developed a sufficiently valuable and patentable invention, and when the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings. Our patents and patent applications stem from innovation in the fields of machine vision, software-driven manufacturing, and machine learning. We also have patents and patent applications covering hardware robotic elements and manufacturing processes that support our software-driven manufacturing systems. As of June 30, 2021, we have 18 U.S. and international patent applications and 36 issued U.S. patents.
We own a variety of trademarks, service marks, and trade dress rights. As of June 30, 2021, we have applied to register 63 U.S. and international trademarks and service marks, of which 36 are registered, and 27 are pending.

Human Capital
Our employees are critical to our success. As of October 1, 2021, we had 586 employees based in the United States, Israel, China, and Mexico, as well as a small number in Europe. We also engage consultants and contractors to supplement our workforce on an as-needed basis.
We have a highly technical workforce, including more than 300 software engineers, automation engineers, data scientists, and other technologists with specialized skill sets in CAD, simulation, computer graphics, 3D scanning, computer vision, machine learning, IoT, robotics, manufacturing control, mechanical engineering, electrical engineering, industrial engineering, cloud computing, product security, and more. Our employees in Mexico and China are represented by labor unions, in accordance with local practices and requirements. We strive to maintain positive relationships with all of our employees.
Our deep technical and professional knowledge across various domains is a competitive advantage and it is critical that we continue to attract, retain, and motivate top talent. We offer equity-based awards and cash compensation awards to attract and incentivize key employees and contractors. We strive to provide an environment in which our employees have opportunities to grow and develop their careers, while solving challenging problems that have real-world benefits for our customers. Our high-performance culture is driven by our BUILD principles: Be customer obsessed; Unity in action; Integrity at all times; Lead with courage; and Drive for results.
Facilities
Our global corporate headquarters is in San Francisco, California and consists of approximately 14,250 square feet of space under a lease that expires in July 2022. We use this space primarily for our executive leadership, general and administrative functions, product development team and a research and development lab.
We have also leased offices and warehouse space in other locations where we have access to talent and can provide improved service and support to our customers. These locations include our larger facilities in Yakum, Israel and Mexico, and a new facility we are building in Austin, Texas. Each of these sites is summarized below.
Location	Size (sq ft)	Lease Expiration	Capabilities at Site
Yakum, Israel	90,800	May 2028 (plus an option to extend for an additional five years)	Customer production center and robotics lab, warehouse, product development and administrative functions
Austin, Texas	62,254	104 months from the earlier of the date we occupy any portion of the premises or the date on which the build out has been substantially completed	Customer production center and robotics lab; product development and sales and marketing employees
Zapopan, Jalisco, Mexico	14,732	September 30, 2022	Customer production center, product development and administration functions
We lease all of our facilities and do not own any real property. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our growing operations.
Government Regulations
Compliance with various governmental regulations has an impact on our business, including our capital expenditures, earnings, and competitive position, which can be material. We incur costs to monitor and take actions to comply with governmental regulations that are applicable to our business, which include, among others, laws, regulations and permitting requirements of federal, state and local authorities (in the United States and in other countries where we do business), including related to environmental, health and safety, anti-corruption and export controls. In addition to the discussion below, see the section titled “Risk Factors” for a discussion of material risks to us, including, to the extent material, to our competitive position, relating to governmental regulations.
Environmental, Health and Safety Matters
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to the use, handling, disposal, and remediation of hazardous substances. A certain risk of environmental liability is inherent in our customer delivery activities, operation of our microfactories, and the disposal of our microfactories. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials; the presence of specified substances in electrical products and manufacturing processes while implementing and deploying our microfactories; and the health and safety of our employees.
The export of our microfactories and of our software internationally from our facilities subjects us to environmental and safety laws and regulations concerning the import and export of electronics and other equipment. These laws and regulations require the testing and registration of some components that form a part of our microfactories. See the section titled “Risk Factors — Our failure to comply with environmental laws could adversely affect our business.”
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the FCPA, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control and export controls administered by the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine.
In addition, our microfactories and software may be subject to export regulations that can involve significant compliance time and may add additional overhead cost to our solutions. Although we maintain an export compliance program, there are risks that the compliance controls could be circumvented, exposing us to legal liabilities.
In recent years, the United States government has also had a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future technology solutions may be subject to these heightened regulations, which could increase our compliance costs. See the section titled “Risk Factors — Risks Related to Laws and Regulations” for additional information about the environmental, health and safety laws and regulations that apply to our business.

Legal Proceedings
From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition, or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

BRIGHT MACHINES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Bright Machines’ financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections of this proxy statement/prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this Bright Machines’ Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Bright Machines,” “we,” “us,” “our,” and other similar terms refer to Bright Machines, Inc. and its consolidated subsidiaries before the Business Combination.
Overview
Bright Machines offers an innovative approach to manufacturing automation by combining proprietary software with adaptive hardware to automate repetitive tasks, enabling manufacturers to deploy flexible, autonomous production lines that can scale based on market demand.
Bright Machines was founded in 2018 as a result of a spin-off from Flex Ltd. a Singapore-based electronics manufacturer listed on Nasdaq, and its subsidiaries (together with its subsidiaries and affiliates, “Flex”) with the belief that software and data have the potential to transform a sector that has traditionally been defined by machinery and manual labor. We worked closely with Flex, which became our initial customer following the spin-off, to refine our approach and thinking and brought our first product to market in 2019. Since then, we have grown our installed base, our software capabilities, our manufacturing process expertise, and our global operations to strategically align with the needs of our customers.
We have developed an integrated offering that we call the “Bright Machines® Microfactory” — a complete, automated assembly line, leveraging modular building blocks that are configured with assembly skills for production lines and operated using a software interface to select and run “recipes” and view machine status. These microfactories typically augment or entirely replace traditional assembly lines. They are installed on the customer’s factory floor and integrated either within a line already in production, or used to set up an entirely new production line.
Our microfactories are driven by a proprietary and intelligent software platform we call Brightware®. Our approach leverages a low-code, goal-oriented programming language that we refer to as “recipes.” These recipes manage the complexities of interfacing with specific automation hardware devices such as robotic arms, material handling systems, and machine vision systems. They are designed to allow task logic to be defined in a high-level language, abstracted from the hardware — enabling them to be reused on future projects, and programmed by non-automation personnel.
In September 2021, we introduced our new software Brightware Studio, which provides additional functionality to our microfactories and is expected to be sold solely via a subscription model. Brightware Studio is designed to allow a customer’s onsite operators and technicians to easily make changes or add steps to the assembly line, including reconfiguring assembly instructions or adjusting device settings. The intuitive user interface and self-serve nature of our software is intended to allow customers to reduce dependencies on highly-skilled automation engineers, whether internal or external, especially when seeking to make changes to product designs, production scale or capacity, suppliers, or even where and how their automation is being deployed.
Our customers include blue-chip, global manufacturers that span a variety of fast-growing industries, including network infrastructure and data centers, consumer goods, industrial equipment and medical devices. We continue to expand our footprint with existing customers, moving from early projects to more widespread implementation across multiple product lines and additional manufacturing facilities. In parallel, we are actively selling our solutions to new customers and intend to continue to build out our worldwide sales organization to accelerate this growth.
Recent Developments
Merger Agreement.   On May 15, 2021, we entered into a definitive merger agreement with Merger Sub and SCVX. The Business Combination contemplates a pre-transaction equity value of Bright Machines of $1.1 billion and is expected to provide up to approximately $435.6 million in gross cash proceeds (assuming that no public shareholders exercise their redemption rights in connection with the Business Combination). Upon completion of the Business Combination, the combined company will operate as “Bright Machines, Inc.” and will be traded under the ticker symbol “BRTM.” We expect that the increase in cash resulting from the Business Combination will be used to (i) provide liquidity for the funding of our ongoing operating expenses, (ii) fund our corporate growth, such as expanding our product offerings and customer base, and (iii) fund our investments in personnel and research and development. See the section titled “Information about Bright Machines-Our Growth Strategy” for additional details.
Completion of the Business Combination is subject to approval of the shareholders of SCVX and the satisfaction or waiver of other customary closing conditions. See the section titled “Transaction Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” for additional details.
COVID-19 Impact
In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. The COVID-19 pandemic has had, and continues to have, significant impacts on the global economy, including on demand for products, operational predictability, the movement of people and products across borders, supply chains and the cost of capital. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and working from home. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide, including ours. This impact includes shortages in certain computer equipment necessary for our business operations and software developments, adverse impacts to our customers resulting in decreased demand for our products, solutions and services, and workforce disruption. At the same time, the disruptions caused by COVID also put the need for more automation front and center with many manufacturers. See the section titled “Risk Factors — General Risk Factors — We face the potential harms of natural disasters, pandemics, including the COVID-19 pandemic, acts of war, terrorism, international conflicts or other disruptions to our operations, the duration and severity of which are highly uncertain and difficult to predict.”
We continue to closely monitor the ongoing developments surrounding COVID-19. The ultimate extent to which the pandemic impacts our business, liquidity, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the availability and adoption of vaccines (and the duration of their effectiveness), future mutations of the COVID-19 virus and any resulting impact on the effectiveness of vaccines, the duration and extent of the pandemic and waves of infection, travel restrictions and social distancing, the duration and extent of business closures and business disruptions and the effectiveness of actions taken to contain, treat and prevent the disease. If we or our customers experience prolonged shutdowns or other business disruptions, our business, liquidity, results of operations and financial condition may be materially adversely affected and our ability to access the capital markets may be limited.
Key Factors and Trends Affecting our Operating Performance
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”
Increasing gross margins.   We utilize many standard third-party components to build our microfactories and assemble and configure them in accordance with the needs of our customers. We have not charged customers for the engineering costs to configure our microfactories. Our initial customer orders are priced at a narrow margin; our strategy is to spread these engineering costs over future orders from the same customer or from customers within similar industries. Such lower penetration pricing coupled with greater startup and implementation costs for initial engagements has resulted in negative gross margins, especially for deployments that are more intensive than forecasted. Our ability to increase our gross margins will depend on how successful we are in winning multiple deployments from our customers, standardizing our offerings for similar applications within and across industry segments, forecasting our per order costs, and reducing our engineering and deployment expenses through greater efficiency. Further, as we grow our customer base, we expect to realize economies of scale in both production efficiency and component buying power.
Commercialization of our software.   Initial sales of our microfactories have not included a full suite of software products, which are currently in various stages of development. We plan to offer these software products to new and existing microfactory customers on a subscription basis. Recurring software-related fees have historically consisted of software support. We believe that our ability to successfully monetize our software, for which we continue to develop new functionality, will allow us to expand our revenue and gross margin from existing and new customers. If we have delays in our introduction of new software products, our ability to increase our margins will be limited.
Attract and retain talent.   Our ability to attract and retain talent to deploy our microfactories and build out a full software suite will be essential to delivering our long term product offerings to our customers. These skillsets are very competitively recruited by many other technology companies, and will be required to allow us to grow revenue and increase gross margins.
Contractual Arrangements with Flex.   In May 2018, we and Flex, our largest customer and former parent, entered into a five-year term Master Subscription Services Agreement (“MSSA”), which included three related Subscription Service Level Agreements (“SSLAs” and, together with the MSSA, the “Flex Agreement”), under which terms we continue to provide services and, until May 2021, leased certain assets, including surface mount technology (“SMT”) equipment, to Flex in exchange for a fixed annual or monthly fee, as applicable. The Flex Agreement also includes a committed level of sales of certain microfactory solutions. The MSSA was significantly modified in September 2020 and May 2021, including the minimum purchase commitments, as discussed further below. Going forward, we expect the percentage of our revenue that is derived from the Flex Agreement to significantly decline. In addition, the Flex Agreement expires in April 2023 and we do not know whether any of the existing agreements will be renewed and, if so, on what terms.
Diversification of our customer base.   To date, our revenue has come from a limited number of customers, primarily from Flex. As we grow our business, our success will depend on growing our customer base and diversifying across industry and consumer segments.
Flex Spin-off and Transactions with Flex
Flex Spin-off and Flex Agreement
Bright Machines and its subsidiaries were spun-off from Flex in May 2018 (the “Spin-off”). Since the Spin-off, Flex has been our largest customer, accounting for approximately 95% and 99% of our consolidated revenue for the six months ended June 30, 2021 and for the fiscal year ended December 31, 2020, respectively.
We have numerous obligations to Flex under the Flex Agreement, including sales of microfactory solutions and Professional Services (the “non-lease components”) within the scope of ASC 606, and operating leases for SMT equipment (the “lease component”) within the scope of ASC 842, which lease terminated under the May 2021 Flex Amendment.
We allocated the transaction price to the lease and non-lease components based on their relative standalone selling price. We determined the standalone selling price of the lease component based on observable inputs (i.e., the equipment purchase price, the useful life of the equipment, and the lease term). In relation to the non-lease component, the standalone selling prices of our goods and services are generally not directly observable. The primary method used to estimate standalone selling prices is the expected cost plus a margin approach, under which we forecast the expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service.

As described above, the Flex Agreement provides for annual minimum purchase commitments (“MPCs”) for additional goods or services. Flex can execute purchase orders for microfactory solutions to reach these MPCs. Through December 31, 2020, Flex has not historically met, and we have not historically enforced, annual MPCs. Because we did not enforce the MPCs when Flex failed to satisfy them, we concluded that, as of December 31, 2020, we granted an implicit price concession to Flex. In other words, although we are legally entitled to additional consideration, we concluded that (a) we were not entitled to such consideration as we did not intend to enforce the right to such additional consideration and (b) including such consideration in the transaction price determination would likely result in a significant revenue reversal if we ultimately enforced the MPC. Therefore, we excluded the consideration related to the MPCs under the Flex Agreement from the transaction price until the May 2021 Flex Amendment (as defined below). Following the May 2021 Flex Amendment, we intend to enforce the MPCs (as modified by the May 2021 Flex Amendment), and therefore concluded that the MPCs are enforceable. As a result, moving forward, we intend to include the MPCs in the transaction price of the Flex Agreement. See Note 2 to our audited consolidated financial statements as of and for the year ended December 31, 2020 (“FY 2020”) for our revenue recognition policies.
During the six months ended June 30, 2021 and the year ended December 31, 2020, we purchased a significant portion of hardware from Flex that we utilize within our microfactory solutions. Hardware purchases from Flex are at negotiated prices commensurate with prevailing market prices, which approximate fair value. See our audited FY 2020 consolidated financial statements and unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2021 (“1H 2021”) appearing elsewhere in this proxy statement/prospectus for more information about the Flex transactions.
Flex Agreement Amendments and Other Non-Recurring Flex Transactions
Redeemable Convertible Preferred Stock Sale to Eclipse and Repurchase of Redeemable Convertible Preferred Stock from Flex in March 2020:
In March 2020, we agreed to repurchase 18.9 million shares of Series Seed-2 convertible preferred stock from Flex and sell an aggregate of 18.9 million shares of Series Seed-3 convertible preferred stock to Eclipse Fund II, Eclipse Partners Fund I, Eclipse SPV I and Eclipse SPV III, with a transaction price of $43.9 million (the “March 2020 Share Repurchase Transaction”). There was an excess amount paid to Flex to repurchase their shares over the fair value of the underlying shares by $9.5 million, which was considered a payment to a customer for accounting purposes.
Impairment in May 2020, Sale of SMT Equipment to Flex in September 2020 and September 2020 Flex Amendment:
In the second quarter of FY 2020, Flex notified us that certain leased SMT equipment were underutilized due to an overall economic downturn due to COVID-19. Further, based on ongoing negotiations with Flex to amend the scope of the lease component in the Flex Agreement and reduce the lease payments, we determined that the assets that were leased to Flex would likely have a decrease in expected future cash flows and that an impairment trigger had occurred. As a result, we recorded a non-cash impairment charge totaling $6.7 million in May 2020 related to all leased SMT equipment.
In September 2020, we and Flex amended the Flex Agreement (the “September 2020 Flex Amendment”). Under the September 2020 Flex Amendment, Bright Machines sold SMT equipment principally located in China under the lease to Flex for $11.5 million in cash and decreased the annual fixed price of the remaining lease components by approximately $4.9 million, or approximately $13.0 million in total over the remaining lease term of approximately 32 months. As a result of this transaction, we recorded a $1.4 million loss on sale of the equipment in September 2020.
Sale of Remaining SMT Equipment, May 2021 Flex Amendment and Retirement of Series Seed-2 Redeemable Convertible Preferred Stock:
In May 2021, we and Flex further amended the Flex Agreement (the “May 2021 Flex Amendment”). Under the May 2021 Flex Amendment, (i) we sold to Flex the remaining SMT equipment assets under the lease with a carrying value of approximately $10.5 million, (ii) the remainder of the lease term was terminated, which eliminated approximately $7.5 million of total remaining lease payments that would have been payable by Flex, (iii) the amount of professional services to be provided to Flex over the approximate remaining term of two years was reduced, with the price to be paid by Flex for such services being proportionally reduced by $7.8 million, and (iv) the MPCs were reduced by an aggregate of $97.8 million to $25 million for each of the one-year periods commencing on May 1, 2021 and May 1, 2022, with the MPCs now considered enforceable following the May 2021 Flex Amendment.
To effect the May 2021 Flex Amendment and provide consideration for the transactions thereunder, Flex transferred $8.2 million in cash and 10,135,887 shares of Series Seed-2 convertible preferred stock with a total fair value of $83.1 million (recorded in mezzanine equity as of December 31, 2020) (the “Redeemed Preferred Shares”). We accounted for the difference between the fair value and the net carrying value of the Redeemed Preferred Shares on the redemption date as a $71.7 million deemed dividend, since it represents a stockholder return to Flex. The amount in excess of the net book value of the SMT equipment sold to Flex over the $91.2 million fair value of the consideration received from Flex to effect the May 2021 Flex Amendment was accounted for as additional consideration received to effect the May 2021 Flex Amendment, and allocated between lease and non-lease components of the Flex Agreement.
The March 2020 Share Repurchase Transaction, May 2020 impairment of SMT equipment, September 2020 Flex Amendment and May 2021 Flex Amendment each had a significant effect on the results of our operations and are non-recurring, and, therefore, they decrease the usefulness of our limited operating history as an indicator of our future performance. Accordingly, the non-GAAP financial information as presented in the section titled “Non-GAAP Financial Measures and Key Business Metrics” excludes the impact of the above transactions and related amendments to the Flex Agreement because, in our view, they are not indicative of our core operating results moving forward. Refer to our audited FY 2020 consolidated financial statements and unaudited 1H 2021 condensed consolidated interim financial statements appearing elsewhere in this proxy statement/prospectus for more information about the Flex transactions.
Components of Our Results of Operations
Revenue
We generate revenue from three sources: (1) Assembly Automation consisting of sales of microfactory solutions; (2) Professional Services and Other, such as test engineering, automation, and related services; and, until May 2021, (3) Leasing of Manufacturing and Microfactory Equipment.
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Assembly Automation — Assembly Automation includes the sale of microfactories to Flex and other customers. A microfactory sale is comprised of several obligations that are all highly interrelated and independent, including furnishing hardware, firmware, and design, and providing building and installation services. We have therefore concluded that a microfactory sale represents a single performance obligation because our obligations are not distinct within the context of the contract. The customer’s buying decision is based on their ability to obtain the functional benefit stemming from a solution manufactured to their specifications. We recognize revenue when we have transferred control of the microfactory (i.e., upon customer acceptance that the solution meets the specified functional requirements based on performance at the customer’s site). Once the on-site acceptance testing is successful, we invoice the customer and recognize revenue. In FY 2020, we entered into microfactory sales transactions that provide for milestone-based billing. In these sales transactions, the timing of revenue recognition differs from the timing of invoicing to customers, which we account for by recording contract liabilities (deferred revenue) on our consolidated balance sheet.

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Professional Services and Other — Professional services and other consist of the development of tools and processes for either installing and configuring new assembly lines or testing constituent parts (e.g., a circuit board) or the whole of a customer product. We sell professional services to Flex under the Flex Agreement. We provide these professional services to Flex on a stand-ready basis over time as we provide a set headcount consistently throughout the service period. These services represent performance obligations that meet the definition of a “series” because (i) each promised service to the customer in the series meets the criteria to be a distinct performance obligation and is satisfied over time, and (ii) we apply the same method to measure our progress toward completely satisfying the performance obligation for each promised service in the series. Therefore, we recognize revenue based on the passage of time over the 60-month contractual term. The revenue from this source has been solely from Flex.
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Leasing of Manufacturing and Microfactory Equipment — Under the Flex Agreement, we leased SMT equipment until the May 2021 Flex Amendment. We concluded that the lease component of the Flex Agreement constituted operating leases accounted for under ASC 842, Leases, and we therefore recorded revenue ratably over time throughout the lease periods. We generally billed Flex monthly. Pursuant to the May 2021 Flex Amendment, we sold to Flex the remaining SMT equipment assets under the leases and the remainder of the lease terms were terminated. The revenue from this source has been solely from Flex

As discussed above, as a result of the May 2021 Flex Amendment, the MPCs under the Flex Agreement were reduced by an aggregate of $97.8 million to $25 million for each of the one-year periods commencing on May 1, 2021 and May 1, 2022. The revenue we generate from Flex has therefore declined and is expected to continue to decline. We have signed new customers in 2021 and we expect to mitigate the expected reduction in revenue from Flex through continued addition of new customers. However, the timing of orders from new customers is difficult to predict and may result in significant variation in our revenue from quarter to quarter until we have a larger customer base.
See Note 3 to our audited FY 2020 consolidated financial statements for disaggregation of our revenue by major source.
Cost of Revenue
Cost of revenue primarily consists of raw materials, depreciation and amortization charges, consulting costs, manufacturing employee compensation and benefits, stock-based compensation allocated to manufacturing, inventory reserves and manufacturing overhead costs. We expect our cost of revenue to increase as our revenue increases, but as we expand our product offering, we expect the rate of revenue growth to exceed the rate of cost of revenue increases.
Operating Expenses
Research and Development.   Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development costs primarily consist of compensation, employee benefits, and stock-based compensation related to technology developers and product management employees, as well as fees paid to outside consultants. We expect research and development expense to continue to increase as we continue to invest in our research and product development efforts to enhance our product capabilities and access new customer markets.
Sales and Marketing.   Sales and marketing costs primarily consist of compensation, employee benefits, and stock-based compensation related to sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, and conferences costs. We expense advertising costs as incurred and include them in sales and marketing expenses. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale our business.
General and Administrative.   General and administrative costs primarily consist of compensation, employee benefits, and stock-based compensation related to executive management, finance administration and human resources, facility costs (including rent expense), professional service fees, and other general overhead costs, including depreciation, to support our operations. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, the remediation of existing and potential future material weaknesses in our internal control over financial reporting, investor relations activities, and other administrative and professional services. See the sections titled “Risk Factors — Risks Related to Being a Public Company — As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, and we will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices” and “Risk Factors — Risks Related to Being a Public Company — Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.”
Gain (Loss) on Sale of SMT Equipment.   Loss on the sale of assets in FY 2020 relates to an impairment in the lease incentive capitalized through the March 2020 Share Repurchase Transaction. See Note 3 to our audited FY 2020 consolidated financial statements for more information about the March 2020 Share Repurchase Transaction. The gain on sale of assets in 1H 2021 relates to the sale of the remaining SMT equipment under lease to Flex. See Note 3 to our unaudited 1H 2021 condensed consolidated financial statements for more information about the SMT equipment sale transaction.
Other Income (Expense), Net
Interest Income.   Interest income consists primarily of earned income on our cash and cash equivalents, restricted cash, and available for sale securities.
Other Income, Net.   Other income, net consists of various other income and expense items but primarily consists of foreign exchange gains or losses.
Provision for Income Taxes
Provision for income taxes consists primarily of U.S. federal and state income taxes in the United States and income taxes in certain foreign jurisdictions in which we conduct business. We have incurred substantial losses for tax purposes that may be utilized to offset future profits, although no benefit has been recorded due to uncertainty about our ability to generate future taxable income.
Results of Operations
Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020 (“1H 2020”)
The following table provides components of results of operations for the periods indicated. Period to period comparisons are not necessarily indicative of future results. The information presented below should be reviewed in conjunction with the unaudited 1H 2021 condensed consolidated interim financial statements.
	Six Months Ended June 30,		Change
($ in thousands)	2021	2020	$	%
Revenue
Assembly automation	$9,462	$4,728	$4,734	100%
Professional services and other	13,891	2,892	10,999	380%
Leasing	958	4,157	(3,199)	(77)%
Total revenue	24,311	11,777	12,534	106%
Cost of revenue(1)
Assembly automation	16,957	7,619	9,338	123%
Professional services and other	8,799	9,476	(677)	(7)%
Leasing	734	2,520	(1,786)	(71)%
Impairment of long-lived assets	—	6,668	(6,668)	(100)%
Total cost of revenue	26,490	26,283	207	1%
Gross loss	(2,179)	(14,506)	12,327	(85)%

	Six Months Ended June 30,		Change
($ in thousands)	2021	2020	$	%
Operating expenses (income)(1)
Research and development	11,594	10,001	1,593	16%
Sales and marketing	7,104	4,548	2,556	56%
General and administrative	12,172	9,518	2,654	28%
Gain on sale of SMT equipment	(20,097)	—	(20,097)	100%
Total operating expenses	10,773	24,067	(13,294)	(55)%
Other income (expense), net
Interest income (expense), net	(8)	615	(623)	(101)%
Other expense, net	(190)	(386)	196	(51)%
Total other income (expense), net	(198)	229	(427)	(186)%
Loss before provision for (benefit from) income taxes	(13,150)	(38,344)	25,194	(66)%
Provision for (benefit from) income taxes	71	(217)	288	(133)%
Net loss	$(13,221)	$(38,127)	$24,906	(65)%

(1)
Includes stock-based compensation expense, net $0.4 million and $0.1 million of stock-based compensation capitalized to developed software and inventory during the six months ended June 30, 2021 and 2020, respectively, as follows:

	Six Months Ended June 30,
($ in thousands)	2021	2020
Cost of revenue	$642	$492
Research and development	1,037	652
Sales and marketing	394	330
General and administrative	3,148	2,497
Total	$5,221	$3,971
Revenue
The following table presents our revenue for the six months ended June 30, 2021 to six months ended June 30, 2020:
	Six Months Ended June 30,		Change
($ in thousands)	2021	2020	$	%
Revenue
Assembly automation	$9,462	$4,728	$4,734	100%
Professional services and other	13,891	2,892	10,999	380%
Leasing	958	4,157	(3,199)	(77)%
Total revenue	$24,311	$11,777	$12,534	106%
Total revenue increased by $12.5 million, or 106%, for 1H 2021 compared to 1H 2020. Assembly automation revenue increased by $4.7 million, or 100%, for 1H 2021 compared to 2020, primarily due to $5.4 million increase in sales of our microfactories to Flex. 25 microfactory solutions were completed and accepted by our customers in 1H 2021 compared to 10 in 1H 2020.
Professional services and other revenue increased by $11.0 million, or 380%, for 1H 2021 compared to 1H 2020, primarily due to a one-time contra revenue adjustment of $6.5 million due to the March 2020 Share Repurchase Transaction and amortization of deferred revenue of $5.0 million in 1H 2021, partially offset by a decrease in professional services revenue and other due to the May 2021 Flex Amendment where the amount of professional services to be provided to Flex over the remaining term of two years was reduced. See Note 3 to our unaudited 1H2021 condensed consolidated financial statements for more information about the May 2021 Flex Amendment and see Note 3 to our audited FY 2020 consolidated financial statements for more information about the March 2020 Share Repurchase Transaction.
Leasing revenue decreased by $3.2 million, or 77%, for 1H 2021 compared to 1H 2020, primarily due to the September 2020 Flex Amendment, where we sold SMT equipment under lease to Flex and decreased the annual fixed price for the remaining lease components, and further to the May 2021 Flex Amendment where the remainder of the lease term was terminated.
Cost of Revenue and Gross Margin (Loss)
The following table presents our cost of revenue and gross margin (loss) for each of the periods indicated:
	Six Months Ended June 30,		Change
($ in thousands)	2021	2020	$	%
Cost of revenue
Assembly automation	$16,957	$7,619	$9,338	123%
Professional services and other	8,799	9,476	(677)	(7)%
Leasing	734	2,520	(1,786)	(71)%
Impairment of long-lived assets	—	6,668	(6,668)	(100)%
Total cost of revenue	$26,490	$26,283	$207	1%
	Six Months Ended June 30,
	2021	2020	Change
	Gross Margin (Loss)		Percentage Points
Assembly automation	(79)%	(61)%	(18)%
Professional services and other	37%	(228)%	264%
Leasing	23%	39%	(16)%
Impairment of long-lived assets	N/M	N/M	N/M
Total	(9)%	(123)%	114%

N/M — Not Meaningful
Cost of assembly automation revenue increased by $9.3 million for 1H 2021 compared to 1H 2020, primarily due to increase in costs associated with higher volume of microfactories sold in 1H 2021 compared to 1H 2020. Cost of professional services and other revenue decreased by $0.7 million for 1H 2021 compared to 1H 2020, corresponding to the decline in professional services and other revenue primarily due to the May 2021 Flex Amendment where the amount of professional services to be provided to Flex over the remaining term of two years was reduced. Cost of leasing revenue decreased by $1.8 million for 1H 2021 compared to 1H 2020, corresponding to the decline in leasing revenue. As we expand our product offering, we expect the rate of revenue growth to exceed the rate of cost of revenue increases. We recorded an impairment expense totaling $6.7 million in May 2020 related to all SMT equipment leased to Flex under the Flex Agreement. See Note 6 to our audited FY 2020 consolidated financial statements for more information about the May 2020 impairment.
Assembly automation gross margin declined by 18% for 1H 2021 compared to 1H 2020, primarily due to lower product margins in 1H 2021 compared to 1H 2020 mainly driven by higher labor cost due to an increase in headcount from 303 employees in 1H 2020 to 346 employees in 1H 2021 to support our growing customer base. Excluding the impact of the amortization of deferred revenue of $5.0 million in Q2 2021 due to the May 2021 Flex Amendment where the amount of professional services to be provided to Flex over the remaining term of two years was reduced and the one-time contra revenue adjustment of $6.5 million from the March 2020 Share Repurchase Transaction, professional services and other gross margin remained the same for 1H 2021 compared to 1H 2020. Leasing gross margin declined by 16% primarily due to the September 2020 Flex Amendment, where we sold SMT equipment under lease to Flex and decreased the annual fixed price for the remaining lease components.
Operating Expenses
Research and Development
Research and development expenses increased by $1.6 million, or 16%, for 1H 2021 compared to 1H 2020, primarily due to higher personnel related expenses such as salaries and wages mainly driven by an increase in headcount from 97 in 1H 2020 to 116 in 1H 2021 as we continually improve our current microfactory products, technologies, and software platform.
Sales and Marketing
Sales and marketing expenses increased by $2.6 million, or 56%, for 1H 2021 compared to 1H 2020, primarily due to continued focus on business development, increasing payroll costs and marketing related spending. Personnel related expenses such as salaries and wages increased by $1.7 million primarily driven by an increase in headcount from 28 in 1H 2020 to 40 in 1H 2021, marketing related spending increased by $0.5 million and consulting fees increased by $0.2 million.
General and Administrative
General and administrative expenses increased by $2.7 million, or 28%, for 1H 2021 compared to 1H 2020, primarily due to an increase in external costs such as accounting, auditing and legal costs associated with becoming a public reporting entity, and in personnel related costs. Personnel related expenses such as salaries and wages increased by $2.0 million primarily driven by an increase in headcount from 40 in 1H 2020 to 49 in 1H 2021 and external costs such as accounting, auditing and legal costs increased by $1.9 million. The increase was offset in part by a $1.0 million write-off of VAT receivable in IH 2020.
Gain on Sale of SMT Equipment
Gain on sale of SMT equipment was $20.1 million for 1H 2021 compared to $0 for 1H 2020. The gain on sale of assets in 1H 2021 relates to the sale of the remaining SMT equipment under lease to Flex. See Note 3 to our unaudited 1H 2021 condensed consolidated financial statements for more information about the SMT equipment sale transaction.
Other
Interest Income
Interest income decreased by $0.6 million or 101% for 1H 2021 compared to 1H 2020, primarily due to lower average cash balances held in money market accounts by 100% in 1H 2021.
Other Income (Expense), Net
Other expense, net decreased by $0.2 million for 1H 2021 compared to 1H 2020, primarily due to favorable exchange rates for foreign currency denominated transactions that were consummated in 1H 2021.
Provision for Income Taxes
Provision for income taxes for 1H 2021 was $0.1 million and benefit from income taxes was $0.2 million in 1H 2020. Our provision for income taxes increased in 2021 primarily due to an increase in foreign taxes. U.S. does not incur income tax due to a taxable loss and a full valuation allowance against its deferred tax assets.

Results of Operations for the Years ended December 31, 2020 and 2019
The following table provides components of results of operations for the years ended December 31, 2020 and 2019. Period to period comparisons are not necessarily indicative of future results. The information presented below should be reviewed in conjunction with the audited FY 2020 consolidated financial statements.
	Year Ended December 31,		Change
($ in thousands)	2020	2019	$	%
Revenue
Assembly automation	$8,649	$5,813	$2,836	49%
Professional services and other	12,370	18,829	(6,459)	(34)%
Leasing	6,483	8,679	(2,196)	(25)%
Total revenue	27,502	33,321	(5,819)	(17)%
Cost of revenue(1)
Assembly automation	15,143	11,271	3,872	34%
Professional services and other	18,917	16,269	2,648	16%
Leasing	3,914	5,200	(1,286)	(25)%
Impairment of long-lived assets	6,668	—	6,668	100%
Total cost of revenue	44,642	32,740	11,902	36%
Gross profit (loss)	(17,140)	581	(17,721)	N/M
Operating expenses(1)
Research and development	19,015	20,142	(1,127)	(6)%
Sales and marketing	9,436	8,927	509	6%
General and administrative	17,971	18,010	(39)	(0)%
Loss on sale of SMT equipment	1,447	—	1,447	100%
Total operating expenses	47,869	47,079	790	2%
Other income (expense), net
Interest income	701	2,128	(1,427)	(67)%
Other income (expense), net	216	(631)	847	(134)%
Total other income, net	917	1,497	(580)	(39)%
Loss before provision for income taxes	(64,092)	(45,001)	(19,091)	42%
Provision for income taxes	499	1,632	(1,133)	(69)%
Net loss	$(64,591)	$(46,633)	$(17,958)	39%

N/M — Not Meaningful
(1)
Includes stock-based compensation expense, net of $0.5 million and $0.3 million of stock-based compensation capitalized to developed software and inventory during the years ended December 31, 2020 and 2019, respectively, as follows:

	Year Ended December 31,
($ in thousands)	2020	2019
Cost of revenue	$929	$1,157
Research and development	1,050	1,503
Sales and marketing	529	981
General and administrative	4,798	5,136
Total	$7,306	$8,777

Revenue
The following table presents our revenue for each of the periods indicated:
	Year Ended December 31,		Change
($ in thousands)	2020	2019	$	%
Revenue
Assembly automation	$8,649	$5,813	$2,836	49%
Professional services and other	12,370	18,829	(6,459)	(34)%
Leasing	6,483	8,679	(2,196)	(25)%
Total revenue	$27,502	$33,321	$(5,819)	(17)%
Total revenue decreased by $5.8 million, or 17%, for 2020 compared to 2019. Assembly automation revenue increased by $2.8 million, or 49%, for 2020 compared to 2019, primarily due to a $3.1 million increase in sales of our microfactories to Flex. 27 microfactory solutions were completed and accepted by our customers in FY 2020 compared to 13 in FY 2019.
Professional services and other revenue decreased by $6.5 million, or 34%, for 2020 compared to 2019, primarily due to a one-time contra revenue adjustment of $6.5 million due to the March 2020 Share Repurchase Transaction. See Note 3 to our audited FY 2020 consolidated financial statements for more information about the March 2020 Share Repurchase Transaction.
Leasing revenue decreased by $2.2 million, or 25%, for FY 2020 compared to FY 2019, primarily due to the September 2020 Flex Amendment, where we sold SMT equipment under lease to Flex and decreased the annual fixed price for the remaining lease components.
Cost of Revenue and Gross Margin (Loss)
The following table presents our cost of revenue and gross margin (loss) for each of the periods indicated:
	Year Ended December 31,		Change
($ in thousands)	2020	2019	$	%
Cost of revenue
Assembly automation	$15,143	$11,271	$3,872	34%
Professional services and other	18,917	16,269	2,648	16%
Leasing	3,914	5,200	(1,286)	(25)%
Impairment of long-lived assets	6,668	—	6,668	100%
Total cost of revenue	$44,642	$32,740	$11,902	36%
	Year Ended December 31,
	2020	2019	Change
	Gross Margin (Loss)		Percentage Points
Assembly automation	(75)%	(94)%	19%
Professional services and other	(53)%	14%	(67)%
Leasing	40%	40%	(0)%
Impairment of long-lived assets	N/M	N/M	N/M
Total	(62)%	2%	(64)%

N/M — Not Meaningful
Cost of assembly automation revenue increased by $3.9 million for 2020 compared to 2019, primarily due to an increase in costs associated with higher volume of microfactories sold in FY 2020 compared to

FY 2019. Cost of professional services and other revenue increased by $2.6 million for FY 2020 compared to FY 2019, primarily due to higher labor cost of providing professional services. Cost of leasing revenue decreased by $1.3 million for FY 2020 compared to FY 2019, corresponding to the decline in leasing revenue. As we expand our product offering and have more revenue from non-Flex revenue sources, we expect the rate of revenue growth to exceed the rate of cost of revenue increases. We recorded an impairment expense totaling $6.7 million in May 2020 related to certain leased SMT equipment. See Note 6 to our audited FY 2020 consolidated financial statements for more information about the May 2020 impairment.
Assembly automation gross margin improved by 19% for FY 2020 compared to FY 2019, primarily due to higher product margins in FY 2020 compared to FY 2019. These lower margins were driven mainly by higher average selling price with stable costs of labor and inventory usage. Excluding the impact of the one-time contra revenue adjustment of $6.5 million from the March 2020 Share Repurchase Transaction, professional services and other gross margin declined by 14% for FY 2020 compared to FY 2019, primarily due to higher labor costs of providing professional services due to an increase in headcount. Leasing gross margin remained the same for FY 2020 compared to FY 2019.
Operating Expenses
Research and Development
Research and development expenses decreased by $1.1 million, or 6%, for FY 2020 compared to FY 2019, primarily due to lower personnel related expenses such as salaries and wages mainly driven by a decrease in headcount. About 22 personnel, including one executive, in our research and development department were terminated in early 2020 as result of the global COVID-19 pandemic.
Sales and Marketing
Sales and marketing expenses increased by $0.5 million, or 6%, for FY 2020 compared to FY 2019, primarily due to continued focus on business development and marketing related spending. Marketing related spending increased by $0.9 million which was offset in part by a $0.3 million decrease in personnel related expenses such as salaries and wages mainly driven by decrease in headcount.
General and Administrative
General and administrative expenses decreased by $39 thousand, or 0%, for FY 2020 compared to FY 2019, primarily due to a $0.5 million decrease in consulting fees, and $0.4 million decrease in information and technology costs. We took measures to decrease our general and administrative spend in FY 2020 because of the global COVID-19 pandemic. The decrease was offset in part by a $1.0 million write-off of VAT receivable in 2020.
Loss on Sale of SMT Equipment
Loss on sale of SMT equipment was $1.4 million for FY 2020 compared to $0 for FY 2019. The loss on sale of assets in FY 2020 relates to an impairment in the lease incentive capitalized through the March 2020 Share Repurchase Transaction. See Note 3 to our audited FY 2020 consolidated financial statements for more information about the March 2020 Share Repurchase Transaction.
Other
Interest Income
Interest income decreased by $1.4 million for FY 2020 compared to FY 2019, primarily due to lower average cash balances held in money market accounts in FY 2020 as approximately 68% of the money market account balance matured and was not reinvested in money market accounts in the first half of FY 2020.
Other Income (Expense), Net
Other income, net increased by $0.8 million for FY 2020 compared to FY 2019, primarily due to favorable exchange rates for foreign currency denominated transactions that was consummated in 2020.

Provision for Income Taxes
Provision for income taxes for FY 2020 and FY 2019 was $0.5 million and $1.6 million, respectively. Our provision for income taxes decreased in 2020 primarily due to decrease in foreign taxes. U.S. does not incur income tax due to a taxable loss and a full valuation allowance against its deferred tax assets.
Non-GAAP Financial Measures and Key Business Metrics
We believe that non-GAAP financial information, when taken together with our GAAP results, may be helpful to investors because it provides consistency and comparability with past financial performance, reflects business measures used by management, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information below is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies.
Bookings and Backlog
We define “Bookings” as the aggregate of non-cancellable customer orders within a period. We use Bookings to measure the amount of new business generated in a period, which we believe is an important indicator of new customer acquisition. We also use Bookings as a factor in determining performance-based compensation for our sales force. While we believe Bookings, in combination with other metrics, is an indicator of our near-term future revenue opportunity, it is not intended to be used as a projection of future revenue. Our calculation of Bookings may differ from similarly titled metrics presented by other companies.
Backlog is defined as the aggregate of non-cancellable customer orders less revenue earned at the end of a period. We have presented Bookings and Backlog because both are key measures used by our management and board of directors to understand and evaluate the performance of our sales, marketing and field operations teams, generate future operating plans and make strategic decisions regarding the allocation of capital.
Bookings for the six months ended June 30, 2021 and 2020 are as follows:
	Six Months Ended June 30,		Change
($ in thousands)	2021	2020	$	%
Flex bookings	$15,303	$22,813	$(7,510)	(33)%
Non-Flex bookings	18,126	2,773	15,353	554%
Total bookings	$33,429	$25,586	$7,843	31%
Backlog was $31.9 million and $11.1 million as of June 30, 2021 and 2020, respectively. In addition, upon the execution of the May 2021 Flex Amendment, the uncertainty associated with the MPC was resolved as we enforced our right to consideration and expect to continue enforcing our right to consideration through the remainder of the Flex Agreement resulting in additional backlog of $50.0 million in aggregate, of which $46.8 million remains unsatisfied for which neither we nor Flex had performed as of June 30, 2021.
Bookings for the years ended December 31, 2020 and 2019 are as follows:
	Year Ended December 31,		Change
($ in thousands)	2021	2020	$	%
Flex bookings	$37,175	$37,855	$(680)	(2)%
Non-Flex bookings	11,573	633	10,940	1,728%
Total bookings	$48,748	$38,488	$10,260	27%
Backlog was $18.9 million and $5.8 million as of December 31, 2020 and 2019, respectively.
EBITDA and Adjusted EBITDA
EBITDA is defined as earnings before interest income and expense, income tax expense or benefit, and depreciation and amortization. Adjusted EBITDA has been calculated using EBITDA adjusted for stock-based compensation and other non-recurring items determined by management. We have presented EBITDA and Adjusted EBITDA because both are key measures used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating our operating results. In addition, we believe that both EBITDA and Adjusted EBITDA provide additional information for investors to use in evaluating our ongoing operating results and trends. These non-GAAP measures provide investors with incremental information for the evaluation of our performance after isolation of certain items deemed unrelated to our core business operations.
EBITDA and Adjusted EBITDA are presented as supplemental measures to our GAAP measures of performance. When evaluating EBITDA and Adjusted EBITDA, you should be aware that we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Furthermore, our computation of Adjusted EBITDA may not be directly comparable to similarly titled measures computed by other companies, as the nature of the adjustments that other companies may include or exclude when calculating Adjusted EBITDA may differ from the adjustments reflected in our measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation, nor should these measures be viewed as a substitute for the most directly comparable GAAP measure, which is net loss. We compensate for the limitations of non-GAAP measures by relying primarily on our GAAP results. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our performance.
As more fully discussed in the section titled “Bright Machines Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors and Trends Affecting our Operating Performance,” the March 2020 Share Repurchase Transaction, May 2020 impairment of SMT equipment, September 2020 Flex Amendment and May 2021 Flex Amendment had a significant effect on the results of our operations which are non-recurring, and decrease the usefulness of our limited operating history as an indicator of our future performance. Accordingly, the non-GAAP financial information as presented below excludes the impact of these transactions and related amendments to the Flex Agreement which are not, in our view, indicative of our core operating results.
The table below reconciles our net loss to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020:
	Six Months Ended June 30,
	2021	2020
($ in thousands)
Net loss	$(13,221)	$(38,127)
Provision for (benefit from) income taxes	71	(217)
Interest income (expense), net	8	(615)
Depreciation and amortization	1,159	3,158
EBITDA	(11,983)	(35,801)
Stock-based compensation	5,221	3,971
Non-recurring Flex transactions:
Amortization of deferred lease incentive(1)	132	278
Loss on write-off of deferred lease incentive(2)	790	—
Contra-revenue adjustment(1)	—	6,547
Amortization of deferred revenue(2)	(5,034)	—
Gain on sale of SMT equipment(2)	(20,097)	—
Impairment of long-lived assets(3)	—	6,668
Adjusted EBITDA	$(30,971)	$(18,337)

(1)
This adjustment relates to amortization of deferred lease incentive related to the Flex Agreement. Refer to Note 3 to our unaudited 1H 2021 condensed consolidated financial statements and Note 3 to our audited FY 2020 consolidated financial statements for more information.

(2)
These adjustments relate to the May 2021 Flex Amendment. Refer to Note 3 to our unaudited FY 2021 condensed consolidated financial statements for more information.

(3)
This adjustment relates to a non-cash impairment charge totaling $6.7 million in May 2020 related to all leased SMT equipment. Refer to Note 3 to our audited FY 2020 consolidated financial statements for more information.

The table below reconciles our net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
($ in thousands)
Net loss	$(64,591)	$(46,633)
Provision for income taxes	499	1,632
Interest income, net	(701)	(2,128)
Depreciation and amortization	5,232	5,990
EBITDA	(59,561)	(41,139)
Stock-based compensation	7,306	8,777
Non-recurring Flex transactions:
Contra-revenue adjustment(1)	6,520	—
Amortization of deferred lease incentive(2)	569	—
Amortization of deferred revenue(2)	(27)	—
Loss on sale of SMT equipment(3)	1,490	—
Impairment of long-lived assets(4)	6,668	—
Adjusted EBITDA	$(37,035)	$(32,362)

(1)
This adjustment relates to the March 2020 Share Repurchase Transaction. Refer to Note 3 to our audited FY 2020 consolidated financial statements for more information.

(2)
This adjustment relates to amortization of deferred lease incentive related to the Flex Agreement. Refer to Note 3 to our unaudited 1H 2021 condensed consolidated financial statements and Note 3 to our audited FY 2020 consolidated financial statements for more information.

(3)
This adjustment relates to loss on sale of SMT equipment included within Other Income (Expense) due to an impairment in the lease incentive capitalized as part of the March 2020 Share Repurchase Transaction. Refer to Note 3 to our audited FY 2020 consolidated financial statements for more information.

(4)
This adjustment relates to a non-cash impairment charge totaling $6.7 million in May 2020 related to the leased SMT equipment. Refer to Note 3 to our audited FY 2020 consolidated financial statements for more information.

Liquidity and Capital Resources
As of June 30, 2021, we had $38.7 million in cash, cash equivalents and restricted cash, and an accumulated deficit of $196.1 million. We expect to continue to incur net losses as we continue to invest in research and development and sales and marketing of our products.
Since inception, we have financed our operations primarily through the issuance of equity securities. Management anticipates we will be able to raise additional capital needed to sustain our operations and meet our obligations as they become due over the next 12 months upon consummation of the proposed Business Combination with SCVX. However, we can provide no assurance the proposed Business Combination will be successfully consummated, or that enough capital will be received to fund our operations over the next 12 months. If the proposed Business Combination is not successfully consummated or insufficient capital is received, including due to significant redemptions of SCVX Class A ordinary shares in connection with the Business Combination, we will have to seek other sources of capital, or pursue other strategic alternatives, which could include, among other things, a significant reduction in our current cost structure, a significant reduction in our product development strategy, a sale of our business, or a filing of insolvency or cessation of our operations.
Our future capital requirements will depend on many factors, including revenue growth, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, increased general and administrative expenses to support publicly-traded company requirements, and any potential future acquisitions or other strategic transactions.
We plan to pursue financing options to fund our operations through the Closing. Any equity financing we may undertake could be dilutive to our existing stockholders, and any additional debt financing we may undertake could require debt service and financial and operational requirements that could adversely affect our business. There is no assurance we would be able to obtain future financing on favorable terms or at all. See the section titled “Risk Factors — Risks Related to Our Maturity and Financial Positions — We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.”
Cash Flows
The following table summarizes our cash flows for the periods indicated:
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
($ in thousands)
Net cash used in operating activities	$(25,433)	$(27,535)	$(43,035)	$(36,334)
Net cash provided by (used in) investing activities	2,088	35,637	63,892	(72,594)
Net cash provided by (used in) financing activities	1,425	9,759	10,407	(249)
Cash Used in Operating Activities
Our primary source of cash from operating activities has been from cash collections from our customers. We expect cash inflows from operating activities to be affected by increases in sales and timing of collections. Our primary uses of cash from operating activities have been for personnel costs and investment in sales and marketing and research and development. We expect cash outflows from operating activities to increase as a result of further investment in sales and marketing and increases in personnel costs as we grow our business.
During 1H 2021, net cash used in operating activities was $25.4 million, which consisted of a net loss of $13.2 million, a $20.1 million gain on sale of SMT equipment and a $5.0 million amortization of deferred revenue, partially offset by non-cash charges of $7.1 million, primarily related to stock-based compensation and depreciation and amortization, and a net change in our net operating assets and liabilities of $5.8 million. The change in our net operating assets and liabilities was primarily due to a $0.6 million increase in accounts receivable due to the timing of collections, a $3.2 million increase in inventories for anticipated growth in our business, a $3.7 million increase in other current and non-current assets, and a $0.6 million decrease in operating lease payables due to timing of payments. These changes were partially offset by a $2.7 million increase in accounts payable primarily attributable to inventory purchases and timing of payments, a $2.2 million increase in accrued wages and benefits and other liabilities primarily due to timing of payments and increased personnel costs associated with an increase in our headcount, and a $8.7 million increase in deferred revenue due to billings.
During 1H 2020, net cash used in operating activities was $27.5 million, which consisted of a net loss of $38.1 million, partially offset by non-cash charges of $14.8 million, primarily related to stock-based compensation, depreciation and amortization, and impairment of long-lived assets, and a net change in our net operating assets and liabilities of $4.2 million. The change in our net operating assets and liabilities was primarily due to a $2.2 million increase in inventories for anticipated growth in our business, a $2.7 million decrease in accrued wages and benefits and other liabilities primarily due to timing of payments, a $3.0 million increase in deferred lease incentive due to the March 2020 Share Repurchase Transaction (see Note 3 to our audited FY 2020 consolidated financial statements for more information about the March 2020 Share Repurchase Transaction), a $1.2 million decrease in accounts payable primarily attributable to timing of payments, and a $0.7 million decrease in operating lease liabilities due to timing of payments. These changes were partially offset by a $3.7 million decrease in accounts receivable due to the timing of collections and a $1.9 million decrease in other current assets and non-current assets.
During FY 2020, net cash used in operating activities was $43.0 million, which consisted of a net loss of $64.6 million, partially offset by non-cash charges of $22.3 million, primarily related to stock-based compensation, depreciation and amortization, impairment of long-lived assets, and loss on disposals of property and equipment, and a net change in our net operating assets and liabilities of $0.8 million. The change in our net operating assets and liabilities was primarily due to a $9.7 million increase in inventory for anticipated growth in our business, and a $3.0 million increase in deferred lease incentive due to the March 2020 Share Repurchase Transaction (see Note 3 to our audited FY 2020 consolidated financial statements for more information about the March 2020 Share Repurchase Transaction). These changes were partially offset by a $2.8 million decrease in accounts receivable due to collections, a $2.6 million decrease in other current and noncurrent assets, a $2.8 million increase in accounts payable primarily attributable to inventory purchases and timing of payments, a $3.1 million increase in accrued wages and benefits and other liabilities primarily due to timing of payments and increased personnel costs associated with increases in our headcount, and a $1.3 million increase in deferred revenues.
During the year ended December 31, 2019, net cash used in operating activities was $36.3 million, which consisted of a net loss of $46.6 million, partially offset by non-cash charges of $16.9 million, primarily related to stock-based compensation and depreciation and amortization, and a net change in our net operating assets and liabilities of $6.6 million. The change in our net operating assets and liabilities was primarily due to a $9.0 million increase in inventory for anticipated growth in our business, a $1.2 million increase in other current and noncurrent assets, a $1.5 million decrease in accrued wages and benefits and other liabilities primarily due to timing of payments, and a $1.3 million decrease in operating lease liabilities due to timing of payments. These changes were partially offset by a $5.3 million decrease in accounts receivable due to collections, and a $1.1 million increase in accounts payable primarily attributable to inventory purchases and timing of payments.
Cash Provided by (Used in) Investing Activities
During 1H 2021, net cash provided by investing activities was $2.1 million, which consisted of allocated proceeds of $2.1 million from the sale of SMT equipment resulting from the May 2021 Flex Amendment and $4.1 million from the sale of available for sale securities, partially offset by purchases of property and equipment and capitalization of software development costs of $4.1 million.
During 1H 2020, net cash provided by investing activities was $35.6 million, which consisted of proceeds from the sale of available for sale securities of $69.6 million, partially offset by purchases of available for sale securities of $30.3 million and property and equipment and capitalization of software development costs of $3.7 million.
During FY 2020, net cash provided by investing activities was $63.9 million, which consisted of proceeds of $65.8 million from the sale of available for sale securities and $11.3 million from the sale of property and equipment, partially offset by purchases of property and equipment and capitalization of software development costs of $7.1 million and available-for-sale securities of $6.1 million.
During the year ended December 31, 2019, net cash used in investing activities was $72.6 million, which consisted of purchases of available-for-sale securities of $65.9 million and property and equipment and capitalization of software development costs of $8.8 million, partially offset by proceeds from sale of available for sale securities of $2.1 million.

Cash Provided by (Used in) Financing Activities
During 1H 2021, net cash provided by financing activities was $1.4 million, primarily related to proceeds from exercise of stock options.
During 1H 2020, net cash provided by financing activities was $9.8 million, which was primarily due to the issuance of Series Seed-3 convertible preferred stock of $43.9 million, partially offset by the repurchase of Series Seed-2 convertible preferred stock of $34.4 million.
For FY 2020, net cash provided by financing activities was $10.4 million, which was primarily due to the issuance of shares of Series Seed-3 convertible preferred stock in an aggregate amount of $43.9 million and proceeds from exercise of stock options of $0.6 million, partially offset by the repurchase of shares of Series Seed-2 convertible preferred stock in an aggregate amount of $34.4 million.
During the year ended December 31, 2019, net cash used in financing activities was $0.2 million, which consisted of a $0.4 million long-term loan payments, partially offset by a $0.1 million proceeds from exercise of stock options.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Contractual Obligations and Commitments
Loan and Security Agreement
On April 5, 2019, we entered into a Loan and Security Agreement (the “2019 Loan and Security Agreement”) with Silicon Valley Bank to obtain a revolving credit facility of $40.0 million. The 2019 Loan and Security Agreement expired on April 5, 2021. The 2019 Loan and Security Agreement contained affirmative covenants, events of default and repayment provisions and had a per annum commitment fee of $0.06 million as well as a quarterly unused revolving line facility fee of 0.25% per annum on the average unused portion of the revolving line. Upon draw down, if any, we were required to pay interest on the outstanding amount at a rate of 4.25% per annum. The credit facility under the 2019 Loan and Security Agreement expired on April 5, 2021. As of June 30, 2021, and December 31, 2020, there was no outstanding borrowing under the Loan and Security Agreement, and we were in compliance with all covenants.
We intend to pursue financing options to fund operations through the completion of the Business Combination.
Other
Other contractual obligations and commitments as of June 30, 2021 include operating leases, a standby letter of credit and non-cancellable purchase commitments. Approximately $1.4 million of our operating lease commitments, is due within the next 12 months and approximately $23.9 million is due beyond 12 months. Our standby letter of credit serves as security for certain operating leases for office spaces and is fully secured by restricted certificate of deposit accounts. There was no draw against the letter of credit during the six months ended June 30, 2021. Additionally, we are committed to non-cancellable purchase commitments of $1.6 million as of June 30, 2021.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes. We maintain cash in bank deposits, which at times may exceed federally insured limits. We have not experienced any losses in such accounts.

Critical Accounting Policies and Estimates
We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our audited FY 2020 consolidated financial statements for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those consolidated financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.
Revenue Recognition
We generate revenues from three sources: (1) Assembly Automation consisting of sales of microfactory solutions; (2) Professional Services and Other such as test engineering, automation, and related services; and, until May 2021, (3) Leasing of Manufacturing and Microfactory Equipment.
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Assembly Automation — Assembly Automation includes the sale of microfactories to Flex and other customers. A microfactory sale is comprised of several obligations that are all highly interrelated and independent, including furnishing hardware, firmware, and design, and providing building and installation services. We have therefore concluded that a microfactory sale represents a single performance obligation because our obligations are not distinct within the context of the contract. The customer’s buying decision is based on their ability to obtain the functional benefit stemming from a solution manufactured to their specifications. We recognize revenue when we have transferred control of the microfactory (i.e., upon customer acceptance that the solution meets the specified functional requirements based on performance at the customer’s site). Once the on-site acceptance testing is successful, we invoice the customer and recognize revenue. In FY 2020, we entered into microfactory sales transactions that provide for milestone-based billing. In these sales transactions, the timing of revenue recognition differs from the timing of invoicing to customers, which we account for by recording contract liabilities (deferred revenue) on our consolidated balance sheet.

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Professional Services and Other — Professional services and other consist of the development of tools and processes for either installing and configuring new assembly lines or testing constituent parts (e.g., a circuit board) or the whole of a customer product. We sell professional services to Flex under the Flex Agreement. We provide these professional services to Flex on a stand-ready basis over time as we provide a set headcount consistently throughout the service period. These services represent performance obligations that meet the definition of a “series” because (i) each promised service to the customer in the series meets the criteria to be a distinct performance obligation and is satisfied over time, and (ii) we apply the same method to measure our progress toward completely satisfying the performance obligation for each promised service in the series. Therefore, we recognize revenue based on the passage of time over the 60-month contractual term.

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Leasing of Manufacturing and Microfactory Equipment — Under the Flex Agreement, we leased SMT equipment until the May 2021 Flex Amendment. We concluded that the lease component of the Flex Agreement constituted operating leases accounted for under ASC 842, Leases, and we therefore recorded revenue ratably over time throughout the lease periods. We generally billed Flex monthly. Pursuant to the May 2021 Flex Amendment, we sold the remaining SMT equipment assets under the leases and the remainder of the lease terms were terminated.

Customarily, we have a purchase order from, or an executed contract with, the customer that establishes the goods and the product specifications specific to each customer, the services to be transferred and the consideration to be received. We combine two or more contracts entered into at or near the same time with the same customer as a single contract if the contracts are negotiated as one package with a single commercial objective, if the amount of consideration to be paid on one contract depends on the price or performance of the other contract or if the goods and services promised in each of the contracts are a single performance obligation.
Our primary customer is Flex, a related party, which accounted for approximately 95% and 99% of our consolidated revenue for the 1H 2021 and for FY 2020, respectively. We have numerous obligations to Flex under the Flex Agreement, including the non-lease components and the lease components. The transaction price is comprised of fixed consideration per the Flex Agreement. While our contracts with customers, including the Flex Agreement, do not include variable consideration, as it relates to the Flex Agreement, we have historically chosen not to enforce MPCs, which gives rise to variable consideration in the form of a price concession. We include variable consideration in the transaction price to the extent it is probable that we will not need to record a significant revenue reversal when the uncertainty giving rise to the variable consideration is resolved. See below for further discussion of MPCs under the Flex Agreement.
We allocate the transaction price to the lease and non-lease components based on their relative standalone selling price.
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We determined the standalone selling price of the lease component based on observable inputs (i.e., the equipment purchase price, the useful life of the equipment, and the lease term).

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In relation to the non-lease component, the standalone selling prices of our goods and services are generally not directly observable. The primary method used to estimate standalone selling prices is the expected cost plus a margin approach, under which we forecast the expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service.

The Flex Agreement provides for annual MPCs for additional good or services for each year over the five-year term. Flex can execute purchase orders for microfactory solutions to reach the MPCs. Through December 31, 2020, Flex has not historically met, and we have not historically enforced annual MPCs. Because we are not enforcing our right to the additional consideration that would have been due from Flex had Flex not failed to meet MPCs, as of December 31, 2020, we concluded that we had granted an implicit price concession to Flex. That is, although we are legally entitled to additional consideration, we concluded that we do not expect to be entitled to such consideration as we do not intend to enforce our right to such additional consideration. Therefore, we concluded that including such consideration in the transaction price determination would likely result in a significant revenue reversal when the uncertainty is resolved, and as such the consideration due related to the MPCs in the Flex Agreement has been excluded from the transaction price.
As a practical expedient, we expense costs to obtain a contract as incurred when the amortization period of the costs that would otherwise have been capitalized is one year or less, and costs incurred to obtain a contract have historically been immaterial. We do not pay commissions in relation to the Flex Agreement. We do not incur contract fulfillment costs.
Stock-based Compensation
We recognize the cost of stock-based awards granted to employees, directors and consultants based on the estimated grant-date fair value of the awards. For awards that vest solely based on a service condition, the cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We recognize stock-based compensation costs and reverse previously recognized costs for unvested options in the period forfeitures occur.
Our use of the Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent our best estimates. These estimates involve inherent uncertainties and the application of our judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.
These assumptions and estimates are as follows:
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Expected term — We determine the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

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Expected volatility — The expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group as there has been no public market for our shares to date.

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Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

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Expected dividend yield — We have not paid and do not expect to pay dividends. Consequently, we use an expected dividend yield of zero.

Common Stock Valuation
The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. Based on our early stage of development and other relevant factors, it was determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM back solve analysis to estimate the fair value of our common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our preferred stock in this instance.
Fair Value of Series Seed-3 Convertible Preferred Stock Sold to Eclipse, and Series Seed-2 Convertible Preferred Stock Repurchased from Flex in March 2020
Pursuant to the March 2020 Share Repurchase Transaction, we agreed to repurchase 18.9 million shares of our Series Seed-2 convertible preferred stock from Flex and sell 18.9 million shares of our Series Seed-3 convertible preferred stock to Eclipse. The purchase and sale of such convertible preferred shares from Flex and to Eclipse were made at the same per-share amount, approximately $43.9 million. However, as the redemption ratio for the two tranches were different, and the shares sold to Eclipse were at fair value, the amount we paid to Flex to acquire the preferred shares sold by Flex was in excess of the fair value of the shares repurchased. The $43.9 million paid to Flex by Bright Machines exceeded the $34.4 million fair value of the shares by approximately $9.5 million. In addition, the $34.4 million fair value of the shares exceeded the $21.3 million carrying value by $13.1 million. The $9.5 million by which the payment to Flex exceeded the fair value was considered a payment to a customer because of the existing Flex Agreement. We accounted for this as consideration payable to the customer, and as no other terms of the Flex Agreement were modified, the consideration paid to Flex represents a change (reduction) in the transaction price. The $13.1 million by which the fair value of the shares exceeded the carrying value is a deemed dividend that was recorded as a reduction of additional paid-in capital because we have an accumulated deficit. Due to the fact that we have an accumulated deficit, this deemed dividend was recorded within additional paid-in capital. The $43.9 million fair value of the shares of Series Seed-3 convertible preferred stock issued to Eclipse, as well as the $34.4 million fair value of the shares of Series Seed-2 convertible preferred stock repurchased from Flex, were determined with the assistance from independent third-party valuation specialists using a market approach (guideline public company method).
Fair Value Used in the Sale of remaining SMT equipment, May 2021 Flex Amendment and Retirement of Series Seed-2 Redeemable Convertible Preferred Stock
Pursuant to the May 2021 Flex Amendment in the second quarter of 2021, (i) we sold the remaining SMT equipment assets under the lease with a carrying value of approximately $10.5 million to Flex, (ii) the remainder of the lease term was terminated, which eliminated approximately $7.5 million of total remaining lease payments, (iii) the amount of Professional Services to be provided to Flex over the approximate remaining term of two years was reduced, with the price to be paid by Flex for such services being proportionally reduced by $7.8 million, and (iv) the MPCs were reduced by an aggregate of $97.8 million to $25 million for each of the one-year periods commencing on May 1, 2021 and May 1, 2022, with the MPCs now considered enforceable following the May 2021 Flex Amendment.
To effect the May 2021 Flex Amendment, Flex transferred consideration of $8.2 million in cash and 10,135,887 Redeemed Preferred Shares with a total fair value of $83.1 million to us (recorded in mezzanine equity as of December 31, 2020). We accounted for the difference between the fair value and the net carrying value of the Redeemed Preferred Shares on the redemption date as a $71.7 million deemed dividend since it represented a stockholder return to Flex. The fair value of the consideration received from Flex to affect the May 2021 Flex Amendment was accounted for as additional consideration received to effect the May 2021 Flex Amendment. See Note 3 to our unaudited 1H 2021 condensed consolidated financial statements for more information about the May 2021 Flex Amendment.
Inventories
Inventories consist of raw materials, work in process and finished goods. Finished goods and work in process inventory includes direct materials, labor and overhead. Inventories are stated at the lower of cost or net realizable value. Cost is determined using a weighted average cost method. We periodically make judgments and estimates regarding the future utility and carrying value of inventory. The carrying value of inventory is periodically reviewed and impairments, if any, are recognized when the expected net realizable value is less than the carrying value.
Net realizable value is the estimated selling price of our products in the ordinary course of business, less reasonably predictable costs of completion. Inventory reserves are established when the net realizable value is lower than costs due to obsolescence, changes in price levels, or other causes and circumstances. Reserves are also established for excess inventory based on forecasted demand, changes in technology, and new product introductions. Once inventory has been written down to the lower of cost or net realizable value, a new cost basis is established, and the related inventory is not written back up in future periods.
Internal-Use Software
Under ASC 350-40, Internal-Use Software, we capitalize qualifying internal-use software development costs related to the cloud platform it is currently developing. Customers will access the platform on a Software-as-a-Service basis and will not have contractual rights to take possession of the underlying code at any time. Costs consist of personnel (including related benefits and stock-based compensation) and contractor costs that are incurred during the application development stage. Capitalization of costs begins when the preliminary project stage is completed, and it is probable that the software will be completed and used for its intended function. Capitalization ceases when software development and all significant testing are substantially complete, and the software is ready for its intended use. Costs related to preliminary project and post-implementation operating activities are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, which is three years.
We capitalize costs related to specific upgrades and enhancements when it is probable that the related expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. We evaluate the useful lives of capitalized software on an annual basis and test for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.
Impairment of Long-Lived Assets
We assess long-lived assets for impairment in accordance with the provisions of ASC 360, Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of the impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Recent Accounting Pronouncements
See Note 2 to our audited FY 2020 consolidated financial statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.
Emerging Growth Company Status
Upon consummation of the Business Combination, we will be an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We plan to elect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements following the Business Combination may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

MANAGEMENT OF NEW BRIGHT MACHINES FOLLOWING
THE BUSINESS COMBINATION
The following sets forth certain information, as of October 1, 2021, concerning the persons who are expected to serve as directors and executive officers of New Bright Machines following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal.”
Name	Age	Title
Executive Officers
Amar Hanspal	57	Chief Executive Officer
Michael Keogh, Jr.	51	Chief Financial Officer
William Griffin	56	Chief Revenue Officer
Victoria Libin	51	General Counsel
Brian Mathews	54	Chief Technology Officer
Yizhak Rodrig	54	Chief Operating Officer

Non-Employee Directors
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Key Employees
Fiorella Dettorre	65	Chief Human Resources Officer
Caroline Pan	48	Chief Marketing Officer
Abhishek Pani	46	Chief Product Officer
Executive Officers
Amar Hanspal is the CEO and Co-Founder of Bright Machines. Mr. Hanspal has also served as a director of Aspen Technologies, a provider of software and services for the process industries, where he has served as a member of the Nominating and Corporate Governance Committee since July 2020, a member of the Compensation Committee since May 2021, and as a member of the Audit Committee from July 2020 to May 2021. Before Bright Machines, Mr. Hanspal was co-CEO at Autodesk, a software company, from February 2017 to June 2017, where he oversaw the company’s move to the cloud and the development of its innovative manufacturing and construction applications. Prior to his time as co-CEO at Autodesk, Mr. Hanspal held roles that included Chief Product Officer from November 2011 to February 2017, Senior Vice President of Platform Solutions and Emerging Business, and Vice President of Collaboration Solutions at Autodesk from January 2002 to November 2011. Before Autodesk, Mr. Hanspal was the Co-Founder and Vice President of Marketing and Business Development for RedSpark, which focused on collaborative product development applications for the discrete manufacturing industry. Mr. Hanspal holds a B.S. in mechanical engineering from the University of Mumbai (formerly known as University of Bombay) and an M.S. in mechanical engineering from State University of New York at Stony Brook. Mr. Hanspal has also completed the executive managerial program at Stanford University and currently serves on the board of BeyondTrust.
Michal Keogh Jr. joined Bright Machines in August 2021 as Chief Financial Officer. From March 2019 to August 2021, Mr. Keogh served as President of Stanley X, the innovation business unit of Stanley Black & Decker. Prior to that, Mr. Keogh served as the Chief Financial Officer of Stanley Black & Decker’s Emerging Markets and Digital Innovation Accelerator’s divisions from June 2018 to March 2019. Mr. Keogh was a Senior Director of Finance at Apple responsible for R&D from June 2016 to June 2018. At Apple, Mr. Keogh also led the Corporate FP&A finance team from 2015 to 2016 and Apple’s Manufacturing Operations finance team from 2012 to 2015. Mr. Keogh also worked at Intel from 1999 to 2012, where he served in a variety of finance and strategy roles. Mr. Keogh holds a B.A. in industrial relations from University of North Carolina and an M.B.A. from Cornell University.

William Griffin joined Bright Machines in October 2018 as Chief Revenue Officer. Mr. Griffin has worked worldwide in technology sales to manufacturers for over twenty years. From September 2017 to December 2019, Mr. Griffin served as Partner of TechCXO, which provides companies with on-demand executives. Mr. Griffin served as executive vice president in field operations as well as a director at Aspen Technology from February 2016 to June 2017. Mr. Griffin holds a B.S. in Business Administration from Wilkes University.
Victoria Libin joined Bright Machines in June 2019 as Senior Vice President of Legal Affairs and Corporate Secretary and currently serves as General Counsel, a role she has held since May 2021. Prior to joining Bright Machines, Ms. Libin led a global team of senior lawyers at Accenture Digital, a division of Accenture plc, a multinational company that provides consulting and professional services, from November 2014 to May 2019, where she focused on Accenture Digital’s expansion into new business areas and the development and commercialization of cutting-edge technology platforms and offerings. Ms. Libin holds a J.D. from University of California, Hastings College of the Law, a M.A. in Art History from Harvard University, and a B.A. in Art History from Brandeis University.
Brian Mathews joined Bright Machines in August 2018 as Chief Technology Officer. Mr. Mathews has also served as Bright Machines’ Senior Vice President of Software Engineering since January 2020 and Head of Information and Product Security since June 2020, respectively. Prior to that, Mr. Mathews worked at Autodesk as Vice President of Platform Engineering from August 2017 to July 2018, and as Vice President of the Information Modeling and Platform Products Group from November 2012 to August 2017. Mr. Mathews has served on the board of the San Mateo Radio Club, a private non-profit organization since January 2020. Mr. Mathews earned both his B.S. and M.S. in Electrical Engineering from Cornell University.
Yizhak Rodrig joined Bright Machines in May 2018 as Chief Operating Officer. Prior to this, Mr. Rodrig worked at Flex, a multinational electronics contract manufacturer as president of manufacturing operations, from October 2013 to April 2018, and earlier as senior vice president of EMEA and South America operations. Before that, Mr. Rodrig founded Uniskor, an electronic manufacturing services provider, which was acquired by Flex in 2000. Mr. Rodrig earned his Practical Engineer degree in Industrial Engineering from Tel-Aviv University and has completed executive managerial and business innovation leadership programs from Massachusetts Institute of Technology and Stanford.
Non-Employee Directors
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Key Employees
Fiorella Dettorre joined Bright Machines in July 2018 as Chief Human Resources Officer. Prior to this, Ms. Dettorre provided management consulting and executive development coaching programs to senior executives at primarily Fortune 500 high-tech companies through her own firm from January 2009 to July 2018 and through LISARDCO Executive Coaching from January 2005 to July 2018. In 1996, Ms. Dettorre co-founded DigitalPersona, a provider of biometric and authentication technology, which she sold in 2005. Earlier in her career, Ms. Dettorre was an executive at Logitech, Inc., where she held several management positions in operations and administration in support of the company’s rapid worldwide expansion, including setting up manufacturing operations. Ms. Dettorre earned her Doctorate in Psychology from the University of Rome.
Caroline Pan joined Bright Machines in March 2021 as Chief Marketing Officer. From February 2017 to January 2021, Ms. Pan was a senior executive at Honeywell International Inc., a global diversified industrial manufacturing and technology company, where she held leadership roles including Vice President of Global Marketing and Vice President of Strategy, Innovation and Ventures. Prior to Honeywell, Ms. Pan served as Vice President of Emerging Markets for the Printing & Personal Systems division at the Hewlett Packard Company, a multinational information technology company, from March 2012 to February 2015. She worked at Intel Corporation, a multinational semiconductor chip manufacturer, in a variety of marketing, strategy, and operational roles from 2001 to 2012, and at Ford Motor Company, a multinational automotive company, as a design engineer from 1995 to 1999. Ms. Pan earned her B.S. in Mechanical

Engineering from the Massachusetts Institute of Technology and her M.B.A. in Marketing & General Management from Harvard Business School.
Abhishek Pani joined Bright Machines in August 2019 as Senior Vice President of Product Management, and currently serves as Chief Product Officer, a role he has held since January 2021. Prior to this, Mr. Pani served as Senior Director of AI/ML Products & Data Science at Adobe, a computer software company, from January 2012 to August 2019. Mr. Pani also worked as an adjunct faculty member at Stanford University from September 2015 to August 2019 and as a Director of Research and Algorithms at Efficient Frontier, an online performance and social media marketing platform, from February 2007 to January 2012. Mr. Pani earned his B.S. in Electrical Engineering from the University of Mumbai (formerly known as University of Bombay), his M.B.A. from the Indian Institute of Management and his M.S. and Ph.D. in Operations Research/Management Science from the University of Maryland.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable New Bright Machines’ board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Concurrently with the Closing, Bright Machines intends to enter into the Stockholders Agreement, pursuant to which Eclipse will have the right, subject to the rules of Nasdaq, from and after the Closing and until such time as Eclipse beneficially owns less than 10.0% of the outstanding New Bright Machines common stock, to nominate one individual for election as a Class III director, and Bright Machines has agreed to include such person as a nominee for election as a director at the applicable stockholders meeting in its proxy solicitation materials, to recommend to New Bright Machines’ stockholders that such person be elected as a director at such stockholders meeting, and to take all necessary action to cause to be elected and/or maintained in office as a member of the board such person. The Eclipse director nominee for the board of New Bright Machines at the Closing is [     ]. It is anticipated that, following the Business Combination, Eclipse will own 43.0% of outstanding New Bright Machines common stock. This percentage assumes (i) that no public shareholders of SCVX exercise their redemption rights in connection with the Mergers, (ii) the vesting and exercise (on a net share basis) of all New Bright Machines options for shares of New Bright Machines common stock, (iii) that, immediately prior to the consummation of the Mergers, SCVX issues 20,500,000 shares of New Bright Machines common stock to the PIPE Investors in connection with the PIPE Investment and (iv) that no New Bright Machines warrants outstanding immediately following the Closing have been exercised. If the facts are different from these assumptions, this percentage will be different. This percentage does not take into account any Earnout Shares issued following the Business Combination.
Director Independence
As a result of New Bright Machines’ common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of Nasdaq in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of [           ] qualifies as “independent” as defined under the applicable Nasdaq rules.
Committees of the Board of Directors
New Bright Machines’ board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New Bright Machines will have a standing audit, risk and compliance committee (“audit committee”), compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New Bright Machines’ committee charters will be posted on its website, [           ], as required by applicable SEC and Nasdaq rules. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit, Risk and Compliance Committee
Upon the Closing, New Bright Machines’ audit committee will consist of [           ], [           ] and [           ], with [           ] serving as the chair of the committee. New Bright Machines board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New Bright Machines’ audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
New Bright Machines board of directors has determined that [           ] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, New Bright Machines board has considered [           ]’s formal education and previous and current experience in financial and accounting roles. Both New Bright Machines’ independent registered public accounting firm and management periodically will meet privately with New Bright Machines’ audit committee.
The audit committee’s responsibilities will include, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing New Bright Machines’ independent registered public accounting firm;

•
discussing with New Bright Machines’ independent registered public accounting firm their independence from management;

•
reviewing with New Bright Machines’ independent registered public accounting firm the scope and results of their audit;

•
pre-approving all audit and permissible non-audit services to be performed by New Bright Machines’ independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and New Bright Machines’ independent registered public accounting firm the interim and annual financial statements that New Bright Machines files with the SEC;

•
overseeing New Bright Machines’ internal audit process and function;

•
overseeing New Bright Machines’ risk assessment and risk management, including with respect to the underwriting and pricing of insurable risks, the settlement of claims, the appropriate levels of retained risk and other insurance-related matters;

•
reviewing and monitoring New Bright Machines’ accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Upon the Closing, New Bright Machines’ compensation committee will consist of [           ], with [           ] serving as the chair of the committee. [           ] are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. New Bright Machines’ board of directors has determined that each of [           ] are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
•
reviewing and approving corporate goals and objectives relevant to the compensation of New Bright Machines’ Chief Executive Officer, evaluating the performance of New Bright Machines’ Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of New Bright Machines’ Chief Executive Officer;

•
reviewing and setting or making recommendations to New Bright Machines’ board of directors regarding the compensation of New Bright Machines’ other executive officers;

•
making recommendations to New Bright Machines’ board of directors regarding the compensation of New Bright Machines’ directors;

•
reviewing and approving or making recommendations to New Bright Machines’ board of directors regarding New Bright Machines’ incentive compensation and equity-based plans and arrangements; and

•
appointing and overseeing any compensation consultants.

We believe that the composition and functioning of New Bright Machines’ compensation committee meets the requirements for independence under the current Nasdaq listing standards.
Nominating and Corporate Governance Committee
Upon the Closing, New Bright Machines’ nominating and corporate governance committee will consist of [           ], [           ] and [           ]. New Bright Machines’ board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:
•
identifying individuals qualified to become members of New Bright Machines’ board of directors, consistent with criteria approved by New Bright Machines’ board of directors;

•
recommending to New Bright Machines’ board of directors the nominees for election to New Bright Machines’ board of directors at annual meetings of New Bright Machines’ stockholders;

•
overseeing an evaluation of New Bright Machines’ board of directors and its committees; and

•
developing and recommending to New Bright Machines’ board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of New Bright Machines’ nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.
New Bright Machines’ board of directors may from time to time establish other committees.
Code of Ethics
New Bright Machines will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New Bright Machines’ website, www.brightmachines.com. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus. New Bright Machines intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of New Bright Machines’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Bright Machines, that has one or more executive officers serving as a member of New Bright Machines’ board of directors.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for Bright Machines’ 2020 named executive officers (“NEOs”). Bright Machines’ NEOs for the fiscal year ended December 31, 2020 are:
•
Amar Hanspal, Chief Executive Officer;

•
William Griffin, Chief Revenue Officer; and

•
Yizhak Rodrig, Chief Operating Officer.

The Bright Machines board of directors has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward talented and qualified executives who share its philosophy and desire to work towards achieving Bright Machines’ goals. Bright Machines believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Bright Machines’ current compensation programs reflect its startup origins and consist primarily of salary, bonus, commissions and equity awards. As Bright Machines’ needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.
This discussion may contain forward-looking statements that are based on Bright Machines’ current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Bright Machines adopts following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company,” as defined in the JOBS Act, Bright Machines is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of the NEOs for the year ended December 31, 2020.
Name and Principal Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Amar Hanspal Chief Executive Officer	300,000	—	—	300,000
William Griffin Chief Revenue Officer	361,250	256,008(1)	—	617,258
Yizhak Rodrig(2) Chief Operating Officer	536,463	—	269,623(3)	806,086

(1)
Represents the sum of (i) commissions in the amount of $75,000 for accounts expansion and (ii) commissions in the amount of $181,008 for annual bookings, in each case, earned by Mr. Griffin pursuant to the terms of the Bright Machines’ Sales Commission Plan.

(2)
The amounts paid to Mr. Rodrig reflected herein have been converted from NIS to USD based on a currency exchange rate of 3.215:1, which was the currency exchange rate in effect as of December 31, 2020.

(3)
Represents the sum of (i) fuel allowances in the amount of $4,893, (ii) annual cost of car lease in the amount of $67,069, (iii) tax gross-up on car lease payments in the amount of $46,432, (iii) meal allowances in the amount of $1,239, (iv) tax gross-up on meal allowances in the amount of $1,239, (v) contributions to a recognized education fund in the amount of $40,235, (vi) tax gross-ups on contributions to the recognized education fund in excess of the nontaxable deposit limit in the amount of $35,836, (vii) additional payments in excess of the nontaxable pension fund contribution limit in the amount of

$34,091, (viii) tax gross-ups on additional payments in excess of the nontaxable pension fund contribution limit in the amount of $34,091, (ix) tax gross-ups on health insurance costs in the amount of $404, (x) tax gross-ups on disability insurance costs in excess of the nontaxable coverage limit in the amount of $3,750, (xi) holiday and birthday gift cards in the amount of $348 and (xii) tax gross-ups on holiday and birthday gift cards in the amount of $344.
Narrative to the Summary Compensation Table
2020 Annual Base Salary
In 2020, each of the Bright Machines’ named executive officers received an annual base salary to compensate them for services rendered to Bright Machines. As of January 1, 2020, the annual base salary of each of Mr. Hanspal, Mr. Griffin and Mr. Rodrig was $400,000, $425,000, and $631,132, respectively. In response to the COVID-19 pandemic, Bright Machines implemented a salary reduction program for its senior management team and reduced the annual base salary of Mr. Hanspal, Mr. Griffin and Mr. Rodrig by 50%, 30% and 30%, respectively, from April 1, 2020, through September 30, 2020. The annual base salaries for each of the Bright Machines’ named executive officers was returned to pre-reduction levels beginning October 1, 2020. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.”
2020 Cash Bonus
In 2020, Mr. Hanspal was eligible to earn a discretionary annual bonus targeted at $150,000 based on Bright Machines performance, as determined by the Bright Machines board of directors, in its discretion.
No cash bonus was awarded to Mr. Hanspal for 2020 performance because Mr. Hanspal decided, in light of the COVID-19 pandemic, that no bonuses should be paid to the executive leadership team other than a commission-related bonus for the Chief Revenue Officer.
2020 Commissions
In 2020, Mr. Griffin was eligible to earn commissions at the rate of 1.5% of any bookings up to 100% achievement of the applicable annual bookings quota and commissions at the rate of 6% of any bookings greater than 100% achievement of the applicable annual bookings quota but less than or equal to 150% achievement of the applicable annual bookings quota. In 2020, the applicable annual bookings quota was $16,000,000 — $15,000,000 for microfactory bookings and $1,000,000 for factory application bookings. In addition, Mr. Griffin was eligible to earn commissions at the rate of $15,000 per qualified account expansion (i.e., a second microfactory or factory applications project).
The actual commissions earned by Mr. Griffin for 2020 bookings in the aggregate amount of approximately $12,067,220 and 5 qualified account expansions in 2020 are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Mr. Rodrig was not entitled to any bonus or commissions in 2020.
Other Elements of Compensation
Benefits and Perquisites
In 2020, Bright Machines provided benefits to Mr. Hanspal and Mr. Griffin on the same basis as provided to all of its U.S. employees, including health, dental and vision insurance, life and disability insurance; commuter benefits, flexible spending benefits, flexible time off, and a tax-qualified Section 401(k) plan for which Bright Machines matches 100% of contributions on the first 3% of the employee’s salary deferred plus 50% of contributions on the next 2% of the employee’s salary deferred.
In 2020, Bright Machines provided benefits to Mr. Rodrig on the same basis as provided to all of its similarly situated Israeli employees, including fuel allowances, Bright Machines’ contributions to a recognized educational fund, Bright Machines’ contributions allocated for severance pay, pension entitlement and/or disability insurance, sick leave, paid vacation, meal allowances and certain other contributions, allowances and/or payments. In addition, Bright Machines provided certain special benefits to Mr. Rodrig, including Bright Machines coverage of a car lease and all expenses incurred in connection with the use of the car on a grossed-up basis, Bright Machines’ contributions to a recognized educational fund in excess of applicable nontaxable limits on a grossed-up basis, salary payments in lieu of above limit Bright Machines’ contributions allocated for severance pay, pension entitlement and/or disability insurance on a grossed-up basis and certain other tax gross-ups.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Bright Machines common stock underlying outstanding option awards for our named executive officers as of December 31, 2020, which numbers have not been adjusted to reflect any adjustment in contemplation of the Business Combination.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Bright Machines Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Bright Machines Options (#) Unexercisable(1)	Bright Machines Option Exercise Price ($)(2)	Bright Machines Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Amarpreet Hanspal	3,703,533	1,851,767(3)(4)	0.3985	04/15/28	—	—
	—	1,111,060(4)(5)	0.3985	04/15/28	—	—
William Griffin	230,208	194,792(6)(7)	1.3600	12/10/28	—	—
Yizhak Rodrig	3,355,771	2,198,609(7)(8)	0.0500	09/10/28	—	—
	—	—	—	—	5,738(9)	103,169(10)

(1)
All options reflected herein cover shares of Bright Machines common stock granted under the Bright Machines 2018 Equity Incentive Plan.

(2)
Except with respect to the option granted to Mr. Rodrig on August 14, 2018 pursuant to the 2018 Sub-Plan for Israeli participants under the Bright Machines 2018 Equity Incentive Plan, this column represents the fair market value of a share of Bright Machines common stock on the date of grant, as determined by the Bright Machines board of directors.

(3)
The option is subject to a four-year vesting schedule, with 25% of the option shares vesting on April 16, 2019 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.

(4)
The option is subject to acceleration as follows: 100% of the shares subject to the option shall immediately vest if (a) Bright Machines is subject to a “change in control” (as defined in the option holder’s employment agreement) before the option holder’s service with Bright Machines terminates and (b) the option holder is subject to an “involuntary termination” (as defined in the option holder’s employment agreement) within six months before or twelve months after such change in control. In addition, if the option is not assumed by the surviving entity or substituted for a new option by the surviving entity in connection with a change in control, then the option holder will vest in 100% of the remaining unvested option shares subject to the option upon such change in control (provided, however, that cancellation of the option in exchange for the right to receive one or a series of cash payments on a schedule not materially less favorable than that described herein shall not result in the vesting acceleration described in this sentence).

(5)
The option will vest upon the achievement of both of the following milestones: (i) option holder remains in service through April 16, 2019 and (ii) Bright Machines either (a) closes a financing with a post-money valuation of at least $1,500,000,000 or (b) receives a credible term sheet or reaches a definitive agreement for a “change in control” (as defined in the option holder’s employment agreement) with a post-money valuation of at least $1,500,000,000, in each case, subject to the option holder’s continuous service through the applicable vesting date.

(6)
The option is subject to a four-year vesting schedule, with 25% of the option shares vesting on October 23, 2019 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.

(7)
The option is subject to acceleration as follows: 100% of the shares subject to the option shall immediately vest if (a) Bright Machines consummates a “change in control” (as previously defined by the Bright Machines board of directors) before the option holder’s service with Bright Machines terminates and (b) the option holder is subject to an “involuntary termination” (as previously defined by the Bright Machines board of directors) within twelve months after the consummation of such change in control, subject to the option holder’s delivery to Bright Machines of an executed general release of claims against Bright Machines and its affiliates in substantially the form provided by Bright Machines that becomes effective and irrevocable within sixty days following such termination, or such shorter time as prescribed by Bright Machines.

(8)
The option is subject to a four-year vesting schedule, with 1/48th of the option shares vesting on each monthly anniversary of July 1, 2018, subject to the option holder’s continuous service through each vesting date.

(9)
Represents a restricted stock unit award covering ordinary shares of Flex Ltd. for which Bright Machines recognized stock-based compensation expenses related to this restricted stock unit award in 2020. The shares subject to the restricted stock unit award will vest in full on June 29, 2021, subject to the holder’s continuous service with Bright Machines through the applicable vesting date.

(10)
The market values of the restricted stock unit award is calculated by multiplying the number of shares underlying the restricted stock unit award shown in the table by $17.98, which is the closing market price of Flex Ltd.’s ordinary shares on December 31, 2020.

Executive Compensation Arrangements
Amar Hanspal Employment Agreement
In March 2018, Bright Machines entered into an employment agreement with Mr. Hanspal, pursuant to which Mr. Hanspal is entitled to a base salary and bonus, as set forth above. Mr. Hanspal is eligible to participate in Bright Machines’ employee benefits plans maintained by Bright Machines and generally made available to its U.S. employees. Mr. Hanspal’s employment is “at-will” and may be terminated by either party at any time. If Mr. Hanspal is terminated by Bright Machines without “cause” (as defined in his employment agreement) or he resigns for “good reason” (as defined in his employment agreement), he will be entitled to a lump sum cash severance payment equal to 12 months of his base salary, subject to his return of all Bright Machines property, execution of a release of claims in favor of Bright Machines or persons affiliated with Bright Machines and his resignation from the Bright Machines board of directors. If Mr. Hanspal is (a) terminated by Bright Machines without “cause” (as defined in his employment agreement) or he resigns for “good reason” (as defined in his employment agreement) (b) within 6 months before or 12 months after a “change in control” (as defined his employment agreement) that occurs during Mr. Hanspal’s service with Bright Machines, he will be entitled to a lump sum cash severance payment equal to 12 months of his base salary and 100% of his target bonus.
William Griffin Offer Letter
In October 2018, Bright Machines entered into an offer letter with Mr. Griffin, pursuant to which Mr. Griffin is entitled to a base salary, bonus and commissions, as set forth above. Mr. Griffin is eligible to participate in Bright Machines’ employee benefits plans maintained by Bright Machines and generally made available to its U.S. employees. Mr. Griffin’s employment is “at-will” and may be terminated by either party at any time, without the payment of severance.
Yizhak Rodrig Employment Agreement
In April 2018, Bright Machines entered into an employment agreement with Mr. Rodrig, pursuant to which Mr. Rodrig is entitled to a base salary, as set forth above. Mr. Rodrig is eligible to participate in Bright Machines’ employee benefits plans maintained by Bright Machines and generally made available to similarly situated Israeli employees. Mr. Rodrig is also entitled to certain other perquisites, as set forth above. Bright Machines may terminate the employment agreement immediately for “cause” (as defined in Mr. Rodrig’s employment agreement). Otherwise, the employment agreement may be terminated by either party with 180 days prior written notice; provided that Bright Machines may terminate the employment agreement prior to the end of such 180-day notice period by paying Mr. Rodrig in lieu of notice.
Director Compensation
Historically, Bright Machines has neither had a formal compensation policy for its non-employee directors, nor has it had a formal policy of reimbursing expenses incurred by its non-employee directors in connection with their board service. Bright Machines has occasionally granted stock options to its non-employee directors. Other than as described below, Bright Machines did not provide its non-employee directors who will be non-employee directors of New Bright Machines, with any cash, equity or other compensation in 2020. Mr. Hanspal did not receive any additional compensation for service as a director for 2020.
The following table sets forth information concerning the compensation of the non-employee directors for the year ended December 31, 2020.
Name	Option Awards ($)(1)	Total ($)
[ ]	[ ]	[ ]

(1)
Represents the aggregate grant date fair value for financial statement reporting purposes of option awards granted in 2020, as determined in accordance with the provisions of FASB ASC Topic 718. The amount reflects Bright Machines accounting expense for these option awards and does not represent the actual economic value that may be realized by the non-employee director. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing these awards, please see Note 12 of Bright Machines’ audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. As required by the SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.

Bright Machines’ non-employee directors held the following aggregate number of stock options as of December 31, 2020:
Name	Shares Subject to Outstanding Bright Machines Options (#)
[ ]	[ ]
In connection with the Business Combination, the New Bright Machines board of directors will adopt a new non-employee director compensation policy effective upon the closing of the Business Combination. The new policy is designed to attract and retain high quality non-employee directors by providing competitive compensation and to align directors’ interests with the interests of New Bright Machines stockholders through equity awards.
Annual Cash Retainers
The new policy will provide for the following annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the closing of the Business Combination):
Annual Board Member Service Retainer
•
All Outside Directors: $50,000

•
Outside Director Service as Chairperson: $30,000 (in addition to above)

•
Independent Lead Director: $15,000 (in addition to above)

Annual Committee Member Service Retainer
•
Member of the Audit Committee: $12,000

•
Member of the Compensation Committee: $9,000

•
Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)
•
Chairperson of the Audit Committee: $24,000

•
Chairperson of the Compensation Committee: $18,000

•
Chairperson of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation
As described below, non-employee directors will receive equity awards under the New Bright Machines Equity Incentive Plan annually and upon their initial appointment to the New Bright Machines board of directors, as follows:
•
Following the effectiveness of the registration of the shares reserved under the New Bright Machines Equity Incentive Plan on a Registration Statement on Form S-8, each non-employee director who served as a member of the Bright Machines board of directors prior to the Closing and continues to serve as a member of the New Bright Machines board of directors after the Closing will be granted, subject to the approval of the New Bright Machines board of directors and the compensation committee thereof, a restricted stock unit award with a grant date value of $195,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the date prior to the next annual stockholder meeting, subject to the non-employee director’s continuous service through the applicable vesting date;

•
Upon initial election or appointment to the New Bright Machines board of directors after the Closing, each non-employee director elected or appointed after the Closing will be granted a stock option or restricted stock unit award, as determined by the New Bright Machines board of directors, with a grant date value of $390,000, which will vest in three equal annual instalments beginning on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through each applicable vesting date; and

•
At each annual stockholder meeting following the non-employee director’s appointment to the New Bright Machines board of directors and such director’s service on the New Bright Machines board of directors for a minimum of six months, each non-employee director will be granted an additional stock option or restricted stock unit award, as determined by the New Bright Machines board of directors, with a grant date value of $195,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the date prior to the next annual stockholder meeting, subject to the non-employee director’s continuous service through the applicable vesting date.

In addition, non-employee directors may elect to receive a restricted stock unit award in lieu of all or a portion of an annual cash retainer. Such election may be made with respect to the cash retainer payable for a particular fiscal quarter or for the full fiscal year; provided that the election is made at least 10 business days in advance of (i) the last day of the applicable fiscal quarter to which such election applies (with respect to a quarterly election) or (ii) the annual stockholder meeting date to which such RSU election applies (with respect to an annual election). If a non-employee director timely makes a quarterly election, then on the last day of the applicable fiscal quarter to which such election applies, the non-employee director will be granted a fully vested restricted stock unit award with a grant date value equal to the applicable cash retainer. If a non-employee director timely makes an annual election, then on the annual stockholder meeting date to which such election applies, the non-employee director will be granted a restricted stock unit award with a grant date value equal to the applicable cash retainer, which will vest as to 1/4th of the shares subject to the restricted stock unit award on each of the first, second and third anniversaries of the date of grant and the remaining 1/4th of the shares subject to the restricted stock unit award on the earlier of the fourth anniversary of the date of grant or the date prior to the applicable stockholder meeting, subject to the non-employee director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each non-employee director who remains in continuous service as a member of the New Bright Machines board of directors until immediately prior to the consummation of a “change in control” (as defined in the Bright Machines Equity Incentive Plan), any unvested portion of an equity award granted in consideration of such non-employee director’s service as a member of the New Bright Machines board of directors will vest in full immediately prior to, and contingent upon, the consummation of such change in control.
The Bright Machines board of directors will also have discretion to grant additional equity awards to certain outside directors for services to Bright Machines that exceed the standard expectations for an outside director or for other circumstances determined to be appropriate by the Bright Machines board of directors. Bright Machines will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of SCVX as of October 1, 2021 (the “Ownership Date”), which is prior to the Business Combination and (ii) for illustrative purposes, the expected beneficial ownership of shares of New Bright Machines common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming two “maximum redemption” scenarios as described below) if the Closing occurred on October 1, 2021 by:
•
each person who is known to be the beneficial owner of more than 5% of SCVX ordinary shares and is expected to be the beneficial owner of more than 5% of shares of New Bright Machines common stock post-Business Combination;

•
each of SCVX’s current executive officers and directors;

•
each person who will become an executive officer or director of New Bright Machines post-Business Combination; and

•
all executive officers and directors of SCVX as a group pre-Business Combination, and all executive officers and directors of New Bright Machines post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.
The beneficial ownership of SCVX ordinary shares pre-Business Combination is based on 28,750,000 SCVX ordinary shares issued and outstanding as of October 1, 2021, which includes an aggregate of 23,000,000 SCVX Class A ordinary shares outstanding and 5,750,000 SCVX Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of New Bright Machines common stock post-Business Combination assumes three scenarios:
(i)   a “no redemption” scenario where no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal;
(ii)   a “maximum redemption — Minimum Cash Condition not Waived” scenario where 2,774,826 of the outstanding public shares are redeemed in connection with the Business Combination (being our estimate of the maximum number of public shares that could be redeemed in order to satisfy the Minimum Cash Condition); and
(iii)   a “maximum redemption — Minimum Cash Condition Waived” scenario where Bright Machines waives the Minimum Cash Condition and all shares with redemption rights are redeemed.
Bright Machines has not yet decided to waive the Minimum Cash Condition if that condition is not met. There are a number of factors that could affect that decision, including the amount by which the Minimum Cash Condition is not met, market conditions and other factors. In addition, Bright Machines has no indication with respect to likely redemption levels. Accordingly, these scenarios are for illustrative purposes only.
Based on the foregoing assumptions, and including the 20,500,000 shares of New Bright Machines common stock issued in connection with the PIPE Investment, we estimate that there would be (a) 132,994,933 shares of New Bright Machines common stock issued and outstanding immediately following the consummation of the Business Combination in the “No Redemption” scenario; (b)  130,220,107 shares of New Bright Machines common stock issued and outstanding immediately following the consummation of the Business Combination in the “Maximum Redemption — Minimum Cash Condition not Waived” scenario and (c) 109,994,933 shares of New Bright Machines common stock issued and outstanding immediately following the consummation of the Business Combination in the “Maximum Redemption — Minimum Cash Condition Waived”. Further, the share amounts in the table below reflect the effect of applying the Exchange Ratio. If the facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of New Bright Machines common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of October 1, 2021.
Unless otherwise indicated, SCVX believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
	Prior to Business Combination				After Business Combination
	Class A		Class B		Assuming No Redemptions		Assuming Maximum Redemptions — Minimum Cash Condition not Waived(1)		Assuming Maximum Redemptions — Minimum Cash Condition Waived (2)
Name and Address of Beneficial Owners(3)	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Michael Doniger	—	—	575,000	10.0%	0(4)	*	0(4)	*	0(4)	*
Hank Thomas	—	—	287,500	5.0%	143,750(4)	*	143,750(4)	*	143,750(4)	*
Chris Ahern	—	—	86,250	1.5%	43,125(4)	*	43,125(4)	*	43,125(4)	*
Sounil Yu	—	—	28,750	*	14,375(4)	*	14,375(4)	*	14,375(4)	*
David J. Lunglhofer	—	—	28,750	*	14,375(4)	*	14,375(4)	*	14,375(4)	*
Daniel Coats	—	—	57,500	1.0%	28,750(4)	*	28,750(4)	*	28,750(4)	*
Vivian Schneck-Last	—	—	28,750	*	14,375(4)	*	14,375(4)	*	14,375(4)	*
All directors and officers prior to the Business Combination as a group (seven persons)	—	—	1,092,500	19.0%	258,750	*	258,750	*	258,750	*
Directors and officers after the Business Combination:
Amarpreet Hanspal(5)	—	—	—	—	5,809,393	4.2%	5,809,393	4.3%	5,809,393	5.1%
Michael Keogh Jr.	—	—	—	—	—	—	—	—	—	—
Yizhak Rodrig(6)	—	—	—	—	4,002,389	2.9%	4,002,389	3.0%	4,002,389	3.5%
Brian Mathews(7)	—	—	—	—	1,053,796	*	1,053,796	*	1,053,796	*
Victoria Libin(8)	—	—	—	—	176,315	*	176,315	*	176,315	*
William Griffin(9)	—	—	—	—	382,423	*	382,423	*	382,423	*
[ ]	—	—	—	—	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
All directors and officers after the Business Combination as a group ([ ] persons)	—	—	—	—	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Five Percent Holders:
SCVX USA LLC(10)	—	—	4,657,500	81.0%	2,616,250(4)	2.0%	2,616,250(4)	2.0%	2,616,250(4)	2.4%
Hudson Bay Capital Management LP(11)	2,371,149	10.3%	—	—	7,371,149	5.5%	7,371,149	5.7%	2,371,149	2.2%
Millennium Management, LLC(12)	1,540,024	6.7%	—	—	1,540,024	1.2%	1,540,024	1.2%	—	*
RP Investment Advisors LP(13)	1,289,455	5.6%	—	—	1,289,455	1.0%	1,289,455	1.0%	—	*
Periscope Capital, Inc.(14)	1,250,800	5.4%	—	—	1,250,800	*	1,250,800	1.0%	—	*
XN LP(15)	—	—	—	—	10,375,000	7.8%	10,375,000	8.0%	10,375,000	9.4%

*
Less than 1%

(1)
Assumes that 2,774,826 public shares (being our estimate of the maximum number of public shares that could be redeemed in order to satisfy the Minimum Cash Condition) are redeemed in connection with the Business Combination. Further assumes that the persons listed in this table do not redeem any public shares beneficially owned by them in connection with the Business Combination.

(2)
Assumes Bright Machines waives the Minimum Cash Condition and that all public shares are redeemed in connection with the Business Combination. Bright Machines has not yet decided to waive the Minimum Cash Condition if that condition is not met. There are a number of factors that could affect that decision, including the amount by which the Minimum Cash Condition is not met, market conditions and other factors. In addition, Bright Machines has no indication with respect to likely redemption levels. Accordingly, this scenario is for illustrative purposes only.

(3)
Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is c/o SCVX Corp., Attn: Strategic Cyber Ventures, 1220 L Street NW, Suite 100-397, Washington, D.C. 20005 and the business address of each of the directors and officers after the Business Combination is [           ].

(4)
Consists of shares held following the consummation of the XN Sale.

(5)
Consists of 878,797 shares of New Bright Machines common stock that will be held following the Business Combination and 4,930,596 shares of New Bright Machines common stock that would be issuable upon exercise of options exercisable as of or within 60 days of the Ownership Date.

(6)
Consists of 4,002,489 shares of New Bright Machines common stock that would be issuable upon exercise of options exercisable as of or within 60 days of the Ownership Date.

(7)
Consists of 1,053,796 shares of New Bright Machines common stock that would be issuable upon exercise of options exercisable as of or within 60 days of the Ownership Date.

(8)
Consists of 176,315 shares of New Bright Machines common stock that would be issuable upon exercise of options exercisable as of or within 60 days of the Ownership Date.

(9)
Consists of 279,065 shares of New Bright Machines common stock that will be held following the Business Combination and 103,358 shares of New Bright Machines common stock that would be issuable upon exercise of options exercisable as of or within 60 days of the Ownership Date.

(10)
Strategic Cyber Ventures, LLC is the managing member of the Sponsor. Substantially all of the voting interests of Strategic Cyber Ventures, LLC are held by Hudson Bay Master Fund Ltd., which is managed by Hudson Bay Capital Management LP. Hudson Bay Capital Management LP is managed by Hudson Bay Capital GP LLC of which Sander Gerber is the managing member. Notwithstanding its ownership structure, Strategic Cyber Ventures, LLC is entirely managed by a board of directors, a majority of whom cannot be members, officers, directors or employees of any members holding in excess of 25% of the aggregate percentage interests in Strategic Cyber Ventures, LLC, which currently includes Hudson Bay Master Fund Ltd., as set forth in the books and records of Strategic Cyber Ventures, LLC. As a result of the foregoing, each of Strategic Cyber Ventures, LLC, Hudson Bay Master Fund Ltd., Hudson Bay Capital Management LP, Hudson Bay Capital GP LLC and Sander Gerber may be deemed to beneficially own the shares held by the Sponsor.

(11)
According to the Schedule 13Ds filed on March 30, 2020 and May 18, 2021, Hudson Bay Capital Management LP (the “Investment Manager”), which serves as the investment manager to Hudson Bay Master Fund Ltd. in whose names the reported securities are held, may be deemed to be the beneficial owner of the Class A ordinary shares held by Hudson Bay Master Fund Ltd. Mr. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities. The business address for each of these shareholders is 777 Third Avenue, 30th Floor, New York, NY 10017.

(12)
According to the Schedule 13G filed on January 27, 2021, Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), Riverview Group LLC (“Riverview Group”) and ICS Opportunities, Ltd. (“ICS Opportunities”) are the beneficial owners of the Class A ordinary shares. Millennium International Management LP is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The business address for each of these shareholders is c/o Millennium International Management LLC, 666 Fifth Avenue, New York, New York 10103.
(13)
According to the Schedule 13G filed on February 16, 2021, RP Select Opportunities Master Fund Ltd., RP Alternative Global Bond Fund and RP SPAC Fund (the “RP Funds”) are the record and direct beneficial owners of the Class A ordinary shares. RP Investment Advisors LP is the investment advisor of, and may be deemed to beneficially own securities owned by, the RP Funds. The business address for each of these shareholders is 39 Hazelton Avenue, Toronto, Ontario, Canada, M5R 2E3.

(14)
According to the Schedule 13G filed on February 16, 2021, Periscope Capital Inc., shares voting and dispositive power over the 1,250,800 Class A ordinary shares reported. Periscope Capital Inc., which is the beneficial owner of 896,700 shares of Class A ordinary shares, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 354,100 shares of Class A ordinary shares. The business address for this shareholder is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(15)
Consists of 7,500,000 shares of New Bright Machines common stock purchased in the PIPE Investment and 2,875,000 shares of New Bright Machines common stock purchased in connection with the XN Sale. Figures refer to beneficial ownership by XN, its affiliates and/or its designated affiliated investment funds collectively.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SCVX
Founder Shares
In November 2019, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. In December 2019, the Sponsor transferred an aggregate of 1,092,500 Founder Shares to members of SCVX’s management team. Of these shares, 575,000 were transferred to Michael Doniger, 287,500 were transferred to Hank Thomas, 86,250 were transferred to Chris Ahern, 57,500 were transferred to Daniel Coats and 28,750 were transferred to each of Sounil Yu, Vivian Schneck-Last and David J. Lunglhofer. These transferees agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (1) one year after the completion of the initial business combination and (2) the date on which SCVX consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after the initial business combination that results in all of SCVX’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of SCVX Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of SCVX’s initial public offering, the Sponsor purchased an aggregate of 6,600,000 private placement warrants at a price of $1.00 per private placement warrant, generating gross proceeds of $6.6 million. Each whole private placement warrant is exercisable for one whole SCVX Class A ordinary share at a price of $11.50 per share. Certain proceeds from the private placement warrants were added to the proceeds from SCVX’s initial public offering held in the trust account. If SCVX does not complete a business combination within 24 months, the private placement warrants will expire worthless. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and SCVX’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.
Registration Rights
The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that SCVX will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. SCVX will bear the expenses incurred in connection with the filing of any such registration statements.
The Merger Agreement contemplates that, at the Closing, New Bright Machines, the Sponsor and certain other former holders of SCVX Class B ordinary shares, XN, and certain former stockholders of Bright Machines, including certain of Bright Machines’ directors and officers, will enter into the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G, which will amend and restate in its entirety the registration rights agreement described above. Pursuant to the Registration Rights Agreement, New Bright Machines will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Bright Machines common stock and other equity securities of New Bright Machines that are held by the parties thereto from time to time. For additional information, see the section titled “Transaction Proposal — Related Agreements — Registration Rights Agreement.”

Related Party Loans
On November 19, 2019, the Sponsor agreed to loan SCVX an aggregate of up to $300,000 to cover expenses. This loan was non-interest bearing and payable upon the completion of SCVX’s initial public offering. SCVX borrowed approximately $139,000 and fully repaid this amount on January 28, 2020.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of SCVX’s officers and directors, may, but are not obligated to, loan SCVX working capital loans as may be required. If SCVX completes a business combination, it would repay the working capital loans out of the proceeds of the trust account released to SCVX. Otherwise, the working capital loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, SCVX may use a portion of proceeds held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. To date, SCVX had no borrowings under any working capital loans.
Administrative Services Agreement
Commencing on the date that SCVX’s securities were first listed on the NYSE, SCVX agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the initial business combination or its liquidation, SCVX will cease paying these monthly fees. SCVX incurred $60,000 and $120,000 in expenses in connection with such services during the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, as reflected in the accompanying statements of operations. As of June 30, 2021 and December 31, 2020, an aggregate of $180,000 and $120,000 in accrued expenses with related party was outstanding, respectively, as reflected in the accompanying balance sheets.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, SCVX entered into the Sponsor Support Agreement with the Sponsor, the SCVX Insiders, XN and Bright Machines, a copy of which is attached to this proxy statement/prospectus as Annex F.
Pursuant to the Sponsor Support Agreement, the Sponsor, XN and the SCVX Insiders agreed, among other things, (i) to vote at any meeting of the shareholders of SCVX all of their ordinary shares held of record or thereafter acquired in favor of the Proposals (as defined in the Merger Agreement), (ii) to be bound by certain other covenants and agreements related to the Business Combination, (iii) to be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, and (iv) subject to certain customary exceptions, not to, and to cause their respective affiliates and permitted transferees not to, transfer any New Bright Machines common stock (on or after the consummation of the Mergers) (but excluding shares acquired in the PIPE Investment) until the earlier of (a) the date which is one year after the Closing Date and (b) (x) the first date which is at least 180 days after the Closing, if the last reported sale price of New Bright Machines common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing Date or (y) the date following the Closing Date on which New Bright Machines completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of New Bright Machines’ shareholders having the right to exchange their New Bright Machines common stock for cash, securities or other property without New Bright Machines’ prior written consent, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The parties further agreed to discuss in good faith and make certain revisions to the terms of the private placement warrants subject to, and on the terms described in, the Sponsor Support Agreement. For additional information, see the section titled “Transaction Proposal — Related Agreements — Sponsor Support Agreement.”

Subscription Agreements
In connection with the execution of the Merger Agreement, SCVX entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 20,500,000 shares of New Bright Machines common stock at $10.00 per share for an aggregate commitment amount of $205.0 million. In connection with the PIPE Investment, Hudson Bay, which holds substantially all of the voting interests of the managing member of the Sponsor, is expected to be issued 5,000,000 shares of New Bright Machines common stock. For additional information, see the section titled “Transaction Proposal — Related Agreements — Subscription Agreements.”
XN Sale
The Sponsor and the SCVX Insiders have agreed to transfer an aggregate of 2,875,000 of their SCVX Class B ordinary shares (representing 50% of their SCVX Class B ordinary shares as of the date of the Merger Agreement), and the Sponsor has agreed to transfer 3,300,000 of its private placement warrants (representing 50% of its private placement warrants as of the date of the Merger Agreement), to XN or one or more of its affiliates or designated affiliated investment funds immediately prior to the Closing, for an aggregate purchase price of approximately $3.3 million.
Bright Machines
Transactions with Eclipse
Bright Machines previously sold to (i) Eclipse SPV I an aggregate of 21,853,019 shares of Series A preferred stock at $6.000275 per share, as adjusted for a 20-to-1 stock split effected August 14, 2018, for aggregate proceeds to Bright Machines of approximately $131.1 million in an initial closing in May 2018 and subsequent closings in June 2018, August 2018 and November 2018, (ii) Eclipse Partners Fund I and Eclipse Fund II an aggregate of 20,000,000 shares of Series Seed-1 preferred stock at $0.50 per share, as adjusted for a 20-to-1 stock split, effected August 14, 2018, for aggregate proceeds to Bright Machines of approximately $10.0 million in March 2018 and (iii) Eclipse SPV III an aggregate of 18,943,164 shares of Series Seed-3 preferred stock at $2.3171 per share for aggregate proceeds to Bright Machines of approximately $43.9 million in March 2020.
In addition, concurrently with the Closing, Bright Machines intends to enter into the Stockholders Agreement with Eclipse, pursuant to which Eclipse will have the right, subject to the rules of Nasdaq, from and after the Closing and until such time as Eclipse beneficially owns less than 10.0% of the outstanding New Bright Machines common stock, to nominate one individual for election as a Class III director, and Bright Machines has agreed to include such person as a nominee for election as a director at the applicable stockholders meeting in its proxy solicitation materials, to recommend to New Bright Machines’ stockholders that such person be elected as a director at such stockholders meeting, and to take all necessary action to cause such person to be elected and/or maintained in office as a member of the board.
The Eclipse director nominee for the board of New Bright Machines at the Closing is [           ].
XN Sale
Please see the section titled “— SCVX — XN Sale” above. In addition, XN Exponent Master Fund LP, an affiliated investment fund of XN, has agreed to purchase 7,500,000 shares of New Bright Machines common stock in the PIPE Investment for an aggregate purchase price of $75 million. is a director of Bright Machines and a non-employee Executive Partner of XN. Please see the section titled “Transaction Proposal — Interests of Bright Machines’ Directors and Executive Officers in the Business Combination” for a further discussion of certain interests of Mr. Bass.
Flex Agreement
In connection with Bright Machines’ spin off from Flex in May 2018, Bright Machines entered into the Flex Agreement pursuant to which Bright Machines provides Flex with (i) assembly and automation services, (ii) certain professional services and, until May 2021, (iii) leases of certain surface mount technology equipment. The Flex Agreement provides for a five year term and also sets forth annual minimum purchase commitments for additional goods or services. In September 2020, Bright Machines and Flex amended the Flex Agreement such that Bright Machines sold certain surface mount technology equipment to Flex for $11.5 million in cash and decreased the annual fixed price of the remaining equipment leases under the Flex Agreement by approximately $4.9 million, or approximately $13 million in total over the remaining lease term of approximately 32 months. In May 2021, Bright Machines and Flex further amended the Flex Agreement such that (a) Bright Machines sold the remaining leased surface mount technology equipment to Flex for $10.5 million, (b) the remainder of the lease term was terminated, (c) the professional services were reduced by $7.8 million and (d) the minimum purchase commitments were reduced by an aggregate of $97.8 million to $25 million for each of the one-year periods commencing on May 1, 2021 and May 1, 2022. In connection with the May 2021 amendment, Flex transferred $8.2 million in cash and 10,135,887 shares of Series Seed-2 convertible preferred stock with a total fair value of $83.1 million. See the sections titled “Bright Machines’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Flex Spin-off and Flex Agreement” and “Bright Machines’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Flex Agreement Amendment and Other Non-Recurring Flex Transactions.”
Flex remains Bright Machines’ largest customer since inception, accounting for approximately 95% and 98% of the Company’s consolidated revenue for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.
Flex Preferred Stock Repurchase
In March 2020, Bright Machines repurchased 18.9 million shares of its Series Seed-2 convertible preferred stock from Flex (the “Flex Repurchase”) and sold an aggregate of 18.9 million shares of Series Seed-3 convertible preferred stock to Eclipse Fund II, Eclipse Partners Fund I, Eclipse SPV I and Eclipse SPV III in connection with certain of the Eclipse transactions discussed above. See the section titled “Bright Machines’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Flex Agreement Amendment and Other Non-Recurring Flex Transactions.”
Flex Equity Compensation
In July 2018 and in connection with Yizhak Rodrig’s resignation from Flex and subsequent employment with Bright Machines, Flex issued to Mr. Rodrig 39,586 service-based restricted stock units and 26,100 performance-based restricted stock units, which vested throughout 2019, 2020 and 2021. See Note 14 to the Consolidated Financial Statements of Bright Machines, Inc. included elsewhere in this proxy statement/prospectus.
Director and Executive Officer Compensation
Please see the section titled “Executive Compensation” for information regarding the compensation of Bright Machines directors and executive officers.
Employment Agreements
Bright Machines has entered into employment agreements with its executive officers. For more information regarding these agreements, see the section titled “Executive Compensation — Employment Agreements.”
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
Bright Machines has entered into or intends to enter into indemnification agreements with each of its directors and executive officers. These agreements will require Bright Machines or New Bright Machines (as applicable) to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of Bright Machines or New Bright Machines (as applicable), arising out of the person’s services as a director or executive officer. Bright Machines has obtained an insurance policy that insures Bright Machines directors and officers against certain liabilities, including liabilities arising under applicable securities laws. For additional information see the section titled “Description of New Bright Machines Securities — Limitation on Liability and Indemnification of Officers and Directors.”
Investors’ Rights Agreement
Bright Machines entered into an amended and restated investors’ rights agreement with the purchasers of Bright Machines preferred stock, including entities with which certain of Bright Machines’ directors are affiliated. Upon the consummation of the Business Combination, the amended and restated investors’ rights agreement will terminate.
Voting Agreement
Bright Machines entered into an amended and restated voting agreement with certain holders of Bright Machines common stock and Bright Machines preferred stock. Upon the consummation of the Business Combination, the amended and restated voting agreement will terminate.
Right of First Refusal and Co-Sale Agreement
Bright Machines entered into an amended and restated right of first refusal and co-sale agreement with certain holders of Bright Machines common stock and Bright Machines preferred stock. Upon the consummation of the Business Combination, the amended and restated right of first refusal and co-sale agreement will terminate.
Registration Rights Agreement
For additional information, see “Transaction Proposal — Related Agreements — Registration Rights Agreement.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
SCVX is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and SCVX’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, following the consummation of the Redomicile and when you become a stockholder of New Bright Machines, your rights will differ in some regards as compared to when you were a shareholder of SCVX prior to the consummation of the Redomicile.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SCVX and New Bright Machines according to applicable law or the organizational documents of SCVX and New Bright Machines.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of SCVX, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to SCVX and New Bright Machines, respectively.
	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Amendment Proposal A)
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
See paragraph 5 of the Amended and Restated Memorandum of Association.

The Proposed Organizational Documents authorize 750,000,000 shares of New Bright Machines common stock and 10,000,000 shares of New Bright Machines preferred stock.
See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Amendment Proposal B)
The Cayman Constitutional Documents authorize the directors to allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise, without stockholder consent.
See Article 3 of the Amended and Restated Memorandum of Association.

The Proposed Organizational Documents authorize the board of directors of New Bright Machines to issue preferred stock from time to time in one or more series, and, with respect to each series, to determine and fix the number of shares of such series and such voting powers and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof.
See Article V(B) of the Proposed Certificate of Incorporation.

Board Composition (Amendment Proposal C)	The Cayman Constitutional Documents provide for a	The Proposed Organizational Documents provide for the

	Cayman Constitutional Documents	Proposed Organizational Documents
standard board, consisting of not less than one person. See Article 27 of the Amended and Restated Memorandum of Association.
division of the board of directors into three classes with only one class of directors being elected in each year and each class serving a three-year term.
See Article VII of the Proposed Certificate of Incorporation.

Corporate Name (Amendment Proposal D)	The Cayman Constitutional Documents provide the name of the company is “SCVX Corp.” See paragraph 1 of the Amended and Restated Memorandum of Association.	The Proposed Organizational Documents provide that the name of the corporation will be “Bright Machines, Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Amendment Proposal D)
The Cayman Constitutional Documents provide that if SCVX does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 28, 2022 (twenty-four months after the closing of SCVX’s initial public offering), or at such later time as the members may approve, SCVX will cease all operations except for the purposes of winding up and will redeem the shares issued in SCVX’s initial public offering and liquidate its trust account.
See Article 49 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents do not include any provisions relating to New Bright Machines’ ongoing existence; the default under the DGCL will make New Bright Machines’ existence perpetual.
Exclusive Forum (Amendment Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.
See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Amendment Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of SCVX by a related shareholder following a business combination.
The Proposed Organizational Documents elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but provide other similar restrictions regarding takeovers by interested stockholders.
See Article X of the Proposed

	Cayman Constitutional Documents	Proposed Organizational Documents
Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Amendment Proposal D)
The Cayman Constitutional Documents set forth various provisions related to SCVX’s status as a blank check company prior to the consummation of a business combination.
See Article 49 of the Amended and Restated Memorandum of Association.
The Proposed Organizational Documents do not include such provisions related to status as a blank check company, which no longer will apply upon consummation of the Business Combination, as SCVX will cease to be a blank check company at such time.

DESCRIPTION OF NEW BRIGHT MACHINES SECURITIES
The following summary of certain provisions of New Bright Machines securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.
Authorized Capitalization
General
The total amount of New Bright Machines’ authorized capital stock consists of 750,000,000 shares of New Bright Machines common stock, par value $0.0001 per share, and 10,000,000 shares of New Bright Machines preferred stock, par value $0.0001 per share. New Bright Machines expects to have approximately 132,994,933 shares of New Bright Machines common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of New Bright Machines’ capital stock. New Bright Machines urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).
Preferred Stock
The New Bright Machines board of directors will have authority to issue shares of New Bright Machines’ preferred stock in one or more series, and, with respect to each series, to determine and fix the number of shares of such series and such voting powers and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease the number of shares of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of New Bright Machines’ preferred stock could have the effect of decreasing the trading price of New Bright Machines’ common stock, restricting dividends on New Bright Machines’ capital stock, diluting the voting power of New Bright Machines’ common stock, impairing the liquidation rights of New Bright Machines’ capital stock, or delaying or preventing a change in control of New Bright Machines.
Common Stock
New Bright Machines common stock will not be entitled to preemptive or other similar subscription rights to purchase any of New Bright Machines securities. New Bright Machines common stock will be neither convertible nor redeemable. Unless New Bright Machines’ board of directors determines otherwise, New Bright Machines will issue all of New Bright Machines’ capital stock in uncertificated form.
Voting Rights
Each holder of New Bright Machines common stock will be entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or by remote communication or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business, unless specified business is to be voted on by a class or series of stock voting as a class, in which case shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum for the transaction of such business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of the Proposed Certificate of Incorporation (if and when adopted), such as the provisions relating to the classified board, director liability and amending our amended and restated bylaws.
Dividend Rights
Each holder of shares of New Bright Machines’ common stock will be entitled to the payment of dividends and other distributions as may be declared by the New Bright Machines board of directors from time to time out of New Bright Machines’ assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New Bright Machines’ preferred stock, if any, and any contractual limitations on New Bright Machines’ ability to declare and pay dividends.
Other Rights
Each holder of New Bright Machines common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of New Bright Machines preferred stock that New Bright Machines may designate and issue in the future.
Liquidation Rights
If New Bright Machines is involved in a voluntary or involuntary liquidation, dissolution or winding up of New Bright Machines’ affairs, or a similar event, each holder of New Bright Machines common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New Bright Machines preferred stock, if any, then outstanding.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Bright Machines. New Bright Machines expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Bright Machines to first negotiate with the New Bright Machines board of directors, which New Bright Machines believes may result in an improvement of the terms of any such acquisition in favor of New Bright Machines’ stockholders. However, they also give the New Bright Machines board of directors the power to discourage mergers that some stockholders may favor.
Undesignated Preferred Stock
The Proposed Certificate of Incorporation provides the New Bright Machines board of directors with the ability to authorize undesignated preferred stock, which enables the New Bright Machines board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of New Bright Machines. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of New Bright Machines.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the New Bright Machines board of directors, (b) the New Bright Machines board of directors or (c) the Chief Executive Officer of New Bright Machines, provided that such special meeting may be postponed, rescheduled or cancelled by the New Bright Machines board of directors or other person calling the meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
The New Bright Machines board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-third of the voting power of all of the then outstanding shares of voting stock of New Bright Machines entitled to vote at an election of directors. Delaware Anti-Takeover Statute.
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, New Bright Machines opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that New Bright Machines will indemnify New Bright Machines’ officers and directors to the fullest extent authorized or permitted by applicable law. New Bright Machines expects to enter into agreements to indemnify New Bright Machines’ directors, executive officers and other employees as determined by the New Bright Machines board of directors. Under the Proposed Bylaws, New Bright Machines is required to indemnify each of New Bright Machines’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Bright Machines or was serving at New Bright Machines’ request as a director, officer, employee or agent for another entity. New Bright Machines must indemnify New Bright Machines’ officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New Bright Machines, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require New Bright Machines to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by New Bright Machines. Any claims for indemnification by New Bright Machines’ directors and officers may reduce New Bright Machines’ available funds to satisfy successful third-party claims against New Bright Machines and may reduce the amount of money available to New Bright Machines.
Exclusive Jurisdiction of Certain Actions
Our Proposed Certificate of Incorporation and Proposed Bylaws provide that: (i) unless New Bright Machines consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of New Bright Machines, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of New Bright Machines’ current or former director, officer, other employee, agent or stockholder to the company or New Bright Machines’ stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation, Proposed Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless New Bright Machines consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause New Bright Machines irreparable harm, and New Bright Machines will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in the Proposed Certificate of Incorporation or Proposed Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although the Proposed Certificate of Incorporation or Proposed Bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Transfer Agent
The transfer agent for New Bright Machines common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BRIGHT MACHINES SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Bright Machines common stock or New Bright Machines warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Bright Machines at the time of, or at any time during the three months preceding, a sale and (ii) New Bright Machines is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Bright Machines was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Bright Machines common stock shares or New Bright Machines warrants for at least six months but who are affiliates of New Bright Machines at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New Bright Machines common stock then outstanding; or

•
the average weekly reported trading volume of New Bright Machines common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Bright Machines under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Bright Machines.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor, the SCVX Insiders and XN will be able to sell the Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SCVX has completed SCVX’s initial business combination.
SCVX anticipates that following the consummation of the Business Combination, New Bright Machines will no longer be a shell company, and, as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New Bright Machines’ Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Bright Machines’ Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of New Bright Machines’ board of directors, (ii) otherwise brought before such meeting by the New Bright Machines’ board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Bright Machines both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New Bright Machines’ Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Bright Machines’ annual meeting of stockholders, New Bright Machines’ secretary must receive the written notice at New Bright Machines’ principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.
In the event that New Bright Machines holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
We currently anticipate the 2022 annual meeting of stockholders of New Bright Machines will be held no later than [           ], 2022. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at New Bright Machines’ principal office a reasonable time before New Bright Machines begins to print and send its proxy materials and must comply with Rule 14a-8.
Stockholder Director Nominees
New Bright Machines’ Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New Bright Machines’ Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by New Bright Machines’ Proposed Bylaws. In addition, the stockholder must give timely notice to New Bright Machines’ secretary in accordance with New Bright Machines’ Proposed Bylaws, which, in general, require that the notice be received by New Bright Machines’ secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with SCVX’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of SCVX Corp., Attn: Strategic Cyber Ventures, 1220 L St. NW, Suite 100-397, Washington, D.C. 20005. Following the Business Combination, such communications should be sent in care of Bright Machines, Inc., 132 Hawthorne Street, San Francisco, CA 94107. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Willkie Farr & Gallagher LLP, New York, New York, has passed upon the validity of the securities of New Bright Machines offered by this proxy statement/prospectus.

EXPERTS
The financial statements of SCVX Corp. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from November 15, 2019 (inception) through December 31, 2019 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of SCVX Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The financial statements of Bright Machines as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to going concern). Such financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, SCVX and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SCVX’s annual report to shareholders and SCVX’s proxy statement. Upon written or oral request, SCVX will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SCVX deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SCVX deliver single copies of such documents in the future. Shareholders may notify SCVX of their requests by calling or writing SCVX at its principal executive offices at SCVX Corp., Attn: Strategic Cyber Ventures, 1220 L St. NW Suite 100-397, Washington, DC 20005 or (202) 681-8461.

ENFORCEABILITY OF CIVIL LIABILITY
SCVX is a Cayman Islands exempted company. If SCVX does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Redomicile, you may have difficulty serving legal process within the United States upon SCVX. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SCVX in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SCVX may be served with process in the United States with respect to actions against SCVX arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SCVX’s securities by serving SCVX’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION
SCVX has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
SCVX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SCVX at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, SCVX’s corporate website under the heading “SEC Filings,” at http://www.scvx.com. SCVX’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to SCVX has been supplied by SCVX, and all such information relating to Bright Machines has been supplied by Bright Machines, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of the Company for the extraordinary general meeting. We have not authorized anyone to give any information or make any representation about the Mergers, Bright Machines or SCVX that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. If you would like additional copies of this proxy statement/prospectus or you have questions about the Business Combination, you should contact via phone or in writing:
[           ]
Individuals call toll-free: [           ]
Banks and Brokerage Firms, please call: [           ]
Email: [           ]
If you are a stockholder of SCVX and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from [           ], [           ] will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/ prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS
SCVX Corp.
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2021 and 2020	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2021 and 2020	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-7
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheets as of December 31, 2020 (Restated) and 2019	F-22
Statements of Operations for the Year Ended December 31, 2020 (Restated) and the Period from November 15, 2019 (Inception) through December 31, 2019	F-23
Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2020 (Restated) and the Period from November 15, 2019 (Inception) through December 31, 2019	F-24
Statements of Cash Flows for the Year Ended December 31, 2020 (Restated) and the Period from November 15, 2019 (Inception) through December 31, 2019	F-25
Restated Notes to Financial Statements	F-26
Bright Machines, Inc. and Subsidiaries
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-49
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2021 and 2020	F-50
Condensed Consolidated Statements of Comprehensive Loss for the Six Months Ended June 30, 2021 and 2020	F-51
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2021 and 2020	F-52
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-53
Notes to Consolidated Financial Statements	F-55
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-73
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-74
Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-75
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-76
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2020 and 2019	F-77
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-78
Notes to Consolidated Financial Statements	F-80

SCVX CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$501,399	$917,238
Prepaid expenses	54,425	61,423
Total current assets	555,824	978,661
Investments held in Trust Account	230,555,734	230,548,847
Total Assets	$231,111,558	$231,527,508
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,112,667	$1,001,499
Accrued expenses	899,809	6,000
Accrued expenses — related party	180,000	120,000
Total current liabilities	2,192,476	1,127,499
Deferred underwriting commissions	8,050,000	8,050,000
Warrant liabilities	19,565,000	31,298,000
Total Liabilities	29,807,476	40,475,499
Commitments and Contingencies (Note 5)
Class A ordinary shares, $0.0001 par value; 19,630,408 and 18,605,200 shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	196,304,080	186,052,000
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,369,592 and 4,394,800 shares issued and outstanding (excluding 19,630,408 and 18,605,200 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	337	439
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	575	575
Additional paid-in capital	7,888,334	18,140,312
Accumulated deficit	(2,889,244)	(13,141,317)
Total shareholders’ equity	5,000,002	5,000,009
Total Liabilities and Shareholders’ Equity	$231,111,558	$231,527,508
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCVX CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating expenses
General and administrative expenses	$839,132	$90,417	$1,427,814	$1,682,650
Administrative fees — related party	30,000	30,000	60,000	60,000
Loss from operations	(869,132)	(120,417)	(1,487,814)	(1,742,650)
Change in fair value of warrant liabilities	(1,399,000)	(11,584,000)	11,733,000	2,568,000
Offering costs associated with warrants issuance	—	—	—	(790,510)
Net gain from investments held in Trust Account	3,481	240,741	6,887	523,688
Net (loss) income	$(2,264,651)	$(11,463,676)	$10,252,073	$558,528
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,854,384	21,106,354	19,240,158	17,485,937
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.01	$0.00	$0.03
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	8,895,616	7,643,646	9,509,842	7,740,711
Basic and diluted net (loss) income per share, non-redeemable ordinary shares	$(0.25)	$(1.53)	$1.08	$0.01
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCVX CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
	For the Three and Six Months Ended June 30, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	4,394,800	$439	5,750,000	$575	$18,140,312	$(13,141,317)	$5,000,009
Ordinary shares subject to possible redemption	(1,251,673)	(125)	—	—	(12,516,605)	—	(12,516,730)
Net income	—	—	—	—	—	12,516,724	12,516,724
Balance — March 31, 2021 (unaudited)	3,143,127	314	5,750,000	575	5,623,707	(624,593)	5,000,003
Ordinary shares subject to possible redemption	226,465	23	—	—	2,264,627	—	2,264,650
Net loss	—	—	—	—	—	(2,264,651)	(2,264,651)
Balance — June 30, 2021 (unaudited)	3,369,592	$337	5,750,000	$575	$7,888,334	$(2,889,244)	$5,000,002
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCVX CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (continued)
	For the Three and Six Months Ended June 30, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2019	—	$—	5,750,000	$575	$24,425	$(21,214)	$3,786
Sale of units in initial public offering, less derivative liabilities for public warrants	23,000,000	2,300	—	—	216,657,700	—	216,660,000
Offering costs	—	—	—	—	(12,491,674)	—	(12,491,674)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,600,000	—	6,600,000
Warrant liabilities associated with issuance of private warrants	—	—	—	—	(6,600,000)	—	(6,600,000)
Initial value of ordinary shares subject to possible redemption	(21,831,945)	(2,183)	—	—	(218,317,267)	—	(218,319,450)
Change in value of ordinary shares subject to possible redemption	712,514	71	—	—	14,126,816	(7,001,747)	7,125,140
Net income	—	—	—	—	—	12,022,204	12,022,204
Balance — March 31, 2020 (unaudited)	1,880,569	188	5,750,000	575	—	4,999,243	5,000,006
Ordinary shares subject to possible redemption	1,189,991	119	—	—	4,461,807	7,001,747	11,463,673
Net loss	—	—	—	—	—	(11,463,676)	(11,463,676)
Balance — June 30, 2020 (unaudited)	$3,070,560	$307	$5,750,000	$575	$4,461,807	$537,314	$5,000,003
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCVX CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Six Months Ended
	June 30, 2021	June 30, 2020
Cash Flows from Operating Activities:
Net income	$10,252,073	$558,528
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party included in note payable	—	24,378
Change in fair value of warrant liabilities	(11,733,000)	(2,568,000)
Offering costs associated with warrants issuance	—	790,510
Share based compensation	—	1,452,000
Net gain from Investments held in Trust Account	(6,887)	(523,688)
Changes in operating assets and liabilities:
Prepaid expenses	6,998	(168,834)
Accounts payable	111,168	(5,923)
Accrued expenses	893,809	1,780
Accrued expenses — related party	60,000	60,000
Net cash used in operating activities	(415,839)	(379,249)
Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(230,000,000)
Net cash used in investing activities	—	(230,000,000)
Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	230,000,000
Proceeds from private placement	—	6,600,000
Offering costs paid	—	(5,121,355)
Repayment of note payable from related party	—	(139,043)
Net cash provided by financing activities	—	231,339,602
Net change in cash	(415,839)	960,353
Cash — beginning of the period	917,238	25,000
Cash — end of the period	$501,399	$985,353
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$—	$5,000
Offering costs included in note payable	$—	$4,600
Deferred underwriting commissions in connection with the initial public offering	$—	$8,050,000
Initial value of ordinary shares subject to possible redemption	$—	$218,319,450
Change in value of ordinary shares subject to possible redemption	$10,252,080	$235,187
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Note 1 — Description of Organization, Business Operations and Going Concern
SCVX Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on November 15, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from November 15, 2019 (inception) through June 30, 2021 relates to the Company’s formation and the Initial Public Offering (as defined below), and, since the closing of the Initial Public Offering, the search for and efforts toward completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in the trust account from the proceeds derived from the Initial Public Offering.
On January 28, 2020, the Company consummated an initial public offering (the “Initial Public Offering”) of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.3 million, inclusive of $8.1 million in deferred underwriting commissions (Note 5). The Company’s sponsor is SCVX USA LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on January 23, 2020.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 warrants (the “Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $6.6 million, and incurring offering costs of approximately $21,000 (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act (as defined below), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s Chief Financial Officer (or his or her designee) prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 28, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of June 30, 2021, the Company had approximately $501,000 in its operating bank accounts and a working capital deficit of approximately $1.6 million.
Prior to the completion of the Initial Public Offering and Private Placement, the Company’s liquidity needs were satisfied through a capital contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, and a borrowing of approximately $139,000 under the Note (as defined below) issued to the Sponsor. The Company fully repaid the Note to the Sponsor on January 28, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, provide the Company with Working Capital Loans (as defined below in Note 4). The Working Capital Loans will either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation — Going Concern,” management has determined that the working capital deficit raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, January 28, 2022. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Proposed Business Combination
On May 15, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Bloom Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of the Company (“Merger Sub”), and Bright Machines, Inc., a Delaware corporation (“Bright Machines”).

The Merger Agreement provides for, among other things, the following transactions: (i) at least one day prior to the Effective Time (as defined in the Merger Agreement), the Company will become a Delaware corporation (the “Redomicile”), (ii) immediately prior to the Effective Time, each outstanding share of preferred stock of Bright Machines will automatically convert into a share of common stock of Bright Machines, par value $0.0001 per share (“Bright Machines Common Stock”), at the then-effective conversion rate as calculated pursuant to the terms of the governing documents of Bright Machines (the “Preferred Stock Conversion”), (iii) at the Effective Time, Merger Sub will merge with and into Bright Machines, with Bright Machines as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”), with Bright Machines having the option to elect to cause the parties to restructure the transactions to add a second merger to take place immediately after the Effective Time whereby Bright Machines, as the surviving company in the Merger, would merge with and into the Company or a new limited liability company that is a wholly owned subsidiary of the Company and (iv) at the Effective Time, the Company’s name will be changed to “Bright Machines, Inc.” The Redomicile, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination”.
The Business Combination is expected to close late in the fourth quarter of 2021 or early in the first quarter of 2022, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions. The Company will apply to list the securities of the combined company on Nasdaq effective as of no later than the Effective Time of the Merger.
In accordance with the terms and subject to the conditions of the Merger Agreement, each share of Bright Machines Common Stock, following the Preferred Stock Conversion and other than any Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement) shall be converted into the right to receive a number of shares of duly authorized, validly issued, fully paid and nonassessable common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) at an exchange ratio determined in accordance with the Merger Agreement based on a pre-money enterprise value of Bright Machines of $1.1 billion and $10.00 price per share of Company Common Stock. In addition, in the event that the closing sale price of Company Common Stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the closing of the Business Combination (the “Closing”), up to an additional 23,000,000 shares of Company Common Stock may be issued to the parties that were holders of Bright Machines Common Stock immediately prior to the Effective Time of the Merger.
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, an aggregate of 20,500,000 shares of Class A ordinary shares of the Company for a purchase price of $10.00 per share, for aggregate gross proceeds of $205,000,000 (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future periods.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A filed with the SEC on July 13, 2021.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at June 30, 2021 and December 31, 2020 within the operating cash account. The entire balance of investments held in Trust Account as of June 30, 2021 and December 31, 2020 are comprised of cash equivalents.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the unaudited condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in net gain from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements” (“ASC 820”) equal or approximate the carrying amounts represented in the unaudited condensed consolidated balance sheets.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption at the redemption amount are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheets.
Net Income (Loss) per Ordinary Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 18,100,000 shares of Class A ordinary share in the calculation of diluted loss per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The Company’s unaudited condensed consolidated statements of operations include a presentation of income (loss) per share for ordinary share subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted, for Class A ordinary share subject to possible redemption is calculated by dividing the proportionate share of net gain from investments held in Trust Account, by the weighted average number of Class A ordinary share subject to possible redemption outstanding for the period.

Net income (loss) per share, basic and diluted, for non-redeemable ordinary share is calculated by dividing the net income (loss), adjusted for income on marketable securities attributable to Class A ordinary share subject to possible redemption, by the weighted average number of non-redeemable ordinary share outstanding for the period.
Non-redeemable ordinary share includes Class B ordinary shares and non-redeemable shares of Class A ordinary shares. Non-redeemable ordinary share participates in the income on marketable securities based on non-redeemable shares’ proportionate interest.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Class A ordinary shares subject to possible redemption
Numerator:
Net gain from investments held in Trust Account	$2,971	$208,601	$5,878	$453,774
Net income attributable to Class A ordinary shares subject to possible redemption	$2,971	$208,601	$5,878	$453,774
Denominator:
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,854,384	21,106,354	19,240,158	17,485,937
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.01	$0.00	$0.03
Non-redeemable ordinary shares
Numerator:
Net (loss) income	$(2,264,651)	$(11,463,676)	$10,252,073	$558,528
Less: Net income attributable to Class A ordinary shares subject to possible redemption	(2,971)	(208,601)	(5,878)	(453,774)
Net (loss) income attributable to non-redeemable ordinary shares	$(2,267,622)	$(11,672,277)	$10,246,195	$104,754
Denominator:
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	8,895,616	7,643,646	9,509,842	7,740,711
Basic and diluted net (loss) income per share, non-redeemable ordinary shares	$(0.25)	$(1.53)	$1.08	$0.01
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021 and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the three and six months ended June 30, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered a Cayman Islands exempted company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Share-Based Compensation
The Company records non-cash compensation recognized as a result of the fair value of the Private Placement Warrants being in excess of the amount paid by the Sponsor, pursuant to FASB ASC Topic 718, “Share-based Compensation.”
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued shares purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its warrants issued in connection with its Initial Public Offering and Private Placement as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The fair value of warrants issued in connection with the Private Placement has been estimated using Monte-Carlo simulations at each balance sheet date. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation and subsequently been measured at each measurement date based on the market price of such warrants when separately listed and traded.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering
On January 28, 2020, the Company sold 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (Note 7).
Note 4 — Related Party Transactions
Founder Shares
In November 2019, the Sponsor purchased 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), for an aggregate price of $25,000. In December 2019, the Sponsor transferred an aggregate of 1,092,500 Founder Shares to members of the Company’s management team. The holders of the Founder Shares have agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the over-allotment option was not exercised in full by the underwriters. On January 28, 2020, the over-allotment option was exercised in full. Accordingly, no Founder Shares were forfeited.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination and (2) the date on which the Company consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6.6 million, and incurring offering costs of approximately $21,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On November 19, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $139,000 under the Note and fully repaid this amount on January 28, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under any Working Capital Loans.
Administrative Support Agreement
Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $60,000 in expenses in connection with such services during the three and six months ended June 30, 2021 and 2020, respectively, as reflected in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2021 and December 31, 2020, $180,000 and $120,000 in accrued expenses with related party were outstanding, respectively, as reflected in the accompanying unaudited condensed consolidated balance sheets.
Note 5 — Commitments & Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on January 28, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 6 — Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the

Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 23,000,000 Class A ordinary shares outstanding, including 19,630,408 and 18,605,200 Class A ordinary shares subject to possible redemption, respectively, that are classified as temporary equity in the accompanying unaudited condensed consolidated balance sheets.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 5,750,000 Class B ordinary shares outstanding.
Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B ordinary shares will have the right to elect all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A ordinary shares will not be entitled to vote on the election of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.
Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.
Note 8 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•
Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – money market fund	$230,555,734	$—	$—	$230,555,734
Liabilities:
Warrant liabilities – public warrants	$12,305,000	$—	$—	$12,305,000
Warrant liabilities – private warrants	$—	$—	$7,260,000	$7,260,000
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – money market fund	$230,548,847	$—	$—	$230,548,847
Liabilities:
Warrant liabilities – public warrants	$19,550,000	$—	$—	$19,550,000
Warrant liabilities – private warrants	$—	$—	$11,748,000	$11,748,000
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the three and six months ended June 30, 2021.
The fair value of warrants issued in connection with the Private Placement has been estimated using Monte-Carlo simulation at each balance sheet date. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation at each measurement date and subsequently been measured based on the market price when separately listed and traded. For the three and six months ended June 30, 2021, the Company recognized a charge to the unaudited condensed consolidated statements of operations resulting from a increase in the fair value of warrant liabilities of approximately $1.4 million and an decrease in the fair value of warrant liabilities of approximately $11.7 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations.
The change in the fair value of the Level 3 derivative warrant liabilities for three and six months ended June 30, 2021 is summarized as follows:
Warrant liabilities at December 31, 2020	$11,748,000.00
Change in fair value of warrant liabilities	(5,082,000)
Warrant liabilities at March 31, 2021	6,666,000
Change in fair value of warrant liabilities	594,000
Warrant liabilities at June 30, 2021	$7,260,000

The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs for warrant liabilities as their measurement dates:
	June 30, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock Price	$9.89	$10.30
Term (in years)	5.34	5.58
Volatility	16.50%	24.50%
Risk-free interest rate	0.92%	0.44%
Dividend yield	—	—
Note 9 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed consolidated financial statements were issued required potential adjustment to or disclosure in the unaudited condensed consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognize or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
SCVX Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of SCVX Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and for the period from November 15, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from November 15, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the year ended December 31, 2020, have been restated.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY
April 6, 2021, except for the effects of the restatement discussed in Notes 2 to which the date is July 13, 2021

SCVX CORP.
BALANCE SHEETS
	December 31, 2020	December 31, 2019
	(Restated, See Note 2)
Assets:
Current assets:
Cash	$917,238	$25,000
Prepaid expenses	61,423	—
Total current assets	978,661	25,000
Investments held in Trust Account	230,548,847	—
Deferred offering costs associated with initial public offering	—	407,703
Total Assets	$231,527,508	$432,703
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,001,499	$12,378
Accrued expenses	6,000	306,474
Accrued expenses – related party	120,000	—
Note payable – related party	—	110,065
Total current liabilities	1,127,499	428,917
Deferred underwriting commissions	8,050,000	—
Warrant liabilities	31,298,000	—
Total Liabilities	40,475,499	428,917
Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 18,605,200 and -0- shares subject to possible redemption at $10.00 per share at December 31, 2020 and 2019, respectively	186,052,000	—
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,394,800 and -0- shares issued and outstanding (excluding 18,605,200 and -0- shares subject to possible redemption) at December 31, 2020 and 2019, respectively	439	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2020 and 2019	575	575
Additional paid-in capital	18,140,312	24,425
Accumulated deficit	(13,141,317)	(21,214)
Total shareholders’ equity	5,000,009	3,786
Total Liabilities and Shareholders’ Equity	$231,527,508	$432,703
The accompanying notes are an integral part of these financial statements.

SCVX CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2020	For the Period from November 15, 2019 (inception) through December 31, 2019
	(Restated)
Operating expenses
General and administrative expenses	$2,852,440	$21,214
Administrative fees – related party	120,000	—
Loss from operations	(2,972,440)	(21,214)
Other income (expense):
Change in fair value of warrant liabilities	(9,906,000)	—
Offering costs associated with issuance of public and private warrants	(790,510)	—
Net gain from investments held in Trust Account	548,847	—
Net Loss	$(13,120,103)	$(21,214)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,961,978	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.02	$—
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted (1)	8,508,578	5,000,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$(1.59)	$(0.00)

(1)
At December 31, 2019, this number excludes an aggregate of up to 750,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 28, 2020, the underwriters fully exercised the over-allotment option; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

SCVX CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Year Ended December 31, 2020 (Restated)
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	—	$—	5,750,000	$575	$24,425	$(21,214)	$3,786
Sale of units in initial public offering, less derivative liabilities for public warrants	23,000,000	2,300	—	—	216,657,700	—	216,660,000
Offering costs	—	—	—	—	(12,491,674)	—	(12,491,674)
Initial value of ordinary shares subject to possible redemption	(21,831,945)	(2,183)	—	—	(218,317,267)	—	(218,319,450)
Change in value of ordinary shares subject to possible redemption	712,514	71	—	—	7,125,069	—	7,125,140
Net income	—	—	—	—	—	(13,120,103)	(13,120,103)
Balance – December 31, 2020 (restated)	4,394,800	$439	5,750,000	$575	$18,140,312	$(13,141,317)	$5,000,009
For the Period from November 15, 2019 (inception) through December 31, 2019
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – November 15, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(21,214)	(21,214)
Balance – December 31, 2019	—	$—	5,750,000	$575	$24,425	$(21,214)	$3,786
The accompanying notes are an integral part of these financial statements.

SCVX CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2020	For the Period from November 15, 2019 (inception) through December 31, 2019
	(Restated)
Cash Flows from Operating Activities:
Net income	$(13,120,103)	$(21,214)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party included in note payable	24,378	8,836
Change in fair value of warrant liabilities	9,906,000	—
Share based compensation	1,452,000	—
Offering costs associated with issuance of public and private warrants	790,510	—
Unrealized gain from Investments held in Trust Account	(548,847)	—
Changes in operating assets and liabilities:
Prepaid expenses	(61,423)	—
Accounts payable	989,121	12,378
Accrued expenses	1,000	—
Accrued expenses – related party	120,000	—
Net cash used in operating activities	(447,364)	—
Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)	—
Net cash used in investing activities	(230,000,000)	—
Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	230,000,000	—
Proceeds from private placement	6,600,000	—
Proceeds from issuance of ordinary shares to initial shareholders	—	25,000
Offering costs paid	(5,121,355)
Repayment of note payable from related party	(139,043)	—
Net cash provided by financing activities	231,339,602	25,000
Net change in cash	892,238	25,000
Cash – beginning of the period	25,000	—
Cash – end of the period	$917,238	$25,000
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$5,000	$306,474
Offering costs included in note payable	$4,600	$101,229
Deferred underwriting commissions in connection with the initial public offering	$8,050,000	$—
Initial value of ordinary shares subject to possible redemption	$218,319,450	$—
Change in value of ordinary shares subject to possible redemption	$(32,267,450)	$—
Warrant liabilities associated with issuance of public and private warrants	$21,392,000	$—
The accompanying notes are an integral part of these financial statements.

SCVX CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Going Concern
Organization and General
SCVX Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on November 15, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for a target business in the cybersecurity sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 15, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering described below, and, since the closing of the Initial Public Offering (as defined below), the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Sponsor and Financing
The Company’s sponsor is SCVX USA LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on January 23, 2020. On January 28, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), each Unit consists of one Class A ordinary share (the “Public Shares”) and one-half of one redeemable warrant (the “Public Warrants”), including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.3 million, inclusive of $8.1 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $6.6 million, and incurring offering costs of approximately $21,000 (Note 5).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act (as defined below), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s Chief Financial Officer (or his or her designee) prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 28, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of December 31, 2020, the Company had approximately $917,000 of cash in its operating account and working capital deficit of approximately $149,000.
Prior to the completion of the Initial Public Offering and Private Placement, the Company’s liquidity needs were satisfied through a capital contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, and a borrowing of approximately $139,000 under the Note (as defined below) issued to the Sponsor. The Company fully repaid the Note to the Sponsor on January 28, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, provide the Company with Working Capital Loans (as defined below in Note 5). The Working Capital Loans will either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” management has determined that the working capital deficit raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, January 28, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Restatement of Previously Issued Financial Statements
In May 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its warrants issued in connection with the initial public offering and private placement in January 2020, the Company’s previously issued financial statements as of and for the year ended December 31, 2020, as of and for the three and nine months ended September 30, 2020, as of and for the three and six months ended June 30, 2020 and as of and for the three months ended March 31, 2020 (collectively, the “Affected Periods”) should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on January 28, 2020, the Company’s Warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the outstanding Warrants should be presented as liabilities with subsequent fair value remeasurement.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on January 28, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.
Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for the Warrants should no longer be relied upon.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations, statement of shareholders’ equity and statements of cash flows for the Affected Periods is presented below.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$231,527,508	$—	$231,527,508
Liabilities and shareholders’ equity
Total current liabilities	$1,127,499	$—	$1,127,499
Deferred underwriting commissions	8,050,000	—	8,050,000
Warrant liabilities	—	31,298,000	31,298,000
Total liabilities	9,177,499	31,298,000	40,475,499
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	217,350,000	(31,298,000)	186,052,000
Shareholders’ equity
Preferred shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	126	313	439
Class B ordinary shares – $0.0001 par value	575	—	575
Additional paid-in-capital	5,992,115	12,148,197	18,140,312
Accumulated deficit	(992,807)	(12,148,510)	(13,141,317)
Total shareholders’ equity	5,000,009	—	5,000,009
Total liabilities and shareholders’ equity	$231,527,508	$—	$231,527,508
	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$1,400,440	$1,452,000	$2,852,440
Administrative fees – related party	120,000	—	120,000
Loss from operations	(1,520,440)	(1,452,000)	(2,972,440)
Change in fair value of warrant liabilities	—	(9,906,000)	(9,906,000)
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net gain from investments held in Trust Account	548,847	—	548,847
Net loss	$(971,593)	$(12,148,510)	$(13,120,103)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	21,819,737	(1,857,759)	19,961,978
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.02	$—	$0.02
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	6,787,867	1,720,711	8,508,578
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.22)	$(1.37)	$(1.59)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Class A ordinary shares – as previously reported	1,265,000	$126	—	$—	$5,992,115	$—	$5,992,241
Class A ordinary shares – restatement adjustment	3,129,800	313	—	—	12,148,197	—	12,148,510
Class A ordinary shares – as restated	4,394,800	439	—	—	18,140,312	—	18,140,751
Accumulated deficit – as previously reported	—	—	—	—	—	(992,807)	(992,807)
Accumulated deficit – restatement adjustment	—	—	—	—	—	(12,148,510)	(12,148,510)
Accumulated deficit – as restated	—	—	—	—	—	(13,141,317)	(13,141,317)
Balance at December 31, 2020 – as previously reported	1,265,000	126	5,750,000	575	5,992,115	(992,807)	5,000,009
Balance at December 31, 2020 – restatement adjustment	3,129,800	313	—	—	12,148,197	(12,148,510)	—
Balance at December 31, 2020 – as restated	4,394,800	439	5,750,000	575	18,140,312	(13,141,317)	5,000,009
	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(971,593)	$(12,148,510)	$(13,120,103)
Change in fair value of warrant liabilities	—	9,906,000	9,906,000
Share based compensation	—	1,452,000	1,452,000
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net cash used in operating activities	(447,364)	—	(447,364)
Net cash used in investing activities	(230,000,000)	—	(230,000,000)
Net cash provided by financing activities	231,339,602	—	231,339,602
Net change in cash	$892,238	$—	$892,238
In addition, the impact to the balance sheet dated January 28, 2020, filed on Form 8-K on February 3, 2020 related to the impact of accounting for the Public Warrants and the Private Placement Warrants as liabilities at fair value resulted in an approximate $21.4 million increase to the derivative warrant liabilities line item at January 28, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption temporary equity line item. There is no change to total stockholders’ equity at the reported balance sheet date.

	As of January 28, 2020
	As Previously Reported	Adjustment	As revised
Balance Sheet
Total assets	$231,822,638	$—	$231,822,638
Liabilities and shareholders’ equity
Total current liabilities	$453,187	$—	$453,187
Deferred underwriting commissions	8,050,000	—	8,050,000
Warrant liabilities	—	21,392,000	21,392,000
Total liabilities	8,503,187	21,392,000	29,895,187
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	218,319,450	(21,392,000)	196,927,450
Shareholders’ equity
Preferred shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	117	214	331
Class B ordinary shares – $0.0001 par value	575	—	575
Additional paid-in-capital	5,034,755	2,242,296	7,277,051
Accumulated deficit	(35,446)	(2,242,510)	(2,277,956)
Total shareholders’ equity	5,000,001	—	5,000,001
Total liabilities and shareholders’ equity	$231,822,638	$—	$231,822,638
Note 3 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the Affected Periods are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s Warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020 and 2019 within the operating cash account. The entire balance of investments held in Trust Account as of December 31, 2020 is comprised of cash equivalents.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Share Based Compensation
The Company records non-cash compensation recognized as a result of the fair value of the Private Placement Warrants being in excess of the amount paid by the Sponsor, pursuant to ASC 718, Share-based Compensation.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.
As of December 31, 2020 and 2019, the carrying values of cash, accounts payable, accrued expenses and accrued expenses — related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption at the redemption amount are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
Net Income (Loss) per Ordinary Share
Net income (loss) per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 18,100,000 shares of Class A ordinary share in the calculation of diluted loss per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The Company’s statements of operations include a presentation of income (loss) per share for ordinary share subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted, for ordinary share subject to possible redemption is calculated by dividing the proportionate share of net gain from investments held in Trust Account, by the weighted average number of ordinary share subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable ordinary share is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to ordinary share subject to possible redemption, by the weighted average number of non-redeemable ordinary share outstanding for the period.
Non-redeemable ordinary share includes Class B ordinary shares, excluding Class B ordinary shares subject to forfeiture, and non-redeemable shares of Class A ordinary shares. Non-redeemable ordinary share participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	For the Year Ended December 31, 2020	For the Period from November 15, 2019 (inception) to December 31, 2019
Class A ordinary shares subject to possible redemption
Numerator:
Net gain from investments held in Trust Account	$443,962	$—
Net income attributable to Class A ordinary shares subject to possible redemption	$443,962	$—
Denominator:
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,961,978	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.02	$—
Non-redeemable ordinary shares
Numerator:
Net loss	$(13,120,103)	$(21,214)
Less: Net income attributable to Class A ordinary shares subject to possible redemption	(443,962)	—
Net loss attributable to non-redeemable ordinary shares	$(13,564,065)	$(21,214)
Denominator:
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	8,508,578	5,000,000
Basic and diluted net loss per share, non-redeemable ordinary shares	$(1.59)	$(0.00)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020 and 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero as of December 31, 2020 and 2019.

Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its 18,100,000 ordinary shares warrants issued in connection with the Initial Public Offering (11,500,000) and Private Placement (6,600,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued in connection with the Private Placement has been estimated using Monte-Carlo simulations at each balance sheet date. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation model at each measurement date and subsequently been measured based on the market price when separately listed and traded.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.
Note 4 — Initial Public Offering
On January 28, 2020, the Company sold 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share, and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (Note 6).
Note 5 — Related Party Transactions
Founder Shares
In November 2019, the Sponsor purchased 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), for an aggregate price of $25,000. In December 2019, the Sponsor transferred an aggregate of 1,092,500 Founder Shares to members of the Company’s management team. The holders of the Founder Shares had agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the over-allotment option was not exercised in full by the underwriters. On January 28, 2020, the over-allotment option was exercised in full. Accordingly, no Founder Shares were forfeited.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination and (2) the date on which the Company consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $6.6 million, and incurring offering costs of approximately $21,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On November 19, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $139,000 under the Note and fully repaid this amount on January 28, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under any Working Capital Loans.
Administrative Support Agreement
Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $120,000 in expenses in connection with such services during the year ended December 31, 2020, as reflected in the accompanying statements of operations. As of December 31, 2020, an aggregate of $120,000 in accrued expenses with related party was outstanding, as reflected in the accompanying balance sheets.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on January 28, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Derivative Warrant Liabilities
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. There were no Class A ordinary shares issued and outstanding as of December 31, 2019. As of December 31, 2020, there were 23,000,000 Class A ordinary shares issued and outstanding, including 18,605,200 Class A ordinary shares subject to possible redemption that are classified as temporary equity in the accompanying balance sheets.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2020 and 2019, there were 5,750,000 Class B ordinary shares outstanding. Of the 5,750,000 Class B ordinary shares outstanding as of December 31, 2019, an aggregate of up to 750,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part. On January 28, 2020, the over-allotment option was exercised in full. Accordingly, no Class B ordinary shares were forfeited.
Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B ordinary shares will have the right to elect all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A ordinary shares will not be entitled to vote on the election of directors during such time.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into

Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.
Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, there were no preferred shares issued or outstanding.
Note 9 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
•
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•
Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 and 2019 by level within the fair value hierarchy:
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – money market fund	$230,548,847	$—	$—	$230,548,847
Liabilities:
Warrant liabilities – public warrants (restated)	$19,550,000	$—	$—	$19,550,000
Warrant liabilities – private warrants (restated)	$—	$—	$11,748,000	$11,748,000
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021, when the Public Warrants were separately listed and traded.
The fair value of warrants issued in connection with the Private Placement has been estimated using Monte-Carlo simulations at each balance sheet date. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation model at each measurement date and subsequently been measured based on the market price when separately listed and traded. The Company recognized approximately $21.4 million for the derivative warrant liabilities upon their issuance on January 28, 2020. For the year ended December 31, 2020, the Company recognized a charge to the statements of operations resulting from an increase in the fair value of liabilities of approximately $9.9 million presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.
The change in the fair value of the derivative warrant liabilities for the year ended December 31, 2020 is summarized as follows:
Warrant liabilities at January 1, 2020	$—
Issuance of public and private warrants	21,392,000
Change in fair value of warrant liabilibites	9,906,000
Warrant liabilities at December 31, 2020	$31,298,000
The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	January 28, 2020
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50
Stock Price	$10.30	$10.00	$9.96	$9.50	$9.42
Term (in years)	5.58	5.83	6.08	6.33	6.50
Volatility	24.50%	23.10%	16.90%	10.50%	18.40%
Risk-free interest rate	0.44%	0.36%	0.40%	0.49%	1.54%
Dividend yield	—	—	—	—	—
Note 10 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.
Note 11 — Quarterly Financial Information (Unaudited)
The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020, June 30, 2020 and March 31, 2020 that has been updated to reflect the restatement of the Company’s financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The Company has not amended its previously filed Quarterly Reports on Form 10-Q for the Affected Periods. The financial information that has been previously filed or otherwise reported for the Affected Periods are superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Periods contained in such previously filed reports should no longer be relied upon.

Unaudited Condensed Statements of Operations
	As of March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$231,737,329	$—	$231,737,329
Liabilities and shareholders’ equity
Total current liabilities	$253,013	$—	$253,013
Deferred underwriting commissions	8,050,000	—	8,050,000
Warrant liabilities	—	7,240,000	7,240,000
Total liabilities	8,303,013	7,240,000	15,543,013
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	218,434,310	(7,240,000)	211,194,310
Shareholders’ equity
Preferred shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	116	72	188
Class B ordinary shares – $0.0001 par value	575	—	575
Additional paid-in-capital	4,907,815	(11,909,562)	(7,001,747)
Retained earnings	91,500	11,909,490	12,000,990
Total shareholders’ equity	5,000,006	—	5,000,006
Total liabilities and shareholders’ equity	$231,737,329	$—	$231,737,329
	For the Three Months Ended March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$140,233	$1,452,000	$1,592,233
Administrative fees – related party	30,000	—	30,000
Loss from operations	(170,233)	(1,452,000)	(1,622,233)
Change in fair value of warrant liabilities	—	14,152,000	14,152,000
Offering costs associated with issuance of private placement warrants	—	(790,510)	(790,510)
Net gain from investments held in Trust Account	282,947	—	282,947
Net income	$112,714	$11,909,490	$12,022,204
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,715,037	—	19,715,037
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.01	$—	$0.01
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	7,837,776	—	7,837,776
Basic and diluted net (loss) income per share, non-redeemable ordinary shares	$(0.02)	$1.52	$1.50

	For the Three Months Ended March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net income	$112,714	$11,909,490	$12,022,204
Change in fair value of warrant liabilities	—	(14,152,000)	(14,152,000)
Share based compensation	—	1,452,000	1,452,000
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net cash used in operating activities	(227,449)	—	(227,449)
Net cash used in investing activities	(230,000,000)	—	(230,000,000)
Net cash provided by financing activities	231,435,858	—	231,435,858
Net change in cash	$1,208,409	$—	$1,208,409
	As of June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$231,677,875	$—	$231,677,875
Liabilities and shareholders’ equity
Total current liabilities	$73,235	$—	$73,235
Deferred underwriting commissions	8,050,000	—	8,050,000
Warrant liabilities	—	18,824,000	18,824,000
Total liabilities	8,123,235	18,824,000	26,947,235
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	218,554,637	(18,824,000)	199,730,637
Shareholders’ equity
Preferred shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	119	188	307
Class B ordinary shares – $0.0001 par value	575	—	575
Additional paid-in-capital	4,787,485	(325,678)	4,461,807
Retained earnings (accumulated deficit)	211,824	325,490	537,314
Total shareholders’ equity	5,000,003	—	5,000,003
Total liabilities and shareholders’ equity	$231,677,875	$—	$231,677,875

	For the Six Months Ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$230,650	$1,452,000	$1,682,650
Administrative fees – related party	60,000	—	60,000
Loss from operations	(290,650)	(1,452,000)	(1,742,650)
Change in fair value of warrant liabilities	—	2,568,000	2,568,000
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net gain from investments held in Trust Account	523,688	—	523,688
Net income (loss)	$233,038	$325,490	$558,528
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	17,485,937	—	17,485,937
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.03	$—	$0.03
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	7,740,711	—	7,740,711
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$(0.04)	$0.05	$0.01
	For the Three Months Ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$90,417	$—	$90,417
Administrative fees – related party	30,000	—	30,000
Loss from operations	(120,417)	—	(120,417)
Change in fair value of warrant liabilities	—	(11,584,000)	(11,584,000)
Net gain from investments held in Trust Account	240,741	—	240,741
Net income	$120,324	$(11,584,000)	$(11,463,676)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	21,106,354	—	21,106,354
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.01	$—	$0.01
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	7,643,646	—	7,643,646
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.02)	$(1.51)	$(1.53)

	For the Six Months Ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net income	$233,038	$325,490	$558,528
Change in fair value of warrant liabilities	—	(2,568,000)	(2,568,000)
Share based compensation	—	1,452,000	1,452,000
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net cash used in operating activities	(379,249)	—	(379,249)
Net cash used in investing activities	(230,000,000)	—	(230,000,000)
Net cash provided by financing activities	231,339,602	—	231,339,602
Net change in cash	$960,353	$—	$960,353
	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$231,600,223	$—	$231,600,223
Liabilities and shareholders’ equity
Total current liabilities	$146,701	$—	$146,701
Deferred underwriting commissions	8,050,000	—	8,050,000
Warrant liabilities	—	27,480,000	27,480,000
Total liabilities	8,196,701	27,480,000	35,676,701
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	218,403,515	(27,480,000)	190,923,515
Shareholders’ equity
Preferred shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	120	275	395
Class B ordinary shares – $0.0001 par value	575	—	575
Additional paid-in-capital	4,938,606	8,330,235	13,268,841
Retained earnings (accumulated deficit)	60,706	(8,330,510)	(8,269,804)
Total shareholders’ equity	5,000,007	—	5,000,007
Total liabilities and shareholders’ equity	$231,600,223	$—	$231,600,223

	For the Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$372,621	$1,452,000	$1,824,621
Administrative fees – related party	90,000	—	90,000
Loss from operations	(462,621)	(1,452,000)	(1,914,621)
Change in fair value of warrant liabilities	—	(6,088,000)	(6,088,000)
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net gain from investments held in Trust Account	544,541	—	544,541
Net income (loss)	$81,920	$(8,330,510)	$(8,248,590)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	18,303,169	—	18,303,169
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.03	$(0.01)	$0.02
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	8,106,502	—	8,106,502
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.06)	$(1.02)	$(1.07)
	For the Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$141,971	$—	$141,971
Administrative fees – related party	30,000	—	30,000
Loss from operations	(171,971)	—	(171,971)
Change in fair value of warrant liabilities	—	(8,656,000)	(8,656,000)
Net gain from investments held in Trust Account	20,853	—	20,853
Net income	$(151,118)	$(8,656,000)	$(8,807,118)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	19,919,867	—	19,919,867
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$—	$0.00
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	8,830,133	—	8,830,133
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.02)	$(0.98)	$(1.00)

	For the Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net income	$81,920	$(8,330,510)	$(8,248,590)
Change in fair value of warrant liabilities	—	6,088,000	6,088,000
Share based compensation	—	1,452,000	1,452,000
Offering costs associated with issuance of public and private warrants	—	(790,510)	(790,510)
Net cash used in operating activities	(423,684)	—	(423,684)
Net cash used in investing activities	(230,000,000)	—	(230,000,000)
Net cash provided by financing activities	231,339,602	—	231,339,602
Net change in cash	$915,918	$—	$915,918
Restated Unaudited Condensed Statements of Changes in Shareholders’ Equity
For the three months ended March 31, 2020, the three and six months ended June 30, 2020 and the three and nine months ended September 30, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	—	$—	5,750,000	$575	$24,425	$(21,214)	$3,786
Sale of units in initial public offering, less derivative liabilities for public warrants	23,000,000	2,300	—	—	216,657,700	—	216,660,000
Offering costs	—	—	—	—	(12,491,674)	—	(12,491,674)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,600,000	—	6,600,000
Warrant liabilities associated with issuance of private warrants	—	—	—	—	(6,600,000)	—	(6,600,000)
Initial value of ordinary shares subject to possible redemption	(21,831,945)	(2,183)	—	—	(218,317,267)	—	(218,319,450)
Change in value of ordinary shares subject to possible redemption	712,514	71	—	—	7,125,069	—	7,125,140
Net loss	—	—	—	—	—	12,022,204	12,022,204
Balance – March 31, 2020 (unaudited)	1,880,569	188	5,750,000	575	(7,001,747)	12,000,990	5,000,006
Ordinary shares subject to possible redemption	1,189,991	119	—	—	11,463,554	—	11,463,673
Net income	—	—	—	—	—	(11,463,676)	(11,463,676)
Balance – June 30, 2020 (unaudited)	3,070,560	307	5,750,000	575	4,461,807	537,314	5,000,003
Ordinary shares subject to possible redemption	880,682	88	—	—	8,807,034	—	8,807,122
Net loss	—	—	—	—	—	(8,807,118)	(8,807,118)
Balance – September 30, 2020 (unaudited)	3,951,242	$395	5,750,000	$575	$13,268,841	$(8,269,804)	$5,000,007

The following is a summary of the above adjustments to the respective periods in the amended unaudited condensed statements of changes in shareholder’s equity.
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
For the Three Months Ended March 31, 2020
Balance at March 31, 2020 – as previously reported	1,156,569	$116	5,750,000	$575	$4,907,815	$91,500	$5,000,006
Balance at March 31, 2020 – restatement adjustment	724,000	72	—	—	(11,909,562)	11,909,490	—
Balance at March 31, 2020 – as restated	1,880,569	$188	5,750,000	$575	$(7,001,747)	$12,000,990	$5,000,006
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
For the Six Months Ended June 30, 2020
Balance at June 30, 2020 – as previously reported	1,188,160	$119	5,750,000	$575	$4,787,485	$211,824	$5,000,003
Balance at June 30, 2020 – restatement adjustment	1,882,400	188	—	—	(325,678)	325,490	—
Balance at June 30, 2020 – as restated	3,070,560	$307	5,750,000	$575	$4,461,807	$537,314	$5,000,003
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
For the Nine Months Ended September 30, 2020
Balance at September 30, 2020 – as previously reported	1,203,242	$120	5,750,000	$575	$4,938,606	$60,706	$5,000,007
Balance at September 30, 2020 – restatement adjustment	2,748,000	275	—	—	8,330,235	(8,330,510)	—
Balance at September 30, 2020 – as restated	3,951,242	$395	5,750,000	$575	$13,268,841	$(8,269,804)	$5,000,007

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,304	$60,667
Available for sale securities	—	4,106
Accounts receivable	12,117	11,510
Inventories, net	23,109	19,887
Operating lease incentive receivable	4,677	311
Prepaid expenses and other current assets	8,215	4,913
Total current assets	86,422	101,394
PROPERTY AND EQUIPMENT, NET	19,865	26,869
OPERATING LEASE RIGHT-OF-USE ASSETS	19,791	14,572
OTHER NON-CURRENT ASSETS	1,131	1,625
TOTAL ASSETS	$127,209	$144,460
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$9,937	$7,055
Accrued wages and benefits	7,657	6,521
Deferred revenue, current	33,705	1,187
Operating lease liabilities, current	1,373	1,577
Other current liabilities	9,193	8,129
Total current liabilities	61,865	24,469
NON-CURRENT LIABILITIES:
Deferred revenue, non-current	25,033	110
Operating lease liabilities, non-current	23,877	13,779
Deferred tax liability	681	681
Other non-current liabilities	918	665
Total liabilities	112,374	39,704
COMMITMENTS AND CONTINGENCIES (Note 8)
MEZZANINE REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock, $0.0001 par value; Aggregate amounts for Series Seed-1, Seed-2, Seed-3 and Series A: 107,849,144 shares authorized; 70,124,512 shares issued and outstanding as of June 30, 2021 107,849,144 shares authorized; 80,260,399 shares issued and outstanding as of December 31, 2020	208,874	220,271
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value; 144,943,164 shares authorized; 4,017,551 shares, issued and outstanding as of June 30, 2021 144,943,164 shares authorized; 804,090 shares, issued and outstanding as of December 31, 2020	—	—
Additional paid-in capital	2,469	8,256
Accumulated other comprehensive loss	(423)	(10)
Accumulated deficit	(196,085)	(123,761)
Total stockholders’ deficit	(194,039)	(115,515)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$127,209	$144,460
See accompanying notes to condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)
	Six months ended June 30,
	2021	2020
REVENUE
Assembly automation	$9,462	$4,728
Professional services and other	13,891	2,892
Leasing	958	4,157
Total revenue	24,311	11,777
COST OF REVENUE
Assembly automation	16,957	7,619
Professional services and other	8,799	9,476
Leasing	734	2,520
Impairment of long-lived assets	—	6,668
Total cost of revenue	26,490	26,283
GROSS LOSS	(2,179)	(14,506)
OPERATING EXPENSES (INCOME):
Research and development	11,594	10,001
Sales and marketing	7,104	4,548
General and administrative	12,172	9,518
Gain on sale of SMT equipment	(20,097)	—
Total operating expenses	10,773	24,067
OTHER INCOME (EXPENSE), NET
Interest income (expense), net	(8)	615
Other expense, net	(190)	(386)
Total other income (expense), net	(198)	229
LOSS BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	(13,150)	(38,344)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	71	(217)
NET LOSS	(13,221)	(38,127)
Less: Deemed dividend to redeemable convertible preferred stockholder	71,655	13,065
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(84,876)	$(51,192)
Net loss per share – basic and diluted	$(34.48)	$(153.79)
Shares used in per share calculation – basic and diluted	2,461,907	332,860
See accompanying notes to condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(Unaudited)
	Six months ended June 30,
	2021	2020
NET LOSS	$(13,221)	$(38,127)
OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized gain (loss) on available for sale securities, net of tax effect of $0, for the six months ended June 30, 2021 and 2020	30	(26)
Currency translation adjustment, net of tax effect of $0, for the six months ended June 30, 2021 and 2020	(443)	(25)
TOTAL COMPREHENSIVE LOSS	$(13,634)	$(38,178)
See accompanying notes to condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share and per share data)
(Unaudited)
	Six Months Ended June 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Value	Shares	Value
BALANCE – DECEMBER 31, 2019	80,260,399	$197,678	276,687	$—	$12,938	$96	$(59,170)	$(46,136)
Repurchase of redeemable convertible preferred stock – Series Seed-2	(18,943,164)	(21,300)	—	—	(13,065)	—	—	(13,065)
Issuance of redeemable convertible preferred stock – Series Seed-3	18,943,164	43,893	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	4,114	—	—	4,114
Net unrealized loss on available for sale securities, net of tax effect of $0	—	—	—	—	—	(26)	—	(26)
Currency translation adjustment, net of tax effect of $0	—	—	—	—	—	(25)	—	(25)
Issuance of common stock upon exercise of stock options	—	—	176,332	—	110	—	—	110
Net loss	—	—	—	—	—	—	(38,127)	(38,127)
BALANCE – JUNE 30, 2020	80,260,399	$220,271	453,019	$—	$4,097	$45	$(97,297)	$(93,155)
	Six Months Ended June 30, 2021
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Value	Shares	Value
BALANCE – DECEMBER 31, 2020	80,260,399	$220,271	804,090	$—	$8,256	$(10)	$(123,761)	$(115,515)
Retirement of redeemable convertible preferred stock – Series Seed-2	(10,135,887)	(11,397)	—	—	(12,552)	—	(59,103)	(71,655)
Stock-based compensation expense	—	—	—	—	5,603	—	—	5,603
Net unrealized gain on available for sale securities, net of tax effect of $0	—	—	—	—	—	30	—	30
Currency translation adjustment, net of tax effect of $0	—	—	—	—	—	(443)	—	(443)
Issuance of common stock upon exercise of stock options	—	—	3,213,461	—	1,162	—	—	1,162
Net loss	—	—	—	—	—	—	(13,221)	(13,221)
BALANCE – JUNE 30, 2021	70,124,512	$208,874	4,017,551	$—	$2,469	$(423)	$(196,085)	$(194,039)
See accompanying notes to condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share data)
(Unaudited)
	Six months ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,221)	$(38,127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,159	3,158
Amortization of deferred revenue	(5,034)	—
Amortization of deferred lease incentive	132	278
Non-cash gain on sale of SMT equipment (Note 3c)	(20,097)	—
Impairment of long-lived assets (Refer to Note 6)	—	6,668
Stock-based compensation	5,221	3,971
Noncash operating lease expense	592	662
Other	33	53
Changes in operating assets and liabilities:
Accounts receivable	(607)	3,651
Inventories	(3,152)	(2,245)
Other current and non-current assets	(3,730)	1,887
Accounts payables	2,711	(1,217)
Operating lease liabilities	(591)	(679)
Operating lease incentive receivable	308	—
Deferred lease incentive	—	(2,981)
Accrued wages and benefits and other liabilities	2,191	(2,692)
Deferred revenue	8,652	78
Net cash used in operating activities	(25,433)	(27,535)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from May 2021 Flex Modification allocated to SMT equipment (Note 3c)	2,123	—
Purchases of property and equipment	(1,648)	(489)
Capitalization of software development costs	(2,490)	(3,189)
Purchases of available for sale securities	—	(30,319)
Proceeds from maturities of available for sale securities	4,103	69,634
Net cash provided by investing activities	2,088	35,637
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,162	110
Proceeds from long-term loans	393	239
Payments of long-term loans	(130)	(118)
Repurchase of redeemable convertible preferred stock – Series Seed-2	—	(34,365)
Issuance of redeemable convertible preferred stock – Series Seed-3	—	43,893
Net cash provided by financing activities	1,425	9,759
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(443)	(25)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(22,363)	17,836
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of the period	61,096	29,857
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of the period	$38,733	$47,693
See accompanying notes to condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION
(In thousands)
(Unaudited)
	Six months ended June 30,
	2021	2020
NON-CASH ACTIVITY
Recognition of new operating lease right-of-use assets and liabilities	5,811	55
Recognition of new operating lease incentive receivable	4,674	—
Property and equipment purchases included in accounts payable	171	12
FLEX AGREEMENT MODIFICATION IN MAY 2021 (Note 3c)
As discussed in Note 3c, in May 2021 the Company received cash of $8.2 million from Flex in connection with sale of the remaining SMT equipment, recognized deferred revenue of $59.9 million and recorded a deemed dividend of $71.7 million. As part of this transaction, the Company also retired redeemable convertible preferred stock and wrote off the remaining $0.8 million deferred lease incentive balance. Refer to Note 3c for further details.
See accompanying notes to condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
1.   DESCRIPTION OF BUSINESS
Bright Machines, Inc. (“Bright Machines”) was incorporated in Delaware in 2018. In May 2018, Bright Machines and its subsidiaries (collectively, the “Company”) were spun off from Flex Ltd. (“Flex”), including its technology, intellectual property, and equipment. Subsequent to the spin-off, Flex, a Singapore-based electronics manufacturer, is the Company’s largest customer and accounted for approximately 95% and 98% of the Company’s consolidated revenue for the six months ended June 30, 2021 and 2020, respectively.
The Company is an industry leader in intelligent, software-defined manufacturing, offering an innovative approach to manufacturing automation by combining proprietary software with adaptive hardware to automate repetitive tasks, enabling manufacturers to quickly deploy flexible, autonomous production lines that can scale based on market demand.
As more fully described in Note 3, the Company predominantly derives revenue from transactions it enters into with Flex and whereby the Company sells Microfactory solutions (“Assembly Automation”), provides professional services related to the development, testing, installation and setup of automation lines (“Professional Services and Other”) and leases Surface Mount Technology (“SMT”) Microfactory Equipment (“Leasing”). The Company has historically entered into a limited number of sales transactions with customers other than Flex. Refer to Note 3 for a detailed description of the Company’s revenue recognition model.
The Company is located and headquartered in San Francisco, California. Other offices operated by the Company are principally located in Israel, China, and Mexico. All foreign subsidiaries are wholly owned by the Company. The Company’s revenues are derived primarily from operations in the United States, Israel and China.
As more fully described in Notes 10 and 13, Eclipse Ventures LLC (“Eclipse”), a Palo Alto, California based venture capital and private equity firm and Flex are both considered related parties because their equity holdings exceeded 5% as of June 30, 2021 and December 31, 2020.
2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the years ended December 31, 2020 and 2019. The unaudited condensed consolidated balance sheet as of December 31, 2020, included herein, was derived from the audited consolidated balance sheet of the Company as of that date.
In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments, or a description of the nature and amount of any adjustments other than normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2021 and December 31, 2020, the Company’s results of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit activities, and the cash flows for the six months ended June 30, 2021 and 2020. Non-recurring adjustments principally consist of the transactions with Flex described in Notes 3a, 3b and 3c. The results of the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any interim period or for any other future year.
Liquidity and Going Concern — In connection with preparing consolidated financial statements for each reporting period and in accordance with ASU 2014-15, Presentation of Financial Statements-Going

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company evaluates whether there are conditions or events that, considered in the aggregate, raise substantial doubt about its ability to continue as a going concern within one year after the date on which the consolidated financial statements are issued.
The Company’s unaudited condensed consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.
As of June 30, 2021, the Company had $38.3 million of cash, cash equivalents and available for sale securities. As reflected in the unaudited condensed consolidated financial statements, the Company had an accumulated deficit as of June 30, 2021, and had a net loss and net cash used in operating activities for the reporting period then ended. These factors, coupled with the available cash on hand compared to management’s operating plan, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date on which the consolidated financial statements are issued.
As more fully described in Note 15, the Company’s plan is to seek additional funding through the completion of a business combination with SCVX Corp. (“SCVX”), a special purpose acquisition corporation (“SPAC”). At this time, the Company is focused on completing the business combination, which is subject to approval of the stockholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions, and is limited in its efforts to raise additional capital from secondary sources. If the Company fails to complete this business combination, the Company will need to seek additional capital through other debt and equity financings or through strategic and collaborative ventures with third parties.
If the Company is unable to raise sufficient additional capital, the Company will not have sufficient cash flows and liquidity to fund its planned business operations for the year following the date the condensed consolidated financial statements were available for issuance. There can be no assurances that the Company will be able to complete the business combination or that, in the event that the business combination does not take place, the Company will be able to secure alternate forms of financing at terms that are acceptable to management, if at all. If the Company is unable to raise additional capital when required or on acceptable terms, or is unable to continue as a going concern, the Company may be required to reduce headcount, file for bankruptcy, reorganize, merge with another entity, or cease operations.
The unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the Company not being able to continue as a going concern.
Risks and Uncertainties — The Company is subject to a number of risks that are similar to those which other companies of similar size in its industry are facing, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operations, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key customers, dependence on key individuals, and risks associated with changes in information technology. In addition, as more fully described below under “Concentration of Risks” and in Note 13, Flex, a related party, is the Company’s largest customer, accounting for approximately 95% and 98% of the Company’s consolidated revenue for the six months ended June 30, 2021 and 2020, respectively.
In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread adverse impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing all non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
and regional social distancing guidelines, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to restrictions and best practices encouraged by governmental and regulatory authorities.
However, the quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company to minimize the impacts of these challenges to its business.
Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company and Smaller Reporting Company Status — The Company is an Emerging Growth Company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts EGCs from the requirements to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with these. The JOBS Act provides that an EGC may elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but such an election to opt out is irrevocable. The Company did not opt out of the extended transition period. The Company is also a smaller reporting company (“SRC”) as defined by the Securities Exchange Act of 1934. SRCs are granted many of the same exemptions from disclosure requirements as EGCs. The SRC status is determined on an annual basis. Comparison of the Company’s condensed consolidated financial statements with the financial statements of another public company that is not an SRC or an EGC may be difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements, and the reported amounts of income and expense during the reporting period. Such estimates include allowances for doubtful accounts, determination of the net realizable value of inventory, determination of the useful lives of property and equipment, standalone selling prices of the goods and services to be provided in connection with the Company’s fulfillment of its performance obligations under the contracts entered into with customers, assessment of the recoverability and fair values of property and equipment, determination of capitalizable internal-use software development costs and of the useful life of the software assets being developed, assessment of the recoverability of capitalized software costs, valuation of deferred tax assets and liabilities, estimation of other accruals and reserves and determination of the fair value of the Company’s redeemable convertible preferred stock, common stock and stock option grants. Management evaluates its estimates and assumptions on an ongoing basis using historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the condensed consolidated financial statements.
Concentration of Risks — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and available for sale securities.
During the six months ended June 30, 2021 and 2020, Flex accounted for approximately 95% and 98% of total revenue, respectively. As of June 30, 2021 and December 31, 2020, Flex accounted for approximately 95% and 87% of accounts receivable, respectively. As more fully described in Note 13, Flex is also a related party. Refer to Note 14 for revenue by country.
As more fully described in Note 13, during the six months ended June 30, 2021 and 2020, the Company purchased a significant portion of the components, utilized within its Microfactory solutions, from Flex.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
These purchases from Flex are at negotiated prices commensurate with prevailing market prices which the Company believes approximate fair value. There were no other suppliers which accounted for more than 10% of expenses in the periods presented.
Significant Accounting policies — There have been no material changes in the significant accounting policies described in our audited consolidated financial statements for the years ended December 31, 2020 and 2019.
3.   REVENUE
The Company generates revenues from three sources: (1) Assembly Automation which consists of sales of Microfactory solutions; (2) Professional Services and Other such as test engineering, automation, and related services; and (3) Leasing of Manufacturing and Microfactory Equipment. The matrix in the Disaggregated Revenue sub-section below provides a break-down between Assembly Automation, Professional Services and Other and Leasing.
Flex Agreement
Upon consummation of the spin-off transaction discussed in Note 1, the Company and Flex entered into the “Flex Agreement” under whose terms the Company provides professional services and leases certain assets (SMT equipment) to Flex in exchange for a fixed annual or monthly fee, as applicable; in addition, the Flex Agreement also includes a committed level of purchases of certain Microfactory equipment and services. The term of the Flex Agreement, as amended, ends in April 2023 and is renewable.
a.   Sale of Redeemable Convertible Preferred Stock Series Seed-3 to Eclipse, and Repurchase of Redeemable Convertible Preferred Stock Series Seed-2 from Flex in March 2020
In March 2020, Flex wanted to decrease its ownership in Bright Machines, and Eclipse Ventures and its affiliates (“Eclipse”), an existing preferred stockholder, wanted to increase its ownership in Bright Machines. Therefore, to effect an exchange of preferred shares, Bright Machines agreed to repurchase 18.9 million preferred shares of Series Seed-2 from Flex and sell 18.9 million preferred shares of Series Seed-3 to Eclipse (the “March 2020 Share Repurchase Transaction”). The purchase and sale of preferred shares from Flex and to Eclipse were made at the same per-share amount, for approximately $43.9 million. However, because the redemption ratios for the two tranches were different and the shares sold to Eclipse were at fair value, the amount Bright Machines paid to Flex to acquire the preferred shares sold by Flex was in excess of the fair value of the shares repurchased.
The $43.9 million paid to Flex by Bright Machines exceeded the $34.4 million fair value of the shares by approximately $9.5 million. In addition, the $34.4 million fair value of the shares exceeded their $21.3 million carrying value by $13.1 million. The $9.5 million by which the payment to Flex exceeded the fair value was considered a payment to a customer because of the existing Flex Agreement. Since no other terms of the Flex Agreement were modified, the Company accounted for this consideration paid to the customer as a contract modification as a result of the change to the transaction price in the contract. The $13.1 million by which the fair value of the shares exceeded the carrying value was considered a deemed dividend that was recorded as a reduction of additional paid-in capital because the Company had an accumulated deficit at the time of the modification.
The $43.9 million fair value of the new Series Seed-3 shares issued to Eclipse, as well as the $34.4 million fair value of the Series Seed-2 shares repurchased from Flex, were determined with assistance from independent third-party valuation specialists using a market approach (guideline public company method).
The Flex Agreement consists of a contract with a customer accounted for in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers and a lease agreement accounted

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
for in accordance with ASC 842, Leases. The Company allocated the $9.5 million consideration to both the lease and non-lease components using the allocation principles set forth in ASC 606, which require that the consideration be allocated to the components on a relative standalone selling price basis.
•
In relation to the lease component, subsequent to the March 2020 Share Repurchase Transaction, the remaining modified lease component is also classified as an operating lease. Therefore, the Company concluded that the $3 million allocated to the lease component is in substance a lease incentive paid from the Company (lessor) to Flex (lessee) to be recognized as a reduction of lease revenue over the remaining lease term.

•
In relation to the non-lease components, because the consideration paid to Flex is not attributable to the transfer of future goods or services, nor is it specifically attributable to goods or services that had been previously transferred to the customer, the $6.5 million amount allocated to the non-lease components was recorded as an immediate reduction to revenue in the period the repurchase occurred, (i.e. in the first quarter of the year ended December 31, 2021).

b.   Sale of SMT equipment to Flex and Amendments to the Flex Agreement in September 2020
In September 2020, Bright Machines and Flex agreed to amend the Flex Agreement (the “September 2020 Modification”). Under the September 2020 Modification, Bright Machines sold SMT equipment, principally located in China, under the lease to Flex for $11.5 million in cash and decreased the annual fixed price for the remaining lease components by approximately $4.9 million, or approximately $13.0 million in total over the remaining lease term of approximately 32 months.
Effectively, the September 2020 Modification resulted in Bright Machines adding a purchase option for certain equipment under lease, which was immediately exercised by Flex and resulted in the partial termination of the lease component in the Flex Agreement. The terms of the remaining non-lease components under the Agreement were not modified as part of the September 2020 Modification.
The Company accounted for the September 2020 Modification as a modification to both the lease and non-lease components that resulted in 1) the sale of assets that were subject to the lease, 2) a modification to the remaining lease component, and 3) a modification to the remaining non-lease components. The remaining consideration due in the amended Flex Agreement was allocated to the lease components (including leased assets sold) and the remaining non-lease components on a relative standalone selling price basis.
The Company recorded a $1.4 million loss on sale of property and equipment in September 2020 due to an impairment of the lease incentive capitalized through the March 2020 Share Repurchase Transaction. Further, the consideration allocated to the remaining lease and non-lease components will be recognized over the remaining contractual term as control transfers.
c.    Sale of remaining SMT equipment, Flex Agreement Amendment and Retirement of Series Seed-2 Redeemable Convertible Preferred Stock in May 2021
In May 2021, the Company and Flex agreed to further amend the Flex Agreement (the “May 2021 Modification”). Under the May 2021 Modification, the following occurred:
•
The Company sold the remaining SMT equipment assets under the lease with a carrying value of approximately $10.5 million to Flex for $8.2 million in cash.

•
The remainder of the lease term was terminated, which eliminated approximately $7.5 million of total remaining lease payments.

•
The amount of Professional Services to be provided to Flex over the approximate remaining term of two years of the Flex Agreement was reduced, with the price to be paid by Flex for such services being proportionally reduced by $7.8 million.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
•
The minimum purchase commitments under the Flex Agreement (“MPCs”) was reduced by $84.0 million total over the term of the Flex Agreement. Previously, Flex had not met, and the Company had not enforced the MPCs under the Flex Agreement.

To effect the May 2021 Modification, Flex transferred consideration of $8.2 million in cash and 10,135,887 redeemable convertible Series Seed-2 preferred shares with a total fair value of $83.1 million to the Company (recorded in mezzanine equity as of May 1, 2021) (the “Redeemed Preferred Shares”).
The Company accounted for the difference between the fair value and the net carrying value of the Redeemed Preferred Shares on the redemption date as a $71.7 million deemed dividend since it represents a shareholder return to Flex. Because the Company was in an accumulated deficit position at the time of the May 2021 Modification, the deemed dividend reduced additional paid in capital from $12.6 million to zero and the remainder was recorded as a $59.1 million increase to accumulated deficit.
The fair value of the consideration received from Flex to effect the May 2021 Modification was accounted for as additional consideration.
The additional consideration received to effect the modification and the remaining consideration due under the amended Flex Agreement were allocated to the leased assets sold and the remaining non-lease components on a relative standalone selling price basis:
•
In relation to the leased SMT equipment sold, the Company recorded a $20.1 million gain on the sale of equipment. The carrying value of the SMT equipment sold amounted to $10.5 million.

•
In relation to the non-lease component, the Company recorded $59.9 million of deferred revenue that will be recognized in proportion to the transfer of control of the remaining distinct non-lease performance obligations and professional services over the remaining portion of Flex Agreement term, ending in the second quarter of the year ended December 31, 2023.

The Company wrote off $0.8 million of existing lease incentive capitalized through the March 2020 Share Repurchase Transaction.
Upon the May 2021 Flex agreement modification, the uncertainty associated with the MPC was resolved as the Company enforced its right to consideration and expects to continue enforcing its right to consideration through the remainder of the Flex agreement. As a result, the contracted but unsatisfied performance obligations increased by $50.0 million, (i.e., the amount stemming from the right to additional consideration due from Flex through the end of the MPC term).
d.   Disaggregated Revenue
The following tables show revenue by product and services groups for the six months ended June 30, 2021 and 2020 (in thousands):
	Six months ended June 30,
	2021			2020
	Flex	Others	Total	Flex	Others	Total
Assembly automation	$8,190	$1,272	$9,462	$4,533	$195	$4,728
Professional services and other	13,882	9	13,891	2,892	—	2,892
Leasing	910	48	958	4,157	—	4,157
Total	$22,982	$1,329	$24,311	$11,582	$195	$11,777

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Contract Balances
Historically, the Company has billed Flex for sales of Microfactories upon completion of site acceptance testing, with revenue recognition occurring at that point in time; hence, no deferred revenue was recorded in relation to these transactions. Beginning in the year ended December 31, 2020, Flex has allowed the Company to bill over time in relation to a number of such transactions. Further, the Company entered into Microfactory sales transactions with customers other than Flex that generally provide for milestone-based invoicing. In relation to such transactions and as the timing of revenue recognition differs from the timing of invoicing to customers, such timing difference results in the recording of contract liabilities (deferred revenue) on the Company’s condensed consolidated balance sheets.
The following table provides information about accounts receivable and deferred revenue as follows as of June 30, 2021 and December 31, 2020 (in thousands):
	June 30, 2021	December 31, 2020
Accounts receivable	$12,117	$11,510
Deferred revenue	58,738	1,297
The following table is a rollforward of contract balances as of June 30, 2021 and December 31, 2020 (in thousands):
	June 30, 2021			December 31, 2020
	Flex	Others	Total	Flex	Others	Total
Deferred revenue – beginning balance	$919	$378	$1,297	$—	$—	$—
Additions	60,240	2,962	63,202	946	378	1,324
Revenue recognized	(5,761)	—	(5,761)	(27)	—	(27)
Deferred revenue – ending balance	$55,398	$3,340	$58,738	$919	$378	$1,297
Contracted but unsatisfied performance obligations were approximately $137.4 million as of June 30, 2021 and consisted of a) $58.7 million of deferred revenue, $33.7 million of which is expected to be recognized during the 12 months following June 30, 2021, with substantially all of the remainder to be recognized over the 12 months thereafter; and b) $78.7 million as of June 30, 2021 on firmly committed customer orders but for which neither the Company nor the customer had performed as of that date.
4.   LOSS PER SHARE
The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2021 and 2020 (in thousands except share and per share amounts):
	Six Months Ended June 30,
	2021	2020
Numerator:
Net loss	$(13,221)	$(38,127)
Less: Deemed dividend to redeemable convertible preferred stockholders (Note 3c)	(71,655)	(13,065)
Net loss attributable to common stockholders	$(84,876)	$(51,192)
Denominator:
Weighted-average shares outstanding — Basic and Dilutive	2,461,907	332,860
Basic and Diluted Net Loss Per Share	$(34.48)	$(153.79)

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
For the six months ended June 30, 2021 and 2020, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.
The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the six months ended June 30, 2021 and 2020:
	Six Months Ended June 30,
	2021	2020
Stock options	25,262,730	25,861,625
Redeemable convertible preferred stock	67,276,060	76,322,289
Non-statutory stock options to non-employee	91,662	91,662
	92,630,452	102,275,576
5.   AVAILABLE FOR SALE SECURITIES AND FAIR VALUE MEASUREMENTS
The Company liquidated the majority of its available for sale securities during the year ended December 31, 2020. The cost basis, gross unrealized holding gains or losses, and fair value of the Company’s available for sale securities by major security type as of June 30 2021, and December 31, 2020 were as follows (in thousands):
	Fair Value Hierarchy Level	June 30, 2021			December 31, 2020
		Cost Basis	Gross Unrealized Losses	Estimated Fair Value	Cost Basis	Gross Unrealized Losses	Estimated Fair Value
Financial assets
Cash equivalents:
Money market funds	Level 1	$21,929	$—	$21,929	$48,000	$—	$48,000
Total cash equivalents		$21,929	$—	$21,929	$48,000	—	$48,000
Available for sale securities:
Corporate debt securities	Level 2	—	—	—	4,136	(30)	$4,106
Total available for sale securities		$—	$—	$—	$4,136	$(30)	$4,106
We estimate the fair value of marketable securities classified as Level 1 using observable inputs that reflect quoted prices in active markets for identical assets or liabilities. We estimate the fair value of marketable securities classified as Level 2 using observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means. There were no transfers between Level 1 or Level 2 of the fair value hierarchy during the six months ended June 30, 2021 and 2020.
All available for sale securities held at December 31, 2020 matured in January and February 2021.
6.   BALANCE SHEET COMPONENTS
The composition of certain significant balance sheet components is presented below.
Inventories, net — The components of inventories as of June 30, 2021 and December 31, 2020, respectively, were as follows (in thousands):

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
	June 30, 2021	December 31, 2020
Raw materials	$8,501	$6,997
Work-in-progress	12,528	9,268
Finished goods	2,080	3,622
Total inventories, net	23,109	19,887
Inventories are recorded net of reserves for excess and obsolete inventory of $1.2 million and $1.8 million as of June 30, 2021 and December 31, 2020, respectively.
Prepaid Expenses and Other Current Assets — Prepaid expenses and other current assets as of June 30, 2021 and December 31, 2020, were composed of the following (in thousands):
	June 30, 2021	December 31, 2020
Prepaid expenses	$1,213	$982
VAT receivable	2,370	2,523
Deferred SPAC transaction costs	3,547	—
Deferred lease incentive, current	—	395
Other current assets	1,085	1,013
Total prepaid expenses and other current assets	$8,215	$4,913
Property and Equipment — Property and equipment, net as of June 30, 2021 and December 31, 2020, were composed of the following (in thousands):
	June 30, 2021	December 31, 2020
Machinery	$1,700	$21,537
Computer equipment and software	543	536
Furniture and fixture	811	717
Leasehold improvements	3,225	2,633
Internal-use software	15,636	12,834
Construction in progress	529	89
Total property and equipment	22,444	38,346
Less accumulated depreciation and amortization	(2,579)	(11,477)
Property and equipment, net	$19,865	$26,869
Depreciation expense for the six months ended June 30, 2021 and 2020 was $1.1 million and $3.1 million, respectively. Amortization of internal use software for both the six months ended June 30, 2021 and 2020 was $29 thousand.
In the second quarter of the year ended December 31, 2020, Flex notified the Company that certain leased SMT equipment were underutilized due to an overall economic downturn. Further, based on ongoing negotiations with Flex to amend the scope of the lease component in the Flex Agreement and reduce the lease payments, the Company determined that the assets that were being leased to Flex would likely have a decrease in expected future cash flows and that an impairment trigger had occurred.
As such, the Company concluded that the carrying value of its SMT equipment, which represents a single asset group, was not recoverable as the Company determined that the SMT equipment asset group’s

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
projected undiscounted cash flows were less than the asset group carrying value. In May 2020, the Company obtained an independent third-party valuation appraisal for such SMT equipment prepared using the market approach method to determine the amount of estimated impairment to be recorded. As the estimated fair value per the appraisal was lower than the carrying amount of such assets, the Company recorded an impairment expense totaling $6.7 million in May of 2020.
As discussed in Note 3 above, the Company sold SMT equipment, principally located in China, to Flex in September of 2020 (see Note 3b) and sold all remaining SMT equipment to Flex in May of 2021 (see Note 3c). Prior to these sales this SMT equipment had been leased to Flex.
Other Current Liabilities — Other current liabilities as of June 30, 2021 and December 31, 2020, were composed of the following (in thousands):
	June 30, 2021	December 31, 2020
VAT payable	$1,967	$1,892
Income tax payable	882	1,266
Leasing obligations	132	269
Accrued purchases	788	247
Warranty reserve	63	105
Loss contingency related to non-cancelable purchase commitments	529	529
Contract loss reserve	647	587
Customer deposits	78	227
Other accrued liabilities	4,107	3,007
Total other current liabilities	$9,193	$8,129
Cash, Cash Equivalents and Restricted Cash — Cash, cash equivalents and restricted cash are combined in the condensed consolidated statements of cash flows. As of June 30, 2021 and December 31, 2020, respectively, cash, cash equivalents and restricted cash consisted of the following (in thousands):
	June 30, 2021	December 31, 2020
Cash and cash equivalents	$38,304	$60,667
Restricted cash	429	429
Total cash, cash equivalents, and restricted cash	$38,733	$61,096
Restricted cash balances are included in other non-current assets at June 30, 2021 and December 31, 2020, as these cash balances are restricted longer than 12 months from those dates.
7.   LEASES
The Company leases office spaces under non-cancelable operating lease agreements which expire beginning in 2021 through 2033. These leases are accounted for as operating leases in accordance with ASC 842.
On June 18, 2021, the Company signed a new operating lease for office space in Austin, Texas which expires in October 2030. Recognition of the lease resulted in an operating lease liability of $10.2 million, a right-of-use asset of $5.5 million and a $4.7 million leasehold improvement incentive receivable from the lessor.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
There were no other new leases, or significant changes to the Company’s existing leases, during the six months ended June 30, 2021 and 2020. The Company did not have any finance leases during the six months ended June 30, 2021 and 2020. The Company also recognizes revenue as a lessor as indicated in Note 3.
8.   COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company may be subject to various claims, legal actions and complaints that could have a material adverse effect on the business or financial position. The Company assesses its potential liability in such situations by analyzing the possible outcomes of various litigation, regulatory and settlement strategies. Based on that determination if a loss is probable and the amount can be reasonably estimated, the Company accrues an amount equal to the estimated loss. No losses and no provision for a loss contingency have been recorded to date.
The Company has entered into agreements which include non-cancellable inventory purchase commitments. As of June 30, 2021 and December 31, 2020, the Company had total unfulfilled non-cancellable purchase commitments for inventory of $1.6 million. The Company records a liability for noncancellable purchase commitments to the extent the net realizable value of the related inventory items is less than the purchase price. As of June 30, 2021 and December 31, 2020, the loss contingency related to non-cancellable purchase commitments was $0.5 million and was included in other current liabilities on the condensed consolidated balance sheets.
9.   DEBT AND CREDIT SOURCES
On April 5, 2019, the Company entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank to obtain a revolving credit facility of $40.0 million. The Agreement expired on April 5, 2021. The Agreement contained affirmative covenants, events of default and repayment provisions and had a per annum commitment fee of $0.06 million as well as a quarterly unused revolving line facility fee of 0.25% per annum on the average unused portion of the revolving line. Upon draw down, if any, the Company was required to pay interest on the outstanding amount at a rate of 4.25% per annum. There was no outstanding borrowing and the Company was in compliance with all covenants under the Agreement from December 31, 2020 through April 5, 2021 when the Agreement expired.
10.   REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands, except share and per share data):
	As of June 30, 2021
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series Seed-1	20,000,000	20,000,000	17,849,811	$0.50	$10,000	$10,000
Series Seed-2	35,574,220	6,495,169	5,796,906	1.12	7,303	7,303
Series Seed-3	18,943,164	18,943,164	18,943,164	2.32	43,893	43,893
Series A	33,331,760	24,686,179	24,686,179	6.00	147,678	148,124
	107,849,144	70,124,512	67,276,060		$208,874	$209,320

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
	As of December 31, 2020
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series Seed-1	20,000,000	20,000,000	17,849,811	$0.50	$10,000	$10,000
Series Seed-2	35,574,220	16,631,056	14,843,135	1.12	18,700	18,700
Series Seed-3	18,943,164	18,943,164	18,943,164	2.32	43,893	43,893
Series A	33,331,760	24,686,179	24,686,179	6.00	147,678	148,124
	107,849,144	80,260,399	76,322,289		$220,271	$220,717
Redeemable convertible preferred stock held by Flex and Eclipse as of June 30, 2021 and December 31, 2020 was as follows (in thousands, except share and per share data):
	As of June 30, 2021
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Average Issuance Price Per Share	Carrying Value	Liquidation Preference
Eclipse		60,796,183	58,645,994	$3.04	$185,017	$185,017
Flex		6,495,169	5,796,906	1.12	7,303	7,303
Others		2,833,160	2,833,160	6.00	16,554	17,000
	107,849,144	70,124,512	67,276,060		$208,874	$209,320
	As of December 31, 2020
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Average Issuance Price Per Share	Carrying Value	Liquidation Preference
Eclipse		60,796,183	58,645,994	$3.04	$185,017	185,017
Flex		16,631,056	14,843,135	1.12	18,700	18,700
Others		2,833,160	2,833,160	6.00	16,554	17,000
	107,849,144	80,260,399	76,322,289		$220,271	$220,717
Sale of Redeemable Convertible Preferred Stock to Eclipse, and Repurchase of Redeemable Convertible Preferred Stock Transactions with Flex and Eclipse in March 2020
As more fully described in Note 3a, in March 2020, Flex wanted to decrease its ownership in Bright Machines, and Eclipse wanted to increase its ownership in Bright Machines. Therefore, to effect an exchange of preferred shares, Bright Machines agreed to repurchase 18.9 million preferred shares Series Seed-2 from Flex and sell 18.9 million preferred shares Series Seed-3 to Eclipse. The purchase and sale of preferred shares from Flex and to Eclipse was made at the same per-share amount, approximately $43.9 million.
Sale of remaining SMT equipment, Flex Agreement Amendment and Retirement of Series Seed-2 Redeemable Convertible Preferred Stock in May 2021
As more fully described in Note 3c, in May 2021, the Company redeemed 10,135,887 preferred shares Series Seed-2 with a total fair value of $83.1 million. The Company accounted for the difference between the fair value and the net carrying value of the Redeemed Preferred Shares Series Seed-2 on the redemption date as a $71.7 million deemed dividend since it represents a stockholder return to Flex.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Rights and Preferences
The holders of Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock have various rights and preferences as follows:
Voting — Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
As long as any shares of convertible preferred stock remain outstanding, the holders of a majority of the outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect one member to the Company’s board of directors. The holders of a majority of the outstanding shares of common stock, voting as a separate class, shall be entitled to elect three members to the Company’s board of directors. The third common stock elected director is required to be approved by the “Requisite Investors”. “Requisite Investors” are holders of at least 60% of the outstanding shares of preferred stock, voting together as a single class on an as-converted basis. The holders of a majority of the shares of redeemable convertible preferred stock and common stock, voting together as a single class on an as-converted basis, shall be entitled to elect all other directors.
Dividends — The holders of Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock shall be entitled to receive dividends at 8% for such shares of redeemable convertible preferred stock, payable in cash or in kind at the election of the Board of Directors, out of any assets at the time legally available therefore, when, as and if declared by the Board of Directors, prior and in preference to the common stock. After payment of such dividends on the Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock, any additional dividends or distributions shall be distributed among all holders of common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of redeemable convertible preferred stock were converted to common stock at the then-effective conversion rate. Such dividends are not cumulative. No dividends have been declared or paid on the Company’s redeemable convertible preferred stock.
Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, the holders of redeemable convertible preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the greater of: (i) the issuance price per share of $0.50, $1.12, $2.32 and $6.00 for Series Seed-1, Series Seed-2, Series Seed-3 and Series A, respectively, or (ii) such amount as would have been payable had all shares of redeemable convertible preferred stock been converted into common stock immediately prior to liquidation. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of redeemable convertible preferred stock, then the assets of the Company shall be distributed ratably to the holders of redeemable convertible preferred stock in proportion to the Liquidation Preference such holders would otherwise be entitled to receive.
After payment of the Liquidation Preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.
Redemption — All issuances of redeemable convertible preferred stock are not redeemable by the holder unless in the event of an acquisition, merger, consolidation, or the sale, lease, transfer, exclusive license, or other disposition by the Company or any subsidiary of all or substantially all of the assets of the Company. These events are outside the control of the Company, and therefore redeemable convertible preferred stock have been classified in the mezzanine section of condensed consolidated balance sheets.
Conversion — Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
by dividing the original purchase price of redeemable convertible preferred stock by the conversion price in effect at the time of conversion for such series of redeemable convertible preferred stock. The conversion price per share of Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock shall be $0.56, $1.26, $2.32 and $6.00 per share, respectively, as defined by the Company’s Amended and Restated Certificate of Incorporation, effective March 10, 2020. The conversion rate for redeemable convertible preferred stock was the original issue price for such series divided by the conversion price for such series, determined in effect on the date for conversion.
Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon (i) the consummation of a qualified IPO or (ii) the affirmative vote or written consent of the Requisite Investors.
11.   STOCK OPTION PLAN
In May 2018, the Company adopted the Bright Machines, Inc., 2018 Equity Incentive Plan (the “Plan”) pursuant to which the Board of Directors may grant incentive stock options to purchase shares of the Company’s common stock to employees and restricted stock units, or the right to purchase restricted stock units, to any service provider. Stock options must be granted with an exercise price of at least equal to the stock’s fair market value at the date of grant. In the case of a stock option granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. As of June 30, 2021 and December 31, 2020, respectively, there were 1,519,719 shares and 3,896,487 shares available for the Company to grant under the Plan.
A summary of the Company’s stock option award activity for the six months ended June 30, 2021 is as follows (in thousands, except per share amounts and terms):
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balances – December 31, 2020	26,099,423	$0.76	8.0	$125,428
Granted	2,713,160	5.30
Exercised	(3,213,461)	0.38
Forfeited	(293,914)	2.11
Expired	(42,478)	1.43
Balances – June 30, 2021	25,262,730	1.28	7.7	185,566
Vested and exercisable – June 30, 2021	12,411,247	0.67	7.2	98,736
The assumptions used to estimate the fair value of stock options granted under the Black-Scholes option-pricing model during the six months ended June 30, 2021 and 2020 were as follows:
Six Months Ended June 30,
	2021	2020
Fair value of common stock	$6.30 – $8.63	$1.21 – $1.67
Expected volatility	43.15% – 43.43%	38.81% – 42.59%
Expected term (years)	5.96 – 6.08	5.00 – 6.08
Risk-free interest rate	0.56% – 1.10%	0.44% – 1.62%
Expected dividend yield	0% – 0%	0% – 0%

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Stock-based compensation expense, including employees and non-employees, for the six months ended June 30, 2021 and 2020 was as follows (in thousands):
	Six Months Ended June 30,
	2021	2020
Stock-based compensation expense:
Cost of revenue	$642	$492
Research and development	1,037	652
Sales and marketing	394	330
General and administrative	3,148	2,497
Total stock-based compensation expense	$5,221	$3,971
The Company capitalized $0.4 million and $0.1 million of stock-based compensation expense as developed software and inventory during the six months ended June 30, 2021 and 2020, respectively.
12.   INCOME TAXES
The effective tax rate was (0.5)% and 0.6% for the six months ended June 30, 2021 and 2020, respectively. The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21% principally results from losses generated in the U.S. where no benefit was recorded because of the valuation allowance the Company recorded against its deferred tax assets as of June 30, 2021 and December 31, 2020.
The Company’s deferred tax assets principally result from net operating loss carryforwards. Utilization of the Company’s net operating loss carryforwards is dependent upon future levels of taxable income and may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization.
During the six months ended June 30, 2021, there were no significant changes to the total amount of unrecognized tax benefits.
13.   RELATED PARTY TRANSACTIONS
The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members. As of June 30, 2021 and December 31, 2020, Eclipse equity holdings represented approximately 87% and 76% of issued and outstanding shares, respectively. As of June 30, 2021 and December 31, 2020, Flex equity holdings represented approximately 9% and 21% of issued and outstanding shares, respectively. Accordingly, both Eclipse and Flex are considered related parties of the Company. Refer to Note 10 for a summary of Flex and Eclipse holdings of redeemable convertible preferred stock.
Flex Agreement
As discussed in Note 3, sales of services and products to Flex are governed by the Flex Agreement which covers assembly automation, professional services and leasing to Flex of Company-owned SMT equipment on a subscription basis.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Recurring Revenue and Purchases from Flex
The following recurring revenue and purchase transactions with Flex are summarized in the table below.
•
Revenue

As discussed in Notes 1 and 2, Flex has been the Company’s largest customer since inception, accounting for approximately 95% and 98% of the Company’s consolidated revenue for the six months ended June 30, 2021 and 2020, respectively.
•
Purchases

As discussed in Note 2, during the six months ended June 30, 2021 and 2020 the Company purchased a significant portion of components, utilized within its Microfactory solutions from Flex. Hardware purchases from Flex are at negotiated prices commensurate with prevailing market prices which the Company believes approximate fair value.
The table below summarizes these recurring Company transactions and related balances with Flex as of and for the six months ended June 30, 2021 and 2020 (in thousands).
	For the Six Months Ended June 30,
	2021	2020
RELATED PARTY SALES AND PURCHASES
Revenue from Flex
Assembly automation	$8,190	$4,533
Professional services and other	13,882	2,892
Leasing	910	4,157
Total revenue from Flex	$22,982	$11,582
Purchases from Flex
Raw materials purchases	$2,852	$1,926
General and administrative costs	7	50
Mexico office leased from Flex (operating lease)	69	—
Total purchases from Flex	$2,928	$1,976
	June 30, 2021	December, 31 2020
RELATED PARTY ASSETS AND LIABILITIES
Accounts receivable from Flex	$11,475	$9,986
Accounts payable to Flex	2,030	3,221
Deferred revenue (liability)	55,398	919
Deferred lease incentive (asset)	—	922
Operating lease liability related to Mexico office leased from Flex	495	263
Operating lease ROU asset related to Mexico office leased from Flex	500	240

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Non-Recurring Transactions with Flex and Eclipse
In addition to the recurring transactions described above, the following significant non-recurring transactions with Flex and Eclipse took place during the six months ended June 30, 2021 and 2020, respectively:
•
Sale of Redeemable Convertible Preferred Stock Series Seed-3 to Eclipse, and Repurchase of Redeemable Convertible Preferred Stock Series Seed-2 from Flex in March 2020. Refer to Note 3a for more information on this transaction.

•
Sale of remaining SMT equipment, Flex Agreement Amendment and Retirement of Series Seed-2 Redeemable Convertible Preferred Stock in May 2021. Refer to Note 3c for more information on this transaction.

•
In 2018, Flex issued share-based payments to certain Bright Machines employees. Because Flex is an economic interest holder and related party of Bright Machines, in substance Flex made a capital contribution to Bright Machines, and Bright Machines made share-based payments to the employees in exchange for services rendered. The Company recognized stock-based compensation expense of $0.1 and $0.2 million for the six months ended June 30, 2021 and 2020, respectively, related to these share-based payments.

14.   SEGMENT AND GEOGRAPHIC INFORMATION
The Company operates in one reportable segment which develops and provides its customers with Microfactory solutions. Refer to Note 3 for a summary of revenue by major product and service group.
The following table summarizes revenue by geographic area for the six months ended June 30, 2021 and 2020 (in thousands):
	Six Months Ended June 30,
	2021		2020
	Amount	Percent	Amount	Percent
United States	$11,749	48.3%	$3,631	30.8%
Israel	6,863	28.2%	2,642	22.4%
China	5,340	22.0%	5,180	44.0%
Others	359	1.5%	324	2.8%
	$24,311	100.0%	$11,777	100.0%
15.   MERGER WITH SCVX
On May 15, 2021, the Company entered into a business combination agreement with SCVX, a SPAC. The merger is projected to provide up to approximately $435 million in cash proceeds. The transaction is expected to close late in the fourth quarter of 2020 or early in the first quarter of 2021.
16.   SUBSEQUENT EVENTS
The Company evaluated subsequent events from June 30, 2021, the date of these condensed consolidated financial statements, through October 15, 2021, the date on which the condensed consolidated financial statements were issued, for events requiring recording or disclosure in the condensed consolidated financial statements for the six months ended June 30, 2021. The Company concluded that no events have occurred that would require recognition or disclosure in the condensed consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(In thousands, except share and per share amounts)
Amendment to Israel Real Estate Lease
On July 1, 2021, the Company signed an amendment to its Israel real estate lease adding an additional 34,143 square feet which expires in May 31, 2028. The aggregate lease payment amounts over the initial lease term are approximately $5.4 million. In addition, the lease includes a five-year renewal option to extend through May 2033 consistent with that of the existing space.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Bright Machines, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Bright Machines, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring net losses and negative cash flows from operating activities and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Seattle, Washington
October 15, 2021
We have served as the Company’s auditor since 2019.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
	As of December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60,667	$29,428
Available for sale securities	4,106	63,852
Accounts receivable	11,510	14,305
Inventories, net	19,887	9,922
Prepaid expenses and other current assets	5,224	7,453
Total current assets	101,394	124,960
PROPERTY AND EQUIPMENT, NET	26,869	43,243
OPERATING LEASE RIGHT-OF-USE ASSETS	14,572	6,919
OTHER NON-CURRENT ASSETS	1,625	1,003
TOTAL ASSETS	$144,460	$176,125
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$7,055	$4,265
Accrued wages and benefits	6,521	4,675
Deferred revenue, current	1,187	—
Operating lease liabilities, current	1,577	1,406
Other current liabilities	8,129	6,899
Total current liabilities	24,469	17,245
NON-CURRENT LIABILITIES:
Operating lease liabilities, non-current	13,779	5,945
Deferred tax liability	681	1,073
Deferred revenue, non-current	110	—
Other non-current liabilities	665	320
Total liabilities	39,704	24,583
COMMITMENTS AND CONTINGENCIES (Note 8)
MEZZANINE REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock $0.0001 par value: Aggregate amounts for Series Seed-1, Seed-2, Seed-3 and Series A: 107,849,144 shares authorized; 80,260,399 shares issued and outstanding as of December 31, 2020 88,905,980 shares authorized; 80,260,399 shares issued and outstanding as of December 31, 2019	220,271	197,678
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value: 144,943,164 shares authorized; 804,090 shares issued and outstanding as of December 31, 2020 126,000,000 shares authorized; 276,687 shares issued and outstanding as of December 31, 2019	—	—
Additional paid-in capital	8,256	12,938
Accumulated other comprehensive income	(10)	96
Accumulated deficit	(123,761)	(59,170)
Total stockholders’ deficit	(115,515)	(46,136)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$144,460	$176,125
See accompanying notes to consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
	Years Ended December 31,
	2020	2019
REVENUE
Assembly automation	$8,649	$5,813
Professional services and other	12,370	18,829
Leasing	6,483	8,679
Total revenue	27,502	33,321
COST OF REVENUE
Assembly automation	15,143	11,271
Professional services and other	18,917	16,269
Leasing	3,914	5,200
Impairment of long-lived assets	6,668	—
Total cost of revenue	44,642	32,740
GROSS PROFIT (LOSS)	(17,140)	581
OPERATING EXPENSES:
Research and development	19,015	20,142
Sales and marketing	9,436	8,927
General and administrative	17,971	18,010
Loss on sale of SMT equipment	1,447	—
Total operating expenses	47,869	47,079
OTHER INCOME (EXPENSE), NET
Interest income	701	2,128
Other income (expense), net	216	(631)
Total other income, net	917	1,497
LOSS BEFORE PROVISION FOR INCOME TAXES	(64,092)	(45,001)
PROVISION FOR INCOME TAXES	499	1,632
NET LOSS	(64,591)	(46,633)
Less: Deemed dividend to redeemable convertible preferred stockholder	13,065	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(77,656)	$(46,633)
Net loss per share – basic and diluted	$(163.27)	$(1,179.66)
Shares used in per share calculation – basic and diluted	475,631	39,531
See accompanying notes to consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
	Years Ended December 31,
	2020	2019
NET LOSS	$(64,591)	$(46,633)
OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized gain (loss) on available for sale securities, net of tax effect of $0, for the years ended December 31, 2020 and 2019	(81)	51
Currency translation adjustment, net of tax effect of $0, for the years ended December 31, 2020 and 2019	(25)	45
TOTAL COMPREHENSIVE LOSS	$(64,697)	$(46,537)
See accompanying notes to consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(In thousands, except share amounts)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Value	Shares	Value
BALANCE – DECEMBER 31, 2018	80,260,399	$197,678	—	$—	$3,721	$—	$(12,537)	$(8,816)
Stock-based compensation expense	—	—	—	—	9,084	—	—	9,084
Net unrealized gain (loss) on available for sale securities, net of tax effect of $0	—	—	—	—	—	51	—	51
Currency translation adjustment, net of tax effect of $0	—	—	—	—	—	45	—	45
Issuance of common stock upon exercise of stock options	—	—	276,687	—	133	—	—	133
Net loss	—	—	—	—		—	(46,633)	(46,633)
BALANCE – DECEMBER 31, 2019	80,260,399	$197,678	276,687	$—	$12,938	$96	$(59,170)	$(46,136)
Repurchase of redeemable convertible preferred stock – Series Seed-2 (Note 3a)	(18,943,164)	(21,300)	—	—	(13,065)	—		(13,065)
Issuance of redeemable convertible preferred stock – Series Seed-3 (Note 3a)	18,943,164	43,893	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	7,804	—	—	7,804
Net unrealized gain (loss) on available for sale securities, net of tax effect of $0	—	—	—	—	—	(81)	—	(81)
Currency translation adjustment, net of tax effect of $0	—	—	—	—	—	(25)	—	(25)
Issuance of common stock upon exercise of stock options	—	—	527,403	—	579	—	—	579
Net loss	—	—	—	—	—	—	64,591	64,591
BALANCE – DECEMBER 31, 2020	80,260,399	$220,271	804,090	$—	$8,256	$(10)	$123,761	$115,515
See accompanying notes to consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(64,591)	$(46,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,232	5,990
Stock-based compensation	7,306	8,777
Amortization of deferred lease incentive	569	—
Impairment of long-lived assets	6,668	—
Loss on sale of property and equipment	1,441	—
Loss on abandonment of internal-use software	347	—
Deferred taxes	(487)	695
Accretion of discounts, and amortization of premiums on investments, net	96	(57)
Non-cash operating lease expense	1,090	1,511
Other	82	—
Changes in operating assets and liabilities:
Accounts receivable	2,795	5,333
Inventories, net	(9,687)	(8,995)
Other current and non-current assets	2,624	(1,229)
Accounts payables	2,781	1,076
Accrued wages and benefits and other liabilities	3,076	(1,542)
Deferred revenue	1,297	—
Deferred lease incentive	(2,981)	—
Operating lease liabilities	(738)	(1,260)
Other non-current liabilities	45	—
Net cash used in operating activities	(43,035)	(36,334)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,037)	(2,674)
Proceeds from sales of property and equipment	11,300	—
Capitalization of software development costs	(6,021)	(6,125)
Purchases of available for sale securities	(6,128)	(65,895)
Proceeds from maturities of available for sale securities	65,778	2,100
Net cash provided by (used in) investing activities	63,892	(72,594)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	579	133
Long-term loan payments	(240)	(382)
Long-term loan proceeds	540	—
Repurchase of redeemable convertible preferred stock – Series Seed-2 (Note 3a)	(34,365)	—
Issuance of redeemable convertible preferred stock – Series Seed-3 (Note 3a)	43,893	—
Net cash provided by (used in) financing activities	10,407	(249)
EFFECT OF EXCHANGE RATE CHANGES	(25)	247
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	31,239	(108,930)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of year	29,857	138,787
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of year (Note 2)	$61,096	$29,857
See accompanying notes to consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NON-CASH ACTIVITY AND SUPPLEMENTAL CASH FLOW INFORMATION
(In thousands)
	Years Ended December 31,
	2020	2019
NON-CASH ACTIVITY
Recognition of operating lease right-of-use assets and liabilities	8,743	6,617
Property and equipment purchases included in accounts payable	9	28
SUPPLEMENTAL CASH FLOW INFORMATION
Taxes paid	441	—
Interest paid	47	53
See accompanying notes to consolidated financial statements.

BRIGHT MACHINES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020, AND 2019
(In thousands, except share and per share amounts)
1.
DESCRIPTION OF BUSINESS

Bright Machines, Inc. (“Bright Machines”) was incorporated in Delaware in 2018. In May 2018, Bright Machines and its subsidiaries (collectively, the “Company”) were spun off from Flex Ltd. (“Flex”), including its technology, intellectual property, and equipment. Subsequent to the spin-off, Flex, a Singapore-based electronics manufacturer, is the Company’s largest customer and accounted for approximately 99% and 99% of the Company’s consolidated revenue for fiscal years ended December 31, 2020 and 2019, respectively.
The Company is an industry leader in intelligent, software-defined manufacturing, offering an innovative approach to manufacturing automation by combining proprietary software with adaptive hardware to automate repetitive tasks, enabling manufacturers to quickly deploy flexible, autonomous production lines that can scale based on market demand.
As more fully described in Note 2, the Company predominantly derives revenue from transactions it enters into with Flex and whereby the Company sells Microfactory solutions (“Assembly Automation”), provides professional services related to the development, testing, installation and setup of automation lines (“Professional Services and Other”) and leases Surface Mount Technology (“SMT”) Microfactory Equipment (“Leasing”). The Company has historically entered into a limited number of sales transactions with customers other than Flex. Refer to Note 3 for a detailed description of the Company’s revenue recognition model.
The Company is located and headquartered in San Francisco, California. Other offices operated by the Company are principally located in Israel, China, and Mexico. All foreign subsidiaries are wholly owned by the Company. The Company’s revenues are derived primarily from operations in the United States, Israel and China.
As more fully described in Notes 10 and 14, Eclipse Ventures LLC and its affiliates (“Eclipse”), a Palo Alto, California based venture capital and private equity firm and Flex are both considered related parties because their equity holdings exceeded 5% during 2020 and 2019.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements include the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.
Liquidity and Going Concern — In connection with preparing financial statements for each annual reporting period and in accordance with ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company evaluates whether there are conditions or events that, considered in the aggregate, raise substantial doubt about its ability to continue as a going concern within one year after the date on which the financial statements are issued.
The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.
As of December 31, 2020, the Company had $64.8 million of cash, cash equivalents and available for sale securities. As reflected in the consolidated financial statements, the Company had an accumulated deficit as of December 31, 2020, and had a net loss and net cash used in operating activities for the reporting period then ended. These factors, coupled with the available cash on hand compared to management’s operating plan, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date on which the consolidated financial statements are issued.
As more fully described in Note 16, the Company’s plan is to seek additional funding through the completion of a business combination with SCVX Corp. (“SCVX”), a special purpose acquisition corporation (“SPAC”). At this time, the Company is focused on completing the business combination, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If the Company fails to complete this business combination, the Company will need to seek additional capital through other debt and equity financings or through strategic and collaborative ventures with third parties.
If the Company is unable to raise sufficient additional capital, the Company will not have sufficient cash flows and liquidity to fund its planned business operations for the year following the date the audited financial statements were available for issuance. There can be no assurances that the Company will be able to complete the business combination or that, in the event that the business combination does not take place, the Company will be able to secure alternate forms of financing at terms that are acceptable to management, if at all. If the Company is unable to raise additional capital when required or on acceptable terms, or is unable to continue as a going concern, the Company may be required to reduce headcount, file for bankruptcy, reorganize, merge with another entity, or cease operations.
The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the Company not being able to continue as a going concern.
Risks and Uncertainties — The Company is subject to a number of risks that are similar to those which other companies of similar size in its industry are facing, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operations, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key customers, dependence on key individuals, and risks associated with changes in information technology. In addition, as more fully described below under “Concentration of Risks” and in Note 14, Flex, a related party, is the Company’s largest customer, accounting for approximately 99% of revenue for the years ended December 31, 2021 and 2019, respectively.
In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread adverse impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing all non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local and regional social distancing guidelines, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to restrictions and best practices encouraged by governmental and regulatory authorities.
However, the quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company to minimize the impacts of these challenges to its business.
Emerging Growth Company and Smaller Reporting Company Status — The Company is an Emerging Growth Company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act exempts EGCs from the requirements to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with these. The JOBS Act provides that an EGC may elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but such an election to opt out is irrevocable. The Company did not opt out of the extended transition period. The Company is also a smaller reporting company (“SRC”) as defined by the Securities Exchange Act of 1934. SRCs are granted many of the same exemptions from disclosure requirements as EGCs. The SRC status is determined on an annual basis. Comparison of the Company’s consolidated financial statements with the financial statements of another public company that is not an SRC or an EGC may be difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expense during the reporting period. Such estimates include allowances for doubtful accounts, determination of the net realizable value of inventory, determination of the useful lives of property and equipment, standalone selling prices of the goods and services to be provided in connection with the Company’s fulfillment of its performance obligations under the contracts entered into with customers, assessment of the recoverability and fair values of property and equipment, determination of capitalizable internal-use software development costs and of the useful life of the software assets being developed, assessment of the recoverability of capitalized software costs, valuation of deferred tax assets and liabilities, estimation of other accruals and reserves and determination of the fair value of the Company’s redeemable convertible preferred stock, common stock and stock option grants. Management evaluates its estimates and assumptions on an ongoing basis using historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.
Revenue Recognition — The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, effective May 1, 2018, upon commencing operations and has applied this guidance to all contracts from customers.
On May 1, 2018, and upon consummation of the spin-off transaction from Flex referred to above, the Company and Flex entered into a renewable, five-year term Master Subscription Services Agreement (“MSSA”) inclusive of three related Subscription Service Level Agreements (“SSLAs”) under whose terms the Company provides services and leases certain assets to Flex in exchange for a fixed annual or monthly fee, as applicable. The MSSA and SSLAs are referred to hereinafter as the “Flex Agreement”. The Flex Agreement also includes a committed level of sales of certain Microfactory equipment and services.
The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements with customers:
•
Identify the contract with a customer;

•
Identify the performance obligations in the contract;

•
Determine the transaction price;

•
Allocate the transaction price to the performance obligations in the contract; and

•
Recognize revenue as performance obligations are satisfied.

The Company generates revenues from three sources: (1) Assembly Automation consists of sales of Microfactory solution; (2) Professional Services and Other such as test engineering, automation, and related services; and (3) Leasing of Manufacturing and Microfactory Equipment.
1.
Assembly Automation — Assembly Automation includes the sale of Microfactory solutions to Flex and other customers. A Microfactory Solution sale represents a single performance obligation that is comprised of hardware and firmware as well as design, build, and installation services The Company has concluded the promises are not distinct within the context of the contract as they are highly interrelated and interdependent. The customer’s buying decision is based on their ability to obtain the functional benefit stemming from a combined solution manufactured to their specifications. Revenue is recognized when the Company has transferred control of the Microfactory Solution (i.e., upon customer acceptance which occurs upon the solution meeting the customer-specified functional requirements). The Company bills the customer and recognizes revenue once site acceptance testing has been completed and the customer has accepted the Microfactory solution.

2.
Professional Services and Other — Professional Services and Other — Professional services and other consists of the development of tools and processes for testing either constituent parts of a customer product (e.g., a circuit board) or the entire customer product, and installation and setup of new assembly lines. The Company sells professional services to Flex under the Flex Agreement. The Company provides these professional services to Flex on a stand-ready basis over time as the Company provides a set headcount consistently throughout the service period. These services represent performance obligations that meet the definition of a “series” as each service in the series that the Company promises to transfer to the customer meets the criteria to be a distinct performance obligation and is satisfied over time, and the same method is applied to measure the Company’s progress toward complete satisfaction of the performance obligation to transfer each service in the series to the customer. Therefore, revenue is recognized over time, based on the passage of time over the 60-month contractual term.

3.
Leasing of Manufacturing and Microfactory Equipment — As part of the Flex Agreement, the Company also leases SMT equipment, such as material feeding, transport systems and end-of-arm tools, that is used in common assembly and inspection tasks in the manufacturing of customer products. The Company has concluded that the lease component of the Flex Agreement is an operating lease that is accounted for under ASC 842, Leases, and therefore, revenue is recorded ratably over time throughout the lease period. The Company generally bills the customer monthly.

Customarily, the Company has a purchase order from, or an executed contract with the customer that establishes the goods and the product specifications specific to each customer, the services to be transferred and the consideration to be received. The Company combines two or more contracts entered into at or near the same time with the same customer as a single contract if the contracts are negotiated as one package with a single commercial objective, if the amount of consideration to be paid on one contract depends on the price or performance of the other contract or if the goods and services promised in each of the contracts are a single performance obligation.
Flex Agreement
The Company’s primary customer is Flex, a related party, which accounted for approximately 99% and 99% of the Company’s consolidated revenue for fiscal years ended December 31, 2020 and 2019, respectively.
Under the terms of the Flex Agreement further discussed in Note 3, the Company made multiple promises to Flex, including sales of Microfactory Solutions and Professional Services (“non-lease components”) within the scope of ASC 606, and an operating lease for SMT equipment (“lease component”) within the scope of ASC 842. Refer to the performance obligation conclusions discussed above.
The transaction price is comprised of fixed consideration per the Flex Agreement. While the Company’s contracts with customers, including the Flex Agreement, do not include variable consideration, as it relates to the Flex Agreement, the Company has historically chosen not to enforce minimum purchase commitments (“MPCs”), which gives rise to variable consideration in the form of a price concession. The Company includes variable consideration in the transaction price to the extent it is probable that the Company will not need to record a significant revenue reversal when the uncertainty giving rise to the variable consideration is resolved. See below for further discussion of MPCs under the Flex Agreement.
The Company allocates the transaction price to the lease and non-lease components based on their relative fair values.
•
Management determined the standalone selling price of the lease component based on observable inputs (i.e., the equipment purchase price, the useful life of the equipment, and the lease term).

•
In relation to the non-lease component, the standalone selling prices of the Company’s goods and services are generally not directly observable. The primary method used to estimate standalone selling prices is the expected cost plus a margin approach, under which the Company forecasts the expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service.

The Flex Agreement provides for annual MPCs for additional good or services for each year over the five-year term. Flex can execute purchase orders for Microfactory solutions to reach the MPCs. Through

December 31, 2020, Flex has not historically met, and the Company has not historically enforced, annual MPCs. Because the Company is not enforcing its right to the additional consideration that would have been due from Flex had Flex not failed to meet MPCs, as of December 31, 2020, the Company concluded that it had granted an implicit price concession to Flex. That is, although the Company is legally entitled to additional consideration, the Company concluded that it does not expect to be entitled to such consideration as it does not intend to enforce its right to such additional consideration. Therefore, management concluded that including such consideration in the transaction price determination would likely result in a significant revenue reversal when the uncertainty is resolved, and as such the consideration due related to the MPCs in the Flex Agreement have been excluded from the transaction price.
As a practical expedient, the Company expenses costs to obtain a contract as incurred when the amortization period of the costs that would otherwise have been capitalized is one year or less, and costs incurred to obtain a contract have historically been immaterial. The Company does not pay commissions in relation to the Flex Agreement. The Company does not incur contract fulfillment costs.
Foreign Currency — The Company’s reporting currency is the US dollar. The functional currency for each of the Company’s foreign subsidiaries is the local currency, as it is the monetary unit of account of the principal economic environments in which the Company’s foreign subsidiaries operate. Assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollar financial statements is accounted for as a foreign currency cumulative translation adjustment and is reported as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the consolidated statement of operations.
Comprehensive Loss — Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. Other comprehensive income (loss), net is defined as revenue, expenses, gains, and losses that under US GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company’s other comprehensive income (loss) consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and unrealized gains (losses) on available for sale securities and is reported net of tax effects.
Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2020 and 2019, cash equivalents consist primarily of money market funds and repurchase agreements. Cash equivalents are valued using Level 1 inputs, which approximate cost.
Available for Sale Securities — The Company generally invests its excess cash balances in low risk, highly liquid securities such as U.S. treasury bonds, corporate debt securities, commercial paper, asset backed securities and high-quality foreign bonds. Investments with original maturities greater than three months at the time of purchase are classified as available for sale securities. These investments are classified as available for sale and recorded at fair value in the consolidated balance sheets as cash equivalents or available for sale securities, with unrealized gains and losses, if any, reported as a component of stockholders’ deficit. Realized gains and losses and declines in value that are considered to be other than temporary are recognized in other income (expense), net.
Fair Value Measurements — As more fully described in Note 5, the Company follows ASC 820, Fair Value Measurements, which establishes a common definition of fair value to be applied when U.S. GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value accounting is applied to all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Restricted Cash — The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash consists of a $0.4 million cash collateral for a letter of credit in favor of the lessor of the Company’s Israel office. The Company may not access these funds until it vacates this office space. The lease expiration date is May 2033. Restricted cash is included in other noncurrent assets in the consolidated balance sheet. Total cash, cash equivalents and restricted cash is as presented in the table below (in thousands):
	As of December 31,
	2020	2019
Cash and cash equivalents	$60,667	$29,428
Restricted cash	429	429
Total cash, cash equivalents, and restricted cash	$61,096	$29,857
Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are stated at their net realizable value. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance and whether any account balances should be written off based on past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its accounts receivable. Accounts receivable write-offs during fiscal years ended December 31, 2020 and 2019 were inconsequential. Therefore the Company did not record an allowance for doubtful accounts as of December 31, 2020 or 2019.
Concentration of Risks — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and available for sale securities.
During the years ended December 31, 2020 and 2019, Flex accounted for approximately 99% and 99% of total revenue, respectively. As of December 31, 2020 and 2019, Flex accounted for approximately 87% and 94% of accounts receivable, respectively. As more fully described in Note 14, Flex is also a related party. Refer to Note 15 for revenue by country.
As more fully described in Note 14, during the years ended December 31, 2020 and 2019, the Company purchased a significant portion of the hardware, utilized within its Microfactory solutions, from Flex. Hardware purchases from Flex are at negotiated prices commensurate with prevailing market prices which the Company believes approximate fair value. There were no other suppliers which accounted for more than 10% of expenses in these two years.
Inventories — Inventories consist of raw materials, work in process and finished goods. Finished goods and work in process inventory includes direct materials, labor and overhead. Inventories are stated at the lower of cost or net realizable value. Cost is determined using a weighted average cost method. The Company periodically makes judgments and estimates regarding the future utility and carrying value of inventory. The carrying value of inventory is periodically reviewed and impairments, if any, are recognized when the expected net realizable value is less than the carrying value.
Net realizable value is the estimated selling price of the Company’s products in the ordinary course of business, less reasonably predictable costs of completion. Inventory reserves are established when the net realizable value is lower than costs due to obsolescence, changes in price levels, or other causes and circumstances. Reserves are also established for excess inventory based on forecasted demand, changes in technology, and new product introductions. Once inventory has been written down to the lower of cost or net realizable value, a new cost basis is established and the related inventory is not written back up in future periods.
Purchase Commitments — The Company purchases materials and components from a number of suppliers and has entered into agreements which include non-cancellable inventory purchase commitments. As of December 31, 2020 the Company had total unfulfilled non-cancellable purchase commitments for inventory of $1.6 million. The Company records a liability for non-cancellable purchase commitments to the extent the net realizable value of the related inventory items is less than the purchase price. As of December 31, 2020, the loss contingency related to non-cancellable purchase commitments was $0.5 million and was included in other current liabilities on the consolidated balance sheets. No such loss contingency accrual was required as of December 31, 2019.
In addition, Assembly Automation includes sales of Microfactories, a non-standard product that is customized to customer specifications. The Company expects to incur losses in relation to firmly committed sales of such Microfactory solutions. As of December 31, 2020, the accrued contract loss was $0.6 million and was included in other current liabilities on the consolidated balance sheets. No such losses were accrued as of December 31, 2019.
Property and Equipment, net — Property and equipment, net is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets, as follows:
Machinery	8 to 9 years
Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated lease term or 5 years
Internal use software	3 years
When assets are retired or otherwise disposed of, cost and accumulated depreciation is removed from the respective accounts and any loss on such retirement is reflected as an operating expense in the consolidated statement of operations. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining lease term.
Internal-Use Software — Under ASC 350-40, Internal-Use Software, the Company capitalizes qualifying internal-use software development costs related to the cloud platform it is currently developing. Customers will access the platform on a Software-as-a-Service basis and will not have contractual rights to take possession of the underlying code at any time. Costs consist of personnel (including related benefits and stock-based compensation) and contractor costs that are incurred during the application development stage. Capitalization of costs begins when the preliminary project stage is completed, and it is probable that the software will be completed and used for its intended function. Capitalization ceases when software development and all significant testing are substantially complete, and the software is ready for its intended use. Costs related to preliminary project and post-implementation operating activities are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, which is three years.
The Company capitalizes costs related to specific upgrades and enhancements when it is probable that the related expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Management evaluates the useful lives of capitalized software on an annual basis and tests for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.
The Company capitalized $6.4 million in internal use software development costs during each of the years ended December 31, 2020 and 2019. Capitalized software development costs included $0.4 million and $0.3 million of stock-based compensation costs for the years ended December 31, 2020 and 2019, respectively. The net book value of capitalized internal-use software was $12.8 million and $6.8 million as of December 31, 2020 and 2019, respectively. Internal-use software is presented in the consolidated balance sheets as a component of property and equipment, net.
As of December 31, 2020 and 2019, $0.2 million and none, respectively, of such capitalized internal-use software had been placed in service. Amortization of capitalized software development costs was $0.1 million and none for the years ended December 31, 2020 and 2019, respectively.
During the year ended December 31, 2020, the Company recorded a non-cash abandonment charge of $0.3 million to write off the carrying value of internal use software that the Company determined will not be used and has no alternative use. The charge is reported as loss on abandonment of internal use software in the consolidated statement of cash flows and is included in research and development expenses in the consolidated statement of operations.

Impairment of Long-Lived Assets — The Company assesses long-lived assets for impairment in accordance with the provisions of ASC 360, Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of the impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.
Leases — The Company adopted ASC 842, Leases, effective May 1, 2018, upon commencing operations. This guidance requires lessees to recognize most leases on their balance sheets as lease right-of-use (“ROU”) assets with corresponding lease liabilities.
The Company determines if an arrangement is a lease at inception of the arrangement. Operating leases are included in operating lease ROU assets and current and noncurrent operating lease liabilities on the Company’s consolidated balance sheets. The net present value of future minimum lease payments is determined using the Company’s incremental borrowing rate or, if determinable, the rate implicit in the lease. Options to extend or terminate leases are reflected in the ROU asset and lease liability when it is reasonably certain that the Company will exercise the option. The Company reassesses the lease term if and when a significant event or change in circumstances within the control of the Company occurs.
Operating lease expense is recognized on a straight-line basis over the estimated lease term. Amortization of assets related to finance leases is recognized on a straight-line basis over the estimated lease term. The Company elected the practical expedient to account for lease and non-lease components as a single lease component, for all asset classes. In addition, the Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less for all of its asset classes.
When a lease is modified, the Company accounts for the modification as a separate lease if the modification grants an additional ROU asset and the increase in lease consideration is commensurate with the standalone price of the new ROU asset. For lease modifications that are not accounted for as separate leases, the Company remeasures the lease liability in accordance with the revised lease terms, including the discount rate on the modification date, and records the change in the lease liability as an adjustment to the ROU asset.
Cost of Revenue — Cost of revenue primarily consists of raw materials, depreciation and amortization charges, consulting costs, manufacturing employee compensation and benefits, stock-based compensation allocated to manufacturing, inventory reserves and manufacturing overhead costs.
Research and Development — Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development costs primarily consist of compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid to outside consultants.
Sales and Marketing — Sales and marketing costs primarily consist of compensation, employee benefits and stock- based compensation related to sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, and conferences costs. Advertising costs are expensed as incurred and are included in sales and marketing expenses. Advertising costs were $0.1 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.
General and Administrative — General and administrative costs primarily consist of compensation, employee benefits, and stock-based compensation related to executive management, finance administration and human resources, facility costs (including rent expense), professional service fees, and other general overhead costs, including depreciation to support our operations.
Product Warranty — The Company provides for the estimated cost of warranties at the time revenue is recognized, and the amounts are immaterial.
Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, the Company had fully reserved its deferred tax assets (see Note 13).
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with a forward-looking expected credit loss model which will result in earlier recognition of credit losses. ASU 2016-13 was effective for SEC filers for fiscal years beginning after December 15, 2019 and is effective for nonpublic entities for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact that the standard will have on its on its consolidated financial statements and disclosures.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This authoritative guidance was effective for SEC filers for fiscal years beginning after December 15, 2019 and will be effective for nonpublic entities for fiscal years ending after December 15, 2020, and interim periods beginning after December 15, 2021. The Company is currently evaluating the impact that the standard will have on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for SEC filers for fiscal years beginning after December 15, 2020 including interim periods within those years and will be effective for fiscal years beginning after December 15, 2021 for nonpublic entities and for interim periods within fiscal years beginning after December 15, 2022. Most amendments within this accounting standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact that the standard will have on its on its consolidated financial statements and disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. ASU 2020-06 is effective for SEC filers for fiscal years beginning after December 15, 2021, including interim periods within those years, and will be effective for fiscal years beginning after December 15, 2023 for nonpublic entities and for interim periods within those years. Early adoption is permitted, but no earlier than in fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact that the adoption will have on its consolidated financial statements and related disclosures.

3.
REVENUE

The Company generates revenues from three sources: (1) Assembly Automation consists of sales of Microfactory solutions; (2) Professional Services and Other such as test engineering, automation, and related services;and (3) Leasing of Manufacturing and Microfactory Equipment. The matrix in the Disaggregated Revenue sub-section below provides a break-down between Assembly Automation, Professional Services and Other and Leasing.
Flex Agreement
As discussed in Note 2 above, on May 1, 2018, and upon consummation of the spin-off transaction from Flex, the Company and Flex entered into the “Flex Agreement” under whose terms the Company provides professional services and leases certain assets (SMT equipment) to Flex in exchange for a fixed annual or monthly fee, as applicable; in addition, the Flex Agreement also includes a committed level of purchases of certain Microfactory equipment and services. Refer to Note 2 for further details related to key revenue accounting conclusions.
a.
Sale of Redeemable Convertible Preferred Stock Series Seed-3 to Eclipse, and Repurchase of Redeemable Convertible Preferred Stock Series Seed-2 from Flex in March 2020

In March 2020, Flex wanted to decrease its ownership in Bright Machines, and Eclipse, an existing preferred shareholder, wanted to increase its ownership in Bright Machines. Therefore, to effect an exchange of preferred shares, Bright Machines agreed to repurchase 18.9 million preferred shares of Series Seed-2 from Flex and sell 18.9 million preferred shares of Series Seed-3 to Eclipse. The purchase and sale of preferred shares from Flex and to Eclipse were made at the same per-share amount, approximately $43.9 million. However, as the redemption ratio for the two tranches were different, and the shares sold to Eclipse were at fair value, the amount Bright Machines paid to Flex to acquire the preferred shares sold by Flex was in excess of the fair value of the shares repurchased.
The $43.9 million paid to Flex by Bright Machines exceeded the $34.4 million fair value of the shares by approximately $9.5 million. In addition, the $34.4 million fair value of the shares exceeded the $21.3 million carrying value by $13.1 million. The $9.5 million by which the payment to Flex exceeded the fair value was considered a payment to a customer because of the existing Flex Agreement. The Company accounted for this as consideration payable to the customer, and as no other terms of the Flex Agreement were modified, the consideration paid to Flex represents a change (reduction) in the transaction price.
As noted within Note 2 above, the Flex Agreement consists of a contract with a customer accounted for in accordance with ASC 606 and a lease agreement accounted for in accordance with ASC 842. The Company allocated the reduced transaction price to both the lease and non-lease components using the allocation principles set forth in ASC 606, which require that the consideration be allocated to the components on a relative standalone selling price basis.
•
In relation to the lease component, subsequent to the March 2020 share repurchase transaction, the remaining modified lease component is also classified as an operating lease. Therefore, the Company concluded that the $3 million allocated to the lease component is in substance a lease incentive paid from the Company (lessor) to Flex (lessee), which will be recognized as a reduction of lease revenue over the remaining lease term.

•
In relation to the non-lease components, because the consideration paid to Flex is not attributable to the transfer of future goods or services, nor it is it specifically attributable to goods or services that had been previously transferred to the customer, the $6.5 million amount allocated to the non-lease components was recorded as an immediate reduction to revenue in the period the repurchase occurred, (i.e., in the first quarter of fiscal year ended December 31, 2020.

The $13.1 million by which the fair value of the shares exceeded the carrying value is a deemed dividend that was recorded as a reduction of additional paid-in capital because the Company has an accumulated deficit.
The $43.9 million fair value of the new Series Seed-3 shares issued to Eclipse, as well as the $34.4 million fair value of the Series Seed-2 shares repurchased from Flex, were determined with assistance from independent third-party valuation specialists using a market approach (guideline public company method).

b.
Sale of SMT equipment to Flex and Amendments to the Flex Agreement in September 2020

In September 2020, Bright Machines and Flex agreed to amend the Flex Agreement (the “September 2020 Modification”). Under the September 2020 Modification, Bright Machines sold SMT equipment principally located in China, under the lease to Flex for $11.5 million in cash and decreased the annual fixed price for the remaining lease components by approximately $4.9 million, or approximately $13.0 million in total over the remaining lease term of approximately 32 months. Effectively, the September 2020 Modification resulted in Bright Machines adding a purchase option for certain equipment under lease, which was immediately exercised by Flex and resulted in the partial termination of the lease component in the Flex Agreement. The terms of the remaining non-lease components under the Flex Agreement were not modified as part of the September 2020 Modification.
We accounted for the September 2020 Modification as a modification to both the lease and non-lease components that resulted in 1) the sale of assets that were subject to the lease, 2) a modification to the remaining lease component, and 3) a modification to the remaining non-lease components. The remaining consideration due in the amended Flex Agreement was allocated to the lease components (including leased assets sold) and the remaining non-lease components on a relative standalone selling price basis.
The Company recorded a $1.4 million loss on sale of property and equipment due to an impairment in the lease incentive capitalized through the March 2020 Share Repurchase Transaction. Further, the consideration allocated to the remaining lease and non-lease components will be recognized over the remaining contractual term as control transfers.
The following table summarizes the activity in the deferred lease incentive account, an asset account, for the year ended December 31, 2020 (in thousands):
Amount
Deferred lease incentive as of December 31, 2019	$—
Repurchase of redeemable convertible preferred stock Seed-2 from Flex in March 2020 (see Note 3a)	2,981
Amortization of deferred lease incentive to lease revenue from March through September 2020 (see Note 3c)	(470)
Impact from September 2020 modification (see Notes 3b)	(1,490)
Amortization of deferred lease incentive to lease revenue from October through December 2020 (see Note 3c)	(99)
Deferred lease incentive as of December 31, 2020	922
Less current portion	395
Deferred lease incentive, non-current, as of December 31, 2020	$527
The current portion of the deferred lease incentive is included as part of prepaid expenses and other current assets on the consolidated balance sheets. The non-current portion of the deferred lease incentive is included as part of other non-current assets on the consolidated balance sheets.
c.
Disaggregated Revenue

The following table shows revenue by product and services groups for the years ended December 31, 2020 and 2019 (in thousands):
	Years Ended December 31,
	2020			2019
	Flex	Others	Total	Flex	Others	Total
Assembly automation	$8,293	$356	$8,649	$5,424	$389	$5,813
Professional services and other	12,370	—	12,370	18,829	—	18,829
Leasing	6,475	8	6,483	8,679	—	8,679
Total revenue	$27,138	$364	$27,502	$32,932	$389	$33,321

Contract Balances
Historically, the Company billed customers for sales of Microfactories upon completion of site acceptance testing, with revenue recognition occurring at that point in time; hence, no deferred revenue was recorded in relation to these transactions. In fiscal year ended December 31, 2020, the Company entered into Microfactory sales transactions with customers that provide for milestone-based billing. In relation to such transactions and as the timing of revenue recognition differs from the timing of invoicing to customers, such timing difference results in the recording of contract liabilities (deferred revenue) on the Company’s consolidated balance sheets.
The following table provides information about accounts receivable and deferred revenue as follows as of December 31, 2020 and 2019 (in thousands):
	As of December 31,
	2020	2019
Accounts receivable	$11,510	$14,305
Deferred revenue	1,297	—
The following table is a rollforward of contract balances as of December 31, 2020 and 2019 (in thousands):
	Years Ended December 31,
	2020			2019
	Flex	Others	Total	Flex	Others	Total
Deferred revenue – beginning balance	$—	$—	$—	$—	$—	$—
Additions	946	378	1,324	—	—	—
Revenue recognized	(27)	—	(27)	—	—	—
Deferred revenue – ending balance	$919	$378	$1,297	$—	$—	$—
Contracted but unsatisfied performance obligations were approximately $1.3 million as of December 31, 2020 and consisted of deferred revenue, $1.2 million of which is expected to be recognized during the 12 months following December 31, 2020. Substantially all of the remaining $0.1 million was expected to be recognized during the year ended December 31, 2022. There were no such contracted but unsatisfied performance obligations as of December 31, 2019. These amounts do not include orders for which neither the Company nor the customer has performed and for which each party has the unilateral right to terminate the wholly unperformed contract without compensating the other party.
4.
LOSS PER SHARE

The following table presents the calculation of basic and diluted loss per share attributable to common shareholders for the years ended December 31, 2020, and 2019 (in thousands, except share and per-share amounts):
	As of December 31,
	2020	2019
Numerator:
Net loss	$(64,591)	$(46,633)
Less: Deemed dividend to redeemable convertible preferred stockholders (Note 10)	13,065	—
Net loss attributable to common shareholders	$(77,656)	$(46,633)
Denominator:
Weighted-average shares outstanding – Basic and Diluted	475,631	39,531
Net loss per share, Basic and Diluted	$(163.27)	$(1,179.66)

For the years ended December 31, 2020, and 2019, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.
The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the years ended December 31, 2020, and 2019:
	As of December 31,
	2020	2019
Redeemable convertible preferred stock	76,322,289	74,285,807
Employee stock options	26,099,423	28,882,749
Non-statutory stock options to non-employee	91,662	91,662
	102,513,374	103,260,218

5.
FAIR VALUE MEASUREMENTS

The Company follows ASC 820 which establishes disclosure requirements and a common definition of fair value to be applied when U.S. GAAP requires the use of fair value. The ASC 820 fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).
The three levels of the fair value hierarchy are as follows:
Level 1 — Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 — Inputs that are generally unobservable and are supported by little or no market activity, and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.
The consolidated financial statements as of and for the years ended December 31, 2020, and 2019, do not include any nonrecurring fair value measurements relating to assets or liabilities.
There were no transfers between Level 1 or Level 2 of the fair value hierarchy during the years ended December 31, 2020 and 2019.
The cost basis, gross unrealized holding gains or losses, and fair value of the Company’s available for sale securities by major security type as of December 31 2020, and 2019 were as follows (in thousands):

	Fair Value Hierarchy Level	December 31, 2020				December 31, 2019
		Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Financial assets
Cash equivalents:
Money market funds	Level 1	$48,000	$—	$—	$48,000	$1,734	$—	$—	$1,734
Repurchase agreement	Level 2	—	—	—	—	5,000	—	—	5,000
Total cash equivalents		$48,000	$—	$—	$48,000	$6,734	—	—	$6,734
Available for sale securities:
U.S. treasury bonds	Level 1	$—	$—	$—	$—	$14,089	$—	$(19)	$14,070
Corporate debt securities	Level 2	4,136	—	(30)	4,106	21,021	—	(57)	20,964
Commercial paper	Level 2	—	—	—	—	16,716	105	—	16,821
Asset backed securities	Level 2	—	—	—	—	10,560	11	—	10,571
Foreign bond	Level 2	—	—	—	—	1,425	11	—	1,436
Total available for sale securities		$4,136	$—	$(30)	$4,106	$63,811	$127	$(76)	$63,862
The Company principally invests in highly rated securities, with the primary objective of minimizing the potential risk of principal loss. The Company’s investment policy generally requires securities to be investment grade and limits the amount of credit exposure to any one issuer. Fair values were determined for each individual security in the investment portfolio.
Unrealized losses on available for sale debt securities were not significant and were primarily due to changes in interest rates, and not increased credit risk. Accordingly, the Company has not recorded an allowance for credit losses associated with these investments.
When evaluating a marketable debt security for other-than-temporary impairment, the Company reviews factors such as the duration and extent to which the fair value of the security is less than its cost, the financial condition of the issuer and any changes thereto, and the Company’s intent to sell, or whether it will more likely than not be required to sell, the security before recovery of its cost basis. As of December 31, 2020, the Company did not consider any of its marketable debt securities to be other-than-temporarily impaired.
All of the Company’s available for sale securities have an effective maturity of less than one year. All available for sale securities held as of December 31, 2020 matured in January and February 2021.
6.
BALANCE SHEET COMPONENTS

Inventories, net — The components of inventories as of December 31, 2020 and 2019, respectively, were as follows (in thousands):
	As of December 31,
	2020	2019
Raw materials	$6,997	$5,612
Work-in-progress	9,268	2,191
Finished goods	3,622	2,119
Total inventories, net	$19,887	$9,922
Inventories are recorded net of reserves for excess and obsolete inventory of $1.8 million and $1.6 million as of December 31, 2020 and 2019, respectively.

Prepaid Expenses and Other Current Assets — Prepaid expenses and other current assets as of December 31, 2020, and 2019, respectively, were composed of the following (in thousands):
	As of December 31,
	2020	2019
Prepaid expenses	$982	$838
VAT receivable	2,523	4,917
Deferred lease incentive, current	395	—
Other current assets	1,324	1,698
Total prepaid expenses and other current assets	$5,224	$7,453
Property and Equipment — Property and equipment, net as of December 31, 2020 and 2019, were composed of the following (in thousands):
	As of December 31,
	2020	2019
Machinery	$21,537	$42,655
Computer equipment and software	536	545
Furniture and fixture	717	706
Leasehold improvements	2,633	1,420
Internal-use software	12,834	6,750
Construction in progress	89	664
Total property and equipment	38,346	52,740
Less accumulated depreciation	(11,477)	(9,497)
Property and equipment, net	$26,869	$43,243
Total depreciation expense for the years ended December 31, 2020, and 2019 was $5.2 million and $6.0 million, respectively.
In the second quarter of fiscal year ended December 31, 2020, Flex notified the Company that certain leased SMT equipment were underutilized due to an overall economic downturn. Further, based on ongoing negotiations with Flex to amend the scope of the lease component in the Flex Agreement and reduce the lease payments, the Company determined that the assets leased to Flex would likely have a decrease in expected future cash flows and that an impairment trigger had occurred.
As such, based on the Impairment of Long-Lived Assets accounting policy discussed in Note 2, the Company concluded that the carrying value of its SMT equipment, which represents a single asset group, was not recoverable as the Company determined that the SMT equipment asset group’s projected undiscounted cash flows were less than the asset group carrying value. In May 2020, the Company obtained an independent third-party valuation appraisal for such SMT equipment prepared using the market approach method to determine the amount of estimated impairment to be recorded. As the estimated fair value per the appraisal was lower than the carrying amount of such assets, the Company recorded an impairment expense totaling $6.7 million in May of 2020.
In September 2020, Bright Machines and Flex agreed to amend the Flex Agreement (the “September 2020 Modification”) refer to additional details above within Note 3. Under the September 2020 Modification, Bright Machines sold SMT equipment under the lease to Flex for $11.5 million in cash. The Company recorded a $1.4 million loss on sale of the equipment due to an impairment in the lease incentive capitalized through the March 2020 Share Repurchase Transaction.

Other Non-Current Assets — Other noncurrent assets as of December 31, 2020 and 2019, were composed of the following (in thousands):
	As of December 31,
	2020	2019
Restricted cash	$429	$429
Deferred lease incentive, non-current	527	—
Deferred tax assets	471	376
Long-term deposits	198	198
	$1,625	$1,003
Other Current Liabilities — Other current liabilities as of December 31, 2020 and 2019, were composed of the following (in thousands):
	As of December 31,
	2020	2019
Income tax payable	1,266	746
Leasing obligations	269	2,704
Accrued purchases	247	1,849
Warranty reserve	105	66
Loss contingency related to non-cancelable purchase commitments	529	—
Contract loss reserve	587	—
VAT payable	1,892	118
Customer deposits	227	—
Other accrued liabilities	3,007	1,416
Total other current liabilities	$8,129	$6,899
Other Non-current Liabilities — Other non-current liabilities as of December 31, 2020 and 2019, were composed of the following (in thousands):
	As of December 31,
	2020	2019
Loan payable	$477	$132
Income tax payable	188	188
Total other non-current liabilities	$665	$320

7.
LEASES

The Company leases office spaces under non-cancelable operating lease agreements which expire beginning in 2021 through 2033. The Company is required to pay property taxes, insurance, and recurring maintenance costs for certain of these facilities and will be required to pay any increases over the base year expenses. In accordance with ASC 842, any such future increases will be expensed as incurred and were not included in the determination of the related lease liabilities or ROU assets.
These leases are accounted for as operating leases in accordance with ASC 842 as described in Note 2. The Company did not have any finance leases during the years ended December 31, 2020 or 2019.
In December 2020, the Company’s Israel office lease agreement was amended to extend the term from January 2029 to May 2033, increase total square footage by approximately 15%, and reduce the Company’s overall cost per square foot. In accordance with ASC 842, the amendment was accounted for as a lease modification. As a result of the modification, the ROU asset for the Israel lease increased to approximately $12.6 million from approximately $4.2 million prior to the modification. The lease liability increased by a commensurate amount. The reasonably certain lease term includes the optional renewal term from June 2028 through May 2033.

In October 2020, the Company entered into a three-year office lease in Mexico which expires in September 2023. The reasonably certain three-year term includes the initial two-year term and a one-year optional renewal. The lessor is Flex. In connection with the lease, the Company recorded an ROU asset of approximately $0.3 million as well as a lease liability of approximately $0.3 million.
The terms used for the Israel and Mexico leases include the optional renewal periods because the contractual rates and Company investment in leasehold improvements make renewal reasonably certain for those leases.
Operating lease right of use assets and lease liabilities as of December 31, 2020 and 2019 were as follows (in thousands):
	As of December 31,
	2020	2019
Operating lease right of use assets	$14,572	$6,919
Lease liabilities, current	1,577	1,406
Lease liabilities, non-current	13,779	5,945
Total lease liabilities	$15,356	$7,351
Rent expense for operating leases for the years ended December 31, 2020 and 2019 was $2,451 and $2,147, respectively. The components of operating lease expense for the year ended December 31, 2019, were as follows (in thousands):
	Years Ended December 31,
	2020	2019
Operating lease expense	$1,967	$1,713
Short-term lease expense	484	434
Total lease expense	$2,451	$2,147
Supplemental cash flow information and non-cash activity related to the Company’s operating leases for the years ended December 31, 2020 and 2019, respectively, were as follows (in thousands):
	As of December 31,
	2020	2019
Cash payments included in the measurement of operating lease liabilities – operating cash flows	$2,415	$1,402
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	8,743	6,617
The weighted average remaining lease term and discount rate for the Company’s operating leases as of December 31, 2020, and 2019, respectively, were as follows:
	As of December 31,
	2020	2019
Weighted average remaining lease term	11 Years	8 Years
Weighted average lease discount rate	5.2%	6.6%

The following table summarizes the Company’s undiscounted cash flows for contractual obligations for future minimum lease payments under non-cancelable operating leases for the next five years and thereafter as of December 31, 2020, and 2019, respectively (in thousands):
Future Operating Lease Payments	Amount
2021	$2,334
2022	2,288
2023	1,857
2024	1,666
2025	1,409
Thereafter	10,639
Reasonably certain future lease payments	20,193
Less imputed interest	(4,837)
Total operating lease liability	15,356
Less current portion	(1,577)
Non-current operating lease liability	$13,779
The operating lease payments above do not include any sublease income as the Company has not entered into any non-cancelable sublease agreements with third parties.
The Company also recognizes revenue as a lessor. The Company’s lessor accounting is described in Notes 2 and 3.
8.
COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to various claims, legal actions and complaints that could have a material adverse effect on the business or financial position. The Company assesses its potential liability in such situations by analyzing the possible outcomes of various litigation, regulatory and settlement strategies. Based on that determination if a loss is probable and the amount can be reasonably estimated, the Company accrues an amount equal to the estimated loss. No losses and no provision for a loss contingency have been recorded to date.
As more fully described in Note 2, as of December 31, 2020 the Company had total unfulfilled non-cancellable purchase commitments for inventory of $1.6 million. These purchase commitments were not recorded in the consolidated financial statements except where the net realizable value of the related inventory items is less than the purchase price.
9.
DEBT AND CREDIT SOURCES

On April 5, 2019, the Company entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank to obtain a revolving credit facility of $40.0 million. The Agreement expired on April 5, 2021. The Agreement contained affirmative covenants, events of default and repayment provisions and had a per annum commitment fee of $0.06 million as well as a quarterly unused revolving line facility fee of 0.25% per annum on the average unused portion of the revolving line. Upon draw down, if any, the Company was required to pay interest on the outstanding amount at a rate of 4.25% per annum. As of December 31, 2020 and 2019, there was no outstanding borrowing under the Agreement, and the Company was in compliance with all covenants.

10.
REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock as of December 31, 2020 and 2019, consisted of the following (in thousands, except share and per share data):
	As of December 31, 2020
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series Seed-1	20,000,000	20,000,000	17,849,811	$0.50	$10,000	$10,000
Series Seed-2	35,574,220	16,631,056	14,843,135	1.12	18,700	18,700
Series Seed-3	18,943,164	18,943,164	18,943,164	2.32	43,893	43,893
Series A	33,331,760	24,686,179	24,686,179	6.00	147,678	148,124
	107,849,144	80,260,399	76,322,289		$220,271	$220,717
	As of December 31, 2019
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series Seed-1	20,000,000	20,000,000	17,849,811	$0.50	$10,000	$10,000
Series Seed-2	35,574,220	35,574,220	31,749,817	1.12	40,000	40,000
Series A	33,331,760	24,686,179	24,686,179	6.00	147,678	148,124
	88,905,980	80,260,399	74,285,807		$197,678	$198,124
Redeemable convertible preferred stock held by Flex and Eclipse as of December 31, 2020 and 2019 was as follows (in thousands, except share and per share data):
	As of December 31, 2020
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Average Issuance Price Per Share	Carrying Value	Liquidation Preference
Eclipse		60,796,183	58,645,994	$3.04	$185,017	$185,017
Flex		16,631,056	14,843,135	1.12	18,700	18,700
Others		2,833,160	2,833,160	6.00	16,554	17,000
	107,849,144	80,260,399	76,322,289		$220,271	$220,717
	As of December 31, 2019
	Shares Authorized	Shares Issued & Outstanding	Common Stock Equivalent	Average Issuance Price Per Share	Carrying Value	Liquidation Preference
Eclipse		41,853,019	39,702,830	$3.37	$141,124	$141,124
Flex		35,574,220	31,749,817	1.12	40,000	40,000
Others		2,833,160	2,833,160	6.00	16,554	17,000
	88,905,980	80,260,399	74,285,807		$197,678	$198,124
Sale of Redeemable Convertible Preferred Stock to Eclipse, and Repurchase of Redeemable Convertible Preferred Stock Transactions with Flex and Eclipse in March 2020
As fully described in Note 3, in March 2020, Flex wanted to decrease its ownership in Bright Machines, and Eclipse , an existing preferred shareholder, wanted to increase its ownership in Bright Machines. Therefore, to effect an exchange of preferred shares, Bright Machines agreed to repurchase 18.9 million preferred shares of Series Seed-2 from Flex and sell 18.9 million preferred shares of Series Seed-3 to Eclipse. The purchase and sale of preferred shares from Flex and to Eclipse were made at the same per-share amount, approximately $43.9 million. However, as the redemption ratio for the two tranches were different, and the shares sold to Eclipse were at fair value, the amount Bright Machines paid to Flex to acquire the preferred shares sold by Flex was in excess of the fair value of the shares repurchased.
The $43.9 million paid to Flex by Bright Machines exceeded the $34.4 million fair value of the shares by approximately $9.5 million. In addition, the $34.4 million fair value of the shares exceeded the $21.3 million carrying value by $13.1 million. The $9.5 million by which the payment to Flex exceeded the fair value was considered a payment to a customer because of the existing Flex Agreement. Refer to Note 3 for additional details related to the consideration payable to the customer. The $13.1 million by which the fair value of the shares exceeded the carrying value is a deemed dividend that was recorded as a reduction of additional paid-in capital because the Company has an accumulated deficit.
The $43.9 million fair value of the new Series Seed-3 shares issued to Eclipse, as well as the $34.4 million fair value of the Series Seed-2 shares repurchased from Flex, were determined with the assistance from independent third-party valuation specialists using a market approach (guideline public company method).
Rights and Preferences
The holders of Series Seed-1, Series Seed-2, Series Seed-3 and Series A, redeemable convertible preferred Stock have various rights and preferences, as follows:
Voting — Each share of redeemable convertible preferred stock has voting rights equal to the equivalent number of shares of common stock into which it is convertible, and votes together as one class with the common stock, except as below:
As long as any shares of redeemable convertible preferred stock remain outstanding, the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect one member to the Company’s Board of Directors. The holders of a majority of the outstanding shares of common stock, voting as a separate class, shall be entitled to elect three members to the Company’s board of directors. The third common stock-elected director is required to be approved by the “Requisite Investors”. “Requisite Investors” are holders of at least 60% of the outstanding shares of preferred stock, voting together as a single class on an as-converted basis. The holders of a majority of the shares of redeemable convertible preferred stock and common stock, voting together as a single class on an as-converted basis, shall be entitled to elect all other directors.
Dividends — The holders of Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock shall be entitled to receive dividends at 8% for such shares of redeemable convertible preferred stock, payable in cash or in kind at the election of the Board of Directors, out of any assets at the time legally available therefore, when, as, and if declared by the Board of Directors, prior and in preference to the common stock. After payment of such dividends on the Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock, any additional dividends or distributions shall be distributed among all holders of common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of redeemable convertible preferred stock were converted to common stock at the then-effective conversion rate. Such dividends are not cumulative. No dividends have been declared or paid on the Company’s redeemable convertible preferred stock.
Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, the holders of redeemable convertible preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the greater of: (i) the issuance price per share of $0.50, $1.12, $2.32 and $6.00 for Series Seed-1, Series Seed-2, Series Seed-3 and Series A, respectively, or (ii) such amount as would have been payable had all shares of redeemable convertible preferred stock been converted into common stock immediately prior to liquidation.
If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of redeemable convertible preferred stock, then the assets of the Company shall be distributed ratably to the holders of redeemable convertible preferred stock in proportion to the Liquidation Preference such holders would otherwise be entitled to receive. After payment of the Liquidation Preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.
Redemption — All issuances of redeemable convertible preferred stock are not redeemable by the holder unless in the event of an acquisition, merger, consolidation, or the sale, lease, transfer, exclusive license, or other disposition by the Company or any subsidiary of all or substantially all of the assets of the

Company. These events are outside the control of the Company, and therefore redeemable convertible preferred stock have been classified in the mezzanine section of consolidated balance sheets.
Conversion — Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the original purchase price of the redeemable convertible preferred stock by the conversion price in effect at the time of conversion for such series of redeemable convertible preferred stock. The conversion price per share of Series Seed-1, Series Seed-2, Series Seed-3 and Series A redeemable convertible preferred stock shall be $0.56, $1.26, $2.32 and $6.00 per share, respectively, as defined by the Company’s Amended and Restated Certificate of Incorporation, effective March 10, 2020. The conversion rate for redeemable convertible preferred stock is the original issue price for such series divided by the conversion price for such series, determined in effect on the date for conversion.
Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon (i) the consummation of a qualified IPO or (ii) the affirmative vote or written consent of the Requisite Investors.
11.
COMMON STOCK

As of December 31, 2020 and 2019, respectively, the Company had 144,943,164 and 126,000,000 shares of common stock authorized and available to issue for purposes of satisfying conversion of redeemable convertible preferred stock, the exercise and future grant of common stock options, and for purposes of any future business acquisitions and transactions.
At December 31, 2020 and 2019, the Company had reserved the following shares of common stock for future issuance:
	As of December 31,
	2020	2019
Redeemable convertible preferred stock (common stock equivalent)	76,322,289	74,285,807
Employee stock options	26,099,423	28,882,749
Non-statutory stock options to non-employee	91,662	91,662
Shares available for future grant	3,896,487	1,640,564
Total reserved shares of common stock for future issuance	106,409,861	104,900,782

12.
STOCK OPTION PLAN

Equity Incentive Plans — In May 2018, the Company adopted the Bright Machines, Inc., 2018 Equity Incentive Plan (the “Plan”) pursuant to which the Board of Directors may grant incentive stock options to purchase shares of the Company’s common stock to employees and restricted stock units, or the right to purchase restricted stock units, to any service provider. Stock options must be granted with an exercise price at least equal to the stock’s fair market value at the date of grant. In the case of a stock option granted to an employee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.
On May 8, 2019, the Board of Directors approved an increase of the number of shares of the Company’s common stock authorized for issuance under the Plan by 2,600,000 shares, from 28,200,000 shares to 30,800,000 shares. As of December 31, 2020, and 2019, respectively, there were 3,896,487 and 1,640,564, shares available for the Company to grant under the Plan.

Stock Options — A summary of the Company’s stock option award activity for the years ended December 31, 2020 and 2019 is as follows (in thousands, except per share amounts and terms):
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balances – December 31, 2018	25,327	$0.66	9.6	$40,826
Granted	5,186	1.52
Exercised	(277)	0.58
Forfeited	(1,347)	1.33
Expired	(6)	1.36
Balances – December 31, 2019	28,883	0.78	8.7	25,644
Granted	3,768	1.67
Exercised	(527)	1.07
Forfeited	(4,554)	1.40
Expired	(1,471)	1.36
Balances – December 31, 2020	26,099	0.76	8.0	125,428
Vested and exercisable – December 31, 2019	8,162	0.62	8.4	8,594
Vested and exercisable – December 31, 2020	12,707	0.59	7.7	63,279
The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $2.55 and $0.96 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $2.4 million and $0.3 million, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options. The amount of cash received by the Company for the exercise of share options was $0.6 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.
In April 16, 2018, the Board of Directors granted 1,111,060 stock options to an executive with a service-based, performance-based and market-based condition. The service-based vesting condition for this award was satisfied during the year ended December 31, 2019. The performance-based and market-based vesting conditions are satisfied on the earlier of (i) a financing round with a post-money valuation of at least $1.5 billion or (ii) a change in control of the Company with a post-money valuation of at least $1.5 billion. Neither the performance-based nor the market-based events were deemed probable of occurring as of December 31, 2019 or 2020, and therefore, all stock-based compensation expense related to the unvested stock options will remain unrecognized until either of the underlying conditions becomes probable. The unrecognized stock-based compensation cost related to these options was $0.2 million as of December 31, 2020 and 2019 respectively.
Non-employee Options — On December 11, 2018, the Board of Directors granted 91,662 non-statutory stock options to purchase shares of the Company’s common stock to an outside service provider. The stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. The stock options have a 10-year term and vested over a three-month period starting from the date specified in the agreement. Nonemployee options have been excluded from the summary of the status of the employee stock options in the table above and remained outstanding as of December 31, 2020.

Stock-Based Compensation Expense — Stock-based compensation expense for both employees and nonemployees for the years ended December 31, 2020 and 2019, was as follows (in thousands):
	Years Ended December 31,
	2020	2019
Stock-based compensation expense:
Cost of revenue	$929	$1,157
Research and development	1,050	1,503
Sales and marketing	529	981
General and administrative	4,798	5,136
Total stock-based compensation expense	$7,306	$8,777
The amounts in the table above are net of $0.5 million and $0.3 million of stock-based compensation expense which the Company capitalized to developed software and inventory during the years ended December 31, 2020 and 2019, respectively.
The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2020, total stock-based compensation cost not yet recognized related was $19.8 million and is expected to be recognized over a weighted-average period of 1.8 years.
Employee Stock Options Valuation — The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model with the following assumptions:
Expected Volatility — Since the Company’s stock in not publicly traded, the Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies within the relevant technology software and manufacturing services industries industry.
Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
The assumptions used to estimate the fair value of stock options granted under the Black-Scholes option-pricing model during the years ended December 31, 2020 and 2019 were as follows:
	Years Ended December 31,
	2020	2019
Fair value of common stock	$1.67 – $5.57	$1.67 – $2.27
Expected volatility	39.7% – 44.1%	38.2% – 38.6%
Expected term (years)	5.7 – 6.1	5.8 – 6.1
Risk-free interest rate	0.4% – 1.6%	1.6% – 2.3%
Expected dividend yield	0.0%	0.0%

13.
INCOME TAXES

Loss before income taxes for the year ended December 31, 2020 and 2019, was as follows (in thousands):
	Years Ended December 31,
	2020	2019
Domestic	$(62,643)	$(55,338)
Foreign	(1,449)	10,337
Total	$(64,092)	$(45,001)
Provision for income taxes for the years ended December 31, 2020 and 2019, consisted of the following (in thousands):
	Years Ended December 31,
	2020	2019
Current tax provision
Federal	$—	$—
Foreign	974	935
State and local	12	2
Total current tax provision	986	937
Deferred tax provision
Federal	—	—
Foreign	(487)	695
State and local	—	—
Total deferred tax provision	(487)	695
Provision for income taxes	$499	$1,632
Significant components of the Company’s deferred taxes as of December 31, 2020 and 2019 were as follows (in thousands):
	As of December 31,
	2020	2019
Deferred tax assets:
Accruals and reserves	$1,339	$1,865
Stock-based compensation expense	51	37
Intangible assets	76	—
Deferred revenue	185	—
Net operating loss carryforwards	20,604	13,536
Research and development credits	1,193	528
Other temporary differences	326	334
Total deferred tax assets	23,774	16,300
Less valuation allowance	(22,460)	(11,301)
Net deferred tax assets	1,314	4,999
Deferred tax liabilities:
Property and equipment	(1,135)	(5,204)
Right-of-use assets	(389)	(492)
Total deferred tax liabilities	(1,524)	(5,696)
Net deferred tax liabilities	$(210)	$(697)

Deferred taxes are included in the consolidated balance sheets as follows (in thousands):
	Years Ended December 31,
	2020	2019
Deferred tax liabilities as presented on consolidated balance sheets	$(681)	$(1,073)
Foreign deferred tax assets included in other non-current assets	471	376
Net deferred tax liability	$(210)	$(697)
For the years ended December 31, 2020 and 2019, the Company’s effective tax rate differed from the statutory tax rate as follows:
	Years Ended December 31,
	2020	2019
Tax provision (benefit) at U.S. statutory rate	21.0%	21.0%
Foreign income and withholding taxes	1.2%	(1.7)%
Stock-based compensation	(0.8)%	(1.4)%
Change in valuation allowance	17.9%	(17.9)%
Research and development credits	0.7%	0.3%
Effect of foreign operations	0.6%	(8.2)%
Effect of September 2020 Flex Modification	(3.2)%	0.0%
Other	0.0%	4.3%
Effective tax rate	(0.8)%	(3.6)%
The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21% was due primarily to losses generated in the U.S. where no benefit was recorded due to the valuation allowance. The valuation allowance balance was $22.5 million and $11.3 million for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company had a post-2017 federal net operating loss carryforward (“NOL”) of approximately $95.2 million which does not expire, a California net NOL of approximately $12.8 million which will start to expire, if not used, in 2038 and a foreign NOL of $0.7 million which starts to expire in various years.
As of December 31, 2020, the Company had federal a research and development credit carryforward (“R&D carryforward”) of approximately $1.3 million which will expire, if not used, in 2038, and a California R&D carryforward of approximately $0.6 million which can carry forward indefinitely.
The utilization of the Company’s NOL’s and R&D credit carryforwards may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization.
As of December 31, 2020, the total amount of unrecognized tax benefits was $1.1 million, all of which would affect income tax expense, if recognized, before consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):
	Years Ended December 31,
	2020	2019
Unrecognized tax benefits as of beginning of year	$843	$—
Increases related to prior year tax positions	37	625
Increases related to current year tax positions	265	218
Unrecognized tax benefits as of end of year	$1,145	$843

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded as of December 31, 2020 or 2019.
The Company is subject to income taxes in the U.S. federal jurisdiction, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception. Carryover attributes beginning December 31, 2018 also remain open to adjustment by U.S. and foreign tax authorities.
On March 18, 2020, the Families First Coronavirus Response Act (FFCR Act) and, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its 2020 tax provision.
On June 29, 2020, the California Governor signed Assembly Bill 85 (“A.B. 85”) which includes several tax measures, provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5 million of tax per year. Generally, A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021, and 2022 for taxpayers with taxable income of $1 million or more The Company analyzed the provisions of the A.B. 85 and determined there was no significant impact to its 2020 tax provision.
On December 27, 2020, the “Consolidated Appropriations Act, 2021” (the “CAA”) was signed into law. The CAA includes provisions meant to clarify and modify certain items put forth in CARES Act, while providing aid to businesses affected by the pandemic. The CAA allows deductions for expenses paid for by Paycheck Protection Program (“PPP”) and Economic Injury Disaster Loan (“EIDL”) Program, clarifies forgiveness of EIDL advances, and other business provisions. The Company analyzed the provisions of the CAA and determined there was no significant impact to its 2020 tax provision.
14.
RELATED PARTY TRANSACTIONS

The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company, or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members. As of December 31, 2020 and 2019, Eclipse equity holdings represented approximately 76% and 52% of common stock equivalent shares, respectively. Flex equity holdings represented approximately 21% and 44% of common stock equivalent shares, respectively. Accordingly, both Eclipse and Flex are considered related parties to the Company.
Refer to Note 10 for a summary of Flex and Eclipse holdings of redeemable convertible preferred stock and related activities.
Flex Agreement
As discussed in Notes 2 and 3, sales of services and products to Flex are governed by the Flex Agreement which covers Assembly Automation, Professional Services and Other and Leasing to Flex of Company-owned SMT equipment on a subscription basis.

Recurring Revenue and Purchases from Flex
The following recurring revenue and purchase transactions with Flex are summarized in the table below.
•
Revenue

As discussed in Notes 1 and 2, Flex has been the Company’s largest customer since inception, accounting for approximately 99% of Company’s consolidated revenue for fiscal years 2020 and 2019, respectively.
•
Purchases

As discussed in Note 2, during the years ended December 31, 2020 and 2019, the Company purchased a significant portion of components, utilized within its Microfactory solutions, from Flex. Hardware purchases from Flex are at negotiated prices commensurate with prevailing market prices which the Company believes approximate fair value.
As discussed in Note 7, the Company leases its Mexico office from Flex. General and administrative costs represent various pass-through costs such as travel expense reimbursements.
The table below summarizes these recurring Company transactions and related balances with Flex as of and for the years ended December 31, 2020 and 2019. Information about amounts in the table is further described in the indicated notes (in thousands).
RELATED PARTY REVENUE AND PURCHASES	For the Year Ended December 31,
	2020	2019
Revenue from Flex
Assembly automation	$8,293	$5,424
Professional services and other	12,370	18,829
Leasing	6,475	8,679
Total revenue from Flex	$27,138	$32,932
Purchases from Flex
Raw materials purchases	$4,222	$5,273
General and administrative costs	51	199
Mexico office leased from Flex (operating lease)	23	—
Total purchases from Flex	$4,296	$5,472
RELATED PARTY ASSETS AND LIABILITIES	For the Year Ended December 31,
	2020	2019
Accounts receivable from Flex	$9,986	$13,446
Accounts payable to Flex	3,221	2,442
Deferred lease incentive (asset)	922	—
Deferred revenue (liability)	919	—
Operating lease liability related to Mexico office leased from Flex	263	—
Operating lease ROU asset related to Mexico office leased from Flex	240	—
Non-Recurring Transactions with Flex and Eclipse
In addition to the recurring transactions described above, the following significant non-recurring transactions with Flex and Eclipse took place during the year ended December 31, 2020:
•
Redeemable Convertible Preferred Stock Sale to Eclipse and Repurchase of Redeemable Convertible Preferred Stock from Flex in March 2020. Refer to Note 3a for additional information related to this transaction.

•
Impairment in May 2020 and Sale of SMT Equipment to Flex in September 2020. Refer to Note 3b for additional information related to this transaction.

•
In 2018, Flex issued share-based payments to certain Bright Machines employees. Because Flex is an economic interest holder and related party of Bright Machines, the substance of the transactions was that Flex made a capital contribution to Bright Machines, and Bright Machines made share-based payments to the employees in exchange for services rendered. The Company recognized stock-based compensation expense of $0.3 and $0.7 million for the years ended December 31 2020 and 2019, respectively, related to these share-based payments.

There were no other significant related party transactions during the years ended December 31, 2020 and 2019, respectively.
Related Party Transactions Subsequent to Year-End
As discussed in Note 16 — Subsequent Events, the Flex Agreement was further amended in May 2021 and all remaining SMT equipment was sold to Flex in April 2021.
15.
SEGMENT AND GEOGRAPHIC INFORMATION

As more fully described in Note 2, the Company operates in one reportable segment which develops and provides its customers with Microfactory solutions which intelligently automate product assembly and inspection.
Refer to Notes 1 and 2 for information about customers which account for more than 10% of total revenue. Refer to Note 3c for a summary of revenue by major product and service group.
The following tables summarize revenues and long-lived assets by geographic area (in thousands):
	As of and for the Year Ended December 31, 2020
	Revenue		Long Lived Assets
			Property and equipment, net	Leased ROU Assets	Total	Percent
	Amount	Percent
United States	$11,426	41.6%	$19,911	$1,816	$21,727	52.4%
Israel	5,013	18.2%	2,401	12,516	14,917	36.0%
China	10,257	37.3%	4,351	—	4,351	10.5%
Others	806	2.9%	206	240	446	1.1%
Total	$27,502	100.0%	$26,869	$14,572	$41,441	100.0%
	As of and for the Year Ended December 31, 2019
	Revenue		Long Lived Assets
			Property and equipment, net	Leased ROU Assets	Total	Percent
	Amount	Percent
United States	$14,615	43.9%	$16,164	$1,970	$18,134	36.1%
Israel	3,165	9.5%	1,766	4,949	6,715	13.4%
China	14,643	43.9%	23,883	—	23,883	47.6%
Others	898	2.7%	1,430	—	1,430	2.9%
Total	$33,321	100.0%	$43,243	$6,919	$50,162	100.0%

16.
SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2020, the date of these consolidated financial statements, through October 15, 2021, the date on which the consolidated financial statements were issued, for events requiring recording or disclosure in the consolidated financial statements for the year ended December 31, 2020. The Company concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements, except as described below.
Merger with SCVX
On May 15, 2021, the Company entered into a business combination agreement with SCVX, a SPAC. The merger is projected to provide up to approximately $435 million in cash proceeds. The transaction is expected to close late in the fourth quarter of 2020 or early in the first quarter of 2021.
Sale of remaining SMT equipment, Flex Agreement Amendment and Retirement of Series Seed-2 Redeemable Convertible Preferred Stock
In the quarter of 2021, the Company and Flex agreed to further amend the Flex Agreement (the “May 2021 Modification”). Under the May 2021 Modification, the following occurred:
•
The Company sold the remaining SMT equipment assets under the lease with a carrying value of approximately $10.5 million to Flex.

•
The remainder of the lease term was terminated, which eliminated approximately $7.5 million of total remaining lease payments.

•
The amount of Professional Services to be provided to Flex over the approximate remaining term of two years was reduced, with the price to be paid by Flex for such services being proportionally reduced by $7.8 million.

•
The minimum purchase commitments were reduced by $84.0 million total over the term of the Flex Agreement. Previously, Flex had not met, and the Company had not enforced, the minimum purchase commitment amounts under the Flex Agreement.

To effect the May 2021 Modification, Flex transferred consideration of $8.2 million in cash and 10,135,887 redeemed preferred shares Series Seed-2 with a total fair value of $83.1 million to the Company (recorded in mezzanine equity as of December 31, 2020) (the “Redeemed Preferred Shares”).
The Company accounted for the difference between the fair value and the net carrying value of the Redeemed Preferred Shares on the redemption date as a deemed dividend since it represents a shareholder return to Flex.
The fair value of the consideration received from Flex to affect the May 2021 Modification was accounted for as additional consideration received to effect the May 2021 Modification.
The May 2021 Modification results in 1) the sale of the remaining assets that were subject to the lease, 2) a modification that terminates the lease component, and 3) a modification to the remaining non-lease components. The additional consideration received to affect the modification and remaining consideration due in the amended Agreement together with any remaining consideration due under the Agreement was allocated to the leased assets sold and the remaining non-lease components on a relative fair value basis:
•
In relation to the leased SMT equipment sold — the Company recorded a $20.1 million gain on sale of the equipment. The carrying value of the SMT equipment sold amounted to $10.5 million.

•
In relation to the non-lease component — the Company recorded $59.9 million of deferred revenue that will be recognized in proportion to the transfer of control of the remaining non-lease performance obligations, professional services, over the remaining Flex Agreement term ending the second quarter of fiscal year ended December 31, 2023.

•
The Company wrote off $0.8 million of existing lease incentive capitalized through the March 2020 Share Repurchase Transaction.

The amount allocated to the non-lease components and recorded as deferred revenue will be recognized in revenue as the remaining performance obligations, professional services, under the Flex Agreement, as amended, are satisfied.

New Real Estate Lease in Austin, Texas
On June 18, 2021, the Company signed a new operating lease for office space in Austin, Texas which expires in October 2030. The aggregate lease payment amounts over the lease term are approximately $13.7 million. The lease includes a five-year renewal option to extend through October 2035.
Amendment to Israel Real Estate Lease
On July 1, 2021, the Company signed an amendment to its Israel real estate lease adding an additional 34,143 square feet which expires in May 31, 2028. The aggregate lease payment amounts over the initial lease term are approximately $5.4 million. In addition, the lease includes a five-year renewal option to extend through May 2033 consistent with that of the existing space.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
MAY 15, 2021
by and among
SCVX CORP.,
BLOOM MERGER SUB INC.,
and
BRIGHT MACHINES, INC.

A-i

A-ii

A-iii

Exhibits
Exhibit A — Form of Subscription Agreement
Exhibit B — Form of Sponsor Agreement
Exhibit C — Form of Registration Rights Agreement
Exhibit D — Form of Certificate of Incorporation of Acquiror
Exhibit E — Form of Bylaws of Acquiror
Exhibit F — Form of Amended and Restated Certificate of Incorporation of the Surviving Company
Exhibit G — Form of Letter of Transmittal
Exhibit H — Form of Restated Certificate of Company

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of May 15, 2021, is entered into by and among SCVX Corp., a Cayman Islands exempted company (“Acquiror”), Bloom Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Bright Machines, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror, and was formed for the sole purpose of the Merger;
WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;
WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the investors listed on Schedule 5.21 (collectively, the “Subscribers”) have entered into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit A, for a private placement of Acquiror Common Stock, such private placement to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of Acquiror, and the Investor have entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Acquiror and the Company, in the form set forth on Exhibit B;
WHEREAS, prior to the Effective Time, the Company shall adopt an Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit H (the “Restated Certificate”) which will provide for the automatic conversion of each share of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time at the then-effective conversion rate as calculated pursuant to the terms of the governing documents of the Company (the “Preferred Stock Conversion”);
WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C to be effective upon the Closing;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);
WHEREAS, at least one day prior to the date of the Effective Time, Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, (i) domesticate as a corporation in the State of Delaware (the “Redomicile”) and (ii) adopt the certificate of incorporation (the “Acquiror Charter”) in the form set forth on Exhibit D, which shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Transactions, and contemporaneously with the Redomicile, Acquiror shall adopt the bylaws (the “Acquiror Bylaws”) in the form set forth on Exhibit E, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt (1) the 2021 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), in a form reasonably acceptable to Acquiror and the Company, which Acquiror Equity Incentive Plan will constitute an amendment, restatement and continuation of the Company Stock Plan, and (2) the 2021 Employee Stock Purchase Plan (the “Acquiror Employee Stock Purchase Plan”) in a form reasonably acceptable to Acquiror and the Company;
WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and
WHEREAS, Acquiror shall be renamed “Bright Machines, Inc.” and shall trade publicly on Nasdaq under a new ticker symbol selected by the Company.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.
“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Bylaws” has the meaning specified in the Recitals hereto.
“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Charter” has the meaning specified in the Recitals hereto.
“Acquiror Class B Common Stock” means prior to the Redomicile, Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Common Stock” means (a) prior to the Redomicile, the Class A ordinary shares, par value $0.0001 per share, of the share capital of Acquiror and (b) following the Redomicile, the Delaware Acquiror Common Stock.
“Acquiror Cure Period” has the meaning specified in Section 10.01(c).
“Acquiror Employee Stock Purchase Plan” has the meaning specified in the Recitals hereto.
“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plans Proposal” has the meaning specified in Section 8.02(c).
“Acquiror Material Contracts” has the meaning specified in Section 5.15.
“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association, dated January 23, 2020, as may be amended from time to time in accordance with the terms of this Agreement, the Warrant Agreement and the Trust Agreement.
“Acquiror Private Placement Warrants” means the private placement warrants of Acquiror.
“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).
“Acquiror Stockholder” means a holder of Acquiror Common Stock.
“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.
“Acquiror Warrant” means each whole warrant exercisable for one Acquiror Common Stock.
“Acquisition Proposal” has the meaning specified in Section 6.06(b).
“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.
“actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.01(b) (in the case of the Company) or Schedule 1.01(c) (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company’s Schedules, or, in the case of Acquiror, Article V as qualified by the Acquiror’s Schedules, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
“Additional Proposal” has the meaning specified in Section 8.02(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Aggregate Merger Consideration” means a number of shares of Acquiror Common Stock equal to the quotient of (i) $1,100,000,000, divided by (ii) $10.00.
“Agreement” has the meaning specified in the preamble hereto.
“Alternative Transaction Structure” has the meaning specified in Section 8.03(b).
“Amendment Proposal” has the meaning specified in Section 8.02(c).
“Ancillary Agreements” means the Subscription Agreements, any Permitted Equity Financing Subscription Agreements, the Registration Rights Agreement, the Sponsor Agreement and any other agreement related to the Transactions.
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Balance Sheet Date” means December 31, 2020.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.
“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.
“Business Combination Proposal” has the meaning set forth in Section 7.12.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cancelled Shares” has the meaning set forth in Section 3.01(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.
“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“CBA” has the meaning set forth in Section 4.12(a).
“Certificate of Merger” has the meaning specified in Section 2.01.
“Change in Control” means any transaction, or series of transactions, resulting in any one Person (other than the Sponsor or its Affiliates), or more than one Person that are Affiliates or that are acting as a group, acquiring ownership of equity securities of Acquiror which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of Acquiror through a series of transactions, the “price per share” paid or payable to the stockholders of Acquiror for purposes of Sections 3.09(a)(i) — 3.09(a)(iii) shall be the highest price per share paid by such Person(s) in connection with all such transactions.
“CLCI” means the Companies Act (As Revised) of the Cayman Islands.
“Closing” has the meaning specified in Section 2.03.
“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Offer (to the extent not already paid); plus (d) the PIPE Investment Amount; plus (e) any Permitted Equity Financing Proceeds; minus (f) any unpaid Transaction Expenses; plus (g) the aggregate amount of cash paid pursuant to Section 3.06.
“Closing Date” has the meaning specified in Section 2.03.
“Code” has the meaning specified in the Recitals.
“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current or potential liability is borne by the Company or any of its Subsidiaries.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.
“Company Cure Period” has the meaning specified in Section 10.01(b).
“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion; plus (b) the aggregate number of shares of Company Common Stock equal to (i) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are outstanding as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (ii) the number of shares of Company Common Stock equal to (A) the aggregate of the exercise prices of the Company Options described in clause (i) above, divided by (B) the Per Share Value; minus (c) the Treasury Shares outstanding immediately prior to the Effective Time.
“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company or any of its Subsidiaries, as currently conducted.
“Company Option” has the meaning specified in Section 3.04(a).
“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Company Permits” has the meaning specified in Section 4.07(d).
“Company Preferred Stock” means, collectively, the Company Series Seed-1 Preferred Stock, the Company Series Seed-2 Preferred Stock, the Company Series Seed-3 Preferred Stock and the Company Series A Preferred Stock.
“Company Properties” has the meaning specified in Section 4.18(a).
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.
“Company Series Seed-1 Preferred Stock” means the shares of the Company’s Series Seed-1 Preferred Stock, par value $0.0001 per share.
“Company Series Seed-2 Preferred Stock” means the shares of the Company’s Series Seed-2 Preferred Stock, par value $0.0001 per share.
“Company Series Seed-3 Preferred Stock” means the shares of the Company’s Series Seed-3 Preferred Stock, par value $0.0001 per share.
“Company Software” means all Software used in the business of the Company or any of its Subsidiaries, as currently conducted.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stock Plan” means the Company’s 2018 Equity Incentive Plan and any amendments thereto.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.
“Company Stockholder Approval Deadline” means 5:00 p.m. Pacific Time on the first (1st) Business Day after the date of this Agreement.
“Company Stockholder Approval” has the meaning specified in Section 8.02(e).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 26, 2021, between Acquiror and the Company.
“Contingent Milestone” has the meaning specified in Section 3.09(a).
“Contingent RSUs” has the meaning specified in Section 3.09(f).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than Company Benefit Plans).
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the CARES Act.
“Delaware Acquiror Common Stock” has the meaning specified in Section 7.13.
“Delaware Acquiror Warrant” has the meaning specified in Section 7.13.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” has the meaning specified in Section 3.08.
“Earnout Period” has the meaning specified in Section 3.09(a).
“Earnout Stock” means 23,000,000 shares of Acquiror Common Stock, which amount shall be equitably adjusted in the event there are any changes in Acquiror Common Stock prior to the Effective Time by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, but excluding the Merger and the Redomicile, and subject to further adjustment after the Effective Time as set forth in Section 3.09(d).
“Effective Time” has the meaning specified in Section 2.01.
“Enforceability Exceptions” has the meaning specified in Section 4.02(a).
“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any other Person that, together with such Person, is, or within the past six (6) years was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Proposal” has the meaning specified in Section 8.02(c).

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration divided by (b) the number of shares of Company Fully Diluted Capital Stock.
“Exchanged Company Option” has the meaning set forth in Section 3.04(a).
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 4.06(a).
“First Quarter Financial Statements” has the meaning specified in Section 6.05(a).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) any unfunded or underfunded pension liabilities or deferred compensation arrangements, (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
“Insurance Policies” has the meaning specified in Section 4.20(a).
“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents and patent applications (including any divisionals, continuations, continuations-in-part, reissues, reexaminations, interferences and extensions thereof); (ii) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (iii) copyrights, mask works and designs; (iv) internet domain names; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights; and (vi) intellectual property rights in Software.
“Investor” means the party listed on Schedule 1.01(a).
“Interim Period” has the meaning specified in Section 6.01.
“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, websites and all other information technology equipment owned or controlled by the Company or any of its Subsidiaries and used in the operation of its business.
“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, those individuals listed on Schedule 1.01(b), and (ii) in the case of Acquiror, those individuals listed on Schedule 1.01(c).
“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Lease Documents” has the meaning specified in Section 4.18(c).
“Letter of Transmittal” has the meaning specified in Section 3.03(b)(i).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.
“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Redomicile Proposal and Amendment Proposal, the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.
“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates,

(c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.
“Material Contracts” has the meaning specified in Section 4.12(a).
“Maximum Contingent RSUs” has the meaning specified in Section 3.09(f).
“Merger” has the meaning specified in Section 2.01.
“Merger Consideration” has the meaning specified in Section 3.01(c).
“Merger Sub” has the meaning specified in the preamble hereto.
“Nasdaq” has the meaning specified in Section 7.06(a).
“NYSE” means The New York Stock Exchange.
“Offer” has the meaning specified in the Recitals hereto.
“Open Source Software” means any Software that is or that contains or is derived in any manner (in whole or in part) from any software that is licensed under any license that has been approved by the Open Source Initiative (opensource.org/licenses) or that is based on any similar licensing or distribution model.
“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).
“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).
“Owned Company Software” means all Software owned by the Company or any of its Subsidiaries.
“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“PCAOB” means the U.S. Public Company Accounting Oversight Board.
“PCAOB Audited Financial Statements” has the meaning specified in Section 6.05(a).

“Per Share Value” means the product of (i) the Exchange Ratio, multiplied by (ii) $10.00.
“Permitted Equity Financing” has the meaning specified in Section 5.22(a).
“Permitted Equity Financing Proceeds” means the aggregate amount funded and paid to Acquiror pursuant to the Permitted Equity Financing Subscription Agreements.
“Permitted Equity Financing Subscription Agreement” has the meaning specified in Section 5.22(a).
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes (AA) not yet due and payable or (BB) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (viii) Liens described on Schedule 1.01(d).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any personal information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, with a particular natural person or household, including but not limited to, names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.
“PIPE Investment Amount” has the meaning specified in Section 5.21.
“Preferred Stock Conversion” has the meaning specified in the Recitals hereto.
“Privacy Laws” means any and all Laws applicable to the Company and its Subsidiaries relating to the collection, use, storage, safeguarding, disclosure, transfer (including cross-border transfer), and security (both technical and physical) of Personal Information.
“Proposals” has the meaning specified in Section 8.02(c).
“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a shareholder vote on the Business Combination).
“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.
“Redomicile” has the meaning specified in the Recitals hereto.
“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.15(a).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” has the meaning specified in Section 8.02(a).
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.
“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“Requisite Company Stockholders” means stockholders of the Company holding (a) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as converted to Company Common Stock basis) voting together as a single class, and (b) sixty percent (60%) of the outstanding shares of Company Preferred Stock (voting together as a single class on an as converted to Company Common Stock basis).
“Restated Certificate” has the meaning specified in the recitals hereto.
“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations Security Council or (d) Her Majesty’s Treasury.
“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.
“SEC” means the United States Securities and Exchange Commission.
“Second Merger” has the meaning specified in Section 8.03(b).
“Second Merger Sub” has the meaning specified in Section 8.03(b).
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” means SCVX USA LLC.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.
“Subscribers” has the meaning specified in the Recitals hereto.
“Subscription Agreements” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Supermajority Acquiror Stockholder Approval” means, with respect to the Redomicile Proposal and Amendment Proposal only, the affirmative vote of holders of two-thirds (2/3) of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.
“Surviving Company” has the meaning specified in Section 2.01.
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Authority” means any Governmental Authority with jurisdiction or authority to administer, assess or collect Tax.
“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
“Terminating Company Breach” has the meaning specified in Section 10.01(b).
“Termination Date” has the meaning specified in Section 10.01(b).
“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiary, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) any fees, costs and expenses or payments of any of Acquiror and its Subsidiary related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other similar compensatory payments made to any employee of Acquiror or its Subsidiary solely as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes).
“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger and the Preferred Stock Conversion.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 5.06(a).
“Trust Agreement” has the meaning specified in Section 5.06(a).
“Trustee” has the meaning specified in Section 5.06(a).
“Unvested Exchanged Option” has the meaning specified in Section 3.09(f).
“Vested Exchanged Option” shall mean each Exchanged Company Option that is vested, outstanding and unexercised as of the applicable Contingent Milestone.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.
“Warrant Agreement” means that certain Warrant Agreement, dated as of January 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as may be amended, modified or supplemented.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
ARTICLE II
THE MERGER; CLOSING
2.01   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at least one day following the date of the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
2.02   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.03   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing; provided, however, that prior to the Redomicile, the Company and Acquiror shall confirm that, as of the date of the Redomicile, all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. Acquiror shall be renamed “Bright Machines, Inc.” and shall trade publicly on the Nasdaq under a new ticker symbol selected by the Company.
2.04   Organizational Documents of the Company and Acquiror.
(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit F attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.
(b)   At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.
2.05   Directors and Officers of the Companies.
(a)   Persons constituting the directors of the Company as of immediately prior to the Effective Time shall continue to be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b)   Persons constituting the officers of the Company as of immediately prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
(c)   Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) eight (8) individuals designated by the Company (the “Company Director Designees”), pursuant to this Section 2.05(c) shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iii) the Acquiror Board shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors and Classes II and III each consisting of three (3) directors, and (iv) as of immediately following the Effective Time, the Company Director Designees shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. If any of the directors shall be unable or unwilling to serve at the Closing, the Company shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.
(d)   Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
ARTICLE III
EFFECTS OF THE MERGER
3.01   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:
(a)   Conversion of Merger Sub Common Stock.   Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share.
(b)   Cancellation of Certain Company Stock.   Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury (the “Treasury Shares”) or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically canceled and shall cease to exist (collectively, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(c)   Conversion of All Other Company Stock.   Each share of Company Common Stock (including shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) determined by multiplying each such share of Company Common Stock by the Exchange Ratio (the “Merger Consideration”).
3.02   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred (but excluding the conversion of Acquiror Class B Common Stock into Delaware Acquiror Common Stock pursuant to the Redomicile and the Preferred Stock Conversion), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
3.03   Exchange of Company Stock.
(a)   Exchange Agent.   Prior to the Effective Time, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Section 3.03. At or immediately following the Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the aggregate Merger Consideration in respect of Company Stock, other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 3.03 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.
(i)   As promptly as reasonably practicable following the date of this Agreement, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock, which shares are entitled to convert into the right to receive the Merger Consideration in respect thereof at the Effective Time pursuant to this Agreement, a letter of transmittal substantially in the form of Exhibit G hereto, with such changes as may be required by the Exchange Agent and reasonably acceptable to the Company (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon transfer of each such share to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Company, Acquiror and the Exchange Agent may reasonably specify.
(ii)   Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Stock the Merger Consideration upon receipt of a properly completed and duly executed Letter of Transmittal by such holder of Company Stock to the Exchange Agent. Any Company Stock so surrendered shall forthwith be cancelled. Delivery of the aggregate Merger Consideration, as applicable, with respect to Company Stock shall only be made to the Person in whose name such Company Stock is registered. Until surrendered as contemplated hereby, each share of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate Merger Consideration in respect thereof.
(c)   Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.
(d)   Termination of Exchange Fund; Abandoned Property.   At any time following one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Stock, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate Merger Consideration payable upon due surrender of their Company Stock and compliance with the procedures in this Section 3.03. Notwithstanding the foregoing, neither Acquiror, the Surviving

Company nor the Exchange Agent shall be liable to any holder of Company Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Stock shall surrender such Company Stock. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Stock, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.
3.04   Treatment of Company Options.
(a)   Treatment of Company Options.   At the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Stock (a “Company Option”) under or outside of the Company Stock Plan and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.
(b)   Company Actions.    At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 3.04(a) and (ii) take all actions necessary to ensure that from and after the Effective Time Acquiror will not be required to deliver shares of Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.
(c)   Acquiror Actions.   Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options pursuant to this Section 3.04 including the reservation, issuance and listing of shares of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 3.04. Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the date the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to the shares of Acquiror Common Stock issuable under the Acquiror Equity Incentive Plan, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement.
(d)   Amendment and Restatement of Stock Plan.    Prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt the Acquiror Equity Incentive Plan, which, effective as of the Effective Time, will constitute an amendment, restatement and continuation of the Company Stock Plan.

3.05   Withholding.   Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Tax Law; provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) Business Days prior written notice of any amounts that it intends to withhold in connection with the payment of the Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.
3.06   Cash in Lieu of Fractional Shares.   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 3.06) multiplied by (ii) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing.
3.07   Payment of Expenses.
(a)   On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company and its Subsidiaries for any other agents, advisors, consultants, experts and financial advisors employed by the Company and its Subsidiaries incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).
(b)   On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable documented out-of-pocket fees and disbursements of Acquiror, Merger Sub, the Investor or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub, the Investor or the Sponsor for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub, the Investor or the Sponsor incurred in connection with the Transactions or otherwise incurred by Acquiror or the Sponsor incurred in connection with the pursuit of a business combination (collectively, the “Outstanding Acquiror Expenses”).
3.08   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective

Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
3.09   Earnout.
(a)   From and after the Closing until the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within ten (10) Business Days) after the occurrence of any of the following events described in clauses (i)  — (iii) below (each a “Contingent Milestone”), Acquiror shall issue up to the full amount of Earnout Stock (subject to Section 3.09(f)) in accordance with clauses (i)  — (iii) below to the Persons that were Company Stockholders (other than holders of Dissenting Shares) immediately prior to the Closing (including holders of any Exchanged Company Option, subject to Section 3.09(f)), on a pro rata basis, with the number of shares of Company Stock represented by each Exchanged Company Option that remains unexercised at such time being determined as if such Exchanged Company Option were immediately prior to such Contingent Milestone exercised in a cashless exercise, as additional consideration for the Merger (and without the need for additional consideration from any Company Stockholder (including holders of any Exchanged Company Option that is deemed to be outstanding as of the Closing)), fully paid and free and clear of all Liens other than applicable Securities Law restrictions:
(i)   33.3334% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $13.75 or (z) there occurs during the Earnout Period any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $13.75 per Acquiror Common Stock;
(ii)   in addition to the issuance of Earnout Stock contemplated by the immediately preceding clause (i), an additional 33.3333% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $18.75 or (z) there occurs during the Earnout Period any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $18.75 per Acquiror Common Stock; and
(iii)   in addition to the issuance of Earnout Stock contemplated by the immediately preceding clauses (i) and (ii), an additional 33.3333% of the Earnout Stock if (y) over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $23.75 or (z) there occurs during the Earnout Period any transaction resulting in a Change in Control with a valuation of the Acquiror Common Stock that is greater than or equal to $23.75 per Acquiror Common Stock.
(b)   At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of shares of unissued Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 3.09 and shall take all actions required to increase the authorized number of Acquiror Common Stock if at any time there shall be insufficient unissued Acquiror Common Stock to permit such reservation.
(c)   Acquiror shall take such actions as are reasonably requested by Company Stockholders to evidence the issuances pursuant to this Section 3.09, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger or the applicable registrar or transfer agent of Acquiror).

(d)   In the event Acquiror shall, at any time during the Earnout Period and prior to a Change in Control, pay any dividend on Acquiror Common Stock by the issuance of additional Acquiror Common Stock, or effect a subdivision or combination or consolidation of the outstanding Acquiror Common Stock (by reclassification or otherwise) into a greater or lesser number of Acquiror Common Stock, then in each such case, (i) the number of Earnout Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Acquiror Common Stock (including any other shares so reclassified as Acquiror Common Stock) outstanding immediately after such event and the denominator of which is the number of Acquiror Common Stock that was outstanding immediately prior to such event and (ii) the dollar values set forth in Sections 3.09(a)(i) — (a)(iii) above shall be appropriately adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, any such event that occurs after a Contingent Milestone has occurred shall not affect the number of shares required to have been issued upon such prior Contingent Milestone, the adjustments to the number of Earnout Stock and share prices provided by this Section 3.09(d) being prospective only and applicable from and after such event.
(e)   During the Earnout Period, Acquiror shall take all reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the Acquiror Common Stock (including, when issued, the Earnout Stock) to be tradable over, the Nasdaq and (ii) the Earnout Stock, when issued, to be approved for listing on the Nasdaq; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 3.09(a) above, Acquiror shall have no further obligations pursuant to this Section 3.09(e).
(f)   Notwithstanding anything in Section 3.09(a) to the contrary, to the extent that any portion of the Earnout Stock would otherwise be issued to a holder of an Exchanged Company Option that remains unvested, outstanding and unexercised as of such Contingent Milestone (each such Exchanged Company Option, an “Unvested Exchanged Option”), then in lieu of issuing the applicable Earnout Stock, Acquiror shall instead issue, as soon as practicable following the later of (i) the occurrence of such Contingent Milestone and (ii) Acquiror’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of restricted stock units of Acquiror for a number of shares of Acquiror Common Stock equal to such portion of the Earnout Stock issuable with respect to the Unvested Exchanged Option pursuant to Section 3.09(a) (the “Contingent RSUs” and the maximum number of Contingent RSUs that may be issued pursuant to this provision based on the total Exchanged Company Options that are unvested as of the Closing Date are referred to herein as the “Maximum Contingent RSUs”). A holder of an Unvested Exchanged Option shall only be granted Contingent RSUs if such holder remains in continuous service to Acquiror or one of its subsidiaries as of the applicable Contingent Milestone and the applicable grant date of the Contingent RSUs. Such Contingent RSUs shall vest in equal amounts (or as close as possible) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Contingent RSUs to be issued hereunder shall be issued under and pursuant to the terms of the Acquiror Equity Incentive Plan.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:
4.01   Organization, Standing and Corporate Power.   The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.
4.02   Corporate Authority; Approval; Non-Contravention.
(a)   The Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).
(b)   The execution, delivery and, subject to receipt of the Company Stockholder Approval, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or the certificate of formation, bylaws or other organizational documents of the Company’s Subsidiaries or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Affiliates pursuant to, any Material Contract or Lease Document to which the Company or any of its Subsidiaries and Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Subsidiaries and Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.03   Governmental Approvals.   No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
4.04   Capitalization.
(a)   The authorized capital stock of the Company consists of: (i) 144,943,164 shares of Company Common Stock, par value $0.0001 per share, of which 3,916,463 Company Common Stock were outstanding as of the close of business on the date of this agreement, (ii) 20,000,000 shares of the Company’s Series Seed-1 Preferred Stock, par value $0.0001 per share, of which 20,000,000 shares were outstanding as of the close of business on the date of this Agreement, (iii) 35,574,220 shares of the Company’s Series Seed-2 Preferred Stock, par value $0.0001 per share, of which 6,495,169 shares were outstanding as of the close of business on the date of this Agreement, (iv) 18,943,164 shares of the Company’s Series Seed-3 Preferred Stock, par value $0.0001 per share, of which 18,943,164 shares were outstanding as of the close of business on the date of this Agreement and (v) 33,331,760 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share, of which 24,686,179 shares were outstanding as of the close of business on the date of this Agreement. All of the issued Company Stock has been duly authorized and are validly issued, fully paid and nonassessable. 2,105,114 shares of Company Common Stock were reserved for issuance under Company Benefit Plans as of the date of this Agreement. Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities) of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).
(b)   Schedule 4.04(b) sets forth a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option (and whether such Option includes an “early exercise feature”), the vesting schedule (and the terms of any acceleration rights thereof) and termination or expiration date of each Company Option, whether the Company Option is intended to be a nonqualified stock option or an incentive stock option under Section 422 of the Code, for each holder who is not a current employee of the Company or any of its Subsidiaries, whether such Person has ever been an employee of the Company or any of its Subsidiaries, whether such Company Options are currently vested or unvested and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. Schedule 4.04(b) sets forth each employee or other Person with an offer letter or other contract or benefit arrangement that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof. The treatment of Company Options under this Agreement complies in all material respects with applicable Laws and with the terms and conditions of the Company Stock Plan and the applicable Company Option grant agreement. Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the shareholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.
(c)   Other than as set forth on Schedule 4.05, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).
(d)   Each Company Option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan to which it was issued and solely with respect to each Company Option granted to an individual subject to Taxes in the United States, has an exercise price that is equal or greater than the fair market value of the underlying Company Stock on the applicable grant date based on a third party valuation report that satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2)(iii), and (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) approved the issuance of such Company Option. As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens.

4.05   Subsidiaries. The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.05, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable Laws. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock and other equity interests of such Subsidiaries free and clear of any Liens other than transfer restrictions under applicable Laws and such Subsidiaries’ organizational documents.
4.06   Financial Statements; Internal Controls.
(a)   The unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019 and consolidated statements of profit and loss of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and 2019 (collectively, the “Financial Statements”), were prepared in accordance with GAAP and applicable Law, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Financial Statements have been made available to Acquiror.
(b)   The Financial Statements were derived from the books and records of the Company and fairly present in all material respects the assets, liabilities, and financial condition of the Company and its Subsidiaries as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.
(c)   Since May 1, 2018, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.
(d)   The PCAOB Audited Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Sections 6.05 and 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulations S-X under the Securities Act. The First Quarter Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Sections 6.05 and 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
4.07   Compliance with Laws.
(a)   The Company and its Subsidiaries, taken as a whole, are conducting and, since May 1, 2018, have conducted its business in material compliance with all Laws applicable to it and the Company’s and its Subsidiaries’ business, properties or other assets.
(b)   There is, and since May 1, 2018 there has been, no Action by or against the Company or its Subsidiaries, or any Person for whose acts or defaults the Company or its Subsidiaries may be vicariously liable is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company or its Subsidiaries an intention to conduct the same.
(c)   Since May 1, 2018, neither the Company nor its Subsidiaries has received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company or its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law.
(d)   The Company and its Subsidiaries possess all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ businesses as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor its Subsidiaries is in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.
4.08   Absence of Certain Changes or Events.   Since the Balance Sheet Date and except as expressly required by this Agreement, (a) the Company and its Subsidiaries have conducted its business in all material respects in the ordinary course of business, (b) neither the Company nor its Subsidiaries has entered into any material transactions outside the ordinary course of business, (c) no action has been taken by the Company or its Subsidiaries that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.09   No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor its Subsidiaries have any material liabilities of any nature, whether accrued, contingent or otherwise.
4.10   Information Supplied.   The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.
4.11   Litigation.
(a)   Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor its Subsidiaries is, nor to the Knowledge of the Company are any of their respective officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.
(b)   Neither the Company nor its Subsidiaries is party to or subject to the provisions of any material outstanding Governmental Order (except if generally applicable without the Company or its Subsidiaries being named therein).
4.12   Contracts.
(a)   Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company or one or more of its Subsidiaries is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):
(i)   all such Contracts with a supplier of the Company or any of its Subsidiaries with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;
(ii)   all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;
(iii)   all such Contracts with (or with obligations of the Company or its Subsidiaries to) a Related Party (other than Company Options);
(iv)   all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;
(v)   all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or its Subsidiaries exceeds $1,000,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;
(vi)   any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;
(vii)   all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));
(viii)   all such Contracts that obligate the Company or its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);
(ix)   any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $150,000, or any guarantee of third party obligations in excess of $150,000, or any letters of credit, performance bonds or other credit support for the Company or its Subsidiaries;
(x)   any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each a “CBA”);
(xi)   all such material Contracts pursuant to which the Company or its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual or payment of less than $1,000,000, (B) licenses for Open Source Software and (C) non-exclusive licenses granted to customers/clients in the ordinary course of business;
(xii)   any Contract entered into involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other Action under which the Company or any of its Subsidiaries has any material ongoing obligation (either monetary or non-monetary);
(xiii)   any Contract with any Governmental Authority; and
(xiv)   any Contract with any of the ten (10) largest customers of the Company and its Subsidiaries (measured by aggregate bookings) during the 12-month period ended December 31, 2020.
(b)   Neither the Company nor its Subsidiaries (i) is, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or one of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be material and adverse to the Company and its Subsidiaries, taken as a whole.
4.13   Employment Matters.
(a)   Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan (other than U.S. offer letters or employment agreements that are terminable without notice or cost (other than costs through the date of termination), non-U.S. employment agreements that are terminable in accordance with applicable Law without cost in excess of the statutory minimum payments or pay in lieu of notice required by applicable Law or consulting agreements that are terminable with 30 days or less notice without cost (other than costs through the date of termination) and, in each case, are substantially in the form provided to Acquiror, or that are Company Benefit Plans subject to the laws of a jurisdiction outside of the United States that provide only for benefits mandated by Law). With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, and (vi) the most recent IRS Form 5500 annual report (and all schedules thereto).
(b)   Each Company Benefit Plan has been established, maintained, funded and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not be material and adverse to the Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Company Benefit Plans. All material contributions, premiums and other payments that the Company or any of its Subsidiaries are required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.
(c)   No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law. Since May 1, 2018, neither the Company nor any of its Subsidiaries has any current or contingent liability by reason of being treated as a single employer with any other Person under Section 414 of the Code.
(d)   Except as set forth on Schedule 4.13(d), (i) neither the Company nor its Subsidiaries is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or a Subsidiary of the Company; (ii) since May 1, 2018, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, since May 1, 2018, there have been no actual or threatened organizing activities with respect to any employees of the Company or its Subsidiaries, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) since May 1, 2018, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company or its Subsidiaries, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company and its Subsidiaries have satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.
(e)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to (i) result in any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company or its Subsidiaries; or (ii) result in the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(f)   Except as would not result in material liability for the Company or its Subsidiaries, the Company and its Subsidiaries have fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
(g)   Since May 1, 2018 (i) no employee of the Company or its Subsidiaries has made written allegations of sexual harassment against any officer or director of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by an employee, independent contractor, director or officer of the Company or its Subsidiaries.

4.14   Taxes.
(a)   Each of the Company and its Subsidiaries has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).
(b)   Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority.
(c)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing by any Tax Authority against the Company or its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of the Company or its Subsidiaries presently in progress, and there are no waivers or extensions of any statute of limitations currently in effect (nor has any written request been received from a Tax Authority for such a waiver or extension) with respect to any material Taxes or Tax Returns of the Company or its Subsidiaries.
(d)   Neither the Company nor its Subsidiaries is, nor has been, (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).
(e)   Neither the Company nor its Subsidiaries has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor under applicable Law, or otherwise by operation of Law.
(f)   Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing outside of the ordinary course of business.
(g)   Neither the Company nor its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.
(h)   Neither the Company nor its Subsidiaries has taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(i)   There are no material Liens for Taxes against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the Financial Statements.
4.15   Intellectual Property.
(a)   Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications and (iii) copyright registrations, in each case that are owned by the Company or its Subsidiaries (collectively, “Registered IP”), indicating for each item, as applicable, the owner, the issuance, registration or application number, the applicable filing jurisdiction and the date of filing or issuance. To the Knowledge of the Company, the Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.
(b)   To the Knowledge of the Company: (i) the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since May 1, 2018, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated since May 1, 2018, any Owned Intellectual Property, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters or invitations to take a license) against the Company or its Subsidiaries (A) challenging the ownership, validity, registrability, patentability, or enforceability of any Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that the Company or its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since May 1, 2018, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.
(c)   To the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, who have contributed to or participated in the conception and development of material Intellectual Property for the Company or its Subsidiaries have entered into valid and binding proprietary rights agreements vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries.
(d)   The Company and each of its Subsidiaries has implemented and maintains commercially reasonable practices to protect the secrecy of its trade secrets and other material confidential information, including the Owned Intellectual Property, and, to the Knowledge of the Company, there has been no theft, unauthorized access to or disclosure of any trade secret or material confidential information of the Company or its Subsidiaries.
(e)   None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries has disclosed, licensed, released or delivered to any third party, or agreed to disclose, license, release or deliver to any third party, including any escrow agent, any source code of any Owned Company Software, other than disclosures to employees, consultants and independent contractors of the Company or any of its Subsidiaries involved in the development and maintenance of such Software who are subject to binding, written confidentiality obligations with respect thereto. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries of any source code of the Owned Company Software, except, in each case, as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.
(f)   To the Knowledge of the Company, no Open Source Software has been distributed by or on behalf of the Company in such a manner as would require the Company to (i) license, distribute, or make available any source code for any Owned Company Software, or to permit any other Person to perform such actions, (ii) be restricted or limited from charging for distribution of any of the Company’s products or services, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.
4.16   Data Protection.
(a)   Since May 1, 2018, except as set forth on Schedule 4.16(a), the Company and its Subsidiaries (i) have been in compliance in all material respects with all Privacy Laws and the Company and its Subsidiaries’ applicable contractual requirements relating to the Company’s and Subsidiaries’ collection, use, storage, safeguarding, disclosure, transfer, and security of Personal Information, and (ii) have not been subject to any regulatory audits or investigations by any Governmental Authority relating to Privacy Laws. Except as set forth on Schedule 4.16(a), the Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, since May 1, 2018, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and its Subsidiaries, taken as a whole.
(b)   Neither the Company nor its Subsidiaries has received any written requests, complaints, notices or objections to its collection or use of Personal Information from any Governmental Authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from the Company or its Subsidiaries under any Privacy Laws, and no written claim for such compensation is outstanding.
(c)   Neither the Company nor its Subsidiaries sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company and its Subsidiaries are bound.
4.17   Information Technology.
(a)   Except as set forth on Schedule 4.17(a), the IT Systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.
(b)   Except as set forth on Schedule 4.17(b), the Company and its Subsidiaries have implemented with respect to its material IT Systems commercially reasonable backup, security and disaster recovery technology.
(c)   To the Knowledge of the Company, since May 1, 2018, there has been no security breach or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and its Subsidiaries, taken as a whole.
4.18   Real Property.
(a)   Neither the Company nor any of its Subsidiaries own any real property.
(b)   Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to use or occupy any interest in real property held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company or its Subsidiaries in, or otherwise related to, the Company’s or its Subsidiaries’ businesses as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date.
(c)   Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company and its Subsidiaries lease, license, sublease or otherwise occupy any Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document.
(d)   Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto and except to the extent that enforcement may be limited by Enforceability Exceptions. The Company and its Subsidiaries, as applicable, have paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.
(e)   To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement or would be material and adverse to the Company and its Subsidiaries, taken as a whole, except as set forth on Schedule 4.18(e).
(f)   Neither the Company nor its Subsidiaries has at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Schedule 4.18(f)(i). Neither the Company nor its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Company Property or any portion thereof, and neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in any Lease Document or any interest therein, as set forth on Schedule 4.18(f)(ii).
(g)   As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which the Company or its Subsidiaries is a party in respect of any of the Company Properties.
4.19   Corrupt Practices; Sanctions.
(a)   Since May 1, 2018, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Representatives has, in connection with the business of the Company, directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. The Company and its Subsidiaries (x) have instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate and (y) have maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company or its Subsidiaries.
(b)   Since May 1, 2018, neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives, in connection with the business of the Company, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.
(c)   Since May 1, 2018, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is conducting nor has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Laws.
4.20   Insurance.
(a)   Schedule 4.20(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company and its Subsidiaries (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.
(b)   Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this

Agreement with respect to the Company and its Subsidiaries, and the limits thereunder have not been impaired, exhausted or materially diminished.
(c)   As of the date hereof, neither the Company nor its Subsidiaries has received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or its Subsidiaries or the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.
4.21   Competition and Trade Regulation.
(a)   Since May 1, 2018, to the Knowledge of the Company, the Company and its Subsidiaries have been and currently are in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company and its Subsidiaries do business or to which the Company and its Subsidiaries are otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries also have policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all material respects.
(b)   The Company and its Subsidiaries are in compliance with all applicable Antitrust Laws in all material respects. Neither the Company nor its Subsidiaries is nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company or its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.
4.22   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)   the Company and its Subsidiaries are, and since May 1, 2018 have been, in compliance in all material respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and its Subsidiaries and are current and valid;
(b)   there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, nor has the Company or its Subsidiaries received any written notification of, nor, to the Knowledge of the Company, is the Company or its Subsidiaries otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material;
(c)   to the Knowledge of the Company, there have been no known releases of any Hazardous Material at the current Company Properties in quantities that could trigger the need for investigation and/or remediation costs pursuant to Environmental Laws; and
(d)   the Company has furnished to Acquiror copies of all material environmental reports, assessments and audits in its possession relating to the past or current operations or facilities of the Company or any of its Subsidiaries.
4.23   Brokers.   No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
4.24   Affiliate Agreements.   Except as set forth on Schedule 4.24, neither the Company nor its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub, the Company or its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.
4.25   COVID-19.   Neither the Company nor any of its Subsidiaries have participated in any COVID-19-related programs (including the federal Paycheck Protection Program) or sought material benefits or relief thereunder or under any other COVID-19-related Laws.
4.26   No Other Representations or Warranties.   The representations and warranties made by the Company in this Article IV and in any certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV and in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company or its Subsidiaries available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company or its Subsidiaries. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV and in any certificate delivered pursuant to this Agreement, written information made available to the other parties hereto in the course of their evaluation of the Company, and its Subsidiaries and the negotiation of this Agreement or in the course of the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after November 15, 2019 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02 (Corporate Authority; Approval; Non-Contravention), Section 5.06 (Financial Ability; Trust Account) and Section 5.13 (Capitalization)), each of Acquiror and Merger Sub represents and warrants to the Company as follows:
5.01   Organization, Standing and Corporate Power.
(a)   Acquiror is an entity duly incorporated, validly existing and in good standing under the CLCI (or the Laws of Delaware following the Redomicile), and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.
(b)   Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
5.02   Corporate Authority; Approval; Non-Contravention.
(a)   Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).
(b)   The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(c)   The Sponsor Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).
5.03   Litigation.
(a)   Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.
(b)   As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
5.04   Compliance with Laws.   Each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.
5.05   Employee Benefit Plans.   Except as may be contemplated by the Acquiror Equity Plans Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
5.06   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least two hundred thirty million dollars ($230,000,000.00) invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 23, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Acquiror Organizational Documents and Acquiror’s final prospectus dated January 23, 2020, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since January 28, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
5.07   Taxes.
(a)   Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).
(b)   Each of Acquiror and Merger Sub, as applicable, has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.
(c)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub. There is no Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers or extensions of any statute of limitations currently in effect (nor has any written request been received from a Tax Authority for such a waiver or extension) with respect to any material Taxes or Tax Returns of Acquiror or Merger Sub.
(d)   Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement, (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group including solely Acquiror and Merger Sub), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).
(e)   Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.
(f)   Neither Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing outside of the ordinary course of business.
(g)   Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(h)   Acquiror and Merger Sub have not taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(i)   There are no material Liens for Taxes against Acquiror or Merger Sub, except for Liens for Taxes not yet due and payable.

5.08   Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror in accordance with Section 3.07(b) pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.
5.09   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Acquiror SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)   To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.10   Business Activities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b)   Other than Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $250,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.10(c)).
(d)   There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of Acquiror and Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed on Schedule 5.10(d).
(e)   Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.
(f)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g)   Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)   (i) Since November 15, 2019, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from November 15, 2019 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.
5.11   Registration Statement.   As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.
5.12   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(c), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(c). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(c). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.
5.13   Capitalization.
(a)   The authorized share capital of Acquiror consists of (i) 200,000,000 Acquiror Common Stock, of which 23,000,000 Acquiror Common Stock are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, par value $0.0001, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. There are 18,100,000 Acquiror Warrants issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.
(b)   Except for this Agreement, the Acquiror Warrants, the Acquiror Class B Common Stock, the Subscription Agreements, any Permitted Equity Financing Subscription Agreements or as set forth on

Schedule 5.13(b), as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements or Permitted Equity Financing Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.
(c)   As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.
(d)   Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).
5.14   NYSE Stock Market Quotation.   The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “SCVX”. Acquiror is in compliance in all material respects with the rules of NYSE and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
5.15   Contracts; No Defaults.
(a)   The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement, the Sponsor Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or representatives.
(b)   Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.
5.16   Title to Property.   Neither Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
5.17   Investment Company Act.   Neither Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.
5.18   Affiliate Agreements.   Except as set forth on Schedule 5.18, neither of Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
5.19   Corrupt Practices.
(a)   Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have, in connection with the business of Acquiror or Merger Sub, directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.
(b)   Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, in connection with the business of Acquiror or Merger Sub, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws, except as would not be material and adverse to Acquiror.
(c)   Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.
5.20   Takeover Statutes and Charter Provisions.   Effective immediately after the consummation of the Redomicile, the Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Redomicile and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.
5.21   PIPE Investment Amount; Subscription Agreements.   Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase twenty million five hundred thousand (20,500,000) shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to two hundred five million dollars ($205,000,000) (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Acquiror and, to the Knowledge of Acquiror, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
5.22   Committee on Foreign Investment in the United States.   Neither Acquiror nor the Sponsor is a “foreign person” as defined in 31 C.F.R. § 800.215. No “foreign person” as defined in 31 C.F.R. § 800.215 that is an investor in Acquiror or the Sponsor will obtain (i) the right to control (as defined in 31 C.F.R. § 800.208) the Company, (ii) access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) in the possession of the Company, (iii) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors of the Company, or (iv) any involvement, other than through voting of shares, in substantive decision-making of the Company regarding (a) the use, development, acquisition, safekeeping, or release of sensitive personal data (as defined in 31 C.F.R. § 800.241) of U.S. citizens maintained or collected by the Company, (b) the use, development, acquisition, or release of critical technologies, as defined in 31 C.F.R. § 800.215, or (c) the management, operation, manufacture, or supply of covered investment critical infrastructure, as defined in 31 C.F.R. § 800.212.
5.23   No Other Representations or Warranties.   The representations and warranties made by Acquiror and Merger Sub in this Article V and in any certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V and in any certificate delivered pursuant to this Agreement, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article V and in any certificate delivered pursuant to this Agreement, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.
ARTICLE VI
COVENANTS OF THE COMPANY
6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors and creditors of the Company and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a)   change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries, except in connection with the Restated Certificate;
(b)   declare, make or pay any dividend or other distribution (whether in cash, equity or property) to stockholders of the Company or repurchase or redeem any Company Stock;
(c)   create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, except pursuant to the exercise of Company Options outstanding as of the date hereof;
(d)   enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), to which the Company or its

Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice;
(e)   enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements in the ordinary course of business consistent with past practice;
(f)   sell, transfer, lease, pledge, license or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or enter the public domain or convey or dispose of any assets, properties or business of the Company or its Subsidiaries (including Company Intellectual Property and Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) non-exclusive licenses of Owned Intellectual Property and Owned Company Software granted in the ordinary course of business, (iii) sales of inventory in the ordinary course of business consistent with past practice and (iv) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $1,000,000 in the aggregate and, with respect to Owned Intellectual Property and Owned Company Software, that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, other than (A) as set forth on Schedule 6.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(g)   except as set forth on Schedule 6.01(g) or as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) grant any material increase in compensation, benefits or severance to any current or former executive officer, director or employee of the Company or its Subsidiaries, except in connection with a promotion based on job performance or workplace requirements for an employee with annual base compensation equal to or less than $300,000 in the ordinary course of business and consistent with past practice, (ii) except for immaterial changes to welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business or as otherwise permitted in other subsections of this Section 6.01(g), adopt, enter into, amend, modify, or terminate any Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, (iii) grant or provide any severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (iv)) of any employee in the ordinary course of business and consistent with past practice, (iv) hire (or make an offer to hire), engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor of the Company or any of its Subsidiaries with annual base compensation in excess of $300,000 (excluding any COVID-19 Measures), (v) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, (vi) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (excluding any COVID-19 Measures), or (vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;
(h)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);
(i)   make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $20,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;
(j)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;
(k)   (i) make, revoke or change any material Tax election, (ii) adopt or change any material Tax accounting method or period, (iii) file any material Tax Return in a manner inconsistent with past practices in any material respect, (iv) file any amendment to a material Tax Return, (v) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, (vi) settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, (vii) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, (viii) incur any material liability for Taxes outside the ordinary course of business, or (ix) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(l)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $1,000,000 in the aggregate;
(m)   incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (x) between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (y) borrowings in the ordinary course of business, other than liens or leases in connection with sales contracts entered into in the ordinary course of business or in an amount not to exceed $150,000 in the aggregate;
(n)   enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(o)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(p)   voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties; and
(q)   enter into any agreement or undertaking to do any action prohibited under this Section 6.01.
6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries and that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
6.03   HSR Act and Regulatory Approvals.   In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) request early termination of any waiting period under the HSR Act (to the extent available). The Company shall exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and Acquiror and Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein. Acquiror and the Company shall each bear half (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
6.04   No Claim Against the Trust Account.   The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated January 23, 2020 and other Acquiror SEC Reports, and the Acquiror Organizational Documents, and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by January 23, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.04 shall survive the termination of this Agreement for any reason.
6.05   Proxy Solicitation; Other Actions.
(a)   The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof and, in any event, no later than July 15, 2021, (i) audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB (the “PCAOB Audited Financial Statements”) and (ii) an unaudited financial statement, including consolidated balance sheet, statement of operations, statement of cash flows, and statement of stockholders equity of the Company and its Subsidiaries as of and for the three-month periods ended March 31, 2021 and March 31, 2020, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “First Quarter Financial Statements”). The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.
(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
6.06   Non-Solicitation; Acquisition Proposals.
(a)   From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:
(i)   initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;
(ii)   engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;
(iii)   approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;
(iv)   execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or
(v)   resolve or agree to do any of the foregoing.
The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days after the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within one (1) Business Day) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

(b)   For purposes of this Agreement, the term “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, based on the fair market value thereof, as determined in good faith by the Company Board, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer that if consummated would result in any Person beneficially owning 20% more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.
6.07   Termination of Affiliate Agreements.   On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.07 to be terminated without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
ARTICLE VII
COVENANTS OF ACQUIROR
7.01   HSR Act and Regulatory Approvals.
(a)   In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.
(b)   Acquiror shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company and its Subsidiaries; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscribers, the Investor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscribers or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.
(d)   Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”
(e)   Acquiror and the Company shall each bear half (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
(f)   Acquiror shall not, and shall cause Merger Sub not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.
7.02   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.
(b)   For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 7.02 applies without the consent of the affected Person.
7.03   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.12, carry on their business in the ordinary course of business and in accordance with applicable Law; provided that Acquiror may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of Acquiror’s employees and other individuals having business dealings with Acquiror or (B) to respond to third-party service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business”. During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), Acquiror shall not and each shall not permit Merger Sub to:
(i)   change, modify or amend the Acquiror Organizational Documents or the organizational documents of Merger Sub;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)   (A) make, revoke or change any material Tax election, (B) adopt or change any material Tax accounting method or period, (C) file any material Tax Return in a manner inconsistent with past practices in any material respect, (D) file any amendment to a material Tax Return, (E) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, (F) settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, (G) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, (H) incur any material liability for taxes outside the ordinary course of business, or (I) enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(iv)   other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);
(v)   enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;
(vi)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;
(vii)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of fees and expenses incurred in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements;
(viii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements and any Permitted Equity Financing Subscription Agreements) or (iii) as set forth on Schedule 7.03(a)(viii) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix)   (A) adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or the Acquiror Employee Stock Purchase Plan or as otherwise contemplated by this Agreement, (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing or (C) enter into any agreement to pay compensation to any of its officers or directors;
(x)   (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);
(xi)   make any capital expenditures;
(xii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiii)   enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xiv)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(xv)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or
(xvi)   enter into any agreement or undertaking to do any action prohibited under this Section 7.03.
(b)   During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.
7.04   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.07 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.06; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.
7.05   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
7.06   Acquiror Listing.
(a)   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, NYSE or Nasdaq (as applicable). Notwithstanding the foregoing, at least ten (10) Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 8.02, Acquiror will delist the Acquiror Common Stock from the NYSE, effective as of no later than the Effective Time, and shall prepare and submit to Nasdaq (“Nasdaq”) a listing application, in accordance with Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Redomicile, and shall obtain approval for the listing of the Acquiror Common Stock on Nasdaq from and after the Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.
(b)   Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

7.07   Acquiror Public Filings.   Except as set forth on Schedule 5.09(a), from the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
7.08   Financing.   Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements and any Permitted Equity Financing Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements and any Permitted Equity Financing Subscription Agreements on the terms and conditions described or contemplated therein unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), including using its reasonable efforts to enforce its rights under the Subscription Agreements and any Permitted Equity Financing Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement or Permitted Equity Financing Subscription Agreement in accordance with its terms.
7.09   Additional Insurance Matters.   Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).
7.10   Section 16 Matters.   Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
7.11   Director and Officer Appointments.   Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be eight (8) directors, (b) the Acquiror Board to be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors and Classes II and III consisting of three (3) directors, effective as of the Closing, (c) the individuals as designated by the Company to be elected as members of the Acquiror Board, effective as of the Closing, and (d) the individuals set forth on Schedule 7.11(d) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each director and executive officer of Acquiror as of the Closing Date, which indemnification agreements shall continue to be effective following the Closing.
7.12   Exclusivity.   Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than with the Company, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination

Proposal”). Acquiror shall promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal.
7.13   Redomicile.   No later than the day prior to the date of the Effective Time, and subject to the Supermajority Acquiror Stockholder Approval, Acquiror shall domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL by (i) filing a certificate of corporate domestication with respect to the Redomicile and the Acquiror Charter with the Secretary of State of the State of Delaware and (ii) filing the required documents with the Registrar of Companies in and for the Cayman Islands under the CLCI. In connection with the Redomicile, (a) each then issued and outstanding share of Acquiror Common Stock shall convert automatically, on a one for one basis, into a share of common stock, par value of $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Delaware Acquiror Common Stock”), (b) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically on a one-for-one basis into a share of Delaware Acquiror Common Stock, (c) each then issued and outstanding warrant to acquire shares of Acquiror Common Stock shall convert automatically into a warrant to acquire an equal number of shares of Delaware Acquiror Common Stock (“Delaware Acquiror Warrant”), pursuant to the Warrant Agreement, (d) each then issued and outstanding unit of Acquiror shall separate automatically into a share of Delaware Acquiror Common Stock, on a one-for-one basis, and one-half of one Delaware Acquiror Warrant, and (e) Acquiror shall adopt as Acquiror’s initial certificate of incorporation the Acquiror Charter.
7.14   Employee Benefit Matters.
(a)   Acquiror shall adopt the Acquiror Equity Incentive Plan in a form reasonably acceptable to Acquiror and the Company, and the Acquiror Employee Stock Purchase Plan in a form reasonably acceptable to Acquiror and the Company.
(b)   Acquiror shall, or shall cause the Surviving Company or its applicable subsidiary to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting (other than for purposes of any new equity-based compensation plan, program or arrangement) and determining the level of vacation or severance benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued under a comparable Company Benefit Plan prior to the Effective Time with the Company and its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Acquiror shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Company or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.
(c)   Nothing contained in this Section, expressed or implied, shall (i) create or confer any rights, remedies or claims upon any employee of the Company or any of its Subsidiaries or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Continuing Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries or Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, (iii) prohibit or limit the ability of Surviving Company or any of its subsidiaries to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights, remedies or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.
ARTICLE VIII
JOINT COVENANTS
8.01   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.
8.02   Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approval.
(a)   As promptly as practicable following the execution and delivery of this Agreement and the receipt by Acquiror of the PCAOB Audited Financial Statements and the First Quarter Financial Statements, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the shares of Delaware Acquiror Common Stock and Delaware Acquiror Warrants to be issued in the Redomicile, and (ii) the shares of Delaware Acquiror Common Stock that constitute the portion of the Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.01 that are held by holders of Company Common Stock other than such holders who shall provide written consent to the Company Stockholder Approval, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror. Acquiror and the Company shall each bear half (50%) of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).
(b)   Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration

Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c)   Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Acquiror Organizational Documents), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter and the Acquiror Bylaws (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved, (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration and pursuant to the Subscription Agreements and any Permitted Equity Financing Subscription Agreements in accordance with the rules of Nasdaq, as applicable (the “Exchange Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan and the Acquiror Employee Stock Purchase Plan (the “Acquiror Equity Plans Proposal”), in each case, in a form and substance reasonably acceptable to Acquiror and the Company (provided, the Acquiror Equity Incentive Plan shall constitute an amendment, restatement and continuation of the Company Stock Plan), and (x) with respect to the Acquiror Equity Incentive Plan, such plan shall provide for a number of shares of Acquiror Common Stock reserved for issuance pursuant to the plan equal to the total number of shares of Acquiror Common Stock subject to the Exchanged Company Options, plus a number of shares of Acquiror Common Stock equal to the number of shares subject to the Maximum Contingent RSUs, plus a number of shares of Acquiror Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Acquiror Common Stock issued and outstanding immediately after the Closing, which share reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year by a number of shares equal to the lesser of (A) five percent (5%) of the shares of Acquiror Common Stock issued and outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the Acquiror Board, and (y) with respect to the Acquiror Employee Stock Purchase Plan, such plan shall provide for a number of shares of Acquiror Common Stock reserved for issuance pursuant to the plan equal to two percent (2%) of the aggregate number of shares of Acquiror Common Stock issued and outstanding immediately after the Closing, which share reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year by a number of shares equal to the lesser of (A) one percent (1%) of the shares of Acquiror Common Stock issued and outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by the Acquiror Board, (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) the Redomicile (the “Redomicile Proposal”) and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby, including (A) the approval of the change of Acquiror’s name to “Bright Machines, Inc.”, (B) the election of directors effective as of the Closing as contemplated by Section 7.11 and (C) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Exchange Proposal, the Acquiror Equity Plans Proposal and the Redomicile Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.
(d)   Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the CLCI, (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”). Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.
(e)   The Company shall, as promptly as practicable, and in any event no later than the Company Stockholder Approval Deadline, obtain an irrevocable written consent from the Requisite Company Stockholders, in form and substance reasonably acceptable to Acquiror, pursuant to which such Requisite Company Stockholders will approve and adopt this Agreement, the Merger and, to the extent required by Law, the Transactions (the “Company Stockholder Approval”). The Company Stockholder Approval shall be irrevocable with respect to all shares of Company Stock owned beneficially or of record by the Requisite Company Stockholders or as to which such Requisite Company Stockholders have, directly or indirectly, the right to vote or direct the voting thereof.
(f)   As promptly as practicable following the execution and delivery of this Agreement, the Company shall prepare and distribute to the equityholders of the Company who as of the Company Stockholder Approval Deadline had not executed and delivered the Company Stockholder Approval a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable Law or the Company Organizational Documents (the “Stockholder Notice”). Acquiror shall be provided with a reasonable opportunity to review and comment on the Stockholder Notice and shall cooperate with the Company in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.
8.03   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(b)   Tax Treatment.   The parties intend that, for United States federal income tax purposes, (1) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, and (2) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything to the contrary herein, after the date hereof but prior to the Closing, the Company may elect to cause the parties to restructure the transactions contemplated hereby to add a second merger to take place immediately after the Effective Time whereby the Surviving Company in the Merger would merge with and into Acquiror or a new limited liability company that is a wholly-owned Subsidiary of Acquiror (the “Second Merger Sub”), with Acquiror or the Second Merger Sub, as applicable, being the surviving company in such merger (the “Second Merger” and, together with the Merger, the “Alternative Transaction Structure”), if the Company determines, after consulting in good faith with its tax advisors, that the Alternative Transaction Structure is necessary or advisable to support the qualification of the transactions hereunder as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend that, for

United States federal income tax purposes, the Alternative Transaction Structure, if adopted, will constitute a single integrated transaction (pursuant to an “integrated plan” as described in Revenue Ruling 2001-46, 2001-2 C.B. 321) that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code. None of the parties will take any action, or knowingly fail to take any action, if such action or failure to act would be reasonably expected to cause the Merger (and, if the Alternative Transaction Structure is adopted, the Second Merger), to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Merger (and, if the Alternative Transaction Structure is adopted, the Second Merger), shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger (and, if the Alternative Transaction Structure is adopted, the Second Merger), as a “reorganization” within the meaning of Section 368(a) of the Code.
(c)   On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to, and prepared in accordance with, Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to, and prepared in accordance with, Treasury Regulations Section 1.897-2(h)(2), in each case, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.
8.04   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
(b)   The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.06; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.
8.05   Permitted Equity Financing.
(a)   From the date hereof until the filing of the Registration Statement, Acquiror may enter into Contracts (each, a “Permitted Equity Financing Subscription Agreement”) with one or more investors or other Persons with respect to the purchase of Acquiror Common Stock or other securities of Acquiror immediately prior to the consummation of the Transactions in an amount up to ninety-five million dollars ($95,000,000) (the “Permitted Equity Financing”); provided that unless otherwise consented to in writing by the Company, (i) each Permitted Equity Financing Subscription Agreement shall be in the same form as the Subscription Agreements and (ii) the purchase price per share of Acquiror Common Stock pursuant thereto shall not be less than ten dollars ($10) per share and provided further that any sale of securities other than Acquiror Common Stock shall be on such terms as mutually agreed by Acquiror and the Company.

(b)   Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of or provide consent to (including consent to terminate) any provision or remedy under, or any replacements of, any of the Permitted Equity Financing Subscription Agreements, if any.
(c)   From the date hereof until the filing of the Registration Statement, Acquiror and the Company shall, and shall cause their respective officers, employees and representatives to, use commercially reasonable efforts to cooperate in connection with the arrangement of the Permitted Equity Financing, including by (i) upon reasonable prior notice and during normal business hours and in a manner that does not unreasonably interfere with Acquiror’s and the Company’s business, participating in meetings, calls, presentations, and due diligence sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing such financial information regarding the Company and its Subsidiaries readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in efforts to obtain the Permitted Equity Financing.
8.06   Treatment of Warrants.   Prior to the Closing, Acquiror and the Company shall discuss in good faith revisions to the terms of the Acquiror Private Placement Warrants such that the Acquiror Private Placement Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing, including using commercially reasonable efforts to obtain any shareholder or warrantholder approvals if necessary to accomplish the foregoing; provided that any such revision of the Acquiror Private Placement Warrants shall be acceptable to Acquiror in its sole discretion; and provided further that Acquiror and the Company hereby agree to amend the Acquiror Private Placement Warrants to make them non-transferable (other than permitted transfers as long as the terms of the warrant do not change upon any such transfer) if such amendment would result in the Acquiror Private Placement Warrants being treated as equity under the rules and guidelines of the SEC at and after the Closing. For purposes of the prior sentence, “non-transferable” shall mean that the Acquiror Private Placement Warrants may not be sold, transferred or assigned, and “permitted transfers” shall include transfers to Affiliates or affiliated investment funds, a distribution by Sponsor of the Acquiror Private Placement Warrants to its members and any subsequent distribution from the members, and the transfer of the Acquiror Private Placement Warrants set forth on Schedule 8.06.
8.07   Post-Closing Cooperation; Further Assurances.   Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
9.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   Antitrust Law Approval.   (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.
(b)   No Prohibition.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
(d)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   Acquiror Stockholder Approvals.   The Acquiror Stockholder Approvals shall have been obtained.
(f)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
9.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.    The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.08(d) (Absence of Certain Changes or Events) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.    The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
(d)   Ancillary Agreements.    The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.
(e)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.
9.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.    The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.10(h)(i) (Absence of Certain Changes or Events) and Section 5.08 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d)   Listing.    The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.
(e)   Company’s Required Funds.    The Closing Acquiror Cash shall equal or exceed three hundred seventy-five million dollars ($375,000,000.00), and Acquiror shall have made arrangements for the Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.
(f)   Ancillary Agreements.   Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.
(g)   Resignations.   The directors and executive officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.
(h)   Redomicile.   The Redomicile shall have occurred as provided in Section 7.13 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.
ARTICLE X
TERMINATION/EFFECTIVENESS
10.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby abandoned:
(a)   by mutual written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a),Section 9.02(b) or Section 9.02(e) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before January 15, 2022 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;
(d)   by written notice from either the Company or Acquiror to the other if either Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e)   by written notice from Acquiror to the Company if the Company Stockholder Approval has not been obtained in accordance with Section 8.02(e); or
(f)   by written notice from Acquiror to the Company if the Company has not delivered the PCAOB Audited Financial Statements and the First Quarter Financial Statements to Acquiror for inclusion in the Registration Statement on or before August 15, 2021.
10.02   Effect of Termination.   Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.01   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
11.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)   If to Acquiror or Merger Sub, to:
SCVX Corp.
c/o Strategic Cyber Ventures
1220 L St NW, Suite 100-397
Washington, DC 20005
Attn:      Michael Doniger
E-mail:
mike@scvx.com

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn:
Adam M. Turteltaub
Danielle Scalzo

E-mail:
aturteltaub@willkie.com
dscalzo@willkie.com

(b)   If to the Company to:
Bright Machines, Inc.
132 Hawthorne Street
San Francisco, CA 94107
Attn:      Victoria Libin
E-mail:
Victoria.Libin@brightmachines.com

with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attn:
Tad Freese
Ryan Maierson

E-mail:
tad.freese@lw.com
ryan.maierson@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.
11.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, (i) the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and Section 7.11 and (ii) the Investor and the Sponsor are intended third-party beneficiaries of, and may enforce, Section 3.07(b), and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.
11.05   Expenses.   Except as otherwise provided herein (including Section 3.07, Section 7.01(e) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
11.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
11.10   Amendments.   Subject to applicable Law, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.
11.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the Company shall be entitled to cause Acquiror to enforce specifically the terms and provisions of the Subscription Agreements and any Permitted Equity Financing Subscription Agreements, including with respect to causing Acquiror to cause the counterparties to the Subscription Agreements and any Permitted Equity Financing Subscription Agreements to fund their Subscription Amounts (as set forth in the Subscription Agreements or Permitted Equity Financing Subscription Agreements) in connection with Closing, in each case, subject to the terms and conditions of the Subscription Agreements and any Permitted Equity Financing Subscription Agreements, and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.
11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.15   Non-survival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI and (c) with respect to any claim based upon actual fraud.
11.16   Acknowledgements.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations, including any certificate delivered in accordance with Section 9.02(c), constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations, or any certificate delivered in accordance with Section 9.03(c), constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations, including any certificate delivered in accordance with Section 9.02(c), by the Company and Acquiror and Merger Sub Representations, including any certificate delivered in accordance with Section 9.03(c), by Acquiror and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations, including any certificate delivered in accordance with Section 9.02(c), by the Company, Acquiror and Merger Sub Representations, including any certificate delivered in accordance with Section 9.03(c), by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, any Permitted Equity Financing Subscription Agreements, the Sponsor Agreement and the Registration Rights Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
SCVX CORP.
By:
/s/ Michael Doniger

Name: Michael Doniger
Title:   Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

BLOOM MERGER SUB INC.
By:
/s/ Michael Doniger

Name: Michael Doniger
Title:   Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

BRIGHT MACHINES, INC.
By:
/s/ Amar Hanspal

Name: Amar Hanspal
Title:   CEO
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Subscription Agreement

EXHIBIT B
Form of Sponsor Agreement

EXHIBIT C
Form of Registration Rights Agreement

EXHIBIT D
Form of Certificate of Incorporation of Acquiror

EXHIBIT E
Form of Bylaws of Acquiror

EXHIBIT F
Form of Amended and Restated Certificate of Incorporation of the Company

EXHIBIT G
Form of Letter of Transmittal

EXHIBIT H
Form of Restated Certificate

Annex B
CERTIFICATE OF INCORPORATION
OF
BRIGHT MACHINES, INC.
ARTICLE I
The name of the corporation is Bright Machines, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 760,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 750,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.0001 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro  rata in accordance with the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.   PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:
Name:	Address:
[Name]	[Address]
ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).
B.   The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   The restrictions contained in the foregoing Article X(B) shall not apply if:
(1)   a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2)   the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).
D.   For purposes of this Article X, references to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation,

partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;
b.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in such case, such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.
(6)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a.   beneficially owns such stock, directly or indirectly;
b.   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9)   “Stockholder Party” means any stockholder of the Corporation.
(10)   “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11)   “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
ARTICLE XI
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XII
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
C.   Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
D.   Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
E.   Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
ARTICLE XIII
A.   Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.
B.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this             day of                  , 2021.

[•]
Sole Incorporator

Annex C
Bylaws
of
Bright Machines, Inc.
(a Delaware corporation)

C-i

C-ii

Bylaws
of
Bright Machines, Inc.

Article I – Corporate Offices
1.1   Registered Office.
The address of the registered office of Bright Machines, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II – Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4   Notice of Business to be Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting in accordance with the Certificate of Incorporation, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•], 2021); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any

Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5   Notice of Nominations for Election to the Board of Directors.
(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(a)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(b)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(iii)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v)   Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto).
2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10   Conduct of Business.
The chairperson of each annual and special meeting shall be the Chief Executive Officer or, in the absence (or inability or refusal to act) of the Chief Executive Officer, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III – Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2   Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.
3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV – Committees
4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.14 (waiver of notice),
with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these Bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V – Officers
5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.
5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.
5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI – Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII – General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5   Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10   Transfer of Stock.
Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
Article VIII – Notice
8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX – Indemnification
9.1   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4   Good Faith Defined.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the

Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5   Indemnification by a Court.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11   Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
9.12   Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13   Primacy of Indemnification.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
Article X – Amendments
The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided,

however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI – Forum Selection
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine.
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.
Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
Article XII – Definitions
As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Annex D
BRIGHT MACHINES, INC.
EQUITY INCENTIVE PLAN
1.   Purposes of the Plan.   The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonuses.
This Plan is a continuation of the Bright Machines, Inc. 2018 Equity Incentive Plan (the “Prior Plan”), which was assumed in connection with the business combination contemplated by the Agreement and Plan of Merger, dated as of May 15, 2021, by and among the Company and certain other parties, and amended, restated and renamed into the form of this Plan effective as of the Effective Date.
2.   Definitions.   As used herein, the following definitions will apply:
(a)   “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)   “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(c)   “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.
(d)   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonuses.
(e)   “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)   “Board” means the Board of Directors of the Company.
(g)   “Cause” means, with respect to the termination of a Participant’s status as a Service Provider, (A) any material breach by Participant of any written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board, Chief Executive Officer or any of the Participant’s superiors; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (i) felony or (ii) crime that results in, or is reasonably expected to result in, a material harm on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the

Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.
(h)   “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:
(i)   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii)   The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));
(iii)   A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board prior to the date of the appointment or election; or
(iv)   The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1)   a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;
(2)   a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;
(3)   the Company; and
(4)   a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(i)   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include (i) any guidance and regulations promulgated under such section of the Code, including any successor provisions, guidance and regulations thereto, and (ii) any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(j)   “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(k)   “Common Stock” means the Common Stock of the Company.
(l)   “Company” means Bright Machines, Inc., a Delaware corporation, or any successor thereto.
(m)   “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.
(n)   “Director” means a member of the Board.
(o)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws. The Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(p)   “Effective Date” means [•].
(q)   “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(r)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)   “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (A) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (B) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.
(t)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;
(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or
(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

(u)   “Fiscal Year” means the fiscal year of the Company.
(v)   “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w)   “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.
(x)   “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.
(y)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(z)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa)   “Option” means a stock option granted pursuant to the Plan.
(bb)   “Outside Director” means a Director who is not an Employee.
(cc)   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(dd)   “Participant” means the holder of an outstanding Award.
(ee)   “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.
(ff)   “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.
(gg)   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(hh)   “Plan” means this 2021 Equity Incentive Plan.
(ii)   “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.
(jj)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(kk)   “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ll)   “Section 16(b)” means Section 16(b) of the Exchange Act.
(mm)   “Service Provider” means an Employee, Director or Independent Contractor.
(nn)   “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.
(oo)   “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(pp)   “Stock Bonus” or “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.
(qq)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(rr)   “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.
3.   Stock Subject to the Plan.
(a)   Stock Subject to the Plan.   Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is [•]. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Sections 3(b) and 3(c).

(b)   Automatic Share Reserve Increase.   The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending on (and including) the first day of the 2031 Fiscal Year, in each case, in an amount equal to the lessor of (i) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year and (ii) such number of Shares as may be determined by the Board.
(c)   Lapsed Awards.   To the extent an Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
(d)   Assumption or Substitution of Awards by the Company.   The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any Fiscal Year.
4.   Administration of the Plan.
(a)   Procedure.
(i)   Multiple Administrative Bodies.   Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)   Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)   Other Administration.   Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)   Powers of the Administrator.   Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
(i)   to determine the Fair Market Value in accordance with Section 2(t);
(ii)   to select the Service Providers to whom Awards may be granted hereunder;
(iii)   to determine the number of Shares to be covered by each Award granted hereunder;
(iv)   to approve forms of Award Agreements for use under the Plan;

(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions may include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)   to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;
(vii)   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(viii)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(ix)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);
(x)   to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to the terms and conditions of the Plan and compliance with all Applicable Laws, including, without limitation, Section 6(b) of the Plan regarding Incentive Stock Options and Section 409A of the Code);
(xi)   adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;
(xii)   to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
(xiii)   to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Award previously granted by the Administrator;
(xiv)   to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xv)   to make all other determinations deemed necessary or advisable for administering the Plan.
(c)   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.
(d)   Delegation.   To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or Officers.

(e)   Administration of Awards Subject to Performance Goals.   The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.
(f)   Section 16 of the Exchange Act.   Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).
5.   Award Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonuses may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.   Stock Options.
(a)   Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted.
(b)   Term of Option.   The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)   Option Exercise Price and Consideration.
(i)   Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)   In the case of an Incentive Stock Option
(A)   granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B)   granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)   In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)   Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)   Exercisability and Vesting.   At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. An Option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(iii)   Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(d)   Exercise of Option.
(i)   Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
(ii)   Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, to the extent the Option is vested on the date of termination, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her Option for three (3) months following the Participant’s termination. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.
(iii)   Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, to the extent the Option is vested on the date of termination, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her vested Option for twelve (12) months following the Participant’s termination as a result of Participant’s Disability. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, if on the date of such termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.
(iv)   Death of Participant.   If a Participant dies while a Service Provider, to the extent the Option is vested on the date of death, the Participant’s designated beneficiary (provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator) may exercise the Participant’s vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, any such designated beneficiary may exercise Participant’s vested Option for twelve (12) months following Participant’s death. If no such beneficiary has been designated by the Participant, then such vested Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant’s designated beneficiary, the personal representative of the Participant’s estate or the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution, as applicable, does not exercise the Participant’s vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.
(v)   Termination for Cause.   If a Participant ceases to be a Service Provider as a result of being terminated for Cause, to the extent the Option is vested on the date of termination, the Participant may exercise his or her vested Option within such period of time (if any) as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her vested Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time (if any), the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, if on the date of such termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

7.   Restricted Stock.
(a)   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)   Vesting Criteria and Other Terms.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the Period of Restriction has lapsed. The Period of Restriction will lapse at such time, and upon such terms, as are determined by the Administrator, which may include the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the Period of Restriction will lapse upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(c)   Transferability.   Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)   Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)   Removal of Restrictions.   Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)   Voting Rights.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)   Dividends and Other Distributions.   Unless the Administrator provides otherwise, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, and any such dividends or distributions will be subject to the same terms, including, without limitation, vesting and restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.
(h)   Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.
8.   Restricted Stock Units.
(a)   Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.
(b)   Vesting Criteria and Other Terms.   The Administrator will set vesting criteria and other terms in its discretion, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that settle. A Restricted Stock Unit Award will vest at such time, and upon such terms, as are determined by the Administrator, which may include upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the

Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(c)   Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria and any other conditions, the Participant will be entitled to have the Restricted Stock Units settled as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met for the Restricted Stock Units to settle.
(d)   Dividend Equivalents.   The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be settled unless and until the related Restricted Stock Units have vested and been earned.
(e)   Form and Timing of Settlement.   Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(f)   Cancellation.   On the date set forth in the Award Agreement, all Shares underlying any unvested, unearned Restricted Stock Units will be forfeited to the Company for future issuance.
9.   Stock Appreciation Rights.
(a)   Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)   Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)   Exercise Price and Other Terms.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)   Exercisability and Vesting.   At the time a Stock Appreciation Right is granted, the Administrator will fix the period within which the Stock Appreciation Right may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. A Stock Appreciation Right will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(e)   Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)   Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)   The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.   Stock Bonus Awards.
(a)   Awards of Stock Bonuses.   A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may be made, but are not required to be made, pursuant to an Award Agreement.
(b)   Number of Shares.    The Administrator will have complete discretion to determine the number of Shares to be awarded to any Participant under a Stock Bonus Award and any other terms applicable to such Stock Bonus Award.
(c)   Form and Timing of Payment.   Payment of a Stock Bonus Award will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.
11.   Outside Director Limitations.   Stock awards granted during a single Fiscal Year under the Plan or otherwise, taken together with any cash fees paid during such Fiscal Year for services on the Board, shall not exceed $750,000 in total value for any Outside Director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.
12.   Leaves of Absence/Transfer Between Locations.   The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.
13.   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time), the Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of Shares or cash amount subject to any portion of any outstanding Award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding Award (in accordance with all Applicable Laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Administrator takes any action pursuant to this Section 13, the Participant will have no right with respect to any portion of any affected Award.
14.   Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.
15.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)   Adjustments.   In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.
(b)   Dissolution or Liquidation.   In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.
(c)   Corporate Transaction.   In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided that, at the discretion of the Administrator and to the extent permissible under all Applicable Laws (including without limitation Section 409A of the Code), such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; (E) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding Awards; (F) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to Shares previously acquired pursuant to any Awards; (G) the opportunity for Participants to exercise such outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate

Transaction and the termination of such outstanding, unexercised Options and/or Stock Appreciation Rights upon the consummation of such Corporate Transaction for no consideration; or (H) the cancellation of such outstanding Awards in exchange for no consideration.
(d)   Change in Control.   An Award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
16.   Tax.
(a)   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise or settlement thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that the Company or any Affiliate is required to withhold or deduct or that is otherwise applicable with respect to such Award.
(b)   Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares, or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.
(c)   Compliance With Section 409A of the Code.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.
17.   No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
18.   Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.   Corporate Records Control.   In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
20.   Clawback/Recovery.   The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under, or benefits provided pursuant to, the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.
21.   Term of Plan.   Subject to Section 25 of the Plan, the restatement of the Prior Plan into this Plan became effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves restatement of the Prior Plan into this Plan or the approval of such restatement by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.
22.   Amendment and Termination of the Plan.
(a)   Amendment and Termination.   The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
23.   Conditions Upon Issuance of Shares.
(a)   Legal Compliance.   Shares will not be issued pursuant to the vesting, exercise, settlement or payment (as applicable) of an Award unless the vesting, exercise, settlement or payment of such Award and the issuance and delivery of such Shares or cash will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)   Investment Representations.   As a condition to the vesting, exercise, settlement or payment of an Award, the Company may require the Participant to represent and warrant at the time of any such vesting, exercise, settlement or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
24.   Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, or payment of cash, hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares, or pay such cash, as to which such requisite authority will not have been obtained.
25.   Stockholder Approval.   The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Prior Plan was restated into this Plan. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.   Governing Law.   The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
o O o

Annex E
BRIGHT MACHINES, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.   General; Purpose.
(a)   Purpose.   The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to, and seeks to assist its Related Corporations or Affiliates to, retain the services of Eligible Employees and Eligible Service Providers and provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.
(b)   Qualified and Non-Qualified Offerings Permitted.   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminating basis. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan, except with respect to a Non-423 Component, the terms of which may vary from the requirements of the Plan that relate to qualification as an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in the 423 Component or Non-423 Component of the Plan. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.
2.   Administration.
(a)   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To designate from time to time which persons will be eligible to participate in the Non-423 Component of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iv)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(vi)   To suspend or terminate the Plan at any time as provided in Section 12.
(vii)   To amend the Plan at any time as provided in Section 12.
(viii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.
(ix)   To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan and Applicable Laws, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.   Shares of Common Stock Subject to the Plan.
(a)   Number of Shares Available; Automatic Increases.   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [•] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending on (and including) the first day of the 2031 Fiscal Year, in each case, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock of the Company outstanding on the last day of the calendar month prior to the date of such automatic increase, and (ii) such number of shares determined by the Board. Notwithstanding the foregoing, the Board may act prior to the first day of any Fiscal Year to provide that there will be no increase in the share reserve for such Fiscal Year or that the increase in the share reserve for such Fiscal Year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.
(b)   Share Recycling.   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)   Source of Shares.   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.   Grant of Purchase Rights; Offering.
(a)   Offerings.   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   More than One Purchase Right.   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   Restart Provision Permitted.   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering.
5.   Eligibility.
(a)   General.   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate or Eligible Service Providers.
(b)   Grant of Purchase Rights in Ongoing Offering.   The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is an Officer, (v) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (vi) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the Board for any Offering, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has completed at least three (3) months of service since the Employee’s last hire date and customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.
(c)   5% Stockholders Excluded.   No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d)

of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   $25,000 Limit.   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Service Requirement.   An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bonafide services to the Company or a Designated Company on the applicable Offering Date.
(f)   Non-423 Component Offerings.   Notwithstanding anything set forth herein except for Section 5(e) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.
6.   Purchase Rights; Purchase Price.
(a)   Grant and Maximum Contribution Rate.   On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount of such Employee’s earnings (as defined by the Board in each Offering), as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed fifteen percent (15%) of such Employee’s earnings during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.
(b)   Purchase Dates.   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   Other Purchase Limitations.   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)   Purchase Price. The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i)   an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.   Participation; Withdrawal; Termination.
(a)   Enrollment.   An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.
(b)   Contributions.   If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.
(c)   Withdrawals.   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law) and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(d)   Termination of Eligibility.   Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law).
(e)   Leave of Absence.   For purposes of this Section 7, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under Applicable Laws.
(f)   Employment Transfers.   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423

Component. In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law).
(g)   No Transfers of Purchase Rights.   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(h)   No Interest.   Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.   Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock (rounded down to the nearest whole share), up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest (except as required by Applicable Law).
9.   Covenants of the Company.   The Company may seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock under any applicable Offering to the extent that the Company determines, in its sole discretion, that doing so is advisable and in the best interests of the Company and its stockholders. If, after commercially reasonable efforts, the Company determines that it is unable to obtain the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock pursuant to any Offering under the Plan, or that it otherwise not advisable to obtain the requisite authority, the Company will be relieved from any liability for failure to issue and sell Common Stock pursuant to any such Offering.
10.   Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.
(b)   If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and Contributions (without interest, except as required by Applicable Law) to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and Contributions (without interest, except as required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.   Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions.
(a)   Capitalization Adjustment.   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.
(b)   Dissolution or Liquidation.   In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
(c)   Corporate Transaction.   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
(d)   Spin-Off.   In the event of a spin-off or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off company, or shortening an Offering and scheduling a new Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 7(d)).
12.   Amendment, Termination or Suspension of the Plan.
(a)   Plan Amendment.   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including any amendment that either (i) increases the number of shares of Common Stock available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.
(b)   Suspension or Termination.   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)   No Impairment of Rights.   Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code.
(d)   Corrections and Administrative Procedures.   Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.   Tax Matters.
(a)   Section 409A of the Code.   Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.
(b)   No Guarantee of Tax Treatment.   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the

Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
14.   Tax Withholding.   The Participant will make adequate provision to satisfy any applicable withholding obligations of, and/or contributions required to be remitted by, the Company and/or the applicable Designated Company related to Participant’s Tax-Related Items which arise with respect to Participant’s participation in the Plan or upon the disposition of the shares of Common Stock acquired pursuant to the Plan. The Company and/or the Designated Company may, but will not be obligated to, (i) withhold from the Participant’s compensation or any other payments due to the Participant the amount necessary to meet such withholding obligations and/or required contributions, (ii) withhold a sufficient whole number of shares of Common Stock issued upon exercise of a Purchase Right having an aggregate value sufficient to satisfy such withholding obligations and/or required contributions, (iii) withhold from the proceeds of the sale of shares of Common Stock, either through a voluntary sale or a mandatory sale arranged by the Company, the amount necessary to meet any such withholding obligations and/or required contributions, or (iv) employ any other method that the Company and/or the Designated Company deems appropriate to satisfy any such withholding obligations and/or required contributions. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy any such withholding obligations and/or required contributions, or reporting obligations related to such Tax-Related Items. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
15.   Effective Date of Plan.   The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within twelve (12) months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.
16.   Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and any Offering do not constitute an employment or service contract. Nothing in the Plan or in any Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of litigating any dispute that may arise directly or indirectly from the Plan or any Offering, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.
17.   Definitions.   As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(c)   “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Capitalization Adjustment” means, with respect to, the Common Stock subject to the Plan or subject to any outstanding Purchase Right, a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Common Stock, subdivision of the Common Stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs.
(f)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)   “Common Stock” means the common stock of the Company.
(i)   “Company” means Bright Machines, Inc., a Delaware corporation.
(j)   “Contributions” means the payroll deductions or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.
(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a transfer of all or substantially all of the Company’s assets;
(ii)   a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or
(iii)   the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Company’s then outstanding capital stock.
(l)   “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.
(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the Non-423 Component.

(n)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(o)   “Director” means a member of the Board.
(p)   “Effective Date” means [•].
(q)   “Eligible Employee” means an Employee who meets the requirements for eligibility to participate in any Offering in the 423 Component as set forth in the document(s) governing the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(r)   “Eligible Service Provider” means a natural person other than an Eligible Employee who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bonafide services to the Company and is not a U.S. taxpayer or provides bonafide services to a Designated Non-423 Corporation, and (iii) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.
(s)   “Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(u)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(v)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;
(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in such source as the Board deems reliable; or
(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.
(w)   “Fiscal Year” means the fiscal year of the Company.
(x)   “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.
(y)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.
(z)   “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods during the Offering. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)   “Offering Date” means a date selected by the Board for an Offering to commence.
(bb)   “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.
(cc)   “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.
(dd)   “Plan” means this Bright Machines, Inc. 2021 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.
(ee)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(ii)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(jj)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.
(kk)   “Trading Day” means any day on which the exchange or market on which shares of Common Stock are listed is open for trading.
o O o

Annex F
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of May 15, 2021, by and among SCVX USA LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (the “Insiders” and, together with the Sponsor Holdco, each, a “SCVX Sponsor” and, together, the “SCVX Sponsors”), SCVX Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation no later than the day prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), XN LP (“XN” and, together with the SCVX Sponsors, the “Sponsors”) and Bright Machines, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the SCVX Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 class B ordinary shares of a par value of US $0.0001 in the share capital of Acquiror (the “Class B Ordinary Shares” and, together with the shares of Acquiror Common Stock, the “Acquiror Common Shares”) and 6,600,000 private placement warrants of Acquiror (the “Acquiror Warrants”) in the aggregate as set forth on Schedule I attached hereto;
WHEREAS, the SCVX Sponsors are the record and beneficial owners of all of the issued and outstanding Class B Ordinary Shares and Acquiror Warrants;
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Bloom Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth therein (together with any other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, the SCVX Sponsors and XN have entered into that certain Securities Purchase Agreement attached hereto as Exhibit A (the “Securities Purchase Agreement”), pursuant to which the SCVX Sponsors have agreed to sell to XN (or one or more of its designated Affiliates or affiliated investment funds), and XN (or one or more of its designated Affiliates or affiliates investment funds) has agreed to purchase an aggregate of (i) 2,875,000 Class B Ordinary Shares (the “XN Founder Shares”) and (ii) 3,300,000 Acquiror Warrants, following the Special Meeting and immediately prior to Closing (such sale and purchase, the “XN Transfer”);
WHEREAS, the Merger Agreement contemplates that the parties will enter into this Sponsor Agreement, pursuant to which, among other things, (a) each SCVX Sponsor will vote in favor of approval of the Proposals and (b) each SCVX Sponsor will agree to waive any adjustment to the conversion ratio set forth in the organizational documents of SCVX or any other anti-dilution or similar protection with respect to all of the Class B Ordinary Shares related to the transactions contemplated by the Merger Agreement; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Sponsor hereby, severally and not jointly, acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Hereafter until the Expiration Time, each Sponsor, severally and not jointly, shall be bound by and comply with Sections 7.12 (Exclusivity), 8.01 (Support of Transaction) and 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) applicable to Acquiror and, in the case of XN, only to the extent within its control, as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor, other than as may be required by a Governmental Order or other Law, agrees, severally and not jointly, that it shall not, directly or indirectly (including through any entity deemed to be an “affiliate” under the Securities Act of 1933, as amended, or the Exchange Act), (i) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, place a lien on, transfer (including by operation of law), distribute, encumber or otherwise dispose of any of such Sponsor’s Acquiror Common Shares or Acquiror Warrants or enter into any contract, option or other agreement or undertaking to do any of the foregoing (collectively, a “Transfer”), (ii) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Sponsor’s Acquiror Common Shares or Acquiror Warrants, (iii) directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv). Notwithstanding the foregoing, this Section 1.2 shall not prohibit a Transfer pursuant to the Securities Purchase Agreement or, (i) if a Sponsor is an individual, a Transfer of such Acquiror Common Shares or Acquiror Warrants (A) to any Immediate Family Member, or to a trust for the benefit of such Sponsor or any Immediate Family Member, the sole trustees of which are Sponsors or Immediate Family Members or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor or (ii) if a Sponsor is an entity, a Transfer of such Acquiror Common Shares or Acquiror Warrants to any officer, director, partner, member or Affiliate of such Sponsor or to any other SCVX Sponsor (each, a “Permitted Transferee”); provided that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Acquiror and the Company, to assume all of the obligations of the transferring Sponsor with respect to such Transferred securities and to be bound by the terms of this Sponsor Agreement.
“Immediate Family Member” means, with respect to any natural person, his or her spouse or domestic partner, any parent of such person or of his or her spouse or domestic partner, or any lineal descendant of any of the foregoing.
Section 1.3   New Shares.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Acquiror Common Shares, Acquiror Warrants, or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, or exchange of Acquiror Common Shares or Acquiror Warrants of, on, or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such

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Acquiror Common Shares, Acquiror Warrants, and other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the “Acquiror Common Shares” or “Acquiror Warrants” owned by such Sponsor as of the date hereof. Notwithstanding the foregoing, New Securities that are (i) acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act (other than pursuant to the Securities Purchase Agreement) or (ii) acquired pursuant to a Subscription Agreement at the Closing shall not be “Acquiror Common Shares” for purposes of Section 1.8.
Section 1.4   Closing Date Deliverables.   On the Closing Date, the SCVX stockholders party hereto (collectively the “SCVX Stockholder Group”), XN and Acquiror shall deliver to the Company duly executed copies of that certain Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, certain of the Company’s stockholders or their respective affiliates, as applicable, the SCVX Stockholder Group and XN, in substantially the form attached as Exhibit C to the Merger Agreement.
Section 1.5   Sponsor Agreements.
(a)   At any meeting of the shareholders of Acquiror, however called, or at any postponement or adjournment thereof, and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Transactions or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each SCVX Sponsor shall (i) if a meeting is held, appear at each such meeting in person or by proxy or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:
(i)   in favor of each Proposal;
(ii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Proposals);
(iii)   against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of or by Acquiror;
(iv)   against any change in the business, management, or Board of Directors of Acquiror (other than in connection with the Proposals); and
(v)   against any proposal, action or agreement that is intended to or would reasonably be expected to (A) impede, frustrate, prevent, or nullify any provision of this Sponsor Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty, or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or the capitalization of, including the voting rights of any class of capital stock of, Acquiror.
Each SCVX Sponsor hereby, severally and not jointly, agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Each Sponsor severally and not jointly agrees that it shall comply with, and fully perform all of its respective obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 23, 2020, by and among the SCVX Sponsors, Acquiror, and Acquiror’s officers and directors (the “Voting Letter Agreement”) to the extent a party thereto, including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the Transactions.
(c)   During the period commencing on the date hereof and ending at the Expiration Time, each SCVX Sponsor shall not modify or amend any Contract between or among such SCVX Sponsor, anyone related by blood, marriage, or adoption to such SCVX Sponsor, or any Affiliate of such SCVX Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of

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Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement; provided, that, (i) the Sponsor may amend the Registration Rights Agreement, dated January 23, 2020, among Acquiror, the SCVX Sponsors, and certain other security holders named therein in accordance with the Merger Agreement and (ii) the Sponsors may amend the terms of the Acquiror Warrants pursuant to Section 1.5(d) below.
(d)   Treatment of Warrants.   Prior to the Closing, the Sponsors and the Company shall discuss in good faith revisions to the terms of the Acquiror Private Placement Warrants such that the Acquiror Private Placement Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing; provided that any such revision of the Acquiror Private Placement Warrants shall be acceptable to the Sponsors in their sole discretion; and provided further that each Sponsor hereby agrees to amend the Acquiror Private Placement Warrants to make them non-transferable (other than permitted transfers as long as the terms of the warrant do not change upon any such transfer) if such amendment would result in the Acquiror Private Placement Warrants being treated as equity under the rules and guidelines of the SEC at and after the Closing. For purposes of the prior sentence, “non-transferable” shall mean that the Acquiror Private Placement Warrants may not be sold, transferred or assigned, and “permitted transfers” shall include transfers to Affiliates or affiliated investment funds, a distribution by the Sponsor Holdco of the Acquiror Private Placement Warrants to its members and any subsequent distribution from the members, and the transfer of the Acquiror Private Placement Warrants pursuant to the Securities Purchase Agreement or to any other SCVX Sponsor.
Section 1.6   XN Transfer.   Notwithstanding anything to the contrary in this Agreement, following the Special Meeting and immediately prior to the Effective Time (but subject thereto), the SCVX Sponsors, XN and their respective Affiliates or affiliated investment funds party thereto shall be permitted to effect the XN Transfer in accordance with Section 7(c) of the Voting Letter Agreement and pursuant to the Securities Purchase Agreement.
Section 1.7   Waiver of Anti-Dilution Provision.   Each Sponsor hereby waives (for itself, for its successors, heirs, and assigns) (but subject to consummation of the Merger), to the fullest extent permitted by law, the ability to adjust the Initial Conversion Ratio (as defined in Acquiror’s Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated January 23, 2020 and effective on January 23, 2020 (the “Acquiror Charter”)), pursuant to Article 17 of Acquiror Charter to have the Class B Ordinary Shares convert to Class A Ordinary Shares at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of shares of Acquiror at or in connection with the Closing (the “Waiver”). The Waiver shall be applicable only in connection with the Transactions and this Sponsor Agreement (and any issuance of Class A Ordinary Shares, or Equity-linked Securities (as defined in the Acquiror Charter), issued by Acquiror, in connection with the Transactions and this Sponsor Agreement).
Section 1.8   Lockup.   Without limitation of any other provision of this Agreement, subject to and conditioned upon the occurrence of the Closing, each Sponsor agrees not to, and to cause its Permitted Transferees not to, Transfer any Acquiror Common Shares (including the XN Founder Shares) held by such Sponsor immediately following the Closing (other than (i) Acquiror Common Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act (other than pursuant to the Securities Purchase Agreement) or (ii) acquired pursuant to a Subscription Agreement at the Closing) until the earlier of (a) the date which is one year after the Closing Date and (b) (x) the first date which is at least one hundred and eighty (180) days after the Closing, if the last reported sale price of the Acquiror Common Shares on the Nasdaq (or other national securities exchange on which the Acquiror Common Shares are then listed) equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one hundred and fifty (150) days following the Closing Date or (y) the date following the Closing Date on which Acquiror completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Common Shares for cash, securities or other property (the “Lock-up Period”) without Acquiror’s prior written consent; provided that, without Acquiror’s prior written consent, any of the Sponsors or their respective Permitted Transferees may Transfer any Acquiror Common Shares it holds during the Lock-up Period (a) to any Permitted Transferee; (b) to

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any other Sponsor or other Sponsor’s Affiliates or Permitted Transferees (provided that, if such Person is not already a party to this Agreement, such Person agrees to be bound by the provisions of this Section); (c) in accordance with clauses (a) though (h) of Section 7(c) of the Voting Letter Agreement as in effect on the date hereof (provided that clauses (e) and (f) thereof shall be deemed omitted, any transferee in the cases of clauses (a) through (d) agrees to be bound by the provisions of this Section); (d) by gift to a charitable organization; or (e) to Acquiror or any of its Subsidiaries.
Section 1.9   Further Assurances.   Each SCVX Sponsor, severally and not jointly, agrees that it shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement and herein. Each Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against Acquiror or Merger Sub or their respective Affiliates, the Sponsor Holdco, the Company, or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, except that the foregoing shall not apply to claims to enforce this Agreement.
Section 1.10   No Inconsistent Agreement.   Each Sponsor hereby, severally and not jointly, represents and covenants that such Sponsor has not entered into, and shall not at any time while this Sponsor Agreement remains in effect enter into, any agreement that restricts, limits, or interferes with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the SCVX Sponsors.   Each SCVX Sponsor represents and warrants as of the date hereof to Acquiror, XN and the Company (solely with respect to itself, himself, or herself and not with respect to any other SCVX Sponsor) as follows:
(a)   Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized, or constituted, and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company, or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right, and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)   Ownership.   Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exists no Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement, (v) the Securities Purchase Agreement or (vi) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust, or other agreement or arrangement with respect

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to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Letter Agreement. Other than the Acquiror Common Shares and the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)   No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her, or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval, or other action would prevent, enjoin, or materially delay the performance by such Sponsor of its, his, or her obligations under this Sponsor Agreement.
(d)   Litigation.   There are no Actions pending or, to the knowledge of such Sponsor, threatened against such Sponsor before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, or materially delay the performance by such Sponsor of its, his, or her obligations under this Sponsor Agreement.
(e)   Brokerage Fees.   Except as described on Section 5.08 of the Acquiror Disclosure Schedule, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)   Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage, or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual, or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)   Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
Section 2.2   Representations and Warranties of Acquiror.   Acquiror represents and warrants as of the date hereof to the Company, XN and the SCVX Sponsors as follows:
(a)   Organization; Due Authorization.   Acquiror is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Acquiror’s corporate power and have been duly authorized by all necessary corporate action on the part of Acquiror. This Sponsor Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   OFAC.   Acquiror and any of its respective directors and officers is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors, customers and vendors against the OFAC sanctions programs, including the OFAC List.

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Section 2.3   Representations and Warranties of the Company.   The Company represents and warrants as of the date hereof to Acquiror, XN and the SCVX Sponsors as follows:
(a)   Organization; Due Authorization.   The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate power and have been duly authorized by all necessary corporate action on the part of the Company. This Sponsor Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies).
Section 2.4   Representations and Warranties of XN.   XN represents and warrants as of the date hereof to Acquiror, the SCVX Sponsors and the Company as follows:
(a)   Organization; Due Authorization.   XN is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized, or constituted, and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such XN’s corporate, limited liability company, or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of XN. This Sponsor Agreement has been duly executed and delivered by XN and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of XN, enforceable against XN in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   No Conflicts.   The execution and delivery of this Sponsor Agreement by XN does not, and the performance by XN of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of XN or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person, in each case, to the extent such consent, approval, or other action would prevent, enjoin, or materially delay the performance by XN of its obligations under this Sponsor Agreement.
(c)   Litigation.   There are no Actions pending or, to the knowledge of XN, threatened against XN before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, or materially delay the performance by XN of its obligations under this Sponsor Agreement.
(d)   Brokerage Fees.   No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by XN, for which the Company, Acquiror or any of its Affiliates may become liable.
(e)   Acknowledgment.   XN understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon XN’s execution and delivery of this Sponsor Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (a) the Expiration Time and (b) the written agreement of the SCVX Sponsors, Acquiror, XN and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions

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contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.
Section 3.2   Governing Law.   This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 3.3   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby must be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each party hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or convenience of forum, agrees that all claims in respect of any such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.4   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests, or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto; provided that prior to the Closing, XN may assign this Agreement in whole or in part to any one or more of its Affiliates or affiliated investment funds that will purchase XN Founder Shares and/or Acquiror Warrants pursuant to the XN Transfer upon notice thereof to Acquiror and the Company; provided, further, that any such assignment shall not relieve XN of its obligations hereunder.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company, XN and the SCVX Sponsors.
Section 3.7   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage

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prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
SCVX Corp.
1717 Pennsylvania Ave, NW #625
Washington, DC 20006
Attention:    Michael Doniger
Email:         mike@scvx.com
with a copy to (which will not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Adam M. Turteltaub Danielle Scalzo
Email:	aturteltaub@willkie.com dscalzo@willkie.com
If to the Company:
Bright Machines, Inc.
132 Hawthorne Street
San Francisco, CA 94107
Attention:    Victoria Libin
Email:         Victoria.Libin@brightmachines.com
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Tad Freese Ryan Maierson
Email:	Tad.Freese@lw.com Ryan.Maierson@lw.com
If to a SCVX Sponsor:
To such SCVX Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Adam M. Turteltaub Danielle Scalzo
Email:	aturteltaub@willkie.com dscalzo@willkie.com
If to XN:
XN LP
412 West 15th Street, 13th Floor

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New York, NY 10011
Attention:    Thomas O’Grady
Email:         tog@xnlp.com
with a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Krishna Veeraraghavan Tracey A. Zaccone
Email:	kveeraraghavan@paulweiss.com tzaccone@paulweiss.com
Section 3.9   Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.11   No Obligation as Director or Officer.   Nothing in this Sponsor Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Sponsor or by any Sponsor that is a natural person, in each case, in his or her capacity as a director or officer of Acquiror or any of its Subsidiaries or any other Person. Each Sponsor is executing this Agreement solely in such capacity as a record or beneficial holder of Acquiror Common Shares and/or Acquiror Warrants.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the SCVX Sponsors, Acquiror, XN and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SCVX SPONSORS:
SCVX USA LLC
By:	Strategic Cyber Ventures, LLC, as the Managing Member
By:	/s/ Hank Thomas Name: Hank Thomas Title: Chief Executive Officer
/s/ Michael Doniger Name: Michael Doniger
/s/ Hank Thomas Name: Hank Thomas
/s/ Chris Ahern Name: Chris Ahern
/s/ Sounil Yu Name: Sounil Yu
/s/ Vivian Schneck-Last Name: Vivian Schneck-Last
/s/ David Lunglhofer Name: David J. Lunglhofer
/s/ Daniel Coats Name: Daniel Coats

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ACQUIROR:
SCVX CORP.
By:	/s/ Michael Doniger Name: Michael Doniger Title: Chief Executive Officer and Chairman

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XN:
XN LP
By:	/s/ Thomas O’Grady Name: Thomas L. O’Grady Title: General Counsel and Chief Compliance Officer

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COMPANY:
BRIGHT MACHINES, INC.
By:	/s/ Amar Hanspal Name: Amar Hanspal Title: CEO

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Schedule I
SCVX Sponsors	Class A Ordinary Shares	Class B Ordinary Shares	Private Placement Warrants
SCVX USA LLC	―	4,657,500	5,973,000
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Michael Doniger	―	575,000	330,000
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Hank Thomas	―	287,500	165,000
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Chris Ahern	―	86,250	49,500
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Sounil Yu	―	28,750	16,500
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Vivian Schneck-Last	―	28,750	16,500
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
David J. Lunglhofer	―	28,750	16,500
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Daniel Coats	―	57,500	33,000
c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC
Total	―	5,750,000	6,600,000

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Schedule II
Affiliate Agreements
1.
Letter Agreement, dated January 23, 2020, among Acquiror, the SCVX Sponsors, and Acquiror’s officers and directors.

2.
Registration Rights Agreement, dated January 23, 2020, among Acquiror, the SCVX Sponsors, and certain other security holders named therein.

3.
Sponsor Warrants Purchase Agreement, dated January 23, 2020, between Acquiror and the Sponsor.

4.
Indemnity Agreement, dated January 23, 2020, between Acquiror and Michael Doniger.

5.
Indemnity Agreement, dated January 23, 2020, between Acquiror and Hank Thomas.

6.
Indemnity Agreement, dated January 23, 2020, between Acquiror and Chris Ahern.

7.
Indemnity Agreement, dated January 23, 2020, between Acquiror and Sounil Yu.

8.
Indemnity Agreement, dated January 23, 2020, between Acquiror and David J. Lunglhofer.

9.
Indemnity Agreement, dated January 23, 2020, between Acquiror and Daniel Coats.

10.
Indemnity Agreement, dated January 23, 2020, between Acquiror and Vivian C. Schneck-Last.

Exhibit A
Securities Purchase Agreement
[See attached.]
[Exhibit A to Sponsor Support Agreement]

Annex G
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ • ], 2021, is made and entered into by and among Bright Machines, Inc., a Delaware corporation (the “Company”) (formerly known as SCVX Corp., a Cayman Islands exempted company prior to its domestication as a Delaware corporation (the “Redomicile”)), SCVX USA LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned parties listed under Holder on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”).
RECITALS
WHEREAS, on January 23, 2020, the Company, the Sponsor and the other holders party thereto (each such party, together with the Sponsor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company held by the Existing Holders;
WHEREAS, the Company and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of November 19, 2019, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 per share;
WHEREAS, on December 20, 2019, the Sponsor entered into that certain Securities Assignment Agreement, pursuant to which the Sponsor assigned an aggregate of 1,092,500 of its Founder Shares to Michael Doniger, Hank Thomas, Chris Ahern, Sounil Yu, Vivian Schneck-Last, Daniel Coats and Jeff Lunglhofer, for an aggregate purchase price of $4,750.00;
WHEREAS, in connection with the Redomicile, the Founder Shares converted into the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on a one-for-one basis, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;
WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question;
WHEREAS, in order to finance the Company’s transaction costs in connection with the Merger, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into an additional 1,500,000 Private Placement Warrants (the “Working Capital Warrants”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 15, 2021 (the “Merger Agreement”), by and among the Company, Bloom Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Bright Machines, Inc., a Delaware corporation (“Bright Machines”), contemporaneously with the execution and delivery of this Agreement, Merger Sub will merge with and into Bright Machines, with Bright Machines surviving the merger as a wholly owned subsidiary of the Company (the “Merger”);
WHEREAS, after the closing of the Merger, the Existing Holders will own shares of Common Stock and warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Private Placement Warrants”);
WHEREAS, on May 15, 2018, Bright Machines entered into that certain Amended and Restated Investors’ Rights Agreement (the “Bright Machines IRA”) with each of the investors listed on Schedule A thereto (the “Bright Machines Investors”), pursuant to which, among other things, Bright Machines granted the Bright Machines Investors certain registration rights with respect to securities of Bright Machines held by the Bright Machines Investors; and
WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1   Definitions.   Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, with respect to any specified Person, (a) such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal including without limitation any general partner, managing partner, managing member, officer or director of such Person or such Person’s principal, (b) any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal, or (c) an Affiliated Fund. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Affiliated Fund” means a fund, account or entity (including, without limitation, any mutual fund, pension fund, pooled investment vehicle) managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment advisor registered under the Investment Advisers Act of 1940, as amended.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.
“Board” shall mean the Board of Directors of the Company.
“Bright Machines” shall have the meaning given in the Recitals hereto.
“Bright Machines Investors” shall have the meaning given in the Recitals hereto.
“Bright Machines IRA” shall have the meaning given in the Recitals hereto.
“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Holder” shall have the meaning given in the Recitals hereto.
“Existing Holder Demand Registration” shall have the meaning given in subsection 2.1.1.
“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“Form S-1 Shelf” shall have the meaning given in subsection 2.3.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.
“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the Common Stock issuable upon conversion thereof.
“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Permitted Transferees” shall mean an Affiliate of a Holder or a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Sponsor Lock-Up Period, if applicable, and to any transferee thereafter.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.
“PIPE Subscription Agreements” means those certain subscription agreements, each dated May 15, 2021, entered into by and among the Company and the Persons identified therein as “Subscribers.”
“Private Placement Warrants” shall have the meaning given in the Recitals hereto.
“Pro Rata” shall mean the meaning given in Section 2.1.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Redomicile” shall have the meaning given in the Preamble.

“Registrable Security” shall mean (a) any Common Stock issued upon the conversion of the Founder Shares, including upon the Redomicile, (b) the Private Placement Warrants (including any Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Working Capital Warrants (including any Common Stock issued or issuable upon the conversion of working capital loans), (d) any outstanding Common Stock or any other equity security (including the Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement (including any Common Stock acquired by a Holder pursuant to a PIPE Subscription Agreement), (e) any other equity security of the Company issued or issuable with respect to any such Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, and (f) Earnout Stock (as defined in the Merger Agreement) issued to a Holder; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could, in such Holder’s opinion, be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or the Holder initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.3.3.
“Shelf Threshold” shall have the meaning given in subsection 2.3.3.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Sponsor Lock-Up Period” shall mean the lock-up period covering Registrable Securities as set forth in Section 1.8 of that certain Sponsor Support Agreement, dated as of May 15, 2021, by and among the Sponsor, the Insiders set forth on Schedule I thereto, the Company, XN LP and Bright Machines.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.
“Working Capital Warrants” shall have the meaning given in the Recitals hereto.
ARTICLE 2
REGISTRATIONS
2.1   Demand Registration.
2.1.1   Request for Registration.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, and provided the Company does not have an effective Registration Statement pursuant to Section 2.3 outstanding covering the Registrable Securities, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities then held by the Existing Holders, (b) the New Holders of at least a majority in interest of the then-outstanding number of Registrable Securities then held by the New Holders or (c) any Holder meeting the Shelf Threshold (as defined below) (the “Demanding Holders”), in each case may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within twenty (20) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than thirty (30) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf or, if Form S-3 is not then available to the Company, a Form S-1 Shelf covering all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration and shall use reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing. The Company shall not be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all of the Registrable Securities; provided, however, that in no event shall the Existing Holders be entitled to less than one (1) Demand Registration (such registration an “Existing Holder Demand Registration”); provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration.
2.1.2   Effective Registration.   Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, (ii) the Company has complied with all of its obligations under this Agreement with respect thereto and (iii) and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration have been sold; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (A) such stop order or injunction is removed, rescinded or otherwise terminated and (B) following notice thereof by the Company to such Holders, a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3   Underwritten Offering.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if the Demanding Holders meeting the Shelf Threshold so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, subject to the reasonable approval of the Demanding Holders initiating the Demand Registration.
2.1.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration, including pursuant to an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (A) if the Underwritten Offering is pursuant to an Existing Holder Demand Registration, then (i) first, the Registrable Securities that the Existing Holders have requested be included in such Underwritten Registration that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause, the Registrable Securities of the Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof (pro rata based on the respective number of Registrable Securities that each Requesting Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Requesting Holders together have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; and (B) in all other instances (i) first, Pro Rata among the Demanding Holders and Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof based on the number of Registrable Securities that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5   Demand Registration Withdrawal.   The Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or an Underwritten Shelf Takedown pursuant to subsection 2.3.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering).
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.3.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Piggyback Registration Rights Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock that the Company desires to sell, taken together with (i) the

Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Registration Rights Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock. if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Registration Rights Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.
2.2.3   Piggyback Registration Withdrawal.   Any Piggyback Registration Rights Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.2.5   Joinder of Piggyback Registration Rights Holders.   If so indicated on its signature page hereto, a Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of Article 3, Article 4 and Article 5 hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.
2.3   Shelf Registrations.
2.3.1   Initial Registration.   The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.3.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than thirty (30) calendar days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.3.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.3.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
2.3.2   Form S-3 Shelf.   If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.3.3   Shelf Takedown.   At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.3.1 or 2.3.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (an “Underwritten Shelf Takedown”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $35,000,000 from such Underwritten Shelf

Takedown or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Shelf Takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within two (2) business days after receipt of any Shelf Takedown Notice other than an Underwritten Shelf Takedown relating to a Block Trade, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within two (2) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.3, subject to Section 3.3 and Article 4, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.
2.4   Restrictions on Registration Rights.   If during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company initiated Registration, and provided, that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1, and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective, (A) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (B) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period.
2.5   Block Trades.   Notwithstanding any other provision of Article 2, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.
2.6   Required Holder Information.   At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article 2, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article 2.

ARTICLE 3
COMPANY PROCEDURES
3.1   General Procedures.   If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective for a period of up to one hundred eighty (180) days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an Underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such one hundred eighty (180) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (other than Selling Holder Counsel in accordance with Section 3.2), in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;
3.1.13   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $35,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses”.
3.3   Requirements for Participation in Underwritten Offerings.   No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6   Removal of Restrictive Legends.   If any Common Stock is at any time either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without volume or manner of sale limitations under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company) under the Securities Act, then, at the Holder’s request, the Company will take such actions necessary, in cooperation with the Company’s transfer agent (including, if required by the Company’s transfer agent, delivering an opinion of the Company’s counsel, but at the Holder’s cost and expense, in a form reasonably acceptable to the Company’s transfer agent), to remove any restrictive legend set forth on such Common Stock so that the Holder can move the Common Stock to its prime brokerage accounts without restriction.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel (in addition to any local counsel) reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE 5
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: c/o Bright Machines, Inc., 132 Hawthorne St, San Francisco, CA 94107, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, Attn: Tad Freese and Ryan Maierson, email: tad.freese@lw.com and ryan.maierson@lw.com, if to the Sponsor to: c/o Strategic Cyber Ventures, 1220 L St NW, Suite 100-397, Washington, DC 20005, Attention: Chief Financial Officer, with copy to (which shall not constitute notice): Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attention: Adam M. Turteltaub and Danielle Scalzo, and, if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2   Prior to the expiration of the Sponsor Lock-Up Period, the Sponsor may not assign or delegate its rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by the Sponsor to a Permitted Transferee.
5.2.3   A Holder other than the Sponsor, and, following the expiration of the Sponsor Lock-Up Period, the Sponsor, may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities that (a) is a Permitted Transferee or (b) after such transfer, holds at least 10% of the outstanding shares of the Company.
5.2.4   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.5   This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.6   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.5   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.
5.6   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
5.7   WAIVER OF TRIAL BY JURY.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
5.8   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.
5.9   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.10   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.11   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.12   Other Registration Rights.   The Company represents and warrants that, no Person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the PIPE Subscription Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that, except with respect to the PIPE Subscription Agreements, (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail and (2) the registration rights provisions in the Bright Machines IRA have been terminated. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the PIPE Subscription Agreements.
5.13   Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) on the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5, Section 3.6 and Article 4 shall survive any termination.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
BRIGHT MACHINES, INC.
a Delaware corporation
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:
SCVX USA LLC
By:
 Strategic Cyber Ventures, LLC, as the
 Managing Member

By:

 Name: Hank Thomas
 Title: Chief Executive Officer
By:

 Michael Doniger
By:

 Hank Thomas
By:

 Chris Ahern
By:

 Sounil Yu
By:

 Vivian Schneck-Last
By:

 Daniel Coats
By:

 David J. Lunglhofer
[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:
ECLIPSE SPV III, L.P.
By:  Eclipse SPV III GP, LLC
Its:  General Partner
By:
 Name: Lior Susan
 Title: Managing Member
ECLIPSE FUND II, L.P.
By:  Eclipse GP II, LLC
Its:  General Partner
By:
 Name: Lior Susan
 Title: Managing Member
ECLIPSE PARTNERS FUND I, L.P.
By:  Eclipse GP II, LLC
Its:  General Partner
By:
 Name: Lior Susan
 Title: Managing Member
ECLIPSE SPV I, L.P.
By:  Eclipse GP II, LLC
Its:  General Partner
By:
 Name: Lior Susan
 Title: Managing Member
[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:
If an Entity:
[•]
By: [•]

    Name:
    Title:
If an individual:
By:

 [•]
[Signature Page to Amended and Restated Registration Rights Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. SCVX’s amended and restated memorandum and articles of association provides for indemnification of SCVX’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
SCVX has entered into agreements with SCVX’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in SCVX’s amended and restated memorandum and articles of association. SCVX has purchased a policy of directors’ and officers’ liability insurance that insures SCVX’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures SCVX against SCVX’s obligations to indemnify SCVX’s officers and directors.
SCVX believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SCVX pursuant to the foregoing provisions, SCVX has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules.
(a) Exhibits.
Exhibit	Description
2.1+	Agreement and Plan of Merger, dated as of May 15, 2021 (included as Annex A to this proxy statement/prospectus).
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
3.2	Form of Proposed Certificate of Incorporation (included as Annex B to this proxy statement/prospectus).
3.3	Form of Proposed Bylaws (included as Annex C to this proxy statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 14, 2020).
4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 14, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 14, 2020).
4.4	Warrant Agreement, dated January 23, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the securities being registered.*
5.2	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters.*

Exhibit	Description
10.1	Letter Agreement, dated January 23, 2020, among the Company, the Sponsor and the Company’s officer’s and directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.2	Investment Management Trust Agreement, dated January 23, 2020, between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.3	Registration Rights Agreement, dated January 23, 2020, among the Company, the Sponsor and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.4	Administrative Services Agreement, dated January 23, 2020, between the Company and Strategic Cyber Ventures, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.5	Sponsor Warrants Purchase Agreement, dated January 23, 2020, between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.6	Indemnity Agreement, dated January 23, 2020, between the Company and Michael Doniger (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.7	Indemnity Agreement, dated January 23, 2020, between the Company and Hank Thomas (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.8	Indemnity Agreement, dated January 23, 2020, between the Company and Chris Ahern (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.9	Indemnity Agreement, dated January 23, 2020, between the Company and Sounil Yu (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.10	Indemnity Agreement, dated January 23, 2020, between the Company and David J. Lunglhofer (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.11	Indemnity Agreement, dated January 23, 2020, between the Company and Daniel Coats (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.12	Indemnity Agreement, dated January 23, 2020, between the Company and Vivian C. Schneck-Last (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2020).
10.13	Securities Purchase Agreement, dated May 15, 2021, by and among the Sponsor, the SCVX Insiders and XN.
10.14	Sponsor Support Agreement, dated May 15, 2021, by and among SCVX, the Sponsor, XN, the SCVX Insiders and the Company (included as Annex F to this proxy statement/prospectus).
10.15	Form of Registration Rights Agreement by and among New Bright Machines, the Sponsor and certain other former holders of SCVX Class B ordinary shares, XN and certain former stockholders of the Company (included as Annex G to this proxy statement/prospectus).
10.16	Form of New Bright Machines 2021 Equity Incentive Plan (included as Annex D to this proxy statement/prospectus).
10.17	Form of New Bright Machines 2021 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).

Exhibit	Description
10.18	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 17, 2021).
23.1	Consent of Marcum LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto).*
23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2 hereto).*
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1	Form of Proxy Card.*

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*
To be filed by amendment.

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York on the 15th day of October, 2021.
SCVX Corp.
By:
/s/ Michael Doniger

Name: Michael Doniger
Title:  Chief Executive Officer and Chairman
POWER OF ATTORNEY
KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Doniger, Hank Thomas and Chris Ahern as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of SCVX Corp. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Michael Doniger	Chief Executive Officer and Chairman of the Board of Directors	October 15, 2021
Michael Doniger	(Principal Executive Officer)
/s/ Hank Thomas	Chief Technology Officer and Director	October 15, 2021
Hank Thomas
/s/ Chris Ahern	Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2021
Chris Ahern
/s/ Sounil Yu	Director	October 15, 2021
Sounil Yu
/s/ David J. Lungholfer	Director	October 15, 2021
David J. Lungholfer

Signature	Title	Date
/s/ Daniel Coats	Director	October 15, 2021
Daniel Coats
/s/ Vivian C. Schneck-Last	Director	October 15, 2021
Vivian C. Schneck-Last